As filed with the Securities and Exchange Commission on December 6, 2021

Registration No. 333-254943

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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AMENDMENT NO. 5
TO
FORM F-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

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LYTUS TECHNOLOGIES HOLDINGS PTV. LTD.
(Exact Name of Registrant as Specified in its Charter)

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British Virgin Islands	7841	Not applicable
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

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LYTUS TECHNOLOGIES HOLDINGS PTV. LTD.

601 Everest Grande, A Wing
Mahakali Caves Road
Andheri (East)
Mumbai, India 400 093
Tel: (284)494-2810

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CCS Global Solutions, Inc.
530 Seventh Avenue, Suite 508
New York, NY 10018
Tel: +1-315-9304588

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Copies to:

M. Ali Panjwani, Esq. Pryor Cashman LLP 7 Times Square New York, NY 10036 Tel: (212) 421-4100	Darrin Ocasio, Esq. Avital Perlman, Esq. Sichenzia Ross Ference LLP 1185 Avenue of the Americas, 37th Floor New York, NY 10036 Tel: (212) 930-9700

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Approximate date of commencement of proposed sale to the public: As soon as practicable after this
Registration Statement becomes effective.

Approximate date of commencement of proposed sale to the public: as soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act  ☐

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

CALCULATION OF REGISTRATION FEE

Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Shares, par value $0.01 per share(1)(2)	3,136,362	$11.00	$34,499,982	$3,764
Underwriter’s Warrants(2)(3)	—	—	—	—
Common Shares underlying Underwriter Warrants(3)	136,364	$13.75	$1,875,005	$205
Total			$36,374,987	$3,969	*

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(1)      Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457(a) under the Securities Act of 1933, as amended (the “Securities Act”). There is no current market for the securities or price at which the shares are being offered. Includes up to 409,090 common shares subject to the underwriters’ over-allotment allowance.

(2)      Pursuant to Rule 416 under the Securities Act, there is also being registered hereby such indeterminate number of additional common shares of the Registrant as may be issued or issuable because of stock splits, stock dividends, stock distributions, and similar transactions.

(3)      We have agreed to issue to the representative of the underwriters warrants to purchase the number of common shares (the “Representative Warrants”) in the aggregate equal to five percent (5%) of the shares sold at closing of the offering (excluding the over-allotment shares). The Representative Warrants will be exercisable at any time, and from time to time within four (4) years commencing from one (1) year from the closing of the offering, in whole or in part, but may not be transferred nor may the shares underlying the warrants be sold until 180 days from the effective date of the offering. The exercise price of the Representative Warrants is equal to 125% of the public offering price per share in the offering.

*        Previously paid

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement is filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state or other jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED DECEMBER 6, 2021
2,727,272 common shares LYTUS TECHNOLOGIES HOLDINGS PTV. LTD.

This is our initial public offering of common shares of Lytus Technologies Holdings PTV. LTD. We are offering 2,727,272 common shares. We expect that the initial public offering price will be between $10.00 and $12.00 per share.

No public market currently exists for our common shares. We have received approval for listing on the NASDAQ Capital Market under the symbol “LYT” for the common shares we are offering. We believe that upon the completion of the offering contemplated by this prospectus, we will meet the standards for listing on the NASDAQ Capital Market. However, there can be no assurance that the offering will be closed and our common shares will be trading on the NASDAQ Capital Market.

We are an “emerging growth company” as defined in the Jumpstart Our Business Act of 2012, as amended, and, as such, have elected to comply with certain reduced public company reporting requirements for this prospectus and future filings.

An investment in our securities is highly speculative, involves a high degree of risk and should be considered only by persons who can afford the loss of their entire investment. See “Risk Factors” beginning on page 12 of this prospectus.

	Per Share	Total Without Over-Allotment Option	Total With Over-Allotment Option
Initial public offering price	$11.00	$29,999,992	$34,499,982
Underwriting discounts and commissions(1)	$0.77	$2,099,999	$2,414,999
Proceeds, before expenses, to us	$10.23	$27,899,993	$32,084,983

(1)      We have also agreed to pay a non-accountable expense allowance to Aegis Capital Corp. (“Aegis”) as representative of the underwriters, of 1% of the gross proceeds received in this offering and to reimburse the underwriters for other out-of-pocket expenses related to the offering. For a description of other compensation to be received by the underwriters, see “Underwriting.”

We have granted the underwriters an option, exercisable for 45 days from the date of this prospectus, to purchase up to an additional 409,090 common shares on the same terms as the other common shares being purchased by the underwriters from us. For a description of the other compensation to be received by the underwriters, see “Underwriting.”

The underwriters expect to deliver the common shares against payment in U.S. dollars on or about         , 2021.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is December 6, 2021

Aegis Capital Corp.

You should rely only on the information contained in this prospectus or in any free writing prospectus we may authorize to be delivered or made available to you. Neither we, nor the underwriters have authorized anyone to provide you with different information. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus, or any free writing prospectus, as the case may be, or any sale of common shares in our company.

For investors outside the United States: Neither we, nor the underwriters, have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the common shares and the distribution of this prospectus outside the United States.

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PROSPECTUS SUMMARY

This summary highlights information that we present more fully in the rest of this prospectus. This summary does not contain all of the information you should consider before buying common shares in this offering. This summary contains forward-looking statements that involve risks and uncertainties, such as statements about our plans, objectives, expectations, assumptions or future events. In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “we believe,” “we intend,” “may,” “should,” “will,” “could,” and similar expressions denoting uncertainty or an action that may, will or is expected to occur in the future. These statements involve estimates, assumptions, known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from any future results, performances or achievements expressed or implied by the forward-looking statements. You should read the entire prospectus carefully, including the “Risk Factors” section and the financial statements and the notes to those statements.

Our Company

Overview

We are a growing platform services company primarily providing content streaming/telecasting services with over 8 million active users located all across India.1 Our scope of business also covers telemedicine services with local assistance through local Health Centers. Through our platform, our customers are well connected via customer premises equipment (“CPE”) devices/set top boxes (“STBs) and have access to multi-dimensional services including telemedicine service.

Our customer base and expansive market presence position us to widen our portfolio of offerings. We have been focused on adopting and implementing technologies that can change the landscape of being a conventional streaming services provider.

We intend to benefit from India’s e-commerce boom and the recent tele-medicine regulation through the acquisition of Global Health Sciences, Inc. (“GHSI”). The management of GHSI has many years of pioneering experience of the management in tele-medicine in USA, which we believe will help us create a profitable and sustainable business model with rapid growth prospects. We believe that our deep understanding and local expertise have enabled us to create solutions that address the needs and preferences of our consumers in the most comprehensive and efficient way. We possess extensive local knowledge of the markets in which we operate, which we consider to be a key component of our success.

Corporate History and Structure

Lytus Technologies Holdings PTV. Ltd. (“we”, “Lytus”, “Lytus Group”, or the “Company”) is a holding company incorporated under the laws of British Virgin Islands (“BVI”) on March 16, 2020. On March 19, 2020, we acquired all of the equity share capital of Lytus Technologies Private Limited (“Lytus India”), an Indian company. On March 31, 2020, Lytus acquired 51% of the equity shares from the present shareholders of DDC CATV Network Private Limited (“DDC”). On October 30, 2020, the Company entered into a share purchase agreement with Global Health Sciences, Inc. (“GHSI”) and the shareholder of GHSI, pursuant to which the Company acquired 75% of the equity interest in GHSI.

The following diagram illustrates our current corporate structure:

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1        Calculation based upon approximately 1.8 million paid home subscribers which based on industry standards translates to more than 8 million viewers on an average of 4.6 viewers per household in India. Source: United Nations, Department of Economic and Social Affairs, Population Division (2019) — Database on Household Size and Composition 2019. Available: https://population.un.org/Household/index.html#/countries/356

As discussed in detail on page 52, the acquisition of Lytus India was from a related party, Nimish Pandya, the brother of our CEO, Dharmesh Pandya. In addition, the Company has acquired 51% of the total issued and outstanding shares of DDC, which involved (a) the assignment of the rights under the agreement entered into between Lituus Technologies Limited (“LTL”), wherein Dharmesh Pandya was then the CEO of, and the shareholders of DDC India; and (b) the assignment of the rights under the agreement entered into between Jagjit Singh Kohli, who was appointed as our director on April 1, 2020, and the shareholders of DDC.

While Lytus Group was restructured in 2020, DDC has been operation for more than five years. We have established a strong customer base and obtained significant market share through our acquisition of the customers of Reachnet Cable Services Pvt. Ltd. (“Reachnet”), a long-standing cable services company in India. Reachnet is also a Multi System Operator (MSO) in the business of telecasting/streaming of broadcast channels (both owned as well as redistributed) to subscribers for a subscription charge depending upon the services and content chosen by the subscriber. Reachnet also owns and operates fiber optic cable networks with offices in various major cities across the country. These networks are used by Reachnet to offer its services to Lytus India’s subscribers. Reachnet also offers its cable network along with management personnel and subscriber management services to third party service providers for a fee. It has an extensive infrastructure and logistics set-up in various cities for provision of telecasting/streaming services to their erstwhile subscribers.

Under the terms of the customer acquisition agreement (the “Customer Acquisition Agreement”) between Reachnet and Lytus India dated June 20, 2019, these approximately 1.8 million customers legally belong to Lytus India. These customers are not and will not be Reachnet’s customers for internet access as well as services other than telecast/streaming provided by the Company to its customers. Reachnet has no ownership rights over these customers and all telecast services provided by Reachnet on behalf of the Company, are in the capacity of a third party independent service provider. The arrangement between Lytus India and Reachnet mandates Reachnet, as a third-party service provider, to maintain the infrastructure required to continue telecast services to the customers for which it is paid 61% revenue collected only from the provision of telecast services. All the services (including the internet service) are, as a matter of fact and in law, provided by the Company to its subscribers.

Revenue generated upon launch of the telemedicine, OTT and other services in India will belong 100% to the Company.

Lytus’ customers will be able to access the OTT services at an additional cost in the following ways:

1.      Through an app installed on the Set Top Box in the customer’s home which also provide telecast services.

2.      Through a web portal using either a computer or tablet.

3.      Through apps downloaded from the iOS and or Android store.

The Company has acquired all subscribers of Reachnet for a lumpsum consideration and with the condition that the Company will have control and unconditional entitlement rights over the revenues generated from or related to these subscribers.

In light of the above, the Company has 100% control of and 100% entitlement rights over the revenues accruing and arising to the Company from its subscribers. Reachnet has no control, ownership or entitlement rights over revenue generated from the Company’s subscribers.

The service agreement entered into with Reachnet, obligates Reachnet to retain its infrastructure to provide streaming/telecast services and provide such services to the Company’s subscribers on an on-going basis without disruption or interruption, under the Company’s control, management and supervision. The service charge for providing these services is determined at arm’s length. According to local industry practice, the average industry EBITDA for cable service companies in India is approximately 57% of total streaming revenues. Since the Company intends to work with Reachnet as a strategic partner over the next several years, the Company has agreed to pay Reachnet a service fee at a variable percentage of 61% of the Company’s total streaming/telecast revenue.

In addition, we have scaled and intend to continue to scale our platform through the pursuit of selective acquisitions. We believe our acquisitions of Lytus India and DDC have expanded our distribution capabilities and broadened our service offerings. We have aggregated customers from several service providers and other businesses by bring them on to the Lytus platform. We provide services to our customers through access to a network of 25,000 kilometers of deployed fiber and broadband infrastructure in accordance with our service agreement with our partner. Since our inception we have consistently expanded our network capabilities and offerings while growing our customer base.

Lytus India provides technology enabled customer services, which includes content streaming/telecast services. The present device/STB is being further upgraded to support the unified and integrated platform through which it shall provide multi-dimensional services such as MedTech IOT (IOT refers to the Internet of Things), etc.

DDC is a licensed MSO in the business of telecasting/streaming of broadcast channels (both owned channels as well as redistribution) to subscribers for a subscription charge depending upon the services and content chosen by the subscriber. In India the regulation does not differentiate between telecasting and streaming as long as the streaming is done in Internet Protocol television (IPTV) format. Lytus has the expertise and has plans to offer additional value-added services such as MedTech IOT, by upgrading the existing cable networks. The upgrade primarily consists of deploying FTTH GPON and changing the existing STB/CPE.

Lytus India provides streaming/telecast services to the customers we acquired from Reachnet. DDC has been providing streaming/telecast services to its customers in New Delhi region for several years and will continue to do so independently of Lytus India and Reachnet.

Along with a strong India focus, we expect to grow our international presence in regions such as Africa, Indonesia, UK, and the USA.

GHSI was formed in 2020 and had no business operations prior to our acquisition. On October 30, 2020, the Company entered into a share purchase agreement and acquired 75% of the equity interest in GHSI. After the completion of acquisition, GHSI brought in the key management team and acquired important contracts. GHSI’s telemedicine service aims to provide management and technology solutions to hospital networks, university medical schools, physician networks and individual practices in the U.S. Its proprietary delivery platform uses digital communication technologies using medical monitoring devices, video capabilities and data capture methodologies. The platform also uses AI Ecosystem Assets including Conversational Computing, Intelligent Robotic Process Automation (iRPA), and Machine Learning (ML). This platform is currently rolled out in New Jersey, Illinois, Florida and Texas with approximately 125 medical physicians using our system for approximately 3000 users via hospital and clinic networks.

GHSI’s business is focused on remote patient monitoring devices. These devices installed at the homes of the patients of participating physicians practices are sourced from various Health Insurance Portability and Accountability Act (HIPAA) and FDA compliant vendors. These devices have the monitoring and reporting software pre-installed in them. GHSI currently has not developed any proprietary software that is deployed with patients in the USA. While the revenue generated by these devices are currently not significant from and organizational perspective, GHSI expects to roll out these devices to additional patients in the near future. We expect that the additional rollout of devices will generate significant revenue for the Company.

In India, Lytus’ telemedicine business, through Lytus India, has commenced repurposing its existing Local Cable Operator Network infrastructure to set up Local Health Centers/diagnostic centers (LHC). There is scheduled to be one dedicated LHC for every 5000 customers and this LHC will be staffed with trained healthcare professionals. LHCs will support customers with additional patient services that cannot be remotely provided through device strategy. Typical services provided at the LHCs will include ECGs, blood and urine testing, ultrasound scans etc. The LHC network will act as an important link between patients, doctors and supporting hospital partners for better integration. The Company also intends to leverage the LHC network for pharmaceutical delivery.

The telemedicine service in India operates under a different model. The technology platform used to book doctor appointments and video conference with doctors collects data and then connects the patient to a captive team of physicians which provide the medical consulting service. The technology platform used by the India telemedicine team is proprietary and developed by Lytus India.

The Company does not itself obtain or contract for the content it uses currently. The content provided to our customers is through the license agreement that DDC currently has with broadcasters such as ESPN, SonyTV, ZEE TV and BBC1.

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1        “The Company has two Indian subsidiaries: Lytus India and DDC. DDC is an active cable company and has agreements with broadcasters for content delivery and distribution. For revenues, it has entered into customer contracts for cable services. The broadcaster/subscription fees reflected on page F-25 relate to operating activities of DDC only.”

Strategic Roadmap

We believe that through additional customer acquisitions, our business will expand rapidly over the next three years. Our objective is to grow profitably by building on our current strategic position to become a dominant global unified platform services company.

The key elements of our strategy include:

•        expanding the service and product portfolio to enhance cross-selling opportunities;

•        enhancing the service platform by investing in technology;

•        expanding into new geographic markets; and

•        pursuing selective strategic partnerships and acquisitions.

We have six principles for our growth:

Operating model:    simplify and align with our customers’ needs and end markets.

Enhance customer experience:    introduce customer-centric programs and services leveraging the latest technologies such as artificial intelligence (AI) and machine learning (ML) to improve our customers’ experiences and continue to earn their business.

Service portfolio management:    adopt a more proactive approach, be agile in introducing new offerings while continuously scrutinizing the potential for returns.

Build scale:    to grow and build scale in a broad range of international markets and industry verticals within the online service platform and e-healthcare segment.

Strategic relationships:    focus on building and maintaining long-term strategic business relationships with other established players in the market to better utilize the network capabilities, reduce cost burden and generate supplementary revenue streams.

Acquisition strategy:    develop a more targeted and disciplined approach; focus on acquisitions that augment our existing online streaming portfolio.

Our Streaming Services

We have a very broad customer base (including retail and commercial customers). We offer subscription-based video services and Internet services to primarily residential customers, with prices and related charges based on the types of service selected, whether the services are sold as a “bundle” or on an individual basis, and based on the equipment necessary to receive our services. Our video customers receive a package of programming, which generally includes a device that provides an interactive electronic programming guide with parental controls, access to pay-per-view services, including video on demand (“VOD”). Customers have the option to purchase additional tiers of services, including premium channels that provide original programming, commercial-free movies, sports, and other special event entertainment programming. Almost all of the popular linear video channels and content are available in high definition.

Leading Technology-Enabled Innovation in Healthcare

Our healthcare work will focus on providing telemedicine solutions for the unmet medical needs of a large part of the Indian population. Our vision is to provide cost-efficient telemedicine services, as well as serve as an extension of the traditional healthcare system. Our unique addition to conventional telemedicine is in the form of local health centers staffed by trained nurses, both male and female, to assist the doctor to thoroughly examine the patient and administer treatment such injections as per the advice of the doctor on the video consultation.

We believe this extension of traditional healthcare services is vital because:

•        68% of Indians live in rural villages;

•        India has one doctor for every 1,445 people;

•        More than 75% of Indian doctors are based in cities or urban areas; and

•        Approximately 89% of rural Indian patients have to travel about 8 kilometers to access basic medical treatment2.

Tele-medicine services

Building on the Company’s strong fiber-optic network and customer base, we strive to use technology-based innovation to address the most significant unmet needs of patients and societies across rural India.

In the first phase of our journey, we are developing and delivering telehealth services in the nature of preventive healthcare using technologies such as Internet of Medical Things (IoMT) and Artificial Intelligence (AI). Our initial focus is aimed at offering basic health monitoring and digital stethoscope services with the help of our own smart devices and software systems and also last mile medicine delivery services. Further, we utilize clinical informatics for the collation of information for effective data analysis and for sharing the information with doctors/relatives/other stakeholders to help in better decision making.

With our streaming services and our devices, we intend to make it possible for the people to undertake self-health monitoring and combine the same with remote diagnosis and treatment with unique local assistance through secure patient-doctor consultation. Thereby not only reducing the number of trips to the hospital but also build an ecosystem that may turn out to be an affordable, as well as a fast, way to bridge the rural-urban health divide.

Technology Platform

In an industry where the cost of error is high, operational consistency and network dependability are critical. Information has to be accurate, and readily available. Our operations benefit from centralized decision-making and a uniform technology platform, coupled with a coordinated local presence. Our unified, scalable technology platform has been developed by our technology team, which is located in India. This technology platform covers all relevant aspects of our operations, from data management, business intelligence, traffic optimization and consumer engagement to infrastructure, logistics and payments. Data is constantly collected and analyzed to help optimize operations, make the consumer experience more personal and relevant, and enable us, selected sellers and logistics partners to make informed, real-time decisions.

Competitive Advantage

We continually enhance our access to fiber-optic network, with the goal of elevating the customer experience, enhancing reliability and sustaining future growth. Building on this capability and leveraging modern technology, we are diversifying into new growth areas to expand our business horizon.

From a traditional contact management service provider, we have evolved into a significant streaming service provider. We continue to invest in long-term growth opportunities, while simultaneously building on our core capabilities and engaging in strategic partnerships to widen our geographical presence and offerings.

We focus on customer service excellence and technological leadership to further strengthen our differentiated competitive position and enhance the customer experience.

Recent Financing

On December 30, 2020, the Company entered into an Agreement for Subscription of Debentures with an investor (the “Investor”) pursuant to which the Company shall issue to the Investor Redeemable Debentures (the “Debentures”) of Rs. 240 crores (a crore denotes ten million, approximately $33,000,000). The tenure of the Debentures shall be 12 months from the date of allotment of the Debentures, with an option to extend the period by another 4 years, for an aggregate of 5 years. The Debentures shall be redeemed at a value of Rs. 345 crores (approximately $47,600,000), with an assumed principal amount of Rs. 300 crores (approximately $41,400,000) and accumulated interest of Rs. 45 crores (approximately $6,200,000), at the end of 12 months from the issuance date. The redeemed amount shall be paid

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2          World Health Day Amid Covid Crisis by Pramod N Sulikeri, Available: https://myarogya.in/general/world-health-day-amid-covid-crisis/ & Telemedicine Force Multiplier for Healthcare Delivery by Major General Ashok Kumar Singh (retd), Available: https://innohealthmagazine.com/2020/guest-column/telemedicine-healthcare-delivery/

within the period of 45 days from the above due date, unless the period is extended for another 4 years, where which the revised redemption value shall be Rs. 345 crores (approximately $47,600,000) plus an additional simple interest of 15% per annum on the revised principal amount of Rs. 300 crores (approximately $41,000,000) starting from the revised principal date. The Debentures have not been issued because the transaction contemplated under the Agreement for Subscription of Debentures is still subject to the regulatory approval of the local government in India.

On July 1, 2021, the Company entered into a subscription agreement (the “Subscription Agreement”) with an institutional investor (the “Investor”), pursuant to which it sold to the Investor 100 units (each, a “Unit” and collectively, the “Units”) at a price of $8,800 per Unit, consists of (i) a six-month, 7% Senior Secured Promissory Note in the aggregate principal amount of $10,000 per Unit purchased, reflecting an original issue discount of 12% (the “Note”), and (ii) one half of a three-year warrant (each, a “Warrant” and collectively, the “Warrants”) to purchase 10,000 shares of the Company’s common shares (the transaction, the “Bridge Financing”). The principal and accrued interest of the Note will be due and payable on the date that is the earlier of (i) six (6) months anniversary of the Note, or (ii) a firm commitment underwritten public offering that results in the common shares of the Company being traded on a U.S. national securities exchange (a “Qualified IPO”). On July 1, 2021, the Company and the Investor also entered into a pledge agreement (the “Pledge Agreement”), pursuant to which the Company has agreed to pledge and grant the Investor a security interest in 75% of its equity interest in GHSI and all related Future Rights, and the Proceeds as such terms are defined in the Pledge Agreement. In addition, the Investor and GHSI entered into a Guaranty and Suretyship Agreement, pursuant to which it agrees to jointly and severally guarantees the payment of the Note.

The Warrants issued in this Bridge Financing will be exercisable six months after the Qualified IPO and allow the Investor to purchase up to 500,000 common shares (the “Warrant Shares”) of the Company at a price of (i) the lesser of 110% of the of the price of the Qualified IPO and the lowest daily volume weighted average price during the ten trading days prior to exercise of the Warrant, if six months have elapsed since a Qualified IPO has occurred, or (ii) 110% of the price of the Qualified IPO if six months have not elapsed since a Qualified IPO; or (iii) $10.00 if a Qualified IPO has not occurred. The holder of the Warrants shall also have the purchase rights to acquire securities that the Company issues which the Holder would have acquired if the Holder had held the number of Warrant Shares acquirable upon complete exercise of this Warrant immediately before the date on which a record is taken for the issuances. The Warrants Sharers shall be registered by the Company on a resale registration statement on Form F-1 promptly following the Qualified IPO.

The Bridge Financing was closed on July 15, 2021, and the Company received proceeds of $880,000. The Company has issued the Units in reliance upon the exemption from registration contained in Section 4(2) and Rule 506 under the Securities Act.

Emerging Growth Company Status

As a company with less than $1.07 billion in revenue during our last two fiscal period (the period March 16, 2020 (date of inception) through March 31, 2020 and the year ended March 31, 2021), we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act, or JOBS Act, enacted in April 2012, and may take advantage of reduced reporting requirements that are otherwise applicable to public companies. These provisions include, but are not limited to:

•        being permitted to present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations in our SEC filings,

•        not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act,

•        reduced disclosure obligations regarding executive compensation in periodic reports, proxy statements and registration statements, and

•        exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

We may take advantage of these provisions until the last day of our fiscal year following the fifth anniversary of the date of the first sale of our common equity securities pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”). However, if certain events occur before the end of such five-year period, including if we become a “large accelerated filer,” our annual gross revenues exceed $1.07 billion or we issue more than $1.00 billion of non-convertible debt in any three-year period, we will cease to be an emerging growth company before the end of such five-year period.

In addition, Section 107 of the JOBS Act provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. We have elected to take advantage of the extended transition period for complying with new or revised accounting standards and acknowledge such election is irrevocable pursuant to Section 107 of the JOBS Act.

Foreign Private Issuer Status

We are a “foreign private issuer,” as defined in Rule 405 under the Securities Act and Rule 3b-4(c) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). As a result, we are not subject to the same requirements as U.S. domestic issuers. Under the Exchange Act, we will be subject to reporting obligations that, to some extent, are more lenient and less frequent than those of U.S. domestic reporting companies. For example, we will not be required to issue quarterly reports or proxy statements. We will not be required to disclose detailed individual executive compensation information. Furthermore, our directors and executive officers will not be required to report equity holdings under Section 16 of the Exchange Act and will not be subject to the insider short-swing profit disclosure and recovery regime.

As an exempted British Virgin Islands company to be listed on the NASDAQ Capital Market, we are subject to the NASDAQ Stock Market corporate governance listing standards. However, the NASDAQ Stock Market rules permit a foreign private issuer like us to follow the corporate governance practices of its home country. Certain corporate governance practices in the British Virgin Islands, which is our home country, may differ significantly from the NASDAQ Stock Market corporate governance listing standards. For instance, we are not required to:

•        have a majority of the board to be independent (although all of the members of the audit committee must be independent under the U.S. Securities Exchange Act of 1934, as amended, or the Exchange Act);

•        have a compensation committee or a nominating or corporate governance committee consisting entirely of independent directors;

•        have regularly scheduled executive sessions for non-management directors; and

•        have annual meetings and director elections.

Currently, we do not intend to rely on home country practice with respect to our corporate governance and we intend to fully comply with the NASDAQ Stock Market corporate governance listing standards after we complete with this offering. For example, we intend to have mandatory annual meetings and director elections after this offering.

Notes on Prospectus Presentation

Numerical figures included in this prospectus have been subject to rounding adjustments. Accordingly, numerical figures shown as totals in various tables may not be arithmetic aggregations of the figures that precede them. Certain market data and other statistical information contained in this prospectus is based on information from independent industry organizations, publications, surveys and forecasts. Some market data and statistical information contained in this prospectus are also based on management’s estimates and calculations, which are derived from our review and interpretation of the independent sources listed above, our internal research and our knowledge of the Indian information technology industry. While we believe such information is reliable, we have not independently verified any third-party information and our internal data has not been verified by any independent source.

Except where the context otherwise requires and for purposes of this prospectus only:

•        Depending on the context, the terms “we,” “us,” “our company,” and “our” refer to Lytus Technologies Holdings PTV. Ltd., BVI company, and its consolidated subsidiaries:

•        “Lytus India” refers to Lytus Technologies Private Limited, our wholly-owned subsidiary in India.

•        “DDC” refers to DDC CATV Network Private Ltd., our majority-owned (51%) subsidiary in India.

•        “common shares” refer to our common shares, $0.01 par value per share.

•        all references to “Rs.” or “Rupee” are to the legal currency of India, and all references to “USD,” “$”, “US$” and “U.S. dollars” are to the legal currency of the United States.

•        a “crore” denotes ten million.

Unless otherwise noted, all currency figures in this filing are in U.S. dollars.

This prospectus contains translations of certain Indian rupee amounts into U.S. dollar amounts at a specified rate solely for the convenience of the reader. Unless otherwise noted, we have translated profit and loss items at an average rate of Rs.71.09 for the period ended March 31, 2020 and Rs.74.17 for the year ended March 31, 2021. For balance sheet items, we have translated at a closing rate of Rs.75.33 as of March 31, 2020 and Rs.73.20 as of March 31, 2021. We have stated equity accounts at their historical rates. We make no representation that the Indian rupee amounts or U.S. dollar amounts referred to in this prospectus could have been or could be converted into U.S. dollars or Indian rupee amounts, as the case may be, at any particular rate or at all. Any discrepancies in any table between the amounts identified as total amounts and the sum of the amounts listed therein are due to rounding.

Assuming the completion of this offering, our officers, directors, and 5% or greater shareholders will, in the aggregate, beneficially own approximately 87.4% of our outstanding common shares. Specifically, Dharmesh Pandya, our chief executive officer and director, in the aggregate, will beneficially own 78.2% following this offering, which, in turn, will allow such shareholders to exert substantial influence over matters such as electing directors and approving mergers or other business combination transactions. As a result, our officers, directors, and 5% or greater shareholders will possess substantial ability to impact our management and affairs and the outcome of matters submitted to shareholders for approval. This concentration of ownership and voting power may also discourage, delay or prevent a change in control of our company, which could deprive our shareholders of an opportunity to receive a premium for their common shares as part of a sale of our company and might reduce the price of our common shares. These actions may be taken even if they are opposed by our other shareholders, including those who purchase common shares in this offering. See “Risk Factors”.

The Offering

Common shares offered	2,727,272 common shares
Over-allotment Option to purchase additional common shares from us

We have granted the underwriters 45 days from the date of this prospectus, to purchase up to an additional 409,090 shares on the same terms as the other shares being purchased by the underwriters from us.

Common shares outstanding before this offering	34,154,062 common shares.
Common shares outstanding after this offering	36,881,334 common shares.
Use of Proceeds

We intend to use the proceeds from this offering for working capital and general corporate purposes, including acquiring additional assets and developing our telemedicine service. See “Use of Proceeds” for more information.

Lockup Agreements

Our executive officers, directors, and shareholders holding 5% or more of our common shares prior to the offering, collectively, have agreed with the underwriters not to sell, transfer. or dispose of any common shares or similar securities for a period of 90 days following the closing of this offering.

NASDAQ Trading symbol

We have received approval for listing of our common shares on the NASDAQ Capital Market under the symbol “LYT”. However, there can be no assurance that the offering will be closed and our common shares will be trading on the NASDAQ Capital Market.

Risk Factors

Investing in these securities involves a high degree of risk. As an investor, you should be able to bear a complete loss of your investment. You should carefully consider the information set forth in the “Risk Factors” section of this prospectus before deciding to invest in our common shares.

Summary Consolidated Financial Data

The following tables summarize our historical consolidated financial data. We have derived the historical consolidated statements of operations data for the period March 16, 2020, to March 31, 2020, and for the fiscal year ended March 31, 2021, from our audited consolidated financial statements included elsewhere in this prospectus. The following summary consolidated financial data should be read in conjunction with the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included elsewhere in this prospectus. Our historical results are not necessarily indicative of the results that may be expected in the future, and our results for any interim period are not necessarily indicative of the results to be expected for a full fiscal year.

Consolidated Statements of Income and Comprehensive Loss Data:

	For the year ended March 31, 2021	For the period ended March 31, 2020
	(In USD)	(In USD)
Continuing Operations
Income
Revenue from contract with customers
Subscription income	$1,123,401	$—
Carriage Fees	181,554	—
Advertisement Income	62,909	—
Placement Fees	89,255	—
Fiber Leases Charges	70,715	—
Telemedicine service charges	341,433	—
Others	31,720	—
Revenue from contract with customers	$1,900,987	$—
Other operating revenue	—	—
	1,900,987	—
Other income
Other income	14,648,473	15,759,393
	14,648,473	15,759,393
Total income	16,549,460	15,759,393

Expenses
Cost of revenue	924,934	—
Amortization of intangible assets	11,931,668	204,086
Depreciation	240,164	—
Legal and professional expense	392,954	272,894
Staffing expense	446,022	15,777
Other operating expenses	584,734	8,463
Total Operating Expenses	14,520,476	501,220
Finance income	8,524	—
Finance cost	270,000	—
Income before income tax	1,767,508	15,258,173
Income tax expense	616,893	3,894,674
Net income after tax available to common shareholders	1,150,615	11,363,499

Attributable to:
Controlling interest	1,174,970	11,363,499
Non-controlling interest	(24,355)	—

Other comprehensive income/(loss)
Items that may be reclassified subsequently to income
Foreign currency translation reserves of subsidiaries, net of tax	(754,959)	(306,910)
Total comprehensive income for the period	$395,656	$11,056,589
Attributable to:
Controlling interest	432,446	11,056,591
Non-controlling interest	(36,790)	—
Basic income per share of common share	0.05	37.88
Basic weighted average number of shares outstanding	24,306,527	300,000
Diluted income per share of common share	0.05	37.88
Diluted weighted average number of shares outstanding	24,306,527	300,000

Consolidated Balance Sheet Data:

	As of March 31, 2021	As of March 31, 2020
	(US$)	(US$)
ASSETS
Current assets
Cash and cash equivalents	$26,142	$41,760
Other financial assets	59,801	42,038
Trade receivables	395,585	390,151
Other receivables	35,572,982	17,550,223
Other current assets	265,311	163,847
Total current assets	36,319,821	18,188,019
Non-current assets
Property and equipment, net	940,231	1,130,534
Capital Work in progress	25,001	—
Intangible assets and Goodwill	47,472,204	59,326,290
Other non-current assets	8,197	16,472
Deferred tax assets	447,787	156,020
Total non-current assets	48,893,420	60,629,316
Total assets	$85,213,241	$78,817,335
LIABILITIES AND EQUITY
Current Liabilities
Borrowings from related party	$1,456,131	$1,587,216
Trade payables	876,154	425,667
Other financial liabilities	565,028	345,924
Security deposits payable	36,089	59,807
Other current liabilities	5,629,150	2,722,624
Customers acquisition payable	30,223,965	29,372,718
Current tax liability	2,313,098	2,005,748
Total current liabilities	41,099,615	36,519,704
Non-current liabilities
Customer acquisition payable, net of current portion	30,223,965	29,372,718
Deferred tax liability	2,137,066	1,907,015
Total non-current liabilities	32,361,031	31,279,733
Total liabilities	73,460,646	67,799,437
Commitments and contingencies	1,959,450	1,194,822
EQUITY
Equity share capital	341,541	3,000
Other equity	11,489,029	11,056,589
Equity attributable to equity holders of the company	11,830,570	11,059,589
Non-controlling interest	(77,975)	(41,691)
Total equity	11,752,595	11,017,898
Total liabilities and equity	$85,213,241	$78,817,335

RISK FACTORS

Investment in our securities involves a high degree of risk. You should carefully consider the risks described below together with all of the other information included in this prospectus before making an investment decision. The risks and uncertainties described below represent our known material risks to our business. If any of the following risks actually occurs, our business, financial condition, or results of operations could suffer. In that case, you may lose all or part of your investment. You should not invest in this offering unless you can afford to lose your entire investment.

Risks Related to Our Business and Industry

Our independent registered public accounting firm’s report contains an explanatory paragraph that expresses substantial doubt about our ability to continue as a “going concern.”

The Company currently has negative working capital and cash flow aggravated by the COVID-19 lockdown and negative cash flow used in operating activities to the extent of $25,493 for the year ended March 31, 2021 ($716 for the period March 16, 2020 to March 31, 2020). These factors raise substantial doubt about the Company’s ability to continue as a going concern. Upon ending of the COVID-19 lockdown, the Company expects to be able to carry out its operations in the normal course of business and generate a minimum of Rs.130 ($1.8) as streaming subscription fee from its approximately 1.8 million customer connections per month, as prescribed by the Telecom Regulatory Authority of India guidelines. We believe this would enable the Company to improve its cash position significantly.

The Company further believes that in the coming 12 months, upon the ending of COVID-19 lockdown restrictions and successful implementation of the customer acquisition agreement, cash flow from operating activities should improve for the following reasons:

•        Monthly subscription fees paid by our customers will be billed and collected at the beginning of each month in advance;

•        The contracted operating expense for the streaming business is 61%, ensuring a confirmed net surplus of revenue for the Company.

•        Additional product offerings to customers such as our telemedicine business are expected to generate additional cash flow for the Company.

To further mitigate the impact of the current negative working capital and cash flow, the Company has also taken additional precautionary steps by approaching financial institutions and credit partners in India to create and avail credit lines and bridge financing against the Company’s future cash flows. No assurances can be given that the Company will be able to carry out its operations in the normal course of business and that it will be able to obtain funds from financial institutions and credit partners or others to continue our operations in the future. We may need to seek additional financing. The financing sought may be in the form of equity or debt financing or a combination of both from various sources as yet unidentified. No assurance can be given that we will generate sufficient revenue or obtain the necessary financing to continue as a going concern and the failure to do so could cause us to cease our operation.

Lytus platform may not be accepted in the marketplace.

Uncertainty exists as to whether our Platform will be accepted by the market without additional widespread subscriber acceptance. Several factors may limit the market acceptance of our Platform, including the availability of alternative products and services, as well as the price of our Platform services relative to alternative products. There is a risk that subscriber acceptance will be encouraged to continue to use other products and/or methods instead of ours. We are assuming that, notwithstanding the fact that our Platform is new in the market, subscriber acceptance will elect to use our Platform because of our collective and integrated offerings.

Subscribers need to be persuaded that our Platform service is justified for the anticipated benefit, but there is no assurance that enough subscribers will be convinced to develop a successful market for our Platform.

Our revenues will be dependent upon acceptance of our Platform product by the market.

Our revenues are expected to come from our Platform. There can be no assurance that subscribers will adopt our Platform. If we are not able to market and significantly increase the number of subscribers that use our Platform, or if we are unable to charge the necessary prices, our financial condition and results of operations will be materially and adversely affected.

Defects or malfunctions in our Platform could hurt our reputation, sales, and profitability.

The acceptance of our Platform depends upon its effectiveness and reliability. Our Platform is complex and is continually being modified and improved, and as such may contain undetected defects or errors when first introduced or as new versions are released. To the extent that defects or errors cause our Platform to malfunction and our customers’ use of our Platform is interrupted, our reputation could suffer, and our potential revenues could decline or be delayed while such defects are remedied. We may also be subject to liability for the defects and malfunctions.

There can be no assurance that, despite our testing, errors will not be found in our Platform or new releases, resulting in loss of future revenues or delay in market acceptance, diversion of development resources, damage to our reputation, adverse litigation, or increased service, any of which would have a material adverse effect upon our business, operating results, and financial condition.

Our 8 million user base is based on a calculation of our 1.8 million paid home subscribers multiplied by an industry average of 4.6 users per household in India and the assumptions we used to determine these figures may not be accurate. Assumptions that may not be accurate.

Our 8 million user base is based on a calculation of our 1.8 million paid home subscribers multiplied by an industry average of 4.6 users per household in India. The conversion rate of 4.6 users per household was supported by the Database on Household Size and Composition 2019 released by the Department of Economic and Social Affairs of the United Nations.1 Our estimates of household size and the number of users are based upon historical cable industry practices for measurement of user data. For example, according to the Universe Update Report released by Broadcast Audience Research Council of India in July 20182, the number of average users per household in 2018 was 4.45. Although we believe the figures in the industry report were reasonable, there can be no assurance that the assumptions we used are accurate and therefore the number of the members per household may not necessarily equal to the number of our active users. As a result, the number of our actual active users may be less than 8 million.

Software failures, breakdowns in the operations of our servers and communications systems or the failure to implement system enhancements could harm our business.

Our success depends on the efficient and uninterrupted operation of our servers and communications systems. A failure of our network or data gathering procedures could impede services and could result in the loss of subscribers. While our operations will have disaster recovery plans in place, they might not adequately protect us. Despite any precautions we take, damage from fire, floods, hurricanes, power loss, telecommunications failures, computer viruses, break-ins, and similar events at our computer facilities could result in interruptions in the flow of data to our servers and from our servers to our clients. In addition, any failure by our computer environment to provide our required data communications capacity could result in interruptions in our service. In the event of a server failure, we could be required to transfer our client data collection operations to an alternative provider of server hosting services. Such a transfer could result in delays in our ability to deliver our products and services to our clients.

Additionally, significant delays in the planned delivery of system enhancements, improvements and inadequate performance of the systems once they are completed could damage our reputation and harm our business. Long-term disruptions in the infrastructure caused by events such as natural disasters, the outbreak of war, the escalation of hostilities and acts of terrorism, particularly involving cities in which we have offices, could adversely affect our businesses. Although, we plan to carry property and business interruption insurance for our business operations, our coverage might not be adequate to compensate us for all losses that may occur.

We face risks related to the storage of customers’ and their end users’ confidential and proprietary information.

Our Platform is designed to maintain the confidentiality and security of our patients’ confidential and proprietary data that are stored on our server systems, which may include sensitive personal data. However, any accidental or willful security breaches or other unauthorized access to these data could expose us to liability for the loss of such information, time-consuming and expensive litigation and other possible liabilities as well as negative publicity. Techniques used to obtain unauthorized access or to sabotage systems change frequently and generally are difficult to recognize and react to. We may be unable to anticipate these techniques or implement adequate preventative or reactionary measures.

____________

1        Available at: https://population.un.org/Household/index.html#/countries/356

2        Available at: https://www.barcindia.co.in/resources/pdf/BARC%20India%20Universe%20Update%20-%202018.pdf

We might incur substantial expense to further develop our Platform which may never become sufficiently successful.

Our growth strategy requires the successful launch of our Platform. Although management will take necessary precaution to ensure that our Platform will, with a high degree of likelihood, achieve commercial success, there can be no assurance that this will be the case. The causes for failure of our Platform once commercialized can be numerous, including:

•        market demand for our Platform proves to be smaller than we expect;

•        further Platform development turns out to be costlier than anticipated or takes longer; our Platform requires significant adjustment post-commercialization, rendering the Platform uneconomic or extending considerably the likely investment return period; additional regulatory requirements may increase the overall costs of the development; patent conflicts or unenforceable intellectual property rights; and physical therapists and clients may be unwilling to adopt and/or use our Platform.

•        Compliance with changing regulations concerning corporate governance and public disclosure may result in additional expenses.

We cannot be certain that we will obtain intellectual property rights for our platform and technology and if we fail to protect our intellectual property rights, our brand and business may suffer.

We believe that our success and competitive position will depend in part on our ability to obtain and maintain intellectual property rights for our platform. Although we seek to obtain copyright or trademark protection for our intellectual property when applicable, it is possible that we may not be able to do so successfully or that the copyright or trademark we have obtained may not be sufficient to protect all of our intellectual property rights. Despite our efforts to protect our intellectual property rights, unauthorized parties may attempt to copy or duplicate our intellectual property or otherwise use our intellectual properties without obtaining our consent. Monitoring unauthorized use of our intellectual property is difficult and costly, and we cannot be certain that the steps we have taken will effectively prevent misappropriation of our intellectual properties. If we are not successful in protecting our intellectual property rights, our business and results of operations may be adversely affected.

Liability issues are inherent in the healthcare industry and insurance are expensive and difficult to obtain, we may be exposed to large lawsuits.

Our business exposes us to potential liability risks, which are inherent in the healthcare industry. While we will take precautions, we deem to be appropriate to avoid liability suits against us, there can be no assurance that we will be able to avoid significant liability exposure. Liability insurance for the healthcare industry is generally expensive. We have obtained professional indemnity insurance coverage for our Platform. There can be no assurance that we will be able to maintain such coverage on acceptable terms, or that any insurance policy will provide adequate protection against potential claims. A successful liability claim brought against us may exceed any insurance coverage secured by us and could have a material adverse effect on our results or ability to continue our Platform.

We will need to increase the size of our organization and may experience difficulties in managing growth.

At present, we are a small company. We expect to experience a period of expansion in headcount, infrastructure, and overhead, and anticipate that further expansion will be required to address potential growth and market opportunities. Future growth will impose significant added responsibilities on members of management, including the need to identify, recruit, maintain, and integrate new managers. Our future financial performance and its ability to compete effectively will depend, in part, on its ability to manage any future growth effectively.

Dependence on key existing and future personnel

Our success will depend, to a large degree, upon the efforts and abilities of our officers and key management employees. The loss of the services of one or more of our key employees could have a material adverse effect on our operations. In addition, as our business model is implemented, we will need to recruit and retain additional management and key employees in virtually all phases of our operations. Key employees will require a strong background in our industry. We cannot assure that we will be able to successfully attract and retain key personnel.

We rely on information technology to operate our business and maintain our competitiveness, and any failure to adapt to technological developments or industry trends could harm our business.

We depend on the use of sophisticated information technology and systems, which we have customized in-house, for provision of several online services, customer relationship management, communications and administration. As our operations grow in both size and scope, we must continuously improve and upgrade our systems and infrastructure to offer our customers enhanced services, features and functionality, while maintaining the reliability and integrity of our systems and infrastructure in a cost- effective manner. Our future success also depends on our ability to upgrade our services and infrastructure ahead of rapidly evolving consumer demands while continuing to improve the performance, features and reliability of our service in response to competitive offerings.

We may not be able to maintain or replace our existing systems or introduce new technologies and systems as quickly as our competitors, in a cost-effective manner or at all. We may also be unable to devote adequate financial resources to develop or acquire new technologies and systems in the future.

We may not be able to use new technologies effectively, or we may fail to adapt our websites, transaction processing systems and network infrastructure to consumer requirements or emerging industry standards. If we face material delays in introducing new or enhanced solutions, our customers may forego the use of our services in favour of those of our competitors. Any of these events could have a material adverse effect on our operations.

Our customer devices include license software from third party vendors, as we continue to introduce new offering services. We cannot be sure that such technology licenses will be available on commercially reasonable terms, if at all.

We operate in a highly competitive industry

Although we are not aware of any other “Distance Monitored Physical Therapy Telemedicine Program” with local assistance precisely like ours, and targeting our specific population, we shall encounter competition from local, regional or national entities, some of which have superior resources or other competitive advantages in the larger physical therapy space. Intense competition may adversely affect our business, financial condition or results of operations. We may also experience competition from companies in the wellness space. These competitors may be larger and more highly capitalized, with greater name recognition. We will compete with such companies on brand name, quality of services, level of expertise, advertising, product and service innovation and differentiation of product and services. As a result, our ability to secure significant market share may be impeded. Although we believe our services will enable us to serve more patients than traditional physical therapy providers, if these more established offices or providers start offering similar services to ours, their name recognition or experience may enable them to capture a greater market share.

Limited product testing and operations

We have built out the technology platform and content library necessary to execute our planned business strategy. Of course, there may be other factors that prevent us from successfully marketing a product, including, but not limited to, our limited cash resources. Further, our proposed reimbursement plan and the eventual operating results could be susceptible to varying interpretations by scientists, medical personnel, regulatory personnel, statisticians and others, which may delay, limit or prevent our executing our proposed business plan.

We face substantial competition, and others may discover, develop, acquire or commercialize products before or more successfully than we do

We operate in a highly competitive environment. Our products compete with other products of competitors who may have greater clinical, research, regulatory and marketing resources than us. In addition, some of our competitors may have technical or competitive advantages for the development of technologies and processes. These resources may make it difficult for us to compete with them to successfully discover, develop and market new products.

We also depend upon our ability to recruit and retain experienced therapists

Our future revenue generation is dependent upon referrals from physicians in the communities our clinics serve, and our ability to maintain good relations with these physicians. Our therapists are the front line for generating these referrals and we are dependent on their talents and skills to successfully cultivate and maintain strong relationships with these physicians. If we cannot recruit and retain our base of experienced and clinically skilled therapists, our business may decrease, and our net operating revenues may decline.

We rely on third-party systems and service providers, and any disruption or adverse change in their businesses could have a material adverse effect on our business

We currently rely on certain third-party computer systems, service providers, and local cable operators to provide various services that we offer customers. Any interruption or deterioration in performance of these third-party systems and services could have a material adverse effect on our business.

Our success is also dependent on our ability to maintain our relationships with these third-party systems and service providers, including our technology partners. In the event our arrangements with any of these third parties are impaired or terminated, we may not be able to find an alternative source of systems support on a timely basis or on commercially reasonable terms, which could result in significant additional costs or disruptions to our business.

We rely on the value of our brand, and any failure to maintain or enhance consumer awareness of our brand could have a material adverse effect on our business, financial condition and results of operations.

We believe continued investment in our brand, “LYTUS,” and the brands of our subsidiaries, is critical to retain and expand our business. We believe that our brand is well respected and recognized in the markets where we have customers. However, we are relatively new to the Indian Ecommerce sector and may not enjoy the same brand recognition in the new areas that we launch our new businesses. We have invested in developing and promoting our brand since our inception and expect to continue to spend on maintaining our brand’s value to enable us to compete against increased spending by our competitors, as well as against emerging competitors, including search engines and meta-search engines, and to allow us to expand into new geographies and products where our brand is not well known. Our marketing costs may also increase as a result of inflation in media pricing (including search engine keywords). There is no assurance that we will be able to successfully maintain or enhance consumer awareness of our brand. Even if we are successful in our branding efforts, such efforts may not be cost-effective. If we are unable to maintain or enhance consumer awareness of our brand and generate demand in a cost-effective manner, it would negatively impact our ability to compete in the ecommerce sector which would have a material adverse effect on our business.

We may not be successful in implementing our growth strategies.

Our growth strategy is to enhance our service platforms by investing in technology, and expanding into new geographic markets. Our success in implementing our growth strategies are affected by:

•        our ability to increase the number of suppliers, and product offerings on our platform;

•        our ability to continue to expand our distribution channels, and market and cross-sell our services and products to facilitate the expansion of our business;

•        our ability to build or acquire the required technology;

•        the general condition of the global economy (particularly in India and markets with close proximity to India) and continued growth in demand for online services;

•        our ability to compete effectively with existing and new entrants to the Indian ecommerce industry;

•        the growth of the Internet as a medium for commerce in India; and

•        changes in our regulatory environment.

Many of these factors are beyond our control and there can be no assurance that we will succeed in implementing our strategy. Separately, our growth strategy also involves expanding into new geographic markets, which will involve additional risks.

We may not be successful in pursuing strategic partnerships and acquisitions, and future partnerships and acquisitions may not bring us anticipated benefits.

Part of our growth strategy is the pursuit of strategic partnerships and acquisitions. There can be no assurance that we will succeed in implementing this strategy as it is subject to many factors which are beyond our control, including our ability to identify, attract and successfully execute suitable acquisition opportunities and partnerships.

This strategy may also subject us to uncertainties and risks, including acquisition and financing costs, potential ongoing and unforeseen or hidden liabilities, diversion of management resources and cost of integrating acquired businesses. We could face difficulties integrating the technology of acquired businesses with our existing technology, and employees of the acquired business into various departments and ranks in our company, and it could take substantial time and effort to integrate the business processes being used in the acquired businesses with our existing business processes. Moreover, there is no assurance that such partnerships or acquisitions will achieve our intended objectives or enhance our revenue.

If we are unable to continue to identify and exploit new market opportunities, our future revenues may decline and as a result our business, financial condition and results of operations could be materially adversely affected.

As more participants enter our markets, the resulting competition often leads to lower commissions. This may result in a decrease in future revenues in a particular market even if the volume of trades we handle in that market increases. We may not be able to attract new customers or successfully enter new markets. If we are unable to continue to identify and exploit new market opportunities on a timely and cost-effective basis, our future revenues may decline and as a result our business, financial condition and results of operations could be materially adversely affected.

Difficult market conditions, economic conditions and geopolitical uncertainties could adversely affect our business in many ways by negatively impacting our future revenues in the financial markets in which we offer services, which could have a material adverse effect on our business, financial condition and results of operations.

Difficult market conditions, economic conditions, and geopolitical uncertainties have in the past adversely affected and may in the future adversely affect our business and profitability. Our business and financial services industry in general are directly affected by national and international economic and political conditions, broad trends in business and finance, the level and volatility of interest rates, changes in and uncertainty regarding tax laws and substantial fluctuations in the volume and price levels of securities transactions. The financial markets and the global financial services business are, by their nature, risky and volatile and are directly affected by many national and international factors that are beyond our control. Any one of these factors may cause a substantial decline in the U.S. and global financial services markets, resulting in reduced trading volume. These events could have a material adverse effect on our results and profitability. These factors include:

•        economic and political conditions in India, the U.S., Europe and elsewhere in the world,

•        concerns about terrorism, war and other armed hostilities,

•        concerns over inflation and wavering institutional and consumer confidence levels,

•        the availability of cash for investment by our dealer customers and their customers,

•        the level and volatility of interest rates and foreign currency exchange rates,

•        the level and volatility of trading in certain equity and commodity markets, and

•        currency values.

The global financial markets have experienced significant disruptions since 2008, and the United States, Europe, and other economies have experienced periods of recession. There is considerable uncertainty over the long-term effects of the expansionary monetary and fiscal policies adopted by the central banks and financial authorities of some of the world’s leading economies. Adverse economic conditions could have negative adverse effects on our business and financial conditions. Additionally, continued turbulence in the international markets may adversely affect our ability to access the capital markets to meet liquidity needs.

Employee misconduct or error could harm us by impairing our ability to attract and retain customers and subjecting us to significant legal liability and reputational harm; moreover, this type of misconduct is difficult to detect and deter and error is difficult to prevent.

Employee misconduct or error could subject us to financial losses and regulatory sanctions and could seriously harm our reputation and negatively affect our business. It is not always possible to deter employee misconduct, and the precautions taken to prevent and detect employee misconduct may not always be effective. Misconduct by employees could include engaging in improper or unauthorized transactions or activities, failing to properly supervise other employees, or improperly using confidential information. Employee errors, including mistakes in executing, recording or processing transactions for customers, could cause us to enter into transactions that customers may disavow and refuse to settle, which could expose us to the risk of material losses even if the errors are detected and the transactions are unwound or reversed. If our customers are not able to settle their transactions on a timely basis, the time in which employee errors are detected may be increased and our risk of material loss could be increased. The risk of employee error or miscommunication may be greater for products that are new or have non-standardized terms. It is not always possible to deter employee misconduct or error, and the precautions we take to detect and prevent this activity may not be effective in all cases.

Changing laws, rules and regulations and legal uncertainties, including adverse application of tax laws and regulations, may adversely affect our business and financial performance.

Our business and financial performance could be adversely affected by unfavorable changes in or interpretations of existing, or the promulgation of new, laws, rules and regulations applicable to us and our business, including those relating to the Internet and e-commerce, consumer protection and privacy. Such unfavorable changes could decrease demand for our services and products, increase costs and/or subject us to additional liabilities. For example, there may continue to be an increasing number of laws and regulations pertaining to the Internet and e-commerce, which may relate to liability for information retrieved from or transmitted over the Internet or mobile networks, user privacy, taxation and the quality of services and products sold or provided through the Internet. Furthermore, the growth and development of e-commerce may result in more stringent consumer protection laws that may impose additional burdens on online businesses generally.

The application of various Indian and international sales, use, occupancy, value-added and other tax laws, rules and regulations to our services and products is subject to interpretation by the applicable taxing authorities. Many of the statutes and regulations that impose these taxes were established before the growth of the Internet, mobile networks and e-commerce. If such tax laws, rules and regulations are amended, new adverse laws, rules or regulations are adopted or current laws are interpreted adversely to our interests, particularly with respect to occupancy or value-added or other taxes, the results could increase our tax payments (prospectively or retrospectively) and/or subject us to penalties and, if we pass on such costs to our customers, decrease the demand for our services and products. As a result, any such changes or interpretations could have an adverse effect on our business and financial performance.

Infrastructure in India may not be upgraded in order to support higher internet penetration, which may result in additional investments and expenses for us.

According to Internet World Stats and the McKinsey Global Report on Digital India dated March 2019, Internet penetration in India was only 7.0% in 2009, but reached over 40% in 2018. There can be no assurance that Internet penetration in India will increase in the future as slowdowns or disruptions in upgrading efforts for infrastructure in India could reduce the rate of increase in the use of the Internet. As such, we may need to make additional investments in alternative distribution channels. Further, any slowdown or negative deviation in the anticipated increase in Internet penetration in India may adversely affect our business and prospects.

Our results of operations are subject to fluctuations in currency exchange rates.

As the functional currency of Lytus India, our key operating subsidiary, is the Indian Rupee, our exposure to foreign currency risk primarily arises in respect of our non-Indian Rupee-denominated trade and other receivables, trade and other payables, and cash and cash equivalents.

We may not be able to obtain additional financing, if needed, on terms that are acceptable, which could prevent us from developing or enhancing our business, taking advantage of future opportunities or responding to competitive pressure or unanticipated requirements.

Our business is dependent upon the availability of adequate funding and sufficient capital. If for any reason we need to raise additional funds, we may not be able to obtain additional financing when needed. If we cannot raise additional funds on acceptable terms, we may not be able to develop or enhance our business, take advantage of future opportunities or respond to competitive pressure or unanticipated requirements.

We may experience technology failures while developing and enhancing our software.

In order to maintain our competitive advantage, our software is under continuous development. There is risk that software failures may occur and result in service interruptions and have other unintended consequences, which could have a material adverse effect on our business, financial condition and results of operations.

Any significant disruption in service on our platform or in our computer systems, including events beyond our control, could prevent us from processing or posting transactions on our platform, reduce the attractiveness of our platform and result in a loss of borrowers or investors.

In the event of a platform outage and physical data loss, our ability to perform our servicing obligations, process applications or make products and services available on our platform would be materially and adversely affected. The satisfactory performance, reliability and availability of our platform, and our underlying network infrastructure are critical to our operations, customer service, reputation and our ability to retain existing and attract new borrowers and investors. Our operations depend on our ability to protect our systems against damage or interruption from natural disasters, power or telecommunications failures, air quality issues, environmental conditions, computer viruses or attempts to harm our systems, criminal acts and similar events. If there is a lapse in service or damage to our facilities, we could experience interruptions in our service as well as delays and additional expense in arranging new facilities. Any interruptions or delays in our service, whether as a result of third-party error, our error, natural disasters or security breaches, whether accidental or willful, could harm our relationships with our borrowers and investors and our reputation. Additionally, in the event of damage or interruption, our insurance policies may not adequately compensate us for any losses that we may incur.

We operate in a rapidly evolving business environment. If we are unable to adapt our business effectively to keep pace with these changes, our ability to succeed will be adversely affected, which could have a material adverse effect on our business, financial condition and results of operations.

The pace of change in our industry is extremely rapid. Operating in such a rapidly changing business environment involves a high degree of risk. Our ability to succeed will depend on our ability to adapt effectively to these changing market conditions. If we are unable to keep up with rapid technological changes, we may not be able to compete effectively. To remain competitive, we must continue to enhance and improve the responsiveness, functionality, accessibility and features of our proprietary software, network distribution systems and technologies. Our business environment is characterized by rapid technological changes, changes in use and customer requirements and preferences, frequent product and service introductions embodying new technologies and the emergence of new industry standards and practices that could render our existing proprietary technology and systems obsolete. Our success will depend, in part, on our ability to:

•        develop, license and defend intellectual property useful in our business,

•        enhance our existing services,

•        develop new services and technologies that address the increasingly sophisticated and varied needs of our prospective customers,

•        respond to technological advances and emerging industry standards and practices on a cost-effective and timely basis,

•        respond to the demand for new services, products and technologies on a cost-effective and timely basis, and

•        adapt to technological advancements and changing standards to address the increasingly sophisticated requirements and varied needs of our prospective customers.

We cannot assure you that we will be able to respond in a timely manner to changing market conditions or customer requirements. The development of proprietary electronic trading technology entails significant technical, financial and business risks. Further, the adoption of new Internet, networking or telecommunications technologies may require us to devote substantial resources to modify, adapt and defend our technology. We cannot assure you that we will successfully implement new technologies or adapt our proprietary technology and transaction-processing systems to customer requirements or emerging industry standards, or that we will be able to successfully defend any challenges to any technology we develop. Any failure on our part to anticipate or respond adequately to technological advancements, customer requirements or changing industry standards, or any significant delays in the development, introduction or availability of new services, products or enhancements, could have a material adverse effect on our business, financial condition and results of operations.

We are a “controlled company” within the meaning of the NASDAQ Stock Market Rules and, as a result, may rely on exemptions from certain corporate governance requirements that provide protection to shareholders of other companies.

We are a “controlled company” as defined under Rule 5615(c)(1) of the NASDAQ Marketplace Rules because Mr. Dharmesh Pandya holds more than 50% of our voting power, and we expect we will continue to be a controlled company upon completion of this offering. For so long as we remain a controlled company under that definition, we are permitted to elect to rely, and may rely, on certain exemptions from the obligation to comply with certain corporate governance requirements, including:

•        the requirement that our director nominees must be selected or recommended solely by independent directors; and

•        the requirement that we have a corporate governance and nominating committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities.

As a result, you will not have the same protections afforded to shareholders of companies that are subject to all of the corporate governance requirements of the NASDAQ Stock Market Rules, if we utilize such exemptions. We currently do not intend to utilize the controlled company exemptions.

Lack of liquidity or access to capital could impair our business and financial condition.

Liquidity, or ready access to funds, is essential to our business. We expend significant resources investing in our business, particularly with respect to our technology and service platforms. As a result, reduced levels of liquidity could have a significant negative effect on us. Some potential conditions that could negatively affect our liquidity include:

•        illiquid or volatile markets,

•        diminished access to debt or capital markets,

•        unforeseen cash or capital requirements, or

•        regulatory penalties or fines, or adverse legal settlements or judgments.

The capital and credit markets continue to experience varying degrees of volatility and disruption. In some cases, the markets have exerted downward pressure on availability of liquidity and credit capacity for businesses similar to ours. Without sufficient liquidity, we could be required to limit or curtail our operations or growth plans, and our business would suffer. Notwithstanding the self-funding nature of our operations, we may sometimes be required to fund timing differences arising from the delayed receipt of client funds associated with the settlement of client transactions in securities markets. These timing differences are funded either with internally generated cash flow or, if needed, with funds drawn under our revolving credit facility. We may also need access to capital in connection with the growth of our business, through acquisitions or otherwise. In the event current resources are insufficient to satisfy our needs, we may need to rely on financing sources such as bank debt. The availability of additional financing will depend on a variety of factors such as:

•        market conditions,

•        the general availability of credit,

•        the volume of trading activities,

•        the overall availability of credit to the financial services industry,

•        our credit ratings and credit capacity, and

•        the possibility that our lenders could develop a negative perception of our long- or short-term financial prospects is a result of industry- or company-specific considerations. Similarly, our access to funds may be impaired if regulatory authorities or rating organizations take negative actions against us.

Disruptions, uncertainty, or volatility in the capital and credit markets may also limit our access to capital required to operate our business. Such market conditions may limit our ability to satisfy statutory capital requirements, generate commission, fee and other market-related revenue to meet liquidity needs and access the capital necessary to grow our business. As such, we may be forced to delay raising capital, issue different types of capital than we would otherwise, less effectively deploy such capital, or bear an unattractive cost of capital, which could decrease our profitability and significantly reduce our financial flexibility.

Our business could be materially adversely affected as a result of the risks associated with acquisitions and investments.

We may pursue further acquisitions and investments in the future. These transactions are accompanied by risks. For instance, an acquisition could have a negative effect on our financial and strategic position and reputation or the acquired business could fail to further our strategic goals. Moreover, we may not be able to successfully integrate acquired businesses into ours, and therefore we may not be able to realize the intended benefits from an acquisition. We may have a lack of experience in new markets, products or technologies brought on by the acquisition and we may have an initial dependence on unfamiliar supply or distribution partners. An acquisition may create an impairment of relationships with customers or suppliers of the acquired business or our advisors or suppliers. All of these and other potential risks may serve as a diversion of our management’s attention from other business concerns, and any of these factors could have a material adverse effect on our business.

We may be subject to intellectual property infringement claims, which may be expensive to defend and may disrupt our business and operations.

We cannot be certain that our operations or any aspects of our business do not or will not infringe upon or otherwise violate trademarks, patents, copyrights, know-how, or other intellectual property rights held by third parties. We may be from time to time in the future subject to legal proceedings and claims relating to the intellectual property rights of others. In addition, there may be third-party trademarks, patents, copyrights, know-how or other intellectual property rights that are infringed by our products, services or other aspects of our business without our awareness. Holders of such intellectual property rights may seek to enforce such intellectual property rights against us in India, the United States or other jurisdictions. If any third-party infringement claims are brought against us, we may be forced to divert management’s time and other resources from our business and operations to defend against these claims, regardless of their merits. Additionally, the application and interpretation of India’s intellectual property right laws and the procedures and standards for granting trademarks, patents, copyrights, know-how or other intellectual property rights in India are still evolving and are uncertain, and we cannot assure you that Indian courts or regulatory authorities would agree with our analysis. If we were found to have violated the intellectual property rights of others, we may be subject to liability for our infringement activities or may be prohibited from using such intellectual property, and we may incur licensing fees or be forced to develop alternatives of our own. As a result, our business and results of operations may be materially and adversely affected.

Our platforms and internal systems rely on software that is highly technical, and if it contains undetected errors, our business could be adversely affected.

Our platforms and internal systems rely on software that is highly technical and complex. In addition, our platform and internal systems depend on the ability of such software to store, retrieve, process, and manage immense amounts of data. The software on which we rely has contained, and may now or in the future contain, undetected errors or bugs. Errors or other design defects within the software on which we rely may result in a negative experience for customers and funding sources, delay introductions of new features or enhancements, result in errors or compromise our ability to protect customer or investor data or our intellectual property. Any errors, bugs or defects discovered in the software on which we rely could result in harm to our reputation, loss of customers or investors or liability for damages, any of which could adversely affect our business, results of operations and financial condition.

Our business is dependent on our ability to maintain relationships with our business partners and other third parties, and at the same time, we are subject to risks associated with our business partners and other third parties.

We currently rely on a number of business partners and other third parties in various aspects of our business. In addition, we cooperate with a number of business partners and other third parties to deliver our services to our customers. Furthermore, if third-party service providers fail to function properly, we cannot assure you that we would be able to find an alternative in a timely and cost-efficient manner, or at all. Pursuing, establishing and maintaining relationships with business partners and other third parties, as well as integrating their data and services with our system, require significant time and resources.

The smooth operation of our business also depends on the compliance by our business partners and other third parties with applicable laws and regulations. Any negative publicity about business partners and other third parties could harm our reputation. If any of the foregoing were to occur, our business and results of operations could be materially and adversely affected. Our reputation is associated with these business partners and other third parties, and if any of the foregoing were to occur, our reputation may suffer.

We face risks related to health pandemics that could impact our sales and operating results.

Our business could be adversely affected by the effects of a widespread outbreak of contagious disease, including the recent outbreak of respiratory illness caused by a novel coronavirus (COVID-19) first identified in Wuhan, Hubei Province, China. These could include disruptions or restrictions on our ability to travel and to deliver our products to our customers, as well as temporary closures of our facilities or the facilities of our customers and third-party service providers.

Any disruption or delay of our operations and those of our suppliers or customers may adversely impact our sales and operating results. This could also add pressure on our cash flow, although the size and duration of this global pandemic are uncertain as of this prospectus. In addition, a significant outbreak of contagious diseases in the human population resulted in a widespread health crisis that could adversely affect the economies and financial markets of India and many other countries, resulting in an economic downturn that could affect demand for our products and significantly impact our operating results.

A widespread health crisis could adversely affect the global economy, resulting in an economic downturn that could impact demand for our services. The future impact of the outbreak is highly uncertain and cannot be predicted and there is no assurance that the outbreak will not have a material adverse impact on the future results of the Company. The extent of the impact, if any, will depend on future developments, including actions taken to contain the coronavirus.

Effective April 2, 2021, the Indian Government in an effort to control the COVID-19 Pandemic has imposed lockdown in different parts of India, extending until released. With the number of new COVID-19 cases stabilizing in the major metro areas, future lockdowns cannot be ruled out because of the nature of the pandemic.

We will likely not pay dividends in the foreseeable future.

Dividend policy is subject to the discretion of our Board of Directors and will depend on, among other things, our earnings, financial condition, capital requirements and other factors. There is no assurance that our Board of Directors will declare dividends even if we are profitable. Under BVI law, we may only pay dividends from profits of our company, or credits standing in our Company’s share premium account, and we must be solvent before and after the dividend payment in the sense that we will be able to satisfy our liabilities as they become due in the ordinary course of business.

Risks Related to Doing Business in India

A substantial portion of our business and operations are located in India and we are subject to regulatory, economic, social and political uncertainties in India.

A substantial portion of our business and employees are located in India, and we intend to continue to develop and expand our business in India. Consequently, our financial performance and the market price of our common shares will be affected by changes in exchange rates and controls, interest rates, changes in government policies, including taxation policies, social and civil unrest and other political, social and economic developments in or affecting India.

The Government of India has exercised and continues to exercise significant influence over many aspects of the Indian economy. Since 1991, successive Indian governments have generally pursued policies of economic liberalization and financial sector reforms, including by significantly relaxing restrictions on the private sector. Nevertheless, the role of the Indian central and state governments in the Indian economy as producers, consumers and regulators has remained significant and we cannot assure you that such liberalization policies will continue. The present government, formed in May 2009, has announced policies and taken initiatives that support the continued economic liberalization policies that have been pursued by previous governments. However, the present government is a multiparty coalition and therefore there is no assurance that it will be able to generate sufficient cross-party support to implement such policies or initiatives. The rate of economic liberalization could change, and specific laws and policies affecting travel service companies, foreign investments, currency exchange rates and other matters affecting investments in India could change as well. A significant change in India’s policy of economic liberalization and deregulation or any social or political uncertainties could adversely affect business and economic conditions in India generally and our business and prospects.

As the domestic Indian market constitutes a significant source of our revenue, a slowdown in economic growth in India could cause our business to suffer.

The performance and growth of our business are necessarily dependent on economic conditions prevalent in India, which may be materially and adversely affected by political instability or regional conflicts, economic slowdown elsewhere in the world or otherwise. The Indian economy also remains largely driven by the performance of the agriculture sector, which depends on the quality of the monsoon and is difficult to predict. The Indian economy has grown significantly over the past few years. In the past, economic slowdowns in the Indian economy have harmed the ecommerce sector as customers have less disposable income for their shopping online. Any future slowdown in the Indian economy could have a material adverse effect on the demand for the travel products we sell and, as a result, on our financial condition and results of operations.

Trade deficits could also adversely affect our business and the price of our common shares. India’s trade relationships with other countries and its trade deficit, driven to a major extent by global crude oil prices, may adversely affect Indian economic conditions. If trade deficits increase or are no longer manageable because of the rise in global crude oil prices or otherwise, the Indian economy, and therefore our business, our financial performance and the price of our common shares could be adversely affected.

India also faces major challenges in sustaining its growth, which include the need for substantial infrastructure development and improving access to healthcare and education. If India’s economic growth cannot be sustained or otherwise slows down significantly our business and prospects could be adversely affected.

The ecommerce business in India is susceptible to extraneous events such as terrorist attacks and other acts of violence, which may result in a reduction in online transaction volumes impacting our business profitability.

Terrorist attacks and other acts of violence or war involving India or other neighboring countries may adversely affect the Indian markets and the worldwide financial markets. In addition, any deterioration in international relations between India and other countries may result in concerns regarding regional stability which could adversely affect the price of our common shares. The occurrence of any of these events may result in a loss of business confidence and have an adverse effect on our business and financial performance.

Natural calamities could have a negative impact on the Indian economy and cause our business to suffer.

India has experienced natural calamities such as earthquakes, tsunamis, floods, and drought in the past few years. The extent and severity of these natural disasters determines their impact on the Indian economy. Substantially all of our operations and employees are located in India and there can be no assurance that we will not be affected by natural disasters in the future. The occurrence of any of these disasters may result in a loss of business confidence and have an adverse effect on our business and financial performance.

Restrictions on foreign investment in India may prevent us from making future acquisitions or investments in India, which may adversely affect our results of operations, financial condition and financial performance.

India regulates ownership of Indian companies by foreigners, although some restrictions on foreign investment have been relaxed in recent years. These regulations and restrictions may apply to acquisitions by us or our affiliates, including Lytus India and affiliates which are not resident in India, of shares in Indian companies or the provision of funding by us or any other entity to Indian companies within our group. For example, under its consolidated foreign direct investment policy, the Government of India has set out additional requirements for foreign investments in India, including requirements with respect to downstream investments by Indian companies owned or controlled by foreign entities and the transfer of ownership or control of Indian companies in sectors with caps on foreign investment from resident Indian persons or entities to foreigners. These requirements, which currently include restrictions on valuations and sources of funding for such investments and may include prior approval from the Foreign Investment Promotion Board, may adversely affect our ability to make investments in India, including through LYTUS India. There can be no assurance that we will be able to obtain any required approvals for future acquisitions or investments in India, or that we will be able to obtain such approvals on satisfactory terms.

Our business and activities are regulated by The Competition Act, 2002.

The Competition Act, 2002, as amended, or the Competition Act, several provisions of which have recently come into force, seeks to prevent practices that could have an appreciable adverse effect on competition. Under the Competition Act, any arrangement, understanding or action between enterprises, whether formal or informal, which causes or is likely to cause an appreciable adverse effect on competition, is void and will be subject to substantial penalties. Any agreement that directly or indirectly determines purchase or sale prices, limits or controls production, or creates market sharing by way of geographical area or number of customers in the market is presumed to have an appreciable adverse effect on competition. Provisions relating to the regulations of certain acquisitions, mergers or amalgamations which have an appreciable adverse effect on competition are not yet in force. Such provisions could, if brought into force in the future, be applicable to us.

The effect of the Competition Act on the business environment in India is unclear. If we or any member of our group, including Lytus India, are affected, directly or indirectly, by the application or interpretation of any provision of the Competition Act or any enforcement proceedings initiated by the Competition Commission of India or any adverse publicity that may be generated due to scrutiny or prosecution by the Competition Commission of India, our business and financial performance may be materially and adversely affected.

Risks Related to this Offering and Ownership of our Common Shares

Prior to this offering, we had no public market for our common shares and you may not be able to resell our common shares at or above the price you paid, or at all.

Prior to this offering, there was no public market for our common shares. We cannot assure you that an active public market for our common shares will develop or that the market price of our common shares will not decline below the public offering price. The public offering price of our common shares may not be indicative of prices that will prevail in the trading market following the offering.

If we are unable to comply with certain conditions, our common shares may not trade on the NASDAQ Capital Market.

If we are unable to meet initial listing requirements for listing of our securities on NASDAQ, our shares may not trade on the NASDAQ Capital Market. In addition, we have relied on an exemption to the blue sky registration requirements afforded to “covered securities.” Securities listed on the NASDAQ Capital Market are “covered securities.” If we are unable to meet the final conditions for listing, then we will not be able to rely on the covered securities exemption to blue sky registration requirements and we would need to register the offering in each state in which we planned to sell common shares. Consequently, we will not complete this offering until we have met the final conditions.

If our financial condition deteriorates as a NASDAQ listed company, we may not meet continued listing standards on the NASDAQ Capital Market.

We have applied and received approval for listing of our securities on the NASDAQ Capital Market. However, there can be no assurance that the offering will be closed and our common shares will be trading on the NASDAQ Capital Market. The NASDAQ Capital Market requires companies to fulfil specific requirements in order for their shares to continue to be listed. If our common shares are listed on the NASDAQ Capital Market but are delisted from the NASDAQ Capital Market at some later date, our shareholders could find it difficult to sell our common shares. In addition, if our common shares are delisted from the NASDAQ Capital Market at some later date, we may apply to have our common shares quoted on the Bulletin Board or in the “pink sheets” maintained by the National Quotation Bureau, Inc. The Bulletin Board and the “pink sheets” are generally considered to be less efficient markets than the NASDAQ Capital Market. In addition, if our common shares are not so listed or are delisted at some later date, our common shares may be subject to the “penny stock” regulations. These rules impose additional sales practice requirements on broker-dealers who sell low-priced securities to persons other than established customers and institutional accredited investors and require the delivery of a disclosure schedule explaining the nature and risks of the penny stock market. As a result, the ability or willingness of broker-dealers to sell or make a market in our common shares might decline. If our common shares are not so listed or are delisted from the NASDAQ Capital Market at some later date or become subject to the penny stock regulations, it is likely that the price of our common shares would decline and that our shareholders would find it difficult to sell their common shares. In addition, we have relied on an exemption to the blue sky registration requirements afforded to “covered securities.” Securities listed on the NASDAQ Capital Market are “covered securities.” If we are unable to meet the final conditions for listing, then we will not be able to rely on the “covered securities” exemption to blue sky registration requirements and we would need to register the offering in each state in which we planned to sell common shares. Consequently, we will not complete this offering until we have met the final conditions.

If a limited number of participants in this offering purchase a significant percentage of the offering, the effective public float may be smaller than anticipated and the price of our common shares may be volatile.

As a company conducting a relatively small public offering, we are subject to the risk that a small number of investors will purchase a high percentage of the offering. If this were to happen, investors could find our common shares to be more volatile than they might otherwise anticipate. Companies that experience such volatility in their stock price may be more likely to be the subject of securities litigation. In addition, if a large portion of our public float were to be held by a few investors, smaller investors may find it more difficult to sell their common shares.

We are a “foreign private issuer,” and our disclosure obligations differ from those of U.S. domestic reporting companies. As a result, we may not provide you with the same information as U.S. domestic reporting companies or we may provide information at different times, which may make it more difficult for you to evaluate our performance and prospects.

We are a foreign private issuer and, as a result, we are not subject to the same requirements as U.S. domestic issuers. Under the Exchange Act, we will be subject to reporting obligations that, to some extent, are more lenient and less frequent than those of U.S. domestic reporting companies. For example, we will not be required to issue quarterly reports or proxy statements. We will not be required to disclose detailed individual executive compensation information. Furthermore, our directors and executive officers will not be required to report equity holdings under Section 16 of the Exchange Act and will not be subject to the insider short-swing profit disclosure and recovery regime. As a foreign private issuer, we will also be exempt from the requirements of Regulation FD (Fair Disclosure) which, generally, are meant to ensure that select groups of investors are not privy to specific information about an issuer before other investors. However, we will still be subject to the anti-fraud and anti-manipulation rules of the SEC, such as Rule 10b-5 under the Exchange Act. Since many of the disclosure obligations imposed on us as a foreign private issuer differ from those imposed on U.S. domestic reporting companies, you should not expect to receive the same information about us and at the same time as the information provided by U.S. domestic reporting companies.

Common shares eligible for future sale may adversely affect the market price of our common shares, as the future sale of a substantial amount of outstanding common shares in the public marketplace could reduce the price of our common shares.

The market price of our common shares could decline as a result of sales of substantial amounts of our common shares in the public market, or the perception that these sales could occur. In addition, these factors could make it more difficult for us to raise funds through future offerings of our common shares. An aggregate of 34,154,062 common shares are outstanding before the consummation of this offering and 36,881,334 common shares will be outstanding immediately after this offering (which does not include 409,090 common shares that the underwriters may purchase form us to cover over-allotments). All of the common shares sold in the offering will be freely transferable without restriction or further registration under the Securities Act. The remaining common shares will be “restricted securities” as defined in Rule 144. These shares may be sold in the future without registration under the Securities Act to the extent permitted by Rule 144 or other exemptions under the Securities Act.

You will experience immediate and substantial dilution.

The initial public offering price of our common shares is expected to be substantially higher than the pro forma net tangible book value per share of our common shares. Assuming the completion of the offering, if you purchase common shares in this offering, you will incur immediate dilution of approximately $11.31 per share in the pro forma net tangible book value per share from the price per share that you pay for the common shares. Accordingly, if you purchase common shares in this offering, you will incur immediate and substantial dilution of your investment. See “Dilution.”

We have not finally determined the uses of the proceeds from this offering, and we may use the proceeds in ways with which you may not agree.

While we have identified the priorities to which we expect to put the proceeds of this offering, our management will have considerable discretion in the application of the net proceeds received by us. Specifically, we intend to use the net proceeds from this offering for research and development and additional hiring, sales and marketing, working capital, and general corporate purposes. We have reserved the right to re-allocate funds currently allocated to that purpose to our general working capital. If that were to happen, then our management would have discretion over even more of the net proceeds to be received by our company in this offering. You will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. You must rely on the judgment of our management regarding the application of the net proceeds of this offering. The net proceeds may be used for corporate purposes that do not improve our efforts to achieve profitability or increase our stock price. The net proceeds from this offering may be placed in investments that do not produce profit or increase value. See “Use of Proceeds.”

Our officers, directors and principal shareholders own a significant percentage of our common shares and will be able to exert significant control over matters subject to shareholder approval.

Assuming the completion of this offering, our officers, directors, and 5% or greater shareholders will, in the aggregate, beneficially own approximately 87.4% of our outstanding common shares. Specifically, Dharmesh Pandya, our chief executive officer and director, in the aggregate, will beneficially own 78.2% following this offering, which, in turn, will allow such shareholders to exert substantial influence over matters such as electing directors and approving mergers or other business combination transactions. As a result, our officers, directors, and 5% or greater shareholders will possess substantial ability to impact our management and affairs and the outcome of matters submitted to shareholders for approval.  This concentration of ownership and voting power may also discourage, delay or prevent a change in control of our company, which could deprive our shareholders of an opportunity to receive a premium for their common shares as part of a sale of our company and might reduce the price of our common shares. These actions may be taken even if they are opposed by our other shareholders, including those who purchase common shares in this offering. See “Principal Shareholders.”

We will incur increased costs and become subject to additional regulations and requirements as a result of becoming a newly public company, and our management will be required to devote substantial time to new compliance matters, which could lower our profits or make it more difficult to run our business.

As a newly public company, we will incur significant legal, accounting, and other expenses that we have not incurred as a private company, including costs associated with public company reporting requirements and costs of recruiting and retaining non-executive directors. We also have incurred and will incur costs associated with the Sarbanes-Oxley Act and related rules implemented by the Securities and Exchange Commission, or the SEC, and NASDAQ. The expenses incurred by public companies generally for reporting and corporate governance purposes have been increasing. We expect these rules and regulations to increase our legal and financial compliance costs and to make some activities more time-consuming and costly, although we are currently unable to estimate these costs with any degree of certainty. Our management will need to devote a substantial amount of time to ensure that we comply with all of these requirements. These laws and regulations also could make it more difficult or costly for us to obtain certain types of insurance, including director and officer liability insurance, and we may be forced to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. These laws and regulations could also make it more difficult for us to attract and retain qualified persons to serve on our Board of Directors, our board committees or as our executive officers. Furthermore, if we are unable to satisfy our obligations as a public company, we could be subject to delisting of our common shares, fines, sanctions and other regulatory action and potentially civil litigation.

There may not be an active trading market for our common shares, which may cause shares of our common shares to trade at a discount from the initial offering price and make it difficult to sell the common shares you purchase.

Prior to this offering, there has not been a public trading market for our common shares. It is possible that after this offering an active trading market will not develop or continue or, if developed, that any market will be sustained which would make it difficult for you to sell your common shares at an attractive price or at all. The initial public offering price per share will be determined by agreement among us and the representatives of the underwriters, and may not be indicative of the price at which common shares will trade in the public market after this offering. The market price of our stock may decline below the initial offering price and you may not be able to sell your common shares at or above the price you paid in this offering, or at all.

The market price of common shares may be volatile, which could cause the value of your investment to decline.

Even if a trading market develops, the market price of our common shares may be highly volatile and could be subject to wide fluctuations. Securities markets worldwide experience significant price and volume fluctuations. This market volatility, as well as general economic, market, or political conditions, could reduce the market price of our common shares in spite of our operating performance. In addition, our results of operations could be below the expectations of public market analysts and investors due to a number of potential factors, including variations in our quarterly results of operations, additions or departures of key management personnel, failure to meet analysts’ earnings estimates, publication of research reports about our industry, litigation and government investigations, changes or proposed changes in laws or regulations or differing interpretations or enforcement thereof affecting our business, adverse market reaction to any indebtedness we may incur or securities we may issue in the future, changes in market valuations of similar companies or speculation in the press or investment community, announcements by our competitors of significant contracts, acquisitions, dispositions, strategic partnerships, joint ventures or capital commitments, adverse publicity about our industry in or individual scandals, and in response the market price of our common shares could decrease significantly. You may be unable to resell your common shares of at or above the initial public offering price. In the past few years, stock markets have experienced extreme price and volume fluctuations. In the past, following periods of volatility in the overall market and the market price of a company’s securities, securities class action litigation has often been instituted against these companies. This litigation, if instituted against us, could result in substantial costs and a diversion of our management’s attention and resources, or at all.

Future sales, or the perception of future sales, by us or our existing shareholders in the public market following this offering could cause the market price for our common shares to decline.

The sale of substantial amounts of common shares in the public market, or the perception that such sales could occur could harm the prevailing market price of our common shares. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate. Upon completion of this offering we will have a total of 36,881,334 common shares outstanding (which does not include 409,090 common shares that the underwriters may purchase form us to cover over-allotments). Of the outstanding common shares, the 2,727,272 common shares sold or issued in this offering will be freely tradable without restriction or further registration under the Securities Act of 1933, as amended, or Securities Act, except that any common shares held by our affiliates, as that term is defined under Rule 144 of the Securities Act, may be sold only in compliance with the limitations described in “Common Shares Eligible for Future Sale.” All remaining common shares, which are currently held by our existing shareholders, may be sold in the public market in the future subject to the lock-up agreements and the restrictions contained in Rule 144 under the Securities Act. If any existing shareholders sell a substantial amount of common shares, the prevailing market price for our common shares could be adversely affected. Our executive officers, directors and certain of our existing shareholders will sign lock-up agreements with the underwriters that will, subject to certain customary exceptions, restrict the sale of our common shares and certain other securities held by them for 90 days following the date of this prospectus. The underwriters may, in their sole discretion and at any time without notice, release all or any portion of the common shares subject to any such lock-up agreements. As restrictions on resale end, the market price of our common shares could drop significantly if the holders of our restricted shares sell them or are perceived by the market as intending to sell them. These factors could also make it more difficult for us to raise additional funds through future offerings of our common shares or other securities.

As the rights of shareholders under BVI law differ from those under U.S. law, you may have fewer protections as a shareholder.

Our corporate affairs will be governed by our Memorandum and Articles of Association, the BVI Business Companies Act, 2004, as amended (the “BVI Act”), and the common law of the BVI. The rights of shareholders to take legal action against our directors, actions by minority shareholders, and the fiduciary responsibilities of our directors under BVI law are governed by the BVI Act and the common law of the BVI. The common law of the BVI is derived in part from comparatively limited judicial precedent in the British Virgin Islands as well as from the common law of England and the wider Commonwealth, which has persuasive, but not binding, authority on a court in the BVI. The rights of our shareholders and the fiduciary responsibilities of our directors under BVI law are largely codified in the BVI Act but are potentially not as clearly established as they would be under statutes or judicial precedents in some jurisdictions in the United States. In particular, the BVI has a less developed body of securities laws as compared to the United States, and some states (such as Delaware) have more fully developed and judicially interpreted bodies of corporate law. As a result of all of the above, holders of our common shares may have more difficulty in protecting their interests through actions against our management, directors or major shareholders than they would as shareholders of a U.S. company.

BVI companies may not be able to initiate shareholder derivative actions, thereby depriving shareholders of the ability to protect their interests.

Shareholders of BVI companies may not have standing to initiate a shareholder derivative action in a federal court of the United States. Shareholders of a BVI company could, however, bring a derivative action in the BVI courts, and there is a clear statutory right to commence such derivative claims under Section 184C of the BVI Act. The circumstances in which any such action may be brought, and the procedures and defenses that may be available in respect to any such action, may result in the rights of shareholders of a BVI company being more limited than those of shareholders of a company organized in the United States. Accordingly, shareholders may have fewer alternatives available to them if they believe that corporate wrongdoing has occurred. The BVI courts are also unlikely to recognize or enforce against us judgments of courts in the United States based on certain liability provisions of U.S. securities law; and to impose liabilities against us, in original actions brought in the BVI, based on certain liability provisions of U.S. securities laws that are penal in nature. There is no statutory recognition in the BVI of judgments obtained in the United States, although the courts of the BVI will generally recognize and enforce the non-penal judgment of a foreign court of competent jurisdiction without retrial on the merits. The BVI Act offers some limited protection of minority shareholders. The principal protection under statutory law is that shareholders may apply to the BVI court for an order directing the company or its director(s) to comply with, or restraining the company or a director from engaging in conduct that contravenes, the BVI Act or the company’s Memorandum and Articles of Association. Under the BVI Act, the minority shareholders have a statutory right to bring a derivative action in the name of and on behalf of the company in circumstances where a company has a cause of action against its directors. This remedy is available at the discretion of the BVI court. A shareholder may also bring an action against the company for breach of duty owed to him as a member. A shareholder who considers that the affairs of the company have been, are being or likely to be, conducted in a manner that is, or any act or acts of the company have been, or are, likely to be oppressive, unfairly discriminatory, or unfairly prejudicial to him in that capacity, may apply to the BVI court for an order to remedy the situation.

There are common law rights for the protection of shareholders that may be invoked, largely dependent on English company law. Under the general rule pursuant to English company law known as the rule in Foss v. Harbottle, a court will generally refuse to interfere with the management of a company at the insistence of a minority of its shareholders who express dissatisfaction with the conduct of the company’s affairs by the majority or the Board of Directors. However, every shareholder is entitled to have the affairs of the company conducted properly according to BVI law and the constituent documents of the company. As such, if those who control the company have persistently disregarded the requirements of company law or the provisions of the company’s Memorandum and Articles of Association, then the courts may grant relief. Generally, the areas in which the courts will intervene are the following: (1) an act complained of which is outside the scope of the authorized business or is illegal or not capable of ratification by the majority; (2) acts that constitute fraud on the minority where the wrongdoers control the company; (3) acts that infringe or are about to infringe on the personal rights of the shareholders, such as the right to vote; and (4) where the company has not complied with provisions requiring approval of a special or extraordinary majority of shareholders. This means that even if shareholders were to sue us successfully, they may not be able to recover anything to make up for the losses suffered.

The laws of the BVI may provide less protection for minority shareholders than those under U.S. law, so minority shareholders may have less recourse than they would under U.S. law if the shareholders are dissatisfied with the conduct of our affairs.

Under the laws of the BVI, the rights of minority shareholders are protected by provisions of the BVI Act dealing with shareholder remedies and other remedies available under common law (in tort or contractual remedies). The principal protection under statutory law is that shareholders may bring an action to enforce the constitutional documents of the company (i.e. the Memorandum and Articles of Association) as shareholders are entitled to have the affairs of the company conducted in accordance with the BVI Act and the Memorandum and Articles of Association of the company. A shareholder may also bring an action under statute if he feels that the affairs of the company have been or will be carried out in a manner that is unfairly prejudicial or discriminating or oppressive to him. The BVI Act also provides for certain other protections for minority shareholders, including in respect of investigation of the company and inspection of the company books and records. There are also common law rights for the protection of shareholders that may be invoked, largely dependent on English common law, since the common law of the BVI for business companies is limited.

As a company incorporated in the British Virgin Islands, we are permitted to adopt certain home country practices in relation to corporate governance matters that differ significantly from the NASDAQ Stock Market corporate governance listing standards; these practices may afford less protection to shareholders than they would enjoy if we complied fully with the NASDAQ Stock Market corporate governance listing standards.

As an exempted British Virgin Islands company to be listed on the NASDAQ Capital Market, we are subject to the NASDAQ Stock Market corporate governance listing standards. However, the NASDAQ Stock Market rules permit a foreign private issuer like us to follow the corporate governance practices of its home country. Certain corporate governance practices in the British Virgin Islands, which is our home country, may differ significantly from the NASDAQ Stock Market corporate governance listing standards. For instance, we are not required to:

•        have a majority of the board to be independent (although all of the members of the audit committee must be independent under the U.S. Securities Exchange Act of 1934, as amended, or the Exchange Act);

•        have a compensation committee or a nominating or corporate governance committee consisting entirely of independent directors;

•        have regularly scheduled executive sessions for non-management directors; and

•        have annual meetings and director elections.

Currently, we do not intend to rely on home country practice with respect to our corporate governance after we complete with this offering. However, if we choose to follow home country practice in the future, our shareholders may be afforded less protection than they otherwise would have under corporate governance listing standards applicable to U.S. domestic issuers.

We may not be able to pay any dividends on our common shares in the future due to BVI law.

Under BVI law, we may only pay dividends to our shareholders if the value of our assets exceeds our liabilities and we are able to pay our debts as they become due. We cannot give any assurance that we will declare dividends of any amounts, at any rate or at all in the future. Future dividends, if any, will be at the discretion of our Board of Directors, and will depend upon our results of operations, cash flows, financial condition, payment to us of cash dividends by our subsidiaries, capital needs, future prospects and other factors that our directors may deem appropriate.

We may be or may become a passive foreign investment company, or PFIC, which could result in adverse U.S. tax consequences to U.S. investors.

Based on the past and projected composition of our income and assets, and the valuation of our assets, including goodwill, we do not believe we were a passive foreign investment company (a “PFIC”) for our most recent taxable year, and we do not expect to become a PFIC in the current taxable year or the foreseeable future, although there can be no assurance in this regard.

In general, we will be a PFIC for any taxable year in which:

•        at least 75% of our gross income is passive income, or

•        at least 50% of the value (determined based on a quarterly average) of our assets is attributable to assets that produce or are held for the production of passive income, which include cash, such as cash raised in this offering.

The determination of whether we are a PFIC is made annually. Accordingly, it is possible that we may become a PFIC in the current or any future taxable year due to changes in our asset or income composition. Because we have calculated the value of our goodwill by taking into account the expected market value of our common shares, a decrease in the price of our common shares may also result in our becoming a PFIC.

If we are a PFIC for any taxable year during which you hold our common shares, our PFIC status could result in adverse U.S. federal income tax consequences to you if you are a U.S. Holder, as defined under “Tax Matters — United States Federal Income Taxation.” For example, if we are or become a PFIC, you may become subject to increased tax liabilities in respect of our common shares under U.S. federal income tax laws and regulations, and will become subject to burdensome reporting requirements. See “Tax Matters — United States Federal Income Taxation — Passive Foreign Investment Company.” There can be no assurance that we will not be a PFIC for the current or any future taxable year.

We are an “emerging growth company” and we cannot be certain if the reduced disclosure requirements applicable to “emerging growth companies” will make our common shares less attractive to investors.

We are an “emerging growth company,” as defined in the JOBS Act, and we may take advantage of certain exemptions and relief from various reporting requirements that are applicable to other public companies that are not “emerging growth companies.” In particular, while we are an “emerging growth company” (1) we will not be required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act, (2) we will be exempt from any rules that may be adopted by the PCAOB requiring mandatory audit firm rotations or a supplement to the auditor’s report on financial statements, (3) we will be subject to reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and (4) we will not be required to hold nonbinding advisory votes on executive compensation or shareholder approval of any golden parachute payments not previously approved. We currently intend to take advantage of the reduced disclosure requirements regarding executive compensation. If we remain an “emerging growth company” after fiscal 2018, we may take advantage of other exemptions, including the exemptions from the advisory vote requirements and executive compensation disclosures under the Dodd-Frank Wall Street Reform and Customer Protection Act, or the Dodd-Frank Act, and the exemption from the provisions of Section 404(b) of the Sarbanes-Oxley Act. In addition, Section 107 of the JOBS Act provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards, meaning that the company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have irrevocably elected not to avail ourselves of this exemption from new or revised accounting standards and, therefore, will be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.

We may remain an “emerging growth company” until the fiscal year-end following the fifth anniversary of the completion of this initial public offering, though we may cease to be an “emerging growth company” earlier under certain circumstances, including (1) if we become a large accelerated filer, (2) if our gross revenue exceeds $1.07 billion in any fiscal year or (3) if we issue more than $1.0 billion in non-convertible notes in any three year period. The exact implications of the JOBS Act are still subject to interpretations and guidance by the SEC and other regulatory agencies, and we cannot assure you that we will be able to take advantage of all of the benefits of the JOBS Act. In addition, investors may find our common shares less attractive if we rely on the exemptions and relief granted by the JOBS Act. If some investors find our common shares less attractive as a result, there may be a less active trading market for our common shares and our stock price may decline and/or become more volatile.

FORWARD-LOOKING STATEMENTS

We have made statements in this prospectus, including under “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Our Business” and elsewhere that constitute forward-looking statements. Forward-looking statements involve risks and uncertainties, such as statements about our plans, objectives, expectations, assumptions or future events. In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “we believe,” “we intend,” “may,” “should,” “will,” “could” and similar expressions denoting uncertainty or an action that may, will or is expected to occur in the future. These statements involve estimates, assumptions, known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from any future results, performances or achievements expressed or implied by the forward-looking statements.

Examples of forward-looking statements include:

•        the timing of the development of future services,

•        projections of revenue, earnings, capital structure and other financial items,

•        the development of future company-owned call centers,

•        statements regarding the capabilities of our business operations,

•        statements of expected future economic performance,

•        statements regarding competition in our market, and

•        assumptions underlying statements regarding us or our business.

The ultimate correctness of these forward-looking statements depends upon a number of known and unknown risks and events. We discuss our known material risks under the heading “Risk Factors” above. Many factors could cause our actual results to differ materially from those expressed or implied in our forward-looking statements. Consequently, you should not place undue reliance on these forward-looking statements. The forward-looking statements speak only as of the date on which they are made, and, except as required by law, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

USE OF PROCEEDS

We estimate that the net proceeds to us from the sale of our 2,727,272 common shares in this offering will be approximately $27.5 million, after deducting the underwriting discounts and commissions and the estimated offering expenses payable by us (including the offering expenses that have been committed to be paid).

The principal purposes of this Offering are to obtain additional capital to support our operations, establish a public market for our common shares and facilitate our future access to the public capital markets. We intend to use the net proceeds received from this Offering for the following:

•        An aggregate of $15 million for the acquisition of customers (ownership of approximately 1.8 million customers) and 51% of the shares in a licensed cable company.

•        $8 million for general corporate purposes, primarily related to our precursor initiatives for the launch of our offerings in the telemedicine space.

•        $4.5 million for future development of assets, mainly the upgrade of our streaming devices, purchase and development of software applications for telemedicine services, purchasing of health monitoring devices and memory capacity for third party marketplace (Android market-place) and software applications.

We shall continue to provide streaming services to the existing approximately 1.8 million subscribers using an upgraded device that provides the additional facilities, such as internet services and availability of our proprietary operating system to augment our Lytus platform, through already installed fiber network and infrastructure to approximately 1.8 million households. This streaming segment generated approximately $15 million for the period March 16, 2020 (date of inception) through March 31, 2020, and approximately $14.6 million for the year ending March 31, 2021. This will be used for our operating expenses.

We shall also utilize the surplus cash proceeds for commercializing new “Internet of Medical Things” solutions and product extensions and potentially pursue targeted acquisitions. We may use a portion of the net proceeds from this offering and our existing cash and cash equivalents to in-license, acquire or invest in complementary business, technologies, products or assets. However, we have no current plans, commitments or obligations to do so.

We have not yet determined the amount of net proceeds to be used specifically for any of the foregoing purposes. Accordingly, we will retain broad discretion over the use of these proceeds.

DIVIDEND POLICY

The holders of our common shares are entitled to dividends out of funds legally available when and as declared by our Board of Directors subject to the BVI Act. Our Board has never declared a dividend and does not anticipate declaring a dividend in the foreseeable future. We currently intend to retain most, if not all, of our available funds and any future earnings to operate and expand our business.

Should we decide in the future to pay dividends, as a holding company, our ability to do so and meet other obligations depends upon the receipt of dividends or other payments from our operating subsidiary and other holdings and investments. In addition, our operating company may, from time to time, be subject to restrictions on their ability to make distributions to us, including as a result of restrictive covenants in loan agreements, restrictions on the conversion of local currency into U.S. dollars or other hard currency and other regulatory restrictions.

EXCHANGE RATE INFORMATION

Our business is conducted in India, and the financial records of our Indian subsidiaries are maintained in Indian rupees, its functional currency. However, we use the U.S. dollar as our reporting currency; therefore, periodic reports made to shareholders will include current period amounts translated into U.S. dollars using the then-current exchange rates. Our financial statements have been translated into U.S. dollars in accordance with Accounting Standards Codification (“ASC”) 830-10, “Foreign Currency Matters.” We have translated our asset and liability accounts using the exchange rate in effect at the balance sheet date. We translated our statements of operations using the average exchange rate for the period. We reported the resulting translation adjustments under other comprehensive income/loss. Unless otherwise noted, we have translated profit and loss items at an average rate of Rs.74.09 for the period ended March 31, 2020 and Rs.74.17 for the year ended March 31, 2021, and for the balance sheet items we have translated at closing rate as of March 31, 2020 which is Rs.75.33 and as of March 31, 2021 which is Rs.73.20.

We make no representation that any Rupee or U.S. dollar amounts could have been, or could be, converted into U.S. dollars or Rupee, as the case may be, at any particular rate, or at all. We do not currently engage in currency hedging transactions.

CAPITALIZATION

The following table sets forth our cash and our capitalization as of March 31, 2021:

•        On an actual basis; and

•        On a pro forma basis to give effect to the sale of 2,727,272 common shares by us in this offering at the assumed initial public offering price of $11.00 per share, the midpoint of the estimated price range set forth on the cover page of this prospectus, and to reflect the application of the proceeds after deducting the estimated 7% underwriting discounts and commissions, 1% non-accountable expense allowance and estimated offering expenses payable by us.

The pro forma information below is illustrative only and our capitalization following the completion of this offering is subject to adjustment based on the public offering price of our common shares and other terms of this offering determined at pricing. You should read this capitalization table together with our consolidated financial statements and the related notes appearing elsewhere in this prospectus and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section and other financial information included elsewhere in this prospectus.

	Historical	Pro Forma, As Adjusted
	US$	US$
Cash and Cash Equivalents (*Proceeds, after all expenses)	26,142	27,501,135 (1)
Equity
1) Equity Share Capital	341,541	368,814 (2)
2) Other Equity	11,489,029	38,936,749
Total Lytus Equity	11,830,570	39,305,563
Noncontrolling interest	(77,975)	(77,975)
Total Equity	11,752,595	39,227,588
Total Capitalization	11,752,595	39,227,588

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(1):    Incremental — Expected Proceeds

	Per Share	Without Over-Allotment
Public offering price	$11.00	$29,999,992
Underwriter discount (7%)	$0.77	$2,099,999
Proceeds, before expenses	$10.23	$27,899,993
Non-accountable expense allowance	$0.11	$300,000
Proceeds, after non-accountable	$10.12	$27,599,993
Proceeds, after all expenses	$10.07	$27,474,993

(2):    Incremental Equity Share Capital

New Investors: 2,727,272 shares multiplied by par value of our common shares of $ 0.01 per share = $27,273.

A $1.00 increase (decrease) in the assumed public offering price of $11.00 per share would increase (decrease) the pro forma net tangible book value per share by approximately $0.06 and the dilution in pro forma net tangible book value per share to investors participating in this offering by $0.94 per share, assuming that the number of common shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions, non-accountable expense allowance, and offering expenses payable by us.

DILUTION

If you invest in our common shares in this offering, your ownership interest will be diluted immediately to the extent of the difference between the initial public offering price per common share and the pro forma net tangible book value per common share immediately after this offering.

As of March 31, 2021, we had a historical net tangible book value (deficit) of $(35,719,609), or $(1.05) per common share based on 34,154,062 common shares outstanding at March 31, 2021. Our historical net tangible book value per share is the amount of our total tangible assets less our total liabilities as of March 31, 2021, divided by the number of common shares outstanding at March 31, 2021.

Dilution results from the fact that the per common share initial public offering price is substantially in excess of the book value per common share attributable to the existing shareholders for our presently outstanding common shares. After giving effect to our issuance and sale of 2,727,272 common shares in this offering at an assumed initial public offering price of $11.00 per share, the midpoint of the estimated offering price range set forth on the cover of this prospectus, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us, the pro forma as adjusted net tangible book value as of March 31, 2021, would have been $(8,244,616), or $(0.22) per share. This represents an immediate increase in pro forma as adjusted net tangible book value of $0.83 per share to existing stockholders and immediate dilution of $11.22 per share to new investors purchasing common shares in this offering.

The following table illustrates the estimated net tangible book value per share after this offering and the per share dilution to persons purchasing common shares in this offering based on the foregoing offering assumptions:

		Post- Offering(1)
Assumed offering price per common share		$11.00
Net tangible book value per common share as of March 31, 2021	$(1.05)
Increase in net tangible book value per common share attributable to investors participating in this offering	$0.83
Pro forma net tangible book value per common share immediately after this offering		$(0.22)
Dilution per common share to investors participating in this offering		$11.22

A $1.00 increase (decrease) in the assumed public offering price of $11.00 per share would increase (decrease) the pro forma net tangible book value per share by approximately $0.06 and the dilution in pro forma net tangible book value per share to investors participating in this offering by $0.94 per share, assuming that the number of common shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions, non-accountable expense allowance, and offering expenses payable by us.

POST-OFFERING OWNERSHIP

The following charts illustrate our pro forma proportionate ownership, upon completion of this offering by present shareholders and investors in this offering, compared to the relative amounts paid by each. The charts reflect payment by present shareholders as of the date the consideration was received and by investors in this offering at the assumed initial public offering price of $11.00 per share, the midpoint of the estimated price range set forth on the cover page of this prospectus, without deduction of estimated underwriting discounts and commissions, non-accountable expense allowance, and our estimated offering expenses. The charts further assume no changes in net tangible book value other than those resulting from the offering.

	Common Shares Purchased		Total Consideration		Average Price Per Share
	Shares	Percent	Amount	Percent
Existing shareholders	34,154,062	92.60%	$11,830,570	28.28%	$0.35
New investors	2,727,272	7.40%	29,999,992	71.72%	11.00
Total	36,881,334	100.00%	$41,830,562	100.00%	$1.13

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with our financial statements and related notes included elsewhere in this prospectus. This discussion and other parts of this prospectus contain forward-looking statements based upon current expectations that involve risks and uncertainties. Our actual results and the timing of selected events could differ materially from those anticipated in these forward-looking statements as a result of several factors, including those set forth under “Risk Factors” and elsewhere in this prospectus.

The preparation of financial statements in conformity with these accounting principles requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent liabilities at the financial statement date and reported amounts of revenue and expenses during the reporting period. On an on-going basis, we review our estimates and assumptions. The estimates were based on historical experience and other assumptions that we believe to be reasonable under the circumstances. Actual results are likely to differ from those estimates or other forward-looking statements under different assumptions or conditions, but we do not believe such differences will materially affect our financial position or results of operations. Our actual results may differ materially as a result of many factors, including those set forth under the headings entitled “Forward-Looking Statements” and “Risk Factors”.

Overview

We are a growing platform services company primarily providing content streaming/telecasting services with over 8 million active users located all across India.3 On our Lytus platform, we provide a wide range of streaming services and telemedicine services with local assistance through local Health Centers. Through our platform, our customers are well connected via CPE devices/STBs and have access to multi-dimensional services including telemedicine service we place to offer in the future.

Our strong customer base and expansive market presence position us to widen our portfolio of offerings. We have been focused on adopting and implementing technologies that can change the landscape of being a conventional streaming services provider. Partnering with those who share our passion, we strive to provide India’s semi-urban, urban population with unmatched services across the tele-healthcare.

We intend to benefit from India’s e-commerce boom and the recent tele-medicine regulation through the acquisition of GHSI. The management of GHSI has many years of pioneering experience of the management in telemedicine in USA, which we believe will help us create a profitable and sustainable business model with rapid growth prospects. We believe that our deep understanding and local expertise have enabled us to create solutions that address the needs and preferences of our consumers in the most comprehensive and efficient way. We possess extensive local knowledge of the logistics and payment landscapes in the markets in which we operate, which we consider to be a key component of our success.

The Company has commenced the third-party review with respect to the operations and is committed to completing the review before the end of December 31, 2021. However, there is uncertainty regarding the impact of Omicron variant and any potential lockdown related to it. Any such lockdown imposed may have an impact on the timing of the third-party review.

Key Factors For Our Performance

The following factors are the principal factors that have affected and will continue to affect our business, financial condition, results of operations and prospects.

•        Number of Subscribers: our revenue growth and long-term profitability are affected by our ability to increase our subscriber base because we derive a substantial portion of our revenue from streaming services and via client contracts that provide subscribers access to our Lytus platform in exchange for a contractual based monthly fee. Revenue is driven primarily by the number of subscribers, the number of services contracted for by a subscriber and the contractually negotiated prices of our services and online content that is specific

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3          Calculation based upon approximately 1.8 million paid home subscribers which based on industry standards translates to more than 8 million viewers on an average of 4.6 viewers per household in India. Source: United Nations, Department of Economic and Social Affairs, Population Division (2019) — Database on Household Size and Composition 2019. Available: https://population.un.org/Household/index.html#/countries/356 to that particular subscriber. We believe that increasing our subscriber base is an integral objective that will provide us with the ability to continually innovate our services and support initiatives that will enhance subscriber experiences and lead to increasing or maintaining our existing annual net dollar retention rate. The number of the subscribers as at the end of March 31, 2020, is 1,812,894 and as of March 31, 2021 is 1,932,134.

•        Cluster of customized online content: the Lytus platform provides an opportunity to customize the online content to meet the needs of that particular subscriber. We plan to form partnership with other companies to develop our telemedicine business and entertainment and education online content. Revenues arising from this segment will be driven primarily by the customizable content formats aligned with the customer satisfaction. We believe that increasing our current subscriber utilization rate is a key objective in order for our subscribers to realize tangible healthcare savings with our service.

Critical Accounting Policies

Our discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with International Financial Reporting Standards (IFRS).

Revenue

We derive substantially all of our revenue from usage-based fees earned from customers subscribing to our streaming/telecasting, content management services and other products. Generally, customers enter into 12-month contracts and are invoiced monthly in advance based on usage.

Cost recognition

Costs and expenses are recognised when incurred and have been classified according to their primary functions in the following categories:

Cost of revenue

Cost of revenue consists primarily of cost of materials consumed, broadcaster/subscription fees and leaseline charges. It consists primarily of cost of materials consumed ($147,309); broadcaster/subscription fees ($658,840); and leaseline charges ($118,785). Costs of revenue are recognised when incurred and have been classified according to their primary function

Staffing Expenses

For the fiscal year ended March 31, 2021, the most significant components of operating expenses are staffing expense, which was $446,022, consisting of salaries, benefits and bonuses, representing an increase of $430,245 for the year ending March 31, 2021, from $15,777 for the period March 16, 2020 (date of inception) through March 31, 2020.

Amortisation and other expenses

Other operating consists primarily of general and administrative expenses like electricity, software running expenses, repairs and maintenance, travelling expenses etc. For the fiscal year ended March 31, 2021, we incurred legal and professional expenses of $392,954, amortization and depreciation costs of $12,171,832 and other operating expenses of $584,734, while during the period March 16, 2020, through March 31, 2020, we incurred legal and professional expenses of $272,894, amortization costs of $204,086 and other operating expenses of $8,463.

Liquidity and Capital Resources

Our projected cash needs and projected sources of liquidity depend upon, among other things, our actual results, and the timing and amount of our expenditures. As we continue to grow our subscriber base, we expect an initial funding period to grow new products as well as negative working capital impacts from the timing of device-related cash flows when we provide the devices to customers pursuant to equipment installment plans.

Off-balance Sheet Arrangements

Under SEC regulations, we are required to disclose off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, such as changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors. An off-balance sheet arrangement means a transaction, agreement or contractual arrangement to which any entity that is not consolidated with us is a party, under which we have:

•        Any obligation under certain guarantee contracts,

•        Any retained or contingent interest in assets transferred to an unconsolidated entity or similar arrangement that serves as credit, liquidity or market risk support to that entity for such assets,

•        Any obligation under a contract that would be accounted for as a derivative instrument, except that it is both indexed to our stock and classified in shareholder equity in our statement of financial position,

•        Any obligation arising out of a material variable interest held by us in an unconsolidated entity that provides financing, liquidity, market risk or credit risk support to us, or engages in leasing, hedging or research and development services with us.

•        We do not have any off-balance sheet arrangements that we are required to disclose pursuant to these regulations. In the ordinary course of business, we enter into operating lease commitments, and other contractual obligations. These transactions are recognized in our financial statements in accordance with generally accepted accounting principles in the United States.

•        We have not entered into any financial guarantees or other commitments to guarantee the payment obligations of any third parties. We have not entered into any derivative contracts that are indexed to our shares and classified as shareholder’s equity, or that are not reflected in our consolidated financial statements. Furthermore, we do not have any retained or contingent interest in assets transferred to an unconsolidated entity that serves as credit, liquidity or market risk support to such entity. We do not have any variable interest in any unconsolidated entity that provides financing, liquidity, market risk or credit support to us or engages in leasing, hedging or research and development services with us.

The preparation of these consolidated financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. We continually evaluate our estimates, including those related to the allowance for doubtful accounts, the useful life of property and equipment, assumptions used in assessing impairment of long-term assets, and valuation of deferred tax assets.

We base our estimates on historical experience and on various other assumptions that we believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Any future changes to these estimates and assumptions could cause a material change to our reported amounts of revenues, expenses, assets and liabilities. Actual results may differ from these estimates under different assumptions or conditions4.

Trade Receivable

Assessment as to whether the trade receivables and other receivables from Reachnet are impaired: When measuring Expected Credit Loss (ECL) of receivables and other receivables related to Reachnet the Group uses reasonable and supportable information, which is based on assumptions for the future movement of different economic drivers and how these drivers will affect each other. Probability of default constitutes a key input in measuring ECL. Probability of default is an estimate of the likelihood of default over a given time horizon, the calculation of which includes historical data, assumptions and expectations of future conditions.

COVID-19 pandemic and re-lockdown measures taken by the government of Maharashtra, India is of short term nature and ought to have no impact on collectability of the $0.4 million Trade Receivable and $35.6 million Other Receivables due from DDC CATV and Reachnet respectively.

The payment protocols with respect to the Telecast and OTT services are very closely regulated by the Ministry of Telecommunications along with other departments of the Government of India. The payment gateways reporting protocols for the cable industry are very robust, with most of the transactional interactions with the customers in this industry being subject to independent audits by the government. Payments processed online by customers electronically are reported promptly.

While we acknowledge that the current situation on the ground on account of the COVID-19 pandemic is grim, with the efforts currently implemented by the Indian government in conjunction with the U.S. and other countries, the number of new cases reported is already seeing a steady decline in major metro areas where most of the Company’s customers reside.

The Company’s business continues to be adversely affected by the COVID-19 crisis in India. However, we believe that steps implemented by the Company since the last lockdown in April 2020 and successive lockdowns thereafter, will enable the Company to keep the disruption caused by the COVID-19 pandemic to a minimum.

The Company does not expect the lockdown to cause any asset impairment. While we expect the lockdown to delay the collection processes from various offices in the country temporarily, there should be no impact on collectability of those payments from customers. In response to the current lockdown, the Company’s management has been in close communication with the Reachnet’s operational team to identify and address any impact to the business. Upon the relaxation of the lockdown, the Company will work expeditiously to resume normal functionality.

Given that Reachnet is an ongoing operations partner of Lytus India with respect to the telecasting business, the collectability of the amounts does not pose a significant risk for the following reasons:

1.      Reachnet is a licensed cable company and is regularly audited by the Ministry of Information and Broadcasting. These audits regularly confirm number of subscribers and subscriptions fees reported in the Nationwide SMS platform (Subscriber Management Platform);

2.      The Management of the Company and Reachnet have implemented protocols requiring the finance teams of both companies to closely monitor the amounts receivable and payable providing relevant confirmations periodically;

3.      To the extent that Reachnet is unable to collect or pay the amounts owed to the Company, the Company has the ability to set those amounts off against any future payments to Reachnet in conjunction with the ongoing operations of the company;

4.      The Company has the ability to take legal action against Reachnet and or its directors for non-payment of dues owed to the Company. Under Indian law, remedies pursued against the management of Reachnet can be both civil remedies as well as remedies under the Indian Penal Code; and

5.      Upon ending of the lockdown and reconciliation of all payments with Reachnet, the Company intends to implement a direct billing system with its customers so that it has better visibility and control over revenue streams from customers.

Please refer accounting policy relating to intangible asset on page F-17 for assumptions and estimates.

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4          Under IFRS 1, the Group is required to make estimates and assumptions in presentation and preparation of the financial statements for the period March 16, 2020 (date of inception) through March 31, 2020. and for the year ended March 31, 2021.

Key estimates considered in preparation of the financial statement that were not required under the previous GAAP are listed below:

•        Fair Valuation of financial instruments carried at Fair Value Through Profit or Loss (“FVTPL”) and/or Fair Value Through Other Comprehensive Income (“FVOCI”). See Note 1 on Financial Instruments on page F-12 – F-14 for additional discussion on FVTPL and FVOCI.

•        Impairment of financial assets based on the expected credit loss model.

•        Determination of the discounted value for financial instruments carried at amortized cost.

          Previous GAAP figures of subsidiaries have been reclassified/regrouped to confirm the presentation requirements under IFRS.

          As such there are no material differences or impact due to transition from Indian GAAP to IFRS and hence restated summaries of equity and profit & loss not given for subsidiaries.

Impairment of property, plant and equipment and intangible assets excluding goodwill:

At each reporting date, the Group reviews the carrying amounts of its property, plant and equipment and intangible assets to determine whether there is any indication that those assets have suffered an impairment loss. If any such indication exists, the recoverable amount of the asset is estimated to determine the extent of the impairment loss (if any). Where the asset does not generate cash flows that are independent from other assets, the Group estimates the recoverable amount of the cash-generating unit to which the asset belongs. When a reasonable and consistent basis of allocation can be identified, corporate assets are also allocated to individual cash-generating units, or otherwise they are allocated to the smallest group of cash-generating units for which a reasonable and consistent allocation basis can be identified.

Intangible assets with an indefinite useful life are tested for impairment at least annually and whenever there is an indication at the end of a reporting period that the asset may be impaired.

Recoverable amount is the higher of fair value less costs of disposal and value in use. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset for which the estimates of future cash flows have not been adjusted. of the asset (or cash-generating unit) is reduced to its recoverable amount. An impairment loss is recognized immediately in profit or loss, unless the relevant asset is carried at a revalued amount, in which case the impairment loss is treated as a revaluation decrease and to the extent that the impairment loss is greater than the related revaluation surplus, the excess impairment loss is recognized in profit or loss.

Where an impairment loss subsequently reverses, the carrying amount of the asset (or cash-generating unit) is increased to the revised estimate of its recoverable amount, but so that the increased carrying amount does not exceed the carrying amount that would have been determined had no impairment loss been recognized for the asset (or cash-generating unit) in prior years. A reversal of an impairment loss is recognized immediately in profit or loss to the extent that it eliminates the impairment loss which has been recognized for the asset in prior years. Any increase in excess of this amount is treated as a revaluation increase.”

Assessment as to whether the trade receivables and other receivables from Reachnet are impaired

When measuring Expected Credit Loss (ECL) of receivables and other receivables related to Reachnet the Group uses reasonable and supportable information, which is based on assumptions for the future movement of different economic drivers and how these drivers will affect each other. Probability of default constitutes a key input in measuring ECL. Probability of default is an estimate of the likelihood of default over a given time horizon, the calculation of which includes historical data, assumptions and expectations of future conditions.

COVID-19 pandemic and re-lockdown measures taken by the government of Maharashtra, India is of short-term nature and ought to have no impact on collectability of the $0.4 million Trade Receivable and $35.6 million Other Receivables due from DDC CATV and Reachnet as of March 31, 2021, respectively.

A widespread health crisis could adversely affect the global economy, resulting in an economic downturn that could impact demand for our services. The future impact of the outbreak is highly uncertain and cannot be predicted and there is no assurance that the outbreak will not have a material adverse impact on the future results of the Company. The extent of the impact, if any, will depend on future developments, including actions taken to contain the coronavirus.

Effective April 2, 2021, the Indian Government in an effort to control the COVID-19 Pandemic has imposed lockdown in different parts of India, extending until the restriction is relaxed. As of date, the lockdown restriction is not relaxed. With the number of new COVID-19 cases stabilizing in the major metro areas, we expect the lockdown to be relaxed soon. However, future lockdowns cannot be ruled out because of the nature of the pandemic.

Results of Operations

Revenue

We derive substantially all of our revenue from usage-based fees earned from customers subscribing to our streaming, content management services and other products. Generally, customers enter into 12-month contracts and are invoiced monthly in advance based on usage.

Lytus Technologies Private Limited (“Lytus India”), our wholly-own subsidiary in India, did not have significant operations during the fiscal year ended March 31, 2020, and for the fiscal year ended March 31, 2021.

For the fiscal year ended March 31, 2021, Lytus Group had an operating revenue income of approximately $2 million as compared to NIL in the fiscal period ended March 31, 2020.

The Company has derived income of approximately $16 million from cable business and approximately $0.34 million from telemedicine services for the year ended March 31, 2021. Further, the Company has generated profits before tax from continuing operations of approximately $2 million from cable business and approximately $0.06 million from telemedicine services for the year ended March 31, 2021.

Other Income/Application of IFRS 15

We had other income of $15.7 million, net for the period March 16, 2020 (date of inception) through March 31, 2020, and $14.6 million, net for the year ended March 31, 2021. The Company’s financial performance was substantially similar to its previous year. The other income decreased by $1 million from the prior year on account of the fact that the lockdown in March 2021 temporarily impacted the ability of the company to collect subscription fees from its customers prior to its fiscal year end on March 31, 2021. The company did collect the other income relating to March 2021 in the subsequent months.

The Company intends to continue growing its subscriber base through strategic identified acquisitions and partnerships. It also intends to grow its revenue base through increased offerings in the Telemedicine space.

Cost recognition

Costs and expenses are recognised when incurred and have been classified according to their primary functions in the following categories:

Cost of revenue

Cost of revenue consists primarily of cost of materials consumed, broadcaster/subscription fees and leaseline charges. It consists primarily of cost of materials consumed ($147,309); broadcaster/subscription fees ($658,840); and leaseline charges ($118,785). Costs of revenue are recognised when incurred and have been classified according to their primary function

Staffing Expenses

For the fiscal year ended March 31, 2021, the most significant components of operating expenses are staffing expense, which was $446,022, consisting of salaries, benefits and bonuses, representing an increase of $430,245 for the year ending March 31, 2021, from $15,777 for the period March 16, 2020 (date of inception) through March 31, 2020.

Amortisation and other expenses

Other operating consists primarily of general and administrative expenses like electricity, software running expenses, repairs and maintenance, travelling expenses etc. For the fiscal year ended March 31, 2021, we incurred legal and professional expenses of $392,954, amortization and depreciation costs of $12,171,832 and other operating expenses of $584,734, while during the period March 16, 2020, through March 31, 2020, we incurred legal and professional expenses of $272,894, amortization costs of $204,086 and other operating expenses of $8,463.

Following the completion of this offering, we expect to incur additional expenses as a result of operating as a public company, including costs to comply with the rules and regulations applicable to companies listed on a national securities exchange, costs related to compliance and reporting obligations pursuant to the rules and regulations of the SEC, and increased expenses for insurance, investor relations, and professional services. We expect our general and administrative expenses to continue to increase in absolute dollars for the foreseeable future. Although these expenses may fluctuate as a percentage of our total revenue from period to period, over the long term, we expect general and administrative expense to gradually decline as a percentage of revenue as we scale our business.

Income Taxes

Our income tax consists of the following as of March 31, 2020: $3,894,674 as our income tax expenses, including current tax of $1,987,659 and deferred tax of $1,907,015.

Deferred tax related to the translations of foreign operations of Lytus India and DDC from INR to USD has been calculated at the rate of the jurisdiction in which a subsidiaries are situated, i.e. in India (at the rate of 25.17%).

During the fiscal year ended March 31, 2021, our income tax expenses of $616,893, includes current tax of $371,021 and deferred tax of $245,872.

Going Concern, Liquidity and Capital Resources

Note on Going Concern:

Impact of COVID-19 on operations

The COVID-19 crisis has had a significant impact on the economy of India. While the pandemic, has increased the demand for streaming and telemedicine services globally, there continue to be significant uncertainties associated with the COVID-19 pandemic, including with respect to the ultimate spread of the virus, the severity of the disease, the duration of the lockdowns and further actions that may be taken by governmental authorities around the world to contain the virus or to treat its impact. The pandemic has particularly impacted the working capital, cash flow and the timing of receipt of significant receivables and payables of the Company. These restrictions have also severely impacted the mobility of the Company’s staff and resources and its access to banks and customer worksites, impairing its normal operations. The lockdown in India is strict with limited domestic travel. Local travel within a city was not allowed, either. Therefore we have had limited access to various cities, such as Hyderabad, where our customers reside. Many offices were closed and banks were severely affected. As a result of the lockdown policy in India, we also have had restricted access to banking services, Subscriber Management System (SMS) report, prior to settlement, and service providers certifying the adequacy of the fiber held by Reachnet. Moreover, in India most of the collections by local cable operators are still in cash and these have been affected/delayed due to lockdown. On September 18, 2020, the restriction under Section 144 of the Code of Criminal Procedure was also passed, prohibiting movement and gathering of people, except for listed emergency and non-emergency services. While the lockdown measures have been relaxed across many parts of the country, specific areas of major metros continue to see high incidence of new cases of COVID-19. Specific pockets of the country where the Company’s customers are based, are expected to see continued lockdowns through October 2021.

The intermittent inability to process accounts receivables and receive cash payments has resulted in liquidity issues and impacted the operations of both the Company and Reachnet. However, the Company, in collaboration with Reachnet’s management, has taken necessary steps, including communicating with all relevant commercial partners, seeking deferral of its payment obligations where possible, to mitigate the impact of COVID-19 on the Company’s liquidity.

On February 5, 2021, Lytus India and Reachnet entered into the Third Supplemental Agreement to the original subscriber acquisition agreement dated June 20, 2019, pursuant to which the parties have agreed to, on a good faith basis, settle payments upon completion of the third party’s systems and operational review of Reachnet and its subscribers. The commercial terms to the agreement remain intact and are not subject to any contingency. Given the uncertainty with respect to another potential lockdown caused by a recent COVID-19 resurgence in India, the parties have also agreed that setting off the amounts due, can be an option, if required. With the impending threat of a “third wave”, international and domestic travel continue to remain interrupted.

The Company engaged an independent third-party reviewer to carry out a systems audit of Reachnet’s operations before making any payments under the contract. This independent review was commenced on April 1, 2021 and was interrupted on account of COVID-19 related nationwide lockdowns that were implemented in different states starting April 11, 2021. During such lockdown, the third party audit team had restricted access to the sites and employees of Reachnet and was not able to complete the audit.

The following verification had been completed when nationwide lockdown was imposed:

•        Virtual verification of Subscriber Management Systems and its status from time to time;

•        Partial physical verification of Subscriber Management System;

•        Verification of headend equipments in major metros in Maharashtra;

The following verification remains pending in the States of: West Bengal, Andhra Pradesh, Kerala, Haryana, certain parts of national capital region, rural parts of Maharashtra and Karnataka:

•        Physical verification of overhead fiber;

•        Physical verification of underground fiber;

•        Verification of nodes in smaller metros;

•        Technology redundancy review of all servers;

•        Physical verification of final active customers; and

•        Physical verification of the local cable office resources.

Currently the local cable operator locations in the states of rural Maharashtra, certain parts of the National Capital Region, Madhya Pradesh, West Bengal and Kerala continue to be impacted by the lockdown. Metro Mumbai and metro Pune have lifted most COVID-19 related restrictions. The incidences of new infections in India have substantially reduced with the government of India reaching a critical milestone of administering 1 billion vaccinations. Banking services have largely resumed functionality and are no longer an issue. The Subscriber Management System is partially accessible in areas where the restrictions have been lifted. The Company has commenced the third-party review with respect to the operations and is committed to completing the review before the end of December 31, 2021. However, there is uncertainty regarding the impact of Omicron variant and any potential lockdown related to it. Any such lockdown imposed may have an impact on the timing of the third-party review.

As per the terms of the third supplemental agreement dated February 5, 2021, the Company has committed to making all payment due to Reachnet upon submission of a final report from an independent consultant retained to carry out a routine business technical review of the operations. This exercise was undertaken to ensure a smooth transition of the operational system to the Company. The submission of the independent consultant’s final report has been delayed on account of the impending lockdown in different parts of India.

Once the report is submitted to the board and the transition implementation is complete, the following steps are expected to be implemented:

•        Both the parties shall determine the total receivables as of the date of settlement.

•        Reachnet will pay the Company all amounts due to the company (approximately US$35.6 million) as of March 31, 2021.

No money has currently been paid to Reachnet under the contract pending the submission of the independent consultant’s report. Post implementation of this payment settlement, the Company intends to, on a going forward basis, directly bill subscribers and maintain direct relationships with the local agents responsible for collecting subscription revenue from customers.

The payment processing issues triggered by the series of COVID-19 related lockdowns and potential write-off of outstanding balances owed have not impacted our subscriber numbers. As of the date of this prospectus, we still have approximately 1.9 million subscribers connections that are regularly paying their monthly subscription fees.

The subscribers pay service fees in advance for the streaming services. The subscriber fee is collected through an independent agent as per the industry practice, i.e. through a local cable operator functioning in that locality. Presently, the Company is relying on the ability of Reachnet for collection of service fees. The service is terminated if the service fees are not received in advance.

The subscribers are recorded in the Subscribers Management System (SMS), a mandatory co-system with Conditional Access System (CAS) for streaming of services as per the directives issued by TRAI. SMS captures all details of the subscribers like name, address, and contact details, type of streaming device and bouquets / a-la-cartes as chosen by the subscribers. CAS receives all commands from the SMS. Once CAS receives command from the SMS, it entitles the streaming device thereby completing the transaction initiated by the streaming service operator. The platform is so designed that if encryption is violated (criminal offense as per regulation), any command that is initiated by SMS will not hit the streaming device through CAS. In effect, the network is completely protected and services cannot reach the subscribers without initiating the same through SMS and CAS.

There is significant uncertainty around the breadth and duration of business disruptions related to COVID-19, as well as its impact on the economy of India, U.S. and international markets and, as such, the extent of the business disruption and the related financial impact cannot be reasonably estimated at this time.

Negative working capital and Cash Flow

The Company currently has negative working capital and cash flow aggravated by the COVID-19 lockdown. In particular, it has increased the difficulty in collecting cash from operating offices and customers located in different parts of the country on a timely basis, many of which are currently under total lockdown.

The Company has negative cash used in operating activities to the extent of ($716) as of March 31, 2020, and ($25,493) for the period ending March 31, 2021. Upon ending of the COVID-19 lockdown, the Company expects to be able to carry out its operations in the normal course of business and generate a minimum of Rs. 130 ($1.8) from its approximately 1.8 million customer connections per month, as prescribed by the Telecom Regulatory Authority of India guidelines. This would enable the Company to improve its cash position significantly.

The Company further believes that in the coming 12 months, upon the ending of COVID-19 lockdown restrictions, cash flow from operating activities should improve for the following reasons:

•        Monthly subscription fees paid by our customers will be billed and collected at the beginning of each month in advance;

•        The contracted operating expense for the streaming business is 61%, ensuring a confirmed net surplus of revenue for the Company.

•        Additional product offerings to customers such as our telemedicine business are expected to generate additional cash flow for the Company.

To further mitigate the impact of the current negative working capital and cash flow, the Company has also taken additional precautionary steps by approaching financial institutions and credit partners in India to create and avail credit lines and bridge financing against the company’s future cash flows;

Large Payment Obligation by the Company

On March 31, 2020, under the terms of its Customer Acquisition Agreement with Reachnet, the Company is obligated to make payments to Reachnet. This amount represents the largest payment obligation of the Company and is payable in four equal installments (25% each) on or before July 31, 2020 (or at a mutually agreeable date upon the ending of the COVID-19 lockdown restrictions), March 31, 2021, March 31, 2022, and March 31, 2023, respectively. Per the agreement, dated July 31, 2020, payment has not been paid and will be paid at a mutually agreed date after the COVID-19 restrictions have been lifted and the third party operations review has been completed. The amount due to Reachnet as of March 31, 2021, has still not been paid and continues to remain unpaid until such time as the independent consultant’s report is completed and provided to the Company. As of the date of this prospectus, the Company has not decided to offset the balances payable. Refer to Note 23 on Acquisition of Customers of our consolidated financial statements.

Under the terms of the agreement with Reachnet, the Company was also scheduled to receive ‘Other Receivables’ due of approximately $15.7 million from Reachnet for the period of April 1, 2019, through March 31, 2020, as reflected in its books of accounts, and $14.6 million for the fiscal year ended March 31, 2021. The COVID-19 lockdown has delayed the settlement of this accounts receivable under its contract with Reachnet. The Company expects that this settlement will be implemented as soon as possible, upon the relaxation of COVID-19 restrictions in India. Upon such settlement and upon resumption of normal operations, the company expects to have sufficient available cash to be able to meet its current liabilities associated with the business. Please refer to the section below in this note on Other Income/Application of IFRS 15.

Furthermore, the Company is contemplating discussions with Reachnet’s Management to consider modifying its agreement with Reachnet by offering Reachnet stock in lieu of its current payment obligations. This modification, if implemented, should help substantially mitigate cash liquidity requirements for the Company.

Based on the above, we believe that upon lifting of the COVID-19 lockdown restrictions in India, the Company’s available potential cash balances should be sufficient to meet its requirements to carry out its operations effectively. After this offering, the Company may decide to enhance its liquidity position or increase its cash reserve for future investments through additional capital and finance funding.

Liquidity and Capital Resources:

For the year ended March 31, 2021 and the period March 16, 2020 (date of inception) through March 31, 2020.

At March 31, 2021 and March 31, 2020, our working capital was ($14,292,950) and ($15,471,438), respectively.

The components of cash flows are discussed below:

	For the Year ended March 31, 2021	For the Period March 16, 2020 (date of inception) through March 31, 2020
Net cash (used in) operating activities	$(25,493)	$(716)
Net cash provided by (used in) investing activities	(157,303)	42,343
Net cash (used in) provided by financing activities	166,271	(583)
Exchange rate effect on cash	909	716
Net cash inflow (outflow)	$(15,618)	$41,760

Cash (used in) Operating Activities

Net cash used in operating activities was $25,493 for the year ended March 31, 2021. Cash used in operating activities for the year ended March 31, 2021 consisted primarily of non-cash adjustments for amortization of $11,931,668. Further, it consists of ‘changes in other receivable’ of ($17,285,198) and changes in ‘other current liabilities’ of $2,787,012.

Net cash used in operating activities was $716 for the period March 16, 2020 (date of inception) through March 31, 2020. Cash used in operating activities for the year ended March 31, 2020 consisted primarily of non-cash adjustments for deferred tax expenses of $1,907,015, current tax expenses of $1,989,659, and amortization of $204,086. Further, it comprises of changes in ‘other receivable’ of ($19,089,070), changes in ‘other assets’ of ($4,450,896), and changes in ‘other current liabilities’ of $7,777,661.

Cash (used in) provided by Investing Activities

Net cash used in investing activities was $157,303 for the year ended March 31, 2021. The investment activity was primarily comprised of purchase of property, plant and equipment of $93,776, and purchase of share of GHSI of $70,000.

Net cash provided by investing activities was $42,343 for the period March 16, 2020 (date of inception) through March 31, 2020. The investment activity was primarily comprised of cash acquired in business combination of $40,760.

Cash provided by (used in) Financing Activities

Net cash provided by financing activities was $166,271 for the year ended March 31, 2021. During the period, cash provided financing activities consisted of proceeds from short term borrowings of 376,990 and repayment of short term borrowings of $212,719.

Net cash used in financing activities was $583 for the period March 16, 2020 (date of inception) through March 31, 2020. During the period, cash provided financing activities consisted of proceeds from issuance of shares $3,000 and repayment of short term borrowing of $3,583.

Note on Liquidity and Capital Resources

The principal amount of our debt as of March 31, 2020, was $1,587,216 and as of March 31, 2021, was $1,456,131. Our business does not require significant cash to fund principal and interest payments on our debt.

Our projected cash needs and projected sources of liquidity depend upon, among other things, our actual results, and the timing and amount of our expenditures. As we continue to grow our subscriber base, we expect an initial funding period to grow new products as well as negative working capital impacts from the timing of device-related cash flows when we provide the devices to customers pursuant to equipment installment plans.

In order to establish our customer base, the Company has acquired customers from Reachnet, through an Agreement to Acquire Customers dated June 20, 2019, and the income entitlement rights from April 1, 2019, for a consideration of approximately $59 million. This amount is payable in four equal installments (25% each) on or before July 31, 2020 (or at a mutually agreeable date upon the ending of the COVID-19 lockdown restrictions), March 31, 2021, March 31, 2022, and March 31, 2023, respectively. Further revision was made to the payment terms and, pending review of subscribers data, the Company has agreed to complete its payment obligations upon submission of third party review report. The payable to Reachnet for customers is not traditional debt or loan it is merely long term payable and hence it is not considered as debt. As of the date of this prospectus, the Company has not decided to offset the balances payable.

The below table elucidates the reconciliation for increase in Trade Receivables for the period ended March 31, 2021.

Particulars	As of March 31, 2021	As of March 31, 2020
	(US$)	(US$)
Trade receivables:	395,585	390,151

Receivables from Reachnet for the period up to March 31, 2020, and March 31, 2021 was recognized under “Note 7 — Other Receivables”, aligning itself with the nature of revenue recognized as “Other Income” up to March 31, 2020 and up to March 31, 2021, respectively.

Our net cash position as of March 31, 2020, and March 31, 2021 was impacted by the lockdown imposed on account of the COVID-19 pandemic.

We expect to utilize free cash flow, cash on hand, and availability under our credit facilities, as well as future refinancing transactions to further extend the maturities of our obligations. The timing and terms of any refinancing transactions will be subject to market conditions among other considerations. Additionally, we may, from time to time, and depending on market conditions and other factors, use cash on hand and the proceeds from securities offerings or other borrowings to retire our debt through open market purchases, privately negotiated purchases, tender offers or redemption provisions. We believe we have sufficient liquidity from cash on hand, free cash flow and Lytus’ access to the capital markets to fund our projected cash needs.

We continue to evaluate the deployment of our cash on hand and anticipated future free cash flow including to invest in our business growth and other strategic opportunities, including mergers and acquisitions as well as stock repurchases and dividends.

As possible acquisitions, swaps or dispositions arise, we actively review them against our objectives including, among other considerations, improving the operational efficiency, geographic clustering of assets, product development or technology capabilities of our business and achieving appropriate return targets, and we may participate to the extent we believe these possibilities present attractive opportunities. However, there can be no assurance that we will actually complete any acquisitions, dispositions or system swaps, or that any such transactions will be material to our operations or results.

Intangible Assets and Goodwill

During the period ended March 31, 2020, Lytus has acquired a subscriber base of more than 8 million (i.e. 1.84 million household connections) for a consideration of $59,216,654, consisting of the consideration of acquiring each customer at a price of approximately $27 and indirect tax (GST) additionally charged at a rate of 18%. Having regard with the timing of the consummation (also discussed in the Revenue note above), the legally enforceable right for subscriber acquisition was effective from March 26, 2020. Accordingly, the amortization expense on the customer acquisition costs is $204,086 for the period ended March 31, 2020, and $11,931,668 for the year ended March 31, 2021.

The acquisition of customers was valued on an arms-length basis by valuation expert and the valuations were conducted as per the discounted free cash flow method (see Schedule 1 of the Valuation Report attached hereto as Exhibit 99.3). We have also carried out valuation using the Subscriber’s Multiple method (see Schedule 2 of the Valuation Report). The result was further validated using the independent comparable method.

Contractual Obligations and Off-Balance Sheet Arrangements

Contractual Obligations

As discussed above, the Company has acquired customers from Reachnet pursuant to an Agreement to Acquire Customers dated June 20, 2019, and the income entitlement rights for a consideration of approximately $59 million. This amount is payable in four equal installments (25% each) on or before July 31, 2020 (or at a mutually agreeable date upon the ending of the COVID-19 lockdown restrictions), March 31, 2021, March 31, 2022, and March 31, 2023, respectively. Further revision was made to the payment terms and, pending review of subscribers data, the Company has agreed to complete its payment obligations upon submission of the third party review report. As of the date of this prospectus, the Company has not decided to offset the balances payable.

The Company has also acquired 100% equity interest of Lytus India and 51% equity interest of DDC. For the acquisition of DDC, the Company currently has an outstanding obligation of $265,410 as of March 31, 2021 and 2020.

Off-balance Sheet Arrangements

Under SEC regulations, we are required to disclose off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, such as changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors. An off-balance sheet arrangement means a transaction, agreement or contractual arrangement to which any entity that is not consolidated with us is a party, under which we have:

•        Any obligation under certain guarantee contracts,

•        Any retained or contingent interest in assets transferred to an unconsolidated entity or similar arrangement that serves as credit, liquidity or market risk support to that entity for such assets,

•        Any obligation under a contract that would be accounted for as a derivative instrument, except that it is both indexed to our stock and classified in shareholder equity in our statement of financial position, and

•        Any obligation arising out of a material variable interest held by us in an unconsolidated entity that provides financing, liquidity, market risk or credit risk support to us, or engages in leasing, hedging or research and development services with us.

We do not have any off-balance sheet arrangements that we are required to disclose pursuant to these regulations. In the ordinary course of business, we enter into operating lease commitments, and other contractual obligations. These transactions are recognized in our financial statements in accordance with generally accepted accounting principles in the United States.

We have not entered into any financial guarantees or other commitments to guarantee the payment obligations of any third parties. We have not entered into any derivative contracts that are indexed to our shares and classified as shareholder’s equity, or that are not reflected in our consolidated financial statements. Furthermore, we do not have any retained or contingent interest in assets transferred to an unconsolidated entity that serves as credit, liquidity or market risk support to such entity. We do not have any variable interest in any unconsolidated entity that provides financing, liquidity, market risk or credit support to us or engages in leasing, hedging or research and development services with us.

Quantitative and Qualitative Disclosures about Market Risk

Substantially all of our operations are within India and the United States, and we are exposed to market risks in the ordinary course of our business, including the effects of foreign currency fluctuations, interest rate changes and inflation. Information relating to quantitative and qualitative disclosures about these market risks is set forth below.

Foreign Currency Exchange Rate Risk

As a result of our international operations, primarily in India and the United States, we are exposed to currency translation impacts. Our reporting currency is the U.S. dollar. The functional currency of the Company is the U.S. dollar and the functional currency of Lytus India and DDC, which generate the majority of our revenue, is the Indian Rupees (“INR”). The financial statements of our subsidiaries whose functional currency is the INR are translated to U.S. dollars using period end rates of exchange for assets and liabilities, average rate of exchange for revenue and expenses and cash flows, and at historical exchange rates for equity. As a result, as the Rupee depreciates or appreciates against the U.S. dollar, our revenue presented in U.S. dollars, as well as our Dollar-Based Net Expansion Rate, will be negatively or positively affected. Constant Currency Dollar-Based Net Expansion Rate is calculated using fixed exchange rates to remove the impact of foreign currency translations.

As a result of foreign currency translations, which are a non-cash adjustment, we reported foreign currency translation reserves of subsidiaries, net of tax of ($754,959) for the year ended March 31, 2021 and ($306,910) for the period ended March 31, 2020.

Interest Rate Sensitivity

Cash and short-term investments were held primarily in bank and time deposits. The fair value of our cash and short-term investments would not be significantly affected by either an increase or decrease in interest rates due mainly to the short-term nature of these instruments.

Inflation

We do not believe that inflation has had a material effect on our business, financial condition or results of operations. We continue to monitor the impact of inflation in order to minimize its effects through pricing strategies, productivity improvements and cost reductions. If our costs were to become subject to significant inflationary pressures, we may not be able to fully offset such higher costs through price increases. Our inability or failure to do so could harm our business, financial condition and results of operations.

Consolidated Financial Statements and Supplementary Data

The consolidated financial statements begin on page F-1.

OUR BUSINESS

Overview

We are a growing platform services company and currently have 8 million active users located all across India.6 Our business model comprises of primarily (a) distribution of linear content streaming/telecasting services and (b) development of technology products, namely, telemedicine. On the basis of approximately 1.8 million subscriber connections, we have subscriber strength of more than 8 million active customers. As per the Michael Bauer Research7, updated as of December 31, 2019, the average households’ size in India is 4.6 people per household.

Our strength is in our capability to leverage our technology platform for a competitive advantage and to be engaged in developing customer-inspired products and on-demand content, which significantly alters the way that consumers and businesses operate in the MedTech and Wellness industry. Our objective is to reinvent the customer experience and be engaged in disruptive innovation in online content management.

Lytus platform provides our customers with a one-stop site with the access to all of the services provided by us. We believe our strong customer service, access to an extensive fiber optic network infrastructure, and significant market presence position us as a service provider of choice and provide us with momentum in offering our online products. Our business model is based on shared core competencies and capabilities, with our subscriber base as our biggest asset. We intend to benefit from India’s e-commerce boom and the recent tele-medicine regulation through the acquisition of Global Health Sciences, Inc. (“GHSI”). The management of GHSI has many years of pioneering experience of the management in tele-medicine in USA, which we believe will help us create a profitable and sustainable business model with rapid growth prospects. We believe our deep outstanding and local expertise have enabled us to create solutions that address the needs and preferences of our consumers in the most comprehensive and efficient way. We possess extensive local knowledge of the markets in which we operate, which we consider to be a key component of our success.

Corporate History

Lytus Technologies Holdings PTV. Ltd. (“we”, “Lytus”, “Lytus Group”, the “Group”, or the “Company”) is a holding company incorporated under the laws of British Virgin Islands (“BVI”) on March 16, 2020.

On March 19, 2020, the Company, Lytus Technologies Private Limited (“Lytus India”), Mr. Nimish Pandya, our CEO’s brother, and Mr. Girish Podar, the shareholders of Lytus India, entered into a share purchase agreement, pursuant to which the Company acquired 15,000 shares, representing all of the equity share capital of Lytus India for a purchase price of Rs.150,000 (approximately $2,000).

On February 21, 2020, Lituus Technologies Limited (“LTL”), a BVI company, DDC CATV Network Private Limited (“DDC”), and all of the shareholders of DDC (the “DDC Shareholders”) entered into a share purchase agreement, pursuant to which LTL acquired 4,900 shares, representing 49% of the outstanding equity share capital of DDC for an aggregated purchase price of Rs.19,208,000 (approximately $255,000).

On February 21, 2020, LTL, DDC and DDC Shareholders entered into a share subscription agreement, pursuant to which LTL has option to subscribe 900,000 shares fully convertible preference shares, representing 100% of the fully convertible preference shares of DDC for an aggregated purchase price of Rs. 90,000,000 (approximately $1,200,000). On February 26, 2020, DDC and DDC Shareholders entered into another share purchase agreement with Mr. Jagjit Singh Kohli, who was appointed as a director of the Company on April 1, 2020, pursuant to which Mr. Kohli acquired 200 shares, representing 2% of the equity share capital of DDC for an aggregated purchase price of Rs.784,000 (approximately $10,400).

On March 20, 2020, LTL and Mr. Kohli respectively entered into an assignment of contract with the Company and transferred all of their respective equity interest in DDC to the Company for no consideration. Such transfer was completed on March 31, 2020, resulting in the Company’s owning of 51% of the equity interest in DDC. The Company has the option to purchase 900,000 fully convertible preference shares of DDC for Rs. 90,000,000, subject to the increase of the authorized share capital of DDC, the approval of the Reserve Bank of India and other Indian company law requirements.

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6        Calculation based upon approximately 1.8 million paid home subscribers which based on industry standards translates to more than 8 million viewers on an average of 4.6 viewers per household in India. Source: United Nations, Department of Economic and Social Affairs, Population Division (2019) — Database on Household Size and Composition 2019. Available: https://population.un.org/Household/index.html#/countries/356

7        https://www.arcgis.com/home/item.html?id=6cf22970ea8c4b338a196879397a76e4

The acquisition of Lytus India was from a related party, Nimish Pandya, the brother of our CEO, Dharmesh Pandya. In addition, the acquisition of the majority of DDC’s equity involved our CEO, Dharmesh Pandya, who was then also the CEO of LTL, and Jagjit Singh Kohli, who was appointed as our director on April 1, 2020.

On October 30, 2020, the Company entered into a share purchase agreement with Global Health Sciences, Inc. (“GHSI”) and the shareholder of GHSI, pursuant to which the Company acquired 75% of the equity interest in GHSI. GHSI was formed in 2020 and had no business operations prior to our acquisition. The Company will conduct its telemedicine business in the U.S. through GHSI.

The following diagram illustrates our current corporate structure:

While Lytus Group was restructured in 2020, DDC has been operation for five years. We have established a strong customer base and obtained significant market share through our acquisition of the customers of Reachnet, a long-standing cable services company in India. Reachnet is a licensed Multi System Operator (MSO) in the business of telecasting/streaming of broadcast channels (both owned as well as redistributed) to subscribers for a subscription charge depending upon the services and content chosen by the subscriber. Reachnet also owns and operates fiber optic cable networks with offices across the country in various major cities. These networks are used by Reachnet to offer its services to Lytus India’s subscribers. Reachnet also offers its cable network along with management personnel and subscriber management services to third party service providers for a fee. It has an extensive infrastructure and logistic set-up in various cities for provision of telecasting/streaming services to their erstwhile subscribers. We have acquired all of the customers of Reachnet, who are primarily located in the following metros in India: Mumbai, Hyderabad, Calcutta, New Delhi and Allahabad. We are not bound to have service agreement with Reachnet for exclusive provision of streaming service and can always enter with an independent service provider for the provision for streaming services to our subscribers.

Under the terms of the customer acquisition agreement (the “Customer Acquisition Agreement”) between Reachnet and Lytus Technologies Private Limited (“Lytus India”) dated June 20, 2019, these approximately 1.8 million customers legally belong to Lytus India. These customers are not and will not be Reachnet’s customers for internet access as well as services other than telecast/streaming provided by the Company to its customers. Reachnet has no ownership rights over these customers and all telecast services provided by Reachnet on behalf of the Company, are in the capacity of a third party independent service provider. The arrangement between Lytus India and Reachnet mandates Reachnet, as a third-party service provider, to maintain the infrastructure required to continue telecast services to the customers for which it is paid 61% revenue collected only from the provision of telecast services. All the services (including the internet service) are, as a matter of fact and in law, provided by the Company to its subscribers.

Revenue generated upon launch of the telemedicine, OTT and other services in India will belong 100% to the Company.

Lytus’ customers will be able to access the OTT services at an additional cost in the following ways:

1.      Through an app installed on the Set Top Box in the customer’s home which also provide telecast services.

2.      Through a web portal using either a computer or tablet.

3.      Through apps downloaded from the iOS and or Android store.

The Company has acquired all subscribers of Reachnet for a lumpsum consideration and with the condition that the Company will have control and unconditional entitlement rights over the revenues generated from or related to these subscribers.

In light of the above, the Company has 100% control of and 100% entitlement rights over the revenues accruing and arising to the Company from its subscribers. Reachnet has no control, ownership or entitlement rights over revenue generated from the Company’s subscribers.

The service agreement entered into with Reachnet, obligates Reachnet to retain its infrastructure to provide streaming/telecast services and provide such services to the Company’s subscribers on an on-going basis without disruption or interruption, under the Company’s control, management and supervision. The service charge for providing these services is determined at arm’s length. According to local industry practice, the average industry EBITDA for cable service companies in India is approximately 57% of total streaming revenues. Since the Company intends to work with Reachnet as a strategic partner over the next several years, the Company has agreed to pay Reachnet a service fee at a variable percentage of 61% of the Company’s total streaming/telecast revenue.

In addition, we have scaled and intend to continue to scale our platform through the pursuit of selective acquisitions. We believe our acquisitions of Lytus India and DDC have expanded our distribution capabilities and broadened our service offerings. We have aggregated customers from several service providers and other businesses by bring them on to the Lytus platform. We provide services to our customers through access to a network of 25,000 kilometers of deployed fiber and broadband infrastructure in accordance with our service agreement with our partner. Since our inception we have consistently expanded our network capabilities and offerings while growing our customer base.

Lytus India provides technology enabled customer services, which includes streaming and content services. The present device is being further upgraded to support the unified and integrated platform through which it shall provide multi-dimensional services such as MedTech IOT (IOT refers to the Internet of Things), etc.

DDC is a licensed Multi System Operator (MSO) in the business of telecasting/streaming of broadcast channels (both owned channels as well as redistribution) to subscribers for a subscription charge depending upon the services and content chosen by the subscriber. In India the regulation does not differentiate between telecasting and streaming as long as the streaming is done in IPTV format. Lytus has the expertise and has plans to offer additional value added services such as MedTech IOT, by upgrading the existing cable networks. The upgrade primarily consists of deploying FTTH GPON and changing the existing STB/CPE.

Lytus India provides streaming services to the customers we acquired from Reachnet. DDC has been providing streaming services to its customers in New Delhi region for over three years and will continue to do so independently of Lytus India and Reachnet

Along with a strong India focus, we expect to grow our international presence in regions such as Africa, Indonesia, UK, and the USA.

GHSI was formed in 2020 and had no business operations prior to our acquisition. On October 30, 2020, the Company entered into a share purchase agreement and acquired 75% of the equity interest in GHSI. After the completion of acquisition, GHSI brought into the key management team and acquired important contracts. GHSI’s telemedicine service aims to provide management and technology solutions to hospital networks, university medical schools, physician networks and individual practices in the U.S. Its proprietary delivery platform uses digital communication technologies using medical monitoring devices, video capabilities and data capture methodologies. The platform also uses AI Ecosystem Assets including Conversational Computing, Intelligent Robotic Process Automation (iRPA), and Machine Learning (ML). This platform is currently rolled out in New Jersey, Illinois, Florida and Texas with approximately 125 medical physicians using our system for approximately 3000 users via hospital and clinic networks.

GHSI’s business is focused on remote patient monitoring devices. These devices installed at the homes of the patients of participating physicians practices are sourced from various HIPAA and FDA compliant vendors. These devices have the monitoring and reporting software pre-installed in them. GHSI currently has not developed any proprietary software that is deployed with patients in the USA. While the revenue generated by these devices are currently not significant from and organizational perspective, GHSI expects to roll out these devices to additional patients in the near future. We expect that the additional rollout of devices will generate significant revenue for the Company.

In India, Lytus’ telemedicine business, through Lytus India, has commenced repurposing its existing Local Cable Operator Network infrastructure to set up Local Health Centers/diagnostic centers (LHC). There is scheduled to be one dedicated LHC for every 5000 customers and this LHC will be staffed with trained healthcare professionals. LHCs will support customers with additional patient services that cannot be remotely provided through device strategy. Typical services provided at the LHCs will include ECGs, blood and urine testing, ultrasound scans etc. The LHC network will act as an important link between patients, doctors and supporting hospital partners for better integration. The Company also intends to leverage the LHC network for pharmaceutical delivery.

The telemedicine service in India operates under a different model. The technology platform used to book doctor appointments and video conference with doctors collects data and then connects the patient to a captive team of physicians which provide the medical consulting service. The technology platform used by the India telemedicine team is proprietary and developed by Lytus India.

The Company does not itself obtain or contract for the content it uses currently. The content provided to our customers is through the license agreement that DDC currently has with broadcasters such as ESPN, SonyTV, ZEE TV and BBC2.

Our Integrated Service Matrix

Our objective is to expand the business by offering additional online services to our captive users so that we can become a one-stop shop for all of our customers’ online requirements. We believe that the current poor internet penetration in the Indian market presents a tremendous opportunity for the Company to provide online services to the many underserved geographic areas in India.

Strategic Roadmap

Technology continues to be a strong driver of change for our industry. We realized that our future growth strategy was pivoted around how we leverage technology to enhance consumer experience, with limited infrastructure. We invested in deep-rooted technologies to develop greater scale and speed in our approaches to content production and distribution, centralization, automation, and portfolio rationalization.

In addition, we believe that through additional customer acquisitions, our business will expand rapidly over the next three years. Our objective is to grow profitably by building on our current strategic position to become a dominant global platform services company.

The key elements of our strategy include:

•        expanding the service and product portfolio to enhance cross-selling opportunities;

•        enhancing the service platform by investing in technology;

•        expanding into new geographic markets; and

•        pursuing selective strategic partnerships and acquisitions.

We have six principles for our growth:

Operating model:    simplify and align with our customers’ needs and end markets.

Enhance customer experience:    introduce customer-centric programs and services leveraging the latest technologies such as artificial intelligence (AI) and machine learning (ML) to improve our customers’ experiences and continue to earn their business.

Service portfolio management:    adopt a more proactive approach, be agile in introducing new offerings while continuously scrutinizing the potential for returns.

Build scale:    to grow and build scale in a broad range of international markets and industry verticals within the online service platform and e-healthcare segment.

____________

2        “The Company has two Indian subsidiaries: Lytus India and DDC. DDC is an active cable company and has agreements with broadcasters for content delivery and distribution. For revenues, it has entered into customer contracts for cable services. The broadcaster/subscription fees reflected on page F-25 relate to operating activities of DDC only.”

Strategic relationships:    focus on building and maintaining long-term strategic business relationships with other established players in the market to better utilize the network capabilities, reduce cost burden and generate supplementary revenue streams.

Acquisition strategy:    develop a more targeted and disciplined approach; focus on acquisitions that augment our existing online streaming portfolio.

Current and Potential Markets

Television Industry

We currently have operations in Maharashtra, including Mumbai, New Delhi, parts of West Bengal including Kolkata, parts of Madhya Pradesh including Indore & Bhopal, parts of Uttar Pradesh, and Bangalore. Of all media and entertainment options open to Indians, television remains the most penetrated medium in the country, catering to over 200 million households and counting.

Cable Television subscription revenues have significantly increased in last few years due to introduction of streaming services in the Indian market. Streaming media is currently sharing the market space with cable and satellite television but it starts receiving more and more attention. There are currently about 40 providers of Over–The–Top media services (OTT) in India, which distribute streaming media over the Internet. In 2018, the OTT market in India was worth Rs.2,150 crore ($290 million), and its value grew to Rs.3,500 crores ($473 million) in 2019. According to a KPMG report, the average time spent by Indian subscribers on various OTT platforms is 20–50 minutes9 per day. Internet has now become mainstream media for entertainment for most people. With growing Internet penetration, internet users in India are expected to increase from 445.96 million in 2017 to 829 million by 2021. Based on the data from www.statista.com, as of May 2020, there were 1.2 billion mobile subscriptions and 565 million internet subscriptions in India, making it the second-largest mobile consumer base and internet subscriber base in the world, behind only China according to a report on Digital India by McKinsey Global Institute released in March 2019.

The Indian media and entertainment industry is expected to reach around Rs.307,000 core ($ 43.93 billion) by 2024. Media and entertainment industry is set to grow at a compound annual growth rate (CAGR) of 13.5 percent from 2019 to 2024. In FY 2019, major segments were television, print and films with a market size of Rs.713 billion ($10.22 billion), Rs.333 billion ($4.76 billion) and Rs.185 billion ($2.62 billion), respectively. They are projected to reach Rs.1025 billion ($14.67 billion), Rs.375 billion ($4.76 billion) and Rs.228 billion ($3.26 billion), respectively in FY 2022. Indian television market has an opportunity of catering to over 50 million homes as 197 million homes out of the total 240 million households have TV sets as of 201810.

The Indian advertising industry is projected to be the second fastest growing advertising market in Asia after China. At present, advertising revenue accounts for around 0.38 percent of India’s gross domestic product.11

Digital media & entertainment platforms in India grew 13.3 percent in FY2019 and reached Rs.163,100 crore ($23.34 billion), contributing the most to the growth of media & entertainment sector in the country. India’s advertising revenue is projected to reach Rs.1,367 billion ($19.56 billion) in FY2024 from Rs.693 billion ($10 billion) in FY2019. India’s advertisement spending increased to Rs.67,603 crore ($9.67 billion), growing at 11 percent year over year in 2019.

Telemedicine Industry

The COVID-19 crisis has resulted in a profound shift of healthcare delivery from the traditional healthcare model with its abundant resources to the healthcare model where patients are mandated to remain at home and cope with a profound lack of resources. The Covid-19 pandemic has caused severe shortages and threatens to overwhelm health care infrastructure. Thus, we believe telehealth services and mobile care (such as advanced physician house calls, VNS, home PT, nutritional optimization), with an efficiently managed and cost-effective delivery model, will support patients’ medical needs and alleviate the shortages of the available healthcare resources. Healthcare systems have scrambled to adopt applications marketed as ‘telemedicine’ solutions but are very little more than 2-way video conferencing with

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8          https://www.statista.com/topics/4852/television-market-in-india/

9          Video OTT revenue in India expected to reach Rs.13,800 crore by FY 2023, Exchange4media. Indian Advertising Media & Marketing News — exchange4media

10         https://www.ibef.org/industry/media-entertainment-india.aspx

11         https://www.ibef.org/industry/media-entertainment-india.aspx text messaging. Despite the availability of ultra-high-speed wireless connectivity, computationally intense smartphones, commoditized high resolutions cameras, and other existing solutions have not improved significantly over the past decade in design, user interface, integration, data visualization, nor utilization of AI Ecosystem Assets.

Moreover, the increased demand on mobile healthcare delivery to the home has not been met with a corresponding increase in platform sophistication required to perform anything other than a base level physical exam and rudimentary delivery of services. This demand will require omni-channel, multi-modal, multi-lingual communication across highly secure and private high-speed wireless networks. Multipoint video conferencing will be required as well as deep integrations into enterprise PBX, CRM, EMR platforms and other systems of record.

The Internet of Things (IoT) revolution has resulted in a plethora of intelligent devices capable of capturing and transmitting a diverse set of data domains including healthcare, environment, logistics, education, energy, and many others relevant to the efficient and effective delivery of care. Remote patient monitoring via patient worn active and passive sensors as well as next generation room-based sensors utilizing ultra-wideband impulse radar, hyperspectral imaging, will revolutionize home based care via remote patient monitoring.

The traditional health monitoring data concerning heart rate, respiratory rate, blood pressure, temperature, will be expanded to include body composition, sleeping patterns, nutrient ingestion, cognitive and behavioral status, wound assessment, range of motion monitoring, and many others.

As we have seen an increasing need to adopt any form of Telemedicine programs to combat the COVID-19 pandemic, we believe that the business technologies that Lytus is advancing are very unique.

Our Streaming Services

We offer our customers subscription-based video services and Internet services to residential customers, with prices and related charges based on the types of service selected, whether the services are sold as a “bundle” or on an individual basis, and based on the equipment necessary to receive our services. Our video customers receive a package of programming which generally includes a device that provides an interactive electronic programming guide with parental controls, access to pay-per-view services, including video on demand (“VOD”). Customers have the option to purchase additional tiers of services including premium channels which provide original programming, commercial-free movies, sports, and other special event entertainment programming. Substantially all of our video programming is available in high definition.

In order to establish our customer base, the Company has acquired all of the customers of Reachnet Cable Services Private Limited, through an Agreement to Acquire Customers dated June 20, 2019, and the income entitlement rights from April 1, 2019. Reachnet is also a licensed service provider and have, accordingly, agreed to provide streaming services to these customers. These customers are primarily located in the following metros in India: Mumbai, Hyderabad, Calcutta, New Delhi and Allahabad.

Our revenues are principally derived from the monthly fees customers pay for the services we provide. We typically charge a one-time installation fee which is sometimes waived or discounted in certain sales channels during certain promotional periods. We believe that offering a wide variety of video programming choices influences a customer’s decision to subscribe and retain our streaming services. We obtain basic and premium programming, usually pursuant to written contracts from a number of suppliers. Media corporation consolidation has, however, resulted in fewer suppliers and additional selling power on the part of programming suppliers. We have recently entered into an agreement with a Hollywood studio to co-produce or exclusively license original content which give us the right to provide our customers with certain exclusive content for a period of time.

Programming is usually made available to us for a license fee, which is generally paid based on the number of customers to whom we make that programming available. Programming license fees may include “volume” discounts and financial incentives to support the launch of a channel and/or ongoing marketing support, as well as discounts for channel placement or service penetration. We also offer VOD and pay-per-view channels of movies and events that are subject to a revenue split with the content provider.

Our programming contracts are generally for a fixed period of time, usually for multiple years, and are subject to negotiated renewal. The contracts set to expire in any particular year vary. We will seek to renew these agreements on terms that we believe are favorable. There can be no assurance, however, that these agreements will be renewed on favorable or comparable terms. To the extent that we are unable to reach agreements with certain programmers on terms that we believe are reasonable, we have been, and may in the future be, forced to remove such programming channels from our line-up, which may result in a loss of customers.

Our advertising sales division offers local, regional and national businesses the opportunity to advertise in individual and multiple service areas on streaming networks and digital outlets. We receive revenues from the sale of local advertising across various platforms and networks. Our large national footprint provides opportunities for advertising customers to address broader regional audiences from a single provider and thus reach more customers with a single transaction. Our size also provides scale to invest in new technology to create more targeted and addressable advertising capabilities.

The Company through its partners has access to the content of more than 450 linear channels, allowing us to provide these channels to all our subscribers’ predominantly through RF medium using DVB-C technology as well as through IPTV / Online Streaming.

Lytus Group through its constituents delivers over 450 linear channels from various content providers such as Star TV (Disney), Zee TV, Sony, IndiaCast, Times Broadcasting, Discovery, Sun, Jaya TV, Eenadu Television, Turner International, Travel XP, BBC etc. The Company has also executed agreements with various content providers having national and regional movie and music libraries viz., such as ADB Shemaroo, Super Cassettes (T-Series), Surya Media Vision (Eros & Sonata) and Cine Prime.

Lytus has also started telecasting a few educational channels tailor-made for local educational boards catering to various school grades and has plans to focus on this segment going forward.

Our streaming solution is from a U.S. based vendor called “Secure TV”. Our mobile application (JPR Channel) is available on the Playstore and can be currently used by our home subscribers only. We are currently streaming all Free to Air (including home channels) and some select Pay Channels from various broadcasters through our OTT platform.

Lytus is working closely with various vendors globally for furthering the reach of their streaming network / platform and also building state of the art FTTH (Fiber to the home)/ G-PON network for connecting its existing and future subscribers. For this purpose, Lytus Group sources devices and other equipment such as RF/Hybrid/ IPTV/OTT Set Top Boxes, ONUs, OLTs, Headend and NoC equipment and finally passive components from vendors including Cisco, Harmonics, Arris (Now CommScope — USA), Gospell, ZTE, & Antik.

Our Telemedicine Services

On October 30, 2020, the Company entered into a share purchase agreement and acquired 75% of the equity interest in GHSI to add varieties to the manners in which healthcare services are provided to customers in the U.S. and in India. We believe GHSI’s strong management team, which has several decades of telemedicine experience in the U.S. and in India, will develop customized solutions and platforms to help Lytus grow its telemedicine offerings globally.

Our telehealth segment of business will focus on providing telemedicine solutions for the unmet medical needs of a large part of population in India. Our vision is to provide cost-efficient telemedicine services, as well as serve as an extension of the traditional healthcare system.

We believe this extension of traditional healthcare services is vital because:

•        68% of Indians live in rural villages.

•        India has one doctor for every 1,445 people.

•        More than 75% of Indian doctors are based in cities or urban areas.

•        Approximately 89% of rural Indian patients have to travel about 8 kilometers to access basic medical treatment.12

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12        World Health Day Amid Covid Crisis by Pramod N Sulikeri, Available: https://myarogya.in/general/world-health-day-amid-covid-crisis/ & Telemedicine Force Multiplier for Healthcare Delivery by Major General Ashok Kumar Singh (retd), Available: https://innohealthmagazine.com/2020/guest-column/telemedicine-healthcare-delivery/

With rising internet penetration in India, increasing proliferation of fiber optic cables, expanding bandwidth, and owing to advancements in technology, doctors from urban India will have the ability to treat patients in rural areas remotely through video-call consultations.

Building on the Company’s strong fiber-optic network and customer base, we will strive to use technology-based innovation to address the most significant unmet needs of patients and societies across rural India.

In the first phase of our journey, we intend to develop and deliver telehealth services in the nature of preventive healthcare using technologies such as Internet of Medical Things (IoMT) and Artificial Intelligence (AI). Our initial focus is aimed at offering basic health monitoring and digital stethoscope services with the help of our own smart devices and software systems and also last mile medicine delivery services. Further, we intend to utilize clinical informatics for the collation of information for effective data analysis and for sharing the information with doctors/relatives/other stakeholders to help in better decision making.

With our streaming services and our devices, we intend to make it possible for the people to undertake self-health monitoring and combine the same with remote diagnosis with secure patient-doctor consultation. Thereby not only reducing the number of trips to the hospital but also build an ecosystem that may turn out to be an affordable, as well as a fast, way to bridge the rural-urban health divide.

Our healthcare service aims to provide telemedicine solutions for the unmet medical needs of a larger part of the population. Our vision is to provide cost-efficient telemedicine services and to serve as an extension of the traditional healthcare system prevalent in the country.

With the rising internet penetration in India, increasing proliferation of fiber-optic cables, expanding bandwidths and advancements in technology, doctors from urban India will have the ability to treat patients in rural areas remotely through video-call consultations. In an industry where the cost of error is high, operational consistency and network dependability are critical. Information has to be accurate, and readily available. We believe that our operations will benefit from centralized decision-making and a uniform technology platform, coupled with a coordinated local presence. Our unified, scalable technology platform is being further developed and/or enhanced by our technology team, which is located in India. This technology platform covers all relevant aspects of our operations, from data management, business intelligence, traffic optimization and consumer engagement to infrastructure, logistics and payments. Data is constantly collected and analyzed to help optimize operations, make the consumer experience more personal and relevant, and enable us, selected sellers and logistics partners to make informed, real-time decisions.

In addition, our approach is to collaborate with global chain of health insurance companies, pharmaceutical companies, hospitals and diagnostic clinics, and medical research universities. We intend to develop an ecosystem of medical expertise and healthcare at home. India is regulating medical devices13 and has opened up many opportunities from the perspective of preventive healthcare and at-home on-demand online content.

Self-monitoring for diagnosis would require an infrastructure for an effective and efficient communication equipment and distribution network. We believe that our streaming and telecast services customer base and access to a significant fiber infrastructure, ideally positions us to telemedicine services to over approximately 1.8 million households. The aggregated customer base of over 8 million individuals will be offered telemedicine services as well as telemedicine devices and products to enhance the quality of healthcare services offered.

Competition

As a unified platform services company, individual segments of our business face competition from other services providers that operate in India.

Our streaming business typically faces competition from the following service providers:

Hotstar

Hotstar, (now Disney+ Hotstar), is the most subscribed–to OTT platform in India, owned by Star India as of 2018, with around 150 million active users and over 350 million downloads. According to Hotstar’s India Watch Report 2018, 96% of watch time on Hotstar comes from videos longer than 20 minutes, while one–third of Hotstar subscribers watch television shows.13

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13      The Medical Devices Rules, 2017 read with Medical Devices (Amendment) Rules, 2020

Netflix in India

American streaming service Netflix entered India in January 2016. In April 2017, it was registered as a limited liability partnership (LLP) and started commissioning content. It earned a net profit of Rs.2.02 million for fiscal year 2017. In fiscal year 2018, Netflix earned revenues of Rs.580 million. According to Morgan Stanley Research, Netflix had the highest average watch time of more than 120 minutes but viewer counts of around 20 million in July 2018. As of 2018, Netflix has six million subscribers, of which 5–6% are paid members.14

Olly Plus

Olly Plus was launched in 2020 by Sk Line Production. Olly Plus is Odisha’s new online Odia OTT platform where you can enjoy unlimited Odia Videos, Albums, Movies, Comedy Videos, Short Films, Audio Stories and other videos on the go.

Since Telemedicine is a relatively new offering in India, Lytus does not face significant competition in this segment locally in India. Start-ups that have commenced with telemedicine business in India are — DocOnline, Clinikk Healthcare, Practo and MedLife. However, all of these companies run online health clinics that provide online doctor consultations, online pharmacies, and health insurance. Our telemedicine business is designed to not be in direct competition with these companies. We have significant competitive advantage in telemedicine service through remote health monitoring device and unified Lytus platform for content management.

Competitive Advantage

We believe that the following competitive strengths distinguish us from our competitors:

Innovation

World-class networks:    enhancing our access to fiber-optic network, we intend to elevate the customer experience, enhance reliability and sustain future growth. Building on this capability and leveraging modern technology, we are diversifying into new growth areas to expand our business horizon.

Strengthen innovation:    we have long been a technological innovation leader within our industry space. We are taking steps designed to ensure we maintain and consolidate our market share. We continue to maintain our investments in different technological upgrades at a level that is consistent with changing industry dynamics. Today, we are amongst the few players in India who have transformed the traditional set-top box into an android box, thereby giving access to a host of new facilities under one platform.

Value

Profitable growth:    driving continued profitable revenue and customer growth in our core consumer and business markets, while continuously looking for opportunities to widen the business horizon. From a traditional contact management service provider, we have evolved into a significant online content management service provider, with sustained profits.

Disciplined capital allocation: we continue to invest in long-term growth opportunities, while simultaneously building on our core capabilities and engaging in strategic partnerships to widen our geographical presence and offerings.

Growth

Putting customers first:    focusing on customer service excellence and technological leadership to further strengthen our differentiated competitive position and enhance the customer experience with an integrated digital platform covering areas such as education, entertainment, financial technology, and healthcare. We strive to continue exceeding our customers’ expectations by enhancing our network capacity and coverage while broadening service offerings.

Proven growth strategy:    delivering industry-leading performance by continuing to execute on our long-term growth strategy focused on data and our fiber-optic network capabilities.

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14      “Video OTT revenue in India expected to reach Rs 13,800 crore by FY 2023 — Exchange4media”. Indian Advertising Media & Marketing News — exchange4media. Available: https://www.exchange4media.com/digital-news/video-ott-revenue-in-india-expected-to-reach-rs-13-800-crore-by-fy-2023-92262.html

Employees

As of December 6, 2021, we employed 38 people on a full-time basis and 5 people on a part-time basis, comprised of 15 employees in management, 8 employees in sales and marketing, 10 employees in research and development, and 10 employees in administration.

Intellectual Property Rights

We are in the process of registering our intellectual property rights to protect our business interests and ensure our competitive position in our industry. We intend to vigorously protect our technology and proprietary rights, but there can be no assurance that our efforts will be successful. Even if our efforts are successful, we may incur significant costs in defending our rights.

As of the date of this prospectus, we have applied for 3 trademarks, and 2 domain names in India and overseas.

Properties

Our headquarters is located at 601 Everest Grande, A Wing Mahakali Caves Road, Andheri (East), Mumbai, India, 400 093. We believe our facilities are adequate for our current needs.

Legal Proceedings

We are currently not involved in any legal proceedings; nor are we aware of any claims that could have a material adverse effect on our business, financial condition, results of operations or cash flows.

Government Regulation

The industry in which we operate is subject to extensive governmental laws and regulations in the United States and India. More particularly, in India, our business is subject to the governance under the foreign exchange laws governing the foreign investments, directions issued by the Telecom Regulatory Authority of India, regulations and directions issued by the Ministry of Health and Family Welfare. There are numerous laws and regulations governing the operation of streaming and telemedicine business, and purchase, sale, and sharing of personal information about consumers, many of which are new and continue to evolve; accordingly, it is difficult to determine whether and how existing and proposed privacy laws may apply to our businesses in the future. Furthermore, government regulations can change with little to no notice and may result in increased regulation of our product(s), resulting in a greater regulatory burden for us.

Regulation in connection with our streaming service

India

The following is an overview of the important laws and regulations which are relevant to our streaming in India. The description of laws and regulations sets out below is not exhaustive and is based on the current provisions of Indian laws, which are subject to change or modification by subsequent legislative, regulatory, administrative or judicial decisions.

Before the introduction of cable television in India, broadcasting was solely under the control of the State. The Government of India was caught unprepared with the emergence of cable networks and broadcasting through satellites in the early 1990s. The government was not able to put a check on transmission and broadcast of television through foreign satellites. Due to the lack of licensing mechanism for cable operators; this resulted in large number of cable operators, broadcasting programs without any regulation.

The necessity of procuring license for operating cable networks was first mentioned by the Rajasthan High Court in the case of Shiv Cable TV System v. State of Rajasthan television through foreign satellites. The high court held that there was no violation of the right to freedom of trade because cable networks fall within the definition of “wireless telegraph apparatus” under the Indian Wireless Telegraphy Act and therefore it necessary to have license to operate such network. This highlighted the need for having a framework for the regulation of cable networks in India which led to the enactment of the Cable Television Networks (Regulation) Act, 1995 becoming effective from September 29, 1994.

The Cable Television Networks (Regulation) Act, 1995 (“Cable Television Act”)

The Cable Television Act regulates the operation of cable television networks in India. The Cable Television Act requires any cable operator who is desirous of operating a cable television network to be registered with the head postmaster of the area concerned. Where the Central Government is satisfied that it is necessary in public interest to do so may make it obligatory for every cable operator to transmit or re-transmit programs of any channel in an encrypted form through a DAS.

The Ministry of Information and Broadcasting issued a notification dated November 11, 2011 (“DAS Notification”) under the Cable Television Act, making it mandatory for every cable operator to transmit or retransmit programs of any channel in an encrypted form through a digital addressable system in four phases in such cities and with effect from such dates as specified in the DAS Notification. Phase I included the cities of Mumbai, Delhi, Kolkata and Chennai where digitization had to be completed by June 30, 2012. The said deadline of June 30, 2012 was extended until October 31, 2012. Phase II which included 38 cities, was required to be completed by March 31, 2013. Further, phases III and IV are required to be completed by December 2015 and December 2016 respectively.

The Cable Television Network Rules, 1994 (“Cable Television Rules”)

The Cable Television Rules stipulate that registration as a cable operator needs to be renewed every 12 months. The Cable Television Rules further stipulate that an MSO shall apply for registration in order to provide DAS services.

The Indian Telegraph Act, 1885 (“Telegraph Act”)

The Telegraph Act governs all forms of the usage of ‘telegraph’ which expression has been defined to mean any appliance, instrument, material or apparatus used or capable of use for transmission or reception of signs, signals, writing, images, and sounds or intelligence of any nature, by wire, visual or other electro-magnetic emissions, radio waves or hertzian waves, galvanic, electric or magnetic means. Using appliance or apparatus for the purposes of dissemination of television signals and video transmissions therefore comes within the definition of a ‘telegraph’.

The Indian Wireless Telegraphy Act, 1933 (“Wireless Telegraphy Act”)

In addition to a telegraph license under section 4 of the Telegraph Act, land-based wireless providers and users also require an additional license under the Wireless Telegraphy Act. Section 3 of the Wireless Telegraphy Act forbids any person from possessing a wireless telegraphy apparatus without a license. Under section 5 of the Wireless Telegraphy Act, the license to possess the wireless and radio equipment and to use it for wireless services is issued by the telegraph authority designated under the Telegraph Act, that is, the Director-General of Posts and Telegraphs.

The Sports Broadcasting Signals (Mandatory Sharing with Prasar Bharati) Act, 2007 (“Mandatory Signal Sharing Act”)

The Mandatory Signal Sharing Act provides for access to the largest number of listeners and viewers, on a free to air basis, of sporting events of national importance through mandatory sharing of sports broadcasting signals with Prasar Bharati. Under this enactment, no content rights owner or holder and no television or radio broadcasting service provider can carry a live television broadcast on any cable or DTH network or radio commentary broadcast in India of “sporting events of national importance”, unless it simultaneously shares the live broadcasting signal, without advertisements, with Prasar Bharati, to enable Prasar Bharati to re-transmit the signal on its terrestrial networks and DTH networks.

The Telecom Regulatory Authority of India Act, 1997 (“TRAI Act”)

The Telecom Regulatory Authority of India (“TRAI”) was established in 1997 by the TRAI Act, as amended, to regulate telecommunication services in India, including broadcasting and cable services. The TRAI is vested with major recommendatory, regulatory and tariff setting functions, including (a) making recommendations on the need and timing for introduction of new service providers, (b) on the terms and conditions of license to a service provider, (c) ensuring compliance of terms and conditions of license, (d) effective management of telecom, (e) laying down the standards for quality of service, (f) conducting a periodical survey of such service provided by the service providers so as to protect interest of consumers, and (g) notifying the rates at which telecommunication services within India and outside India shall be provided under the TRAI Act. In addition, the TRAI Act contains penalty provisions for offences committed by a company under the TRAI Act.

The following regulations have been notified by TRAI: A. Regulations applicable to DAS Notified areas:

The Standards of Quality of Service (Digital Addressable Cable TV Systems) Regulations, 2012 (“DAS Regulations”)

The DAS Regulations require every MSO or its linked Local Cable Operator (“LCO”), offering digital addressable cable TV services in entire DAS Notified areas to devise formats of application for seeking connection, disconnection, reconnection and for obtaining and returning of set top boxes. Any person seeking connection, disconnection or reconnection or shifting of cable service connection or intending to obtain or return set top box at a place located within the area of operation of an MSO or its linked LCO is required to make an application to such MSO/ LCO, as the case may be. Every MSO/ LCO shall provide the cable services to every person making request for the same. No MSO/ LCO shall disconnect the cable services to the subscriber or take any channel off the air without giving prior notice of at least 15 days to such subscriber indicating the reasons for such disconnection and no charge for the services other than the rent for set top box shall be levied on the subscriber for the period during which the services were discontinued. In the event of a complaint received from a subscriber, the MSO/ LCO shall respond to the complaint within eight hours and at least 90% of all ‘no signal’ complaints received shall be redressed and signal restored within twenty four hours of receipt of such complaint. Further, the quality of the set top box should conform to the Indian standard set by the Bureau of Indian Standards.

The Telecommunication (Broadcasting and Cable Services) Interconnection (Digital Addressable Cable Television Systems) Regulations, 2012 (“Interconnection DAS Regulations”)

The Interconnection DAS Regulations provide that no broadcaster of television channels shall engage in any practice or activity or enter into any understanding or arrangement, including exclusive contract with any MSO for distribution of its channel which may prevent any other MSO from obtaining such TV channels for distribution. Further, every broadcaster shall provide signals of its television channels on non-discriminatory basis to every MSO having the prescribed channel capacity and registered. Every broadcaster shall provide the signals of television channels to a MSO, in accordance with its Reference Interconnect Offer (RIO) or as may be mutually agreed, within 60 days from the date of receipt of the request. Every MSO while seeking interconnection with the broadcaster, shall ensure that its DAS installed for the distribution of television channels meets the DAS requirements specified in these regulations. An MSO operating in the Municipal boundary of Greater Mumbai, National Capital Territory of Delhi, Kolkata and Chennai shall have a capacity to carry a minimum of 500 channels as of January 1, 2013 and provided that all MSOs operating in the above areas and having subscriber base of less than 25,000 shall have the capacity to carry a minimum of 500 channels by April 1, 2013. In the event of a complaint received from a subscriber, the MSO/ LCO shall respond to the complaint within eight hours and at least 90% of all ‘no signal’ complaints received shall be redressed and signal restored within twenty four hours of receipt of such complaint.

The Telecommunication (Broadcasting and Cable) Services (Fourth) (Addressable Systems) Tariff Order, 2010 (“Tariff Order”)

TRAI has imposed a ceiling on tariffs of channels and bouquets of channels payable by (i) broadcasters to distributors, (ii) LCOs to MSOs, and (iii) subscribers to MSOs/LCOs. The Tariff Order provides that every MSO shall offer all channels to its subscribers on an a-la-carte basis and shall specify the maximum retail price for each channel, as payable by the subscribers. The a-la-carte rates for free to air channels shall be uniform. Further, in the event an MSO is offering channels as part of a bouquet, the sum of the a-la-carte rates of the channels forming part of such a bouquet shall in no case exceed one and half times of the rate of that bouquet of which such channels are a part. Additionally, the a-la-carte rate of each channel forming part of such a bouquet shall in no case exceed three times the average rate of channel of that bouquet of which such channel is a part. Every MSO shall report to TRAI, the a-la-carte rates for its pay channels and the bouquet rates.

The Telecommunication (Broadcasting and Cable Services) Interconnection Regulation, 2004, as amended (“Interconnection Regulations”)

The Interconnection Regulations apply to all arrangements among service providers, including MSOs, for interconnection and revenue sharing for all telecommunication services, including cable services in India. The Interconnection Regulations provides that broadcasters are required to provide signals on non-discriminatory terms to all distributors of television channels. Similarly, Head End In The Sky (“HITS”) operators and MSOs are required to re-transmit signals received from a broadcaster on a non-discriminatory basis to LCOs. MSOs are not allowed to engage in any practice or activity or enter into any understanding or arrangement, including exclusive contracts with any distributor of TV channels that prevents any other distributor from obtaining such TV channels. Further, No Broadcaster/ MSO/ HITS operator shall disconnect the TV channel signals to a distributor of TV channels without giving three weeks prior written notice indicating the brief reasons for the proposed action.

Telecommunication (Broadcasting and Cable) Services (Second) Tariff Order, 2004, as amended

TRAI has imposed a ceiling on tariffs on channels and bouquets of channels, payable by (i) MSOs to broadcasters, (ii) LCOs to MSOs, and (iii) subscribers to MSOs/LCOs. The charges, excluding taxes shall not exceed 4% of the charges prevailing as of December 1, 2007, with respect to free to air, pay channels, bouquet of channels and standalone channels not part of a bouquet, offered by MSOs to LCOs and by MSOs/ LCOs to subscribers. Further, every MSO/LCO is required to give to every subscriber a bill for the charges payables by that subscriber.

The Standards of Quality of Service (Broadcasting and Cable Services) (Cable Television — Non CAS Areas) Regulation, 2009

The regulations provide for provisions relating to connection/disconnection or shifting of cable services as well as provisions for the billing procedure and billing related complaints. Further, the regulations detail the mechanism for the handling of complaints and the provisions regarding additional standards of quality of service relating to digital decoders and set top boxes for digital cable service in non-CAS areas.

The Policy Guidelines for Uplinking of Television Channels from India, 2011 (“Uplinking Guidelines”)

The Uplinking Guidelines came into effect in December 5, 2011, and regulate the gathering, uplinking and broadcasting of television-based content in India. The Uplinking Guidelines provide for, inter alia, permission for: (i) setting up of uplinking hub/teleports; (ii) uplinking of non-news and current affairs television channels (that is, channels which do not include elements of news and current affairs in their program content); (iii) uplinking of news and current affairs television channels; and (iv) uplinking by Indian news agency; (v) use of SNG/DSNG equipment in C Band and Ku Band; and (vi) temporary uplinking. Setting up uplinking hub/teleports, uplinking of a non-news and current affairs television channels, or uplinking news and current affairs television channels requires a specific permission from the MIB, and the permission granted by the MIB is valid for a period of ten years.

Guidelines and General Information for Grant of License for Operating Internet Services, 2007 (“ISP License Guidelines”)

The DoT issued ISP License Guidelines or grant of license of internet services on non-exclusive basis. The licensee company is required to provide service within 24 months from the date of signing the license agreement. The license is valid for a period of 15 years and access to internet through an authorized cable operator is permitted to ISPs without additional licensing subject to the provisions of Cable Television Act. In addition, the license is governed by the provisions of the Telegraph Act and the TRAI Act.

A service provider is required to obtain a license and enter into a standard agreement (“ISP License Agreement”) with the DoT before starting operations as an ISP. In addition to the conditions required to be followed by a licensee company under the ISP License Guidelines, the ISP License Agreement provides for further requirements to be adhered to by the licensee company.

The Telecommunication Tariff Order, 1999 (“Tariff Order 1999”)

The Tariff Order issued by TRAI, provides the terms and conditions at which telecommunication services within India and outside India may be provided, including rates and related conditions at which messages shall be transmitted to any country outside India, deposits, installation fees, rentals, free calls, usage charges and any other related fees or service charge.

The United States

We plan to expand our streaming business to the United States. Like many OTT companies, our operations are subject to routine regulation by governmental agencies. Companies conducting business on the internet are subject to a number of U.S. domestic laws and regulations. In addition, laws and regulations relating to user privacy, freedom of expression, content, advertising, information security and intellectual property rights are being debated and considered for adoption by many countries throughout the world. Online businesses face risks from some of the proposed legislation that could be passed in the future.

In the United States, laws relating to the liability of providers of online services for activities of their users and other third parties sometimes get tested by a number of claims, which include actions for libel, slander, invasion of privacy and other tort claims, unlawful activity, copyright and trademark infringement, and other theories based on the nature and content of the materials searched, the ads posted, or the content generated by users. Any court ruling that imposes liability on providers of online services for activities of their users and other third parties could harm our businesses.

A range of other laws and new interpretations of existing laws could have an impact on our businesses as well. For example, the Digital Millennium Copyright Act of 1998 has provisions that limit, but do not necessarily eliminate, liability for listing, linking or hosting third-party content that includes materials that infringe copyrights. Various United States and international laws restrict the distribution of materials considered harmful to children and impose additional restrictions on the ability of online services to collect information from minors. In the area of data protection, many states have passed laws requiring notification to users when there is a security breach for personal data, such as California’s Information Practices Act. The costs of compliance with these laws may increase in the future as a result of changes in interpretation. Further, any failure to comply with these laws may subject us to significant liabilities.

We also face risks due to government failure to preserve the internet’s basic neutrality as to the services and sites that users can access through their broadband service providers. Such a failure to enforce network neutrality could limit the internet’s pace of innovation and the ability of large competitors, small businesses and entrepreneurs to develop and deliver new products, features and services, which could harm our business.

Companies conducting online businesses are also subject to federal, state and foreign laws regarding privacy and protection of user data. Any failure by us to comply with our privacy policies or privacy related laws and regulations could result in proceedings against us by governmental authorities or others, which could potentially harm our business. Further, any failure to protect our users’ privacy and data could result in a loss of user confidence in our services and ultimately in a loss of users, which could adversely affect our business.

Regulations in connection with our proposed tele-medicine service

India

The Indian Government has published Telemedicine Practice Guidelines (“Telemedicine Guidelines”) on March 25, 2020. These guidelines finally clarify India’s position on the legality of teleconsultation. It is now legal to provide teleconsultation by registered medical practitioners (M.B.B.S and above) in line with the requirements of the Telemedicine Guidelines. Telehealth is defined as “The delivery and facilitation of health and health-related services including medical care, provider and patient education, health information services, and self-care via telecommunications and digital communication technologies”. It is aimed to achieve timely access to appropriate interventions including faster access, real-time access and access to services that may not otherwise be available, and includes all channels of communication with the patient that leverages Information Technology platforms, including Voice, Audio, Text & Digital Data exchange.

Under the Telemedicine Guidelines, doctor can choose the medium of teleconsultation: A doctor may use any medium for patient consultation, e.g. telephone, mobile or landline phones, chat platforms like WhatsApp, Facebook Messenger etc., other mobile apps or internet-based digital platforms for telemedicine or data transmission systems like Skype/ email/ fax etc. However, before proceeding with the teleconsultation, the doctor should exercise professional judgement to decide whether the teleconsultation is, in fact, appropriate and in the interest of the patient. If the answer is yes, then the doctor should evaluate which medium would be preferred for the teleconsultation. For example, a complaint of appendicitis may require a physical examination and teleconsultation may not be preferred. On the other hand, some common complaints may not require physical examination or even consultation in real-time. For example, a complaint of headache or fever may not always require the doctor to examine the patient physically or audio-visually through a mobile or computer application. However, in certain cases, for example, on presentation of allergy or inflammation (e.g. Conjunctivitis), the doctor may choose to examine the patient in-person or through an audio-visual teleconsultation. Thus, the decision to examine the patient physically or remotely i.e. through teleconsultation, and the medium of teleconsultation, is to be taken by the doctor himself or herself on case to case basis. However, the Doctor on teleconsultation is required to maintain confidentiality of patient data, unless prior written consent has been obtained.

Doctor has to maintain the same standard of care during teleconsultation as during in-person consultation: The Telemedicine Guidelines require doctors to maintain the same standard of care towards a patient during a teleconsultation as they would during an in-person consultation. In other words, the fact that the teleconsultation took place over a mobile app or email or telephone cannot be taken as a defense by a doctor against an allegation of medical negligence. Every doctor is expected to know the limitation of teleconsultation and advise or prescribe accordingly.

Patient is responsible for the accuracy of information: During the course of teleconsultation, if the doctor inquires for relevant information from the patient, then the patient is supposed to disclose the right information. The Telemedicine Guidelines have clarified that is the patient who will be responsible for accuracy for the information shared with the doctor, and not the doctor. However, since the standard of care is as high in the case of teleconsultation as in-person consultation, the doctor must make all efforts to gather sufficient medical information about the patient’s condition before deciding on a diagnosis or a treatment. If a patient provides any contradictory information, or if the doctor is not convinced with the information at hand to make a professional decision, he may ask patient to provide such documents or undertake such tests as he/she may feel proper in his/her professional judgement without fear of liability. Patient identification is mandatory during the first consultation.

Caregiver is deemed to be authorized on behalf of minor or incapacitated patients: If the age of the patient is 16 years or less, or if the patient is incapacitated (due to mental conditions like dementia or physical disability due to an accident), then the caregiver is deemed to be authorized to consult on behalf of the patient. The Telemedicine Guidelines clarify that in such cases, the teleconsultation can take place with the caregiver without the presence of the patient.

There is no fixed format for issuing a prescription in a teleconsultation. The Telemedicine Guidelines has recommended a format, but following it is not mandatory. However, the doctor must provide photo/scan /digital copy of a signed prescription or e-Prescription to the patient via email or any messaging platform. The limitation on prescribing medicines (such as habit-forming drugs or narcotic or psychotropic drug, etc.) to patients should be adhered to. Please note that a doctor can transfer the prescription to a pharmacy only if he/ she has the explicit consent of the patient.

The United States

The healthcare industry and the practice of medicine are extensively regulated at both the state and federal levels. Our ability to operate profitably in the future will depend in part upon our ability, and that of our affiliated providers, to maintain all necessary licenses and to operate in compliance with applicable laws and rules. Those laws and rules continue to evolve, and we therefore devote significant resources to monitoring developments in healthcare and medical practice regulation. As the applicable laws and rules change, we are likely to make conforming modifications in our business processes from time to time. We cannot assure you that a review of our business by courts or regulatory authorities in the future will not result in determinations that could adversely affect our operations or that the healthcare regulatory environment will not change in a way that restricts our operations.

Provider Licensing, Medical Practice, Certification and Related Laws and Guidelines

The practice of medicine, including the provision of behavioral health services, is subject to various federal, state and local certification and licensing laws, regulations and approvals, relating to, among other things, the adequacy of medical care, the practice of medicine (including the provision of remote care and cross-coverage practice), equipment, personnel, operating policies and procedures and the prerequisites for the prescription of medication. The application of some of these laws to telehealth is unclear and subject to differing interpretation.

Physicians and behavioral health professionals who provide professional medical or behavioral health services to a patient via telehealth must, in most instances, hold a valid license to practice medicine or to provide behavioral health treatment in the state in which the patient is located. In addition, certain states require a physician providing telehealth to be physically located in the same state as the patient. Failure to comply with these laws and regulations could result in our services being found to be non-reimbursable or prior payments being subject to recoupments and can give rise to civil or criminal penalties.

Corporate Practice of Medicine; Fee-Splitting

We may contract with physicians or physician-owned professional associations and professional corporations to deliver our services to their patients. We may also enter into management services contracts with these physicians and physician-owned professional associations and professional corporations pursuant to which we may provide them with billing, scheduling and a wide range of other services, and they pay us for those services out of the fees they collect from patients and third-party payors. These contractual relationships will be subject to various state laws, including those of New York, Texas and California, that prohibit fee-splitting or the practice of medicine by lay entities or persons and are intended to prevent unlicensed persons from interfering with or influencing the physician’s professional judgment. In addition, various state laws also generally prohibit the sharing of professional services income with nonprofessional or business interests. Activities other than those directly related to the delivery of healthcare may be considered an element of the practice of medicine in many states. Under the corporate practice of medicine restrictions of certain states, decisions and activities such as scheduling, contracting, setting rates and the hiring and management of non-clinical personnel may implicate the restrictions on the corporate practice of medicine.

State corporate practice of medicine and fee-splitting laws vary from state to state and are not always consistent among states. In addition, these requirements are subject to broad powers of interpretation and enforcement by state regulators. Some of these requirements may apply to us even if we do not have a physical presence in the state, based solely on our engagement of a provider licensed in the state or the provision of telehealth to a resident of the state. Failure to comply could lead to adverse judicial or administrative action against us and/or our providers, civil or criminal penalties, receipt of cease-and-desist orders from state regulators, loss of provider licenses, the need to make changes to the terms of engagement of our providers that interfere with our business and other materially adverse consequences.

Federal and State Fraud and Abuse Laws

Federal Stark Law

After we establish our telemedicine service, we will be subject to the federal self-referral prohibitions, commonly known as the Stark Law. Where applicable, this law prohibits a physician from referring Medicare patients to an entity providing “designated health services” if the physician or a member of such physician’s immediate family has a “financial relationship” with the entity, unless an exception applies. The penalties for violating the Stark Law include the denial of payment for services ordered in violation of the statute, mandatory refunds of any sums paid for such services, civil penalties of up to $15,000 for each violation and twice the dollar value of each such service and possible exclusion from future participation in the federally-funded healthcare programs. A person who engages in a scheme to circumvent the Stark Law’s prohibitions may be fined up to $100,000 for each applicable arrangement or scheme. The Stark Law is a strict liability statute, which means proof of specific intent to violate the law is not required. In addition, the government and some courts have taken the position that claims presented in violation of the various statutes, including the Stark Law can be considered a violation of the federal False Claims Act (described below) based on the contention that a provider impliedly certifies compliance with all applicable laws, regulations and other rules when submitting claims for reimbursement. A determination of liability under the Stark Law could have a material adverse effect on our business, financial condition and results of operations.

Federal Anti-Kickback Statute

We will be also subject to the federal Anti-Kickback Statute. The Anti-Kickback Statute is broadly worded and prohibits the knowing and willful offer, payment, solicitation or receipt of any form of remuneration in return for, or to induce, (i) the referral of a person covered by Medicare, Medicaid or other governmental programs, (ii) the furnishing or arranging for the furnishing of items or services reimbursable under Medicare, Medicaid or other governmental programs or (iii) the purchasing, leasing or ordering or arranging or recommending purchasing, leasing or ordering of any item or service reimbursable under Medicare, Medicaid or other governmental programs. Certain federal courts have held that the Anti-Kickback Statute can be violated if “one purpose” of a payment is to induce referrals. In addition, a person or entity no longer does not need to have actual knowledge of this statute or specific intent to violate it to have committed a violation, making it easier for the government to prove that a defendant had the requisite state of mind or “scienter” required for a violation. Moreover, the government may assert that a claim including items or services resulting from a violation of the Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the False Claims Act, as discussed below. Violations of the Anti-Kickback Statute can result in exclusion from Medicare, Medicaid or other governmental programs as well as civil and criminal penalties, including fines of $50,000 per violation and three times the amount of the unlawful remuneration. Imposition of any of these remedies could have a material adverse effect on our business, financial condition and results of operations. In addition to a few statutory exceptions, OIG has published safe harbor regulations that outline categories of activities that are deemed protected from prosecution under the Anti-Kickback Statute provided all applicable criteria are met. The failure of a financial relationship to meet all of the applicable safe harbor criteria does not necessarily mean that the particular arrangement violates the Anti-Kickback Statute. However, conduct and business arrangements that do not fully satisfy each applicable safe harbor may result in increased scrutiny by government enforcement authorities, such as the OIG.

False Claims Act

Both federal and state government agencies have continued civil and criminal enforcement efforts as part of numerous ongoing investigations of healthcare companies and their executives and managers. Although there are a number of civil and criminal statutes that can be applied to healthcare providers, a significant number of these investigations involve the federal False Claims Act. These investigations can be initiated not only by the government but also by a private party asserting direct knowledge of fraud. These “qui tam” whistleblower lawsuits may be initiated against any person or entity alleging such person or entity has knowingly or recklessly presented, or caused to be presented, a false or fraudulent request for payment from the federal government, or has made a false statement or used a false record to get a claim approved. In addition, the improper retention of an overpayment for 60 days or more is also a basis for a False Claim Act action, even if the claim was originally submitted appropriately. Penalties for False Claims Act violations include fines ranging from $5,500 to $11,000 for each false claim, plus up to three times the amount of damages sustained by the federal government. A False Claims Act violation may provide the basis for exclusion from the federally-funded healthcare programs. In addition, some states have adopted similar fraud, whistleblower and false claims provisions.

State Fraud and Abuse Laws

Several states also adopted similar fraud and abuse laws as described above. The scope of these laws and the interpretations of them vary from state to state and are enforced by state courts and regulatory authorities, each with broad discretion. Some state fraud and abuse laws apply to items or services reimbursed by any third-party payor, including commercial insurers, not just those reimbursed by a federally-funded healthcare program. A determination of liability under such state fraud and abuse laws could result in fines and penalties and restrictions on our ability to operate in these jurisdictions.

Other Healthcare Laws

HIPAA established several separate criminal penalties for making false or fraudulent claims to insurance companies and other non-governmental payors of healthcare services. Under HIPAA, these two additional federal crimes are: “Healthcare Fraud” and “False Statements Relating to Healthcare Matters.” The Healthcare Fraud statute prohibits knowingly and recklessly executing a scheme or artifice to defraud any healthcare benefit program, including private payors. A violation of this statute is a felony and may result in fines, imprisonment or exclusion from government-sponsored programs. The False Statements Relating to Healthcare Matters statute prohibits knowingly and willfully falsifying, concealing or covering up a material fact by any trick, scheme or device or making any materially false, fictitious or fraudulent statement in connection with the delivery of or payment for healthcare benefits, items or services. A violation of this statute is a felony and may result in fines or imprisonment. This statute could be used by the government to assert criminal liability if a healthcare provider knowingly fails to refund an overpayment. These provisions are intended to punish some of the same conduct in the submission of claims to private payors as the federal False Claims Act covers in connection with governmental health programs.

In addition, the Civil Monetary Penalties Law imposes civil administrative sanctions for, among other violations, inappropriate billing of services to federally funded healthcare programs and employing or contracting with individuals or entities who are excluded from participation in federally funded healthcare programs. Moreover, a person who offers or transfers to a Medicare or Medicaid beneficiary any remuneration, including waivers of co-payments and deductible amounts (or any part thereof), that the person knows or should know is likely to influence the beneficiary’s selection of a particular provider, practitioner or supplier of Medicare or Medicaid payable items or services may be liable for civil monetary penalties of up to $10,000 for each wrongful act. Moreover, in certain cases, providers who routinely waive copayments and deductibles for Medicare and Medicaid beneficiaries can also be held liable under the Anti-Kickback Statute and civil False Claims Act, which can impose additional penalties associated with the wrongful act. One of the statutory exceptions to the prohibition is non-routine, unadvertised waivers of copayments or deductible amounts based on individualized determinations of financial need or exhaustion of reasonable collection efforts. The OIG emphasizes, however, that this exception should only be used occasionally to address special financial needs of a particular patient. Although this prohibition applies only to federal healthcare program beneficiaries, the routine waivers of copayments and deductibles offered to patients covered by commercial payers may implicate applicable state laws related to, among other things, unlawful schemes to defraud, excessive fees for services, tortious interference with patient contracts and statutory or common law fraud.

State and Federal Health Information Privacy and Security Laws

There are numerous U.S. federal and state laws and regulations related to the privacy and security of PII, including health information. In particular, the federal Health Insurance Portability and Accountability Act of 1996, as amended by HITECH, and their implementing regulations, which we collectively refer to as HIPAA, establish privacy and security standards that limit the use and disclosure of PHI and require the implementation of administrative, physical, and technical safeguards to ensure the confidentiality, integrity and availability of individually identifiable health information in electronic form. Teladoc, our Providers and our health plan Clients are all regulated as covered entities under HIPAA. Since the effective date of the HIPAA Omnibus Final Rule on September 23, 2013, HIPAA’s requirements are also directly applicable to the independent contractors, agents and other “business associates” of covered entities that create, receive, maintain or transmit PHI in connection with providing services to covered entities. Although we are a covered entity under HIPAA, we are also a business associate of other covered entities when we are working on behalf of our affiliated medical groups.

Violations of HIPAA may result in civil and criminal penalties. The civil penalties range from $100 to $50,000 per violation, with a cap of $1.5 million per year for violations of the same standard during the same calendar year. However, a single breach incident can result in violations of multiple standards. We must also comply with HIPAA’s breach notification rule. Under the breach notification rule, covered entities must notify affected individuals without unreasonable delay in the case of a breach of unsecured PHI, which may compromise the privacy, security or integrity of the PHI. In addition, notification must be provided to the HHS and the local media in cases where a breach affects more than 500 individuals. Breaches affecting fewer than 500 individuals must be reported to HHS on an annual basis. The regulations also require business associates of covered entities to notify the covered entity of breaches by the business associate.

State attorneys general also have the right to prosecute HIPAA violations committed against residents of their states. While HIPAA does not create a private right of action that would allow individuals to sue in civil court for a HIPAA violation, its standards have been used as the basis for the duty of care in state civil suits, such as those for negligence or recklessness in misusing personal information. In addition, HIPAA mandates that HHS conduct periodic compliance audits of HIPAA covered entities and their business associates for compliance. It also tasks HHS with establishing a methodology whereby harmed individuals who were the victims of breaches of unsecured PHI may receive a percentage of the Civil Monetary Penalty fine paid by the violator. In light of the HIPAA Omnibus Final Rule, recent enforcement activity, and statements from HHS, we expect increased federal and state HIPAA privacy and security enforcement efforts.

HIPAA also required HHS to adopt national standards establishing electronic transaction standards that all healthcare providers must use when submitting or receiving certain healthcare transactions electronically. On January 16, 2009, HHS released the final rule mandating that everyone covered by HIPAA must implement ICD-10 for medical coding on October 2, 2013, which has since been subsequently extended to October 2, 2015.

Many states also have laws that protect the privacy and security of sensitive and personal information, including health information. These laws may be similar to or even more protective than HIPAA and other federal privacy laws. For example, the laws of the State of California are more restrictive than HIPAA. Where state laws are more protective than HIPAA, we must comply with the state laws we are subject to, in addition to HIPAA. In certain cases, it may be necessary to modify our planned operations and procedures to comply with these more stringent state laws. Not only may some of these state laws impose fines and penalties upon violators, but also some, unlike HIPAA, may afford private rights of action to individuals who believe their personal information has been misused. In addition, state laws are changing rapidly, and there is discussion of a new federal privacy law or federal breach notification law, to which we may be subject.

In addition to HIPAA, state health information privacy and state health information privacy laws, we may be subject to other state and federal privacy laws, including laws that prohibit unfair privacy and security practices and deceptive statements about privacy and security and laws that place specific requirements on certain types of activities, such as data security and texting.

In recent years, there have been a number of well-publicized data breaches involving the improper use and disclosure of PII. Many states have responded to these incidents by enacting laws requiring holders of personal information to maintain safeguards and to take certain actions in response to a data breach, such as providing prompt notification of the breach to affected individuals and state officials. In addition, under HIPAA and pursuant to the related contracts that we enter into with our business associates, we must report breaches of unsecured PHI to our contractual partners following discovery of the breach. Notification must also be made in certain circumstances to affected individuals, federal authorities and others.

MANAGEMENT

The following table sets forth our executive officers and directors, their ages and the positions held by them:

Name(1)	Age	Position	Appointed
Dharmesh Pandya	52	Chief Executive Officer and Director	March 16, 2020
Jagjit Singh Kohli	60	Director	April 1, 2020
Shreyas Shah	38	Chief Financial Officer – Global and Director	April 1, 2020
Robert M. Damante	69	Independent Director	*
Gurdial Singh Khandpur	51	Independent Director	*
Dr. Sanjeiiv Geeta Chaudhry	61	Independent Director	*

____________

(1)      The individual’s business address is c/o Lytus Technologies Holdings PTV. Ltd., 601 Everest Grande, A Wing Mahakali Caves Road, Andheri (East), Mumbai, India 400 093.

*        Director appointment effective upon effectiveness of this Registration Statement.

Dharmesh Pandya is the founder and CEO of Lytus. He is a Technology, Tax and Corporate lawyer with over 25 years’ experience. Mr. Pandya served as our director since the inception of the Company and was appointed as our Chief Executive Officer on April 1, 2020. He started his career with Big Four accounting firms in New York and helped build their International and Emerging Market Practices. From December 2012 to April 2015, he served as a partner at DLA Piper in Silicon Valley where he set up and advised several technology companies globally. From April 2015 to March 2020, Mr. Pandya served as CEO of Lituus Technologies Limited. He is a graduate of Harvard Law School.

Shreyas Shah joined us as our Chief Financial Officer on April 1. 2020. He has more than 15 years of hands-on experience in Legal, Financial, Management, and Tax Consultancy, including Business Restructuring, Transaction Structuring, Business Valuation, Private Equity investment structuring, International Taxation and Transfer Pricing, etc. In the past, he has worked as Assistant Manager at KPMG India from October 2007 to March 2012, a research associate at IBFD Netherlands from April 2012 to January 2013, a partner at Ambalal Thakkar and Associates from May 2006 to December 31, 2018, and a proprietor at Shreyas N. Shah & Associates from April 1, 2013 to April 1, 2020. His expertise includes, inter-alia, to develop and implement an innovative, growth focused commercial strategy, focusing primarily on new product areas and emerging markets, while analyzing, managing and mitigating potential legal, tax and financial risks. Mr. Shah received his Advance LLM in International Tax Law from Leiden University in 2012.

Jagjit Singh Kohli joined us as a director on April 1, 2020. He is a pioneer in Cable TV and broadcasting industry with several path breaking achievements to his credit. He was among the first to start Cable TV services in the country and is acknowledged as the most experienced and respected man in the Cable TV industry. He is an Engineer from SASMIRA Mumbai. From 2015 to March 31,2020, Mr. Kohli served as CEO at Digicable Network India Pvt Ltd, a cable television company based in Mumbai, India. Mr. Kohli served as a director of Lytus India from May 2008 to June 2019. He was then reappointed as a director of Lytus India on April 1, 2020.

Robert M. Damante will serve as our independent director immediately upon the closing of this offering. Mr. Damante is an experienced financial professional. He has been the Chief Financial Officer of two different Life Insurance Companies, and a senior executive in four others over the past 30 years. Recently retired, his most recent position was as EVP and CFO of Prosperity Life Group in New York. In that position he managed all financial activities of this multi-billion life insurance company. Prosperity was the acquirer of SBLI USA (previously Savings Bank Life Insurance Company of New York) where he had been the EVP and CFO for five years. Prior to that he was Senior Vice President of Finance for SBLI USA, where he oversaw the Planning, Financial, Treasury, Tax and Employee Benefit functions of this growing insurance company. Before joining SBLI USA he was SVP of Finance at GE Financial Assurance Company (Genworth) where he managed financial planning and reporting for the New York Life Insurance operations of GE’s New York companies. He had previously held positions of increasing responsibility at American Mayflower Life and Home Life Insurance Companies. He spent his early professional years as a staff accountant with Grant Thornton and its predecessors, where he received his CPA Certification in 1977. Mr. Damante received his Bachelor of Science in Accounting from Saint Francis College and MBA from Long Island University.

Gurdial Singh Khandpur will serve as our independent director immediately upon the closing of this offering. Mr. Khandpur has over 29 years of experience in managing and leading business operations, strategy development and deployment, business acquisition, business development, sales and marketing. Since January 2016, Mr. Khandpur has been serving as President of HFCL Limited, a leading telecommunications equipment & solutions provider in

India. From April 2012 to December 2015, Mr. Khandpur served as CEO and a director at DigiVive Services Pvt Ltd., a leading OTT PaaS company in India, powering OTT for leading names in telecom, ISP & MSO and content owners. Mr. Khandpur has been also playing a leading role in various positions at other telecommunication companies. Mr. Khandpur received his Bachelor’s Degree from Thapar Institute of Engineering & Technology in 1991 and Executive MBA in Telecom from Telecom informa UK in 2006.

Dr. Sanjeiiv Geeta Chaudhry will serve as our independent director immediately upon the closing of this offering. Dr. Chaudhry is an accomplished healthcare consultant and strategic advisor with over four decades of global multi-industry experience. He was CEO and Managing Director of leading diagnostics and drug delivery innovations companies in Asia. Since June 2016, Dr. Chaudhry has been serving as a strategy consultant, providing advisory and consulting services to investors, bankers and corporates on M&A Opportunities, project strategy and new markets entry. From December 2006 to May 2016, he served as Managing Director of SRL Limited, one of the India’s largest healthcare diagnostic companies. Dr. Chaudhry received his PhD in International Business from Columbia University in 1988.

None of the events listed in Item 401(f) of Regulation S-K has occurred during the past ten years that is material to the evaluation of the ability or integrity of any of our directors, director nominees or executive officers.

Board of Directors and Board Committees

Composition of Board; Risk Oversight

Our Board of Directors presently consists of six directors and we are in the process of seeking one more independent director. Pursuant to our Memorandum and Articles of Association, our officers will be elected by and serve at the discretion of the board. Our Board of Directors shall hold meetings on at least a quarterly basis.

Each of our directors holds office until a successor has been duly elected and qualified unless the director was appointed by the board of directors, in which case such director holds office until the next following annual meeting of shareholders at which time such director is eligible for re-election.

Our Board of Directors plays a significant role in our risk oversight. The board makes all relevant Company decisions. As such, it is important for us to have our Chief Executive Officer serve on the board as he plays key roles in the risk oversight of our company. As a smaller reporting company with a small Board of Directors, we believe it is appropriate to have the involvement and input of all of our directors in risk oversight matters.

Director Independence

Our board has reviewed the independence of our directors, applying the NASDAQ independence standards. Based on this review, the board determined that each of Mr. Damante, Mr. Khandpur and Dr. Chaudhry are “independent” within the meaning of the NASDAQ rules. In making this determination, our board considered the relationships that each of these non-employee directors has with us and all other facts and circumstances our board deemed relevant in determining their independence. As required under applicable NASDAQ rules, we anticipate that our independent directors will meet on a regular basis as often as necessary to fulfil their responsibilities, including at least annually in executive session without the presence of non-independent directors and management.

Duties of Directors

Under BVI law, our directors have a duty to act honestly, in good faith and with a view to our best interests. Our directors also have a duty to exercise the care, diligence and skills that a reasonably prudent person would exercise in comparable circumstances. See “Description of Share Capital — Differences in Corporate Law” for additional information on our directors’ fiduciary duties under BVI law. In fulfilling their duty of care to us, our directors must ensure compliance with our Memorandum and Articles of Association. We have the right to seek damages if a duty owed by our directors is breached.

The functions and powers of our Board of Directors include, among others:

•        appointing officers and determining the term of office of the officers,

•        authorizing the payment of donations to religious, charitable, public or other bodies, clubs, funds or associations as deemed advisable,

•        exercising the borrowing powers of the company and mortgaging the property of the company,

•        executing checks, promissory notes and other negotiable instruments on behalf of the company, and

•        maintaining or registering a register of mortgages, charges or other encumbrances of the company.

Board Committees

Currently, the Company is evaluating the composition of the committees of under the board and we plan to establish three committees: the Audit Committee, the Compensation Committee and the Nominating Committee.

The Audit Committee is responsible for overseeing the accounting and financial reporting processes of our company and audits of the financial statements of our company, including the appointment, compensation and oversight of the work of our independent auditors. The Compensation Committee of the Board of Directors reviews and makes recommendations to the board regarding our compensation policies for our officers and all forms of compensation, and also administers our incentive compensation plans and equity-based plans (but our board retains the authority to interpret those plans). The Nominating Committee of the board is responsible for the assessment of the performance of the Board, considering and making recommendations to the board with respect to the nominations or elections of directors and other governance issues. The nominating committee considers diversity of opinion and experience when nominating directors.

Audit Committee

The Audit Committee will be responsible for, among other matters:

•        appointing, compensating, retaining, evaluating, terminating, and overseeing our independent registered public accounting firm,

•        discussing with our independent registered public accounting firm the independence of its members from its management,

•        reviewing with our independent registered public accounting firm the scope and results of their audit,

•        approving all audit and permissible non-audit services to be performed by our independent registered public accounting firm,

•        overseeing the financial reporting process and discussing with management and our independent registered public accounting firm the interim and annual financial statements that we file with the SEC,

•        reviewing and monitoring our accounting principles, accounting policies, financial and accounting controls, and compliance with legal and regulatory requirements,

•        coordinating the oversight by our Board of Directors of our code of business conduct and our disclosure controls and procedures,

•        establishing procedures for the confidential and or anonymous submission of concerns regarding accounting, internal controls or auditing matters, and

•        reviewing and approving related-party transactions.

Our Audit Committee consists of Mr. Damante, Mr. Khandpur and Dr. Chaudhry. Our board has affirmatively determined that each of the members of the Audit Committee meets the definition of “independent director” for purposes of serving on an Audit Committee under Rule 10A-3 of the Exchange Act and NASDAQ rules. In addition, our Board of Directors has determined that Mr. Damante qualifies as an “audit committee financial expert” as such term is currently defined in Item 407(d)(5) of Regulation S-K and meets the financial sophistication requirements of the NASDAQ rules.

Compensation Committee

The Compensation Committee will be responsible for, among other matters:

•        reviewing and approving, or recommending to the Board of Directors to approve the compensation of our CEO and other executive officers and directors,

•        reviewing key employee compensation goals, policies, plans and programs,

•        administering incentive and equity-based compensation,

•        reviewing and approving employment agreements and other similar arrangements between us and our executive officers, and

•        appointing and overseeing any compensation consultants or advisors.

Our Compensation Committee consists of Mr. Damante, Mr. Khandpur and Dr. Chaudhry. Our board has affirmatively determined that each of the members of the Compensation Committee meets the definition of “independent director” for purposes of serving on Compensation Committee under NASDAQ rules.

Nominating Committee

The Nominating Committee will be responsible for, among other matters:

•        selecting or recommending for selection candidates for directorships,

•        evaluating the independence of directors and director nominees,

•        reviewing and making recommendations regarding the structure and composition of our Board of Directors and the Board of Directors committees,

•        developing and recommending to the Board of Directors corporate governance principles and practices;

•        reviewing and monitoring our company’s Code of Business Conduct and Ethics, and

•        overseeing the evaluation of our company’s management.

Our Nominating Committee consists of consists of Mr. Damante, Mr. Khandpur and Dr. Chaudhry. Our board has affirmatively determined that each of the members of the Nominating Committee meets the definition of “independent director” for purposes of serving on a Nominating Committee under NASDAQ rules.

Code of Business Conduct and Ethics

Our Board of Directors has adopted a code of business conduct and ethics that applies to our directors, officers and employees. A copy of this code is available on our website. We intend to disclose on our website any amendments to the Code of Business Conduct and Ethics and any waivers of the Code of Business Conduct and Ethics that apply to our principal executive officer, principal financial officer, principal accounting officer, controller, or persons performing similar functions.

Interested Transactions

A director may vote, attend a Board of Directors meeting, or sign a document on our behalf with respect to any contract or transaction in which he or she is interested. A director must promptly disclose the interest to all other directors after becoming aware of the fact that he or she is interested in a transaction we have entered into or are to enter into. A general notice or disclosure to the Board of Directors or otherwise contained in the minutes of a meeting or a written resolution of the Board of Directors or any committee of the Board of Directors that a director is a shareholder, director, officer or trustee of any specified firm or company and is to be regarded as interested in any transaction with such firm or company will be sufficient disclosure, and, after such general notice, it will not be necessary to give special notice relating to any particular transaction.

Remuneration and Borrowing

The directors may receive such remuneration as our Board of Directors may determine from time to time. Each director is entitled to be repaid or prepaid for all traveling, hotel and incidental expenses reasonably incurred or expected to be incurred in attending meetings of our Board of Directors or committees of our Board of Directors or shareholder meetings or otherwise in connection with the discharge of his or her duties as a director. The compensation committee will assist the directors in reviewing and approving the compensation structure for the directors. Our Board of Directors may exercise all the powers of the company to borrow money and to mortgage or charge our undertakings and property or any part thereof, to issue debentures, debenture stock and other securities whenever money is borrowed or as security for any debt, liability or obligation of the company or of any third party.

Qualification

A director is not required to hold shares as a qualification to office.

Limitation on Liability and Other Indemnification Matters

BVI law does not limit the extent to which a company’s Memorandum and Articles of Association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the BVI courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Under our Memorandum and Articles of Association, we may indemnify our directors, officers and liquidators against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with civil, criminal, administrative or investigative proceedings to which they are party or are threatened to be made a party by reason of their acting as our director, officer or liquidator. To be entitled to indemnification, these persons must have acted honestly and in good faith with a view to the best interest of the company and, in the case of criminal proceedings, they must have had no reasonable cause to believe their conduct was unlawful. Insofar as indemnification for liabilities arising under the Securities Act may be permitted for our directors or officers under the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable as a matter of United States law.

Controlled Company

Upon completion of this offering, our Chief Executive Officer, Dharmesh Pandya, may beneficially own approximately 78.2% of the aggregate voting power of our outstanding common shares. As a result, we may be deemed a “controlled company” within the meaning of the NASDAQ listing standards. If we are deemed a controlled company, we are permitted to elect to rely on certain exemptions from the obligations to comply with certain corporate governance requirements, including:

•        the requirement that a majority of the board of directors consist of independent directors;

•        the requirement that our director nominees be selected or recommended solely by independent directors; and

•        the requirement that we have a nominating and corporate governance committee and a compensation committee that are composed entirely of independent directors with a written charter addressing the purposes and responsibilities of the committees.

Although we do not intend to rely on the controlled company exemptions under the NASDAQ listing standards even if we are deemed a controlled company, we could elect to rely on these exemptions in the future, and if so, you would not have the same protection afforded to shareholders of companies that are subject to all of the corporate governance requirements of the NASDAQ Capital Market.”

Executive Compensation

Our Chief Executive Officer and Chief Financial Officer did not receive any compensation from the Company for the period March 16, 2020 (date of inception) through March 31, 2020 and for the fiscal year ended March 31, 2021. It is expected to commence upon confirmation by independent compensation committee upon successful completion of listing.

Employment Agreements

Dharmesh Pandya Employment Agreement

On April 1, 2020, we entered into an employment agreement with Dharmesh Pandya pursuant to which he agreed to serve as our Chief Executive Officer. The agreement provides for an annual base salary of US$450,000 payable in accordance with our company’s ordinary payroll practices. Under the terms of this “at-will” employment agreement, the executive is entitled to receive a semi-annual discretionary bonus.

Shreyas Shah Employment Agreement

On April 1, 2020, we entered into an employment agreement with Shreyas Shah pursuant to which he agreed to serve as our Chief Financial Officer. The agreement provides for an annual base salary of US$280,000 payable in accordance with our company’s ordinary payroll practices. Under the terms of this “at-will” employment agreement, the executive is entitled to receive a semi-annual discretionary bonus.

Director Compensation

All directors hold office until the next annual meeting of shareholders at which their respective class of directors is re-elected and until their successors have been duly elected and qualified. There are no family relationships among our directors or executive officers. Officers are elected by and serve at the discretion of the Board of Directors. Employee directors do not receive any compensation for their services.

Family Relationships

None of our directors or executive officers has a family relationship as defined in Item 401 of Regulation S-K.

Involvement in Certain Legal Proceedings

On May 22, 2020, Securitax Ltd. and Optimal US Logistics, LLC (the “Plaintiffs”) filed a complaint to the Circuit Court of the Fourth Judicial Circuit in Florida against our Chief Executive Officer, Mr. Pandya, alleging, among other things, breach of contract and breach of fiduciary duty. This complaint was filed in connection with a proposed investment transaction that involved Nextecworks (formerly known as Lituus Technologies Limited). Plaintiffs claimed for, among other things, damages of $854,000. We believe the Plaintiffs’ claims are false and frivolous and are in response to a lawsuit filed by Nextecworks in the UK against the plaintiffs for $40 million dollars for fraudulent misrepresentation, breach of contract and illegally holding onto 1% of the equity of Nextecworks. Mr. Pandya has engaged a local law firm to actively defend these claims. Mr. Pandya’s attorneys are currently mediating to settle this case. Mr. Dharmesh Pandya continues to be a shareholder of Nextecworks with no executive position and Nextecworks has no relation with the Company or its businesses.

RELATED PARTY TRANSACTIONS

Except as discussed below, as of the date of this prospectus, we are not aware of any transactions since the inception of the Company, in which the amount involved in the transaction exceeded or will exceed the lesser of $120,000 or one percent of the average of our total assets as of the year-end for the last two completed fiscal years, and to which any of our directors, executive officers or beneficial holders of more than 5% of our capital stock, or any immediate family member of, or person sharing the household with, any of these individuals, had or will have a direct or indirect material interest.

Acquisition of Lytus India and DDC

As discussed above under the Corporate History section on page 51, on March 19, 2020, the Company, Lytus India, Mr. Nimish Pandya, our CEO’s brother, and Mr. Girish Podar, the shareholders of Lytus India, entered into a share purchase agreement, pursuant to which the Company acquired 15,000 shares, representing all of the equity share capital of Lytus India for a purchase price of Rs.150,000 (approximately $2,000).

In addition, on February 21, 2020, LTL, DDC and the DDC Shareholders entered into a share purchase agreement, pursuant to which LTL acquired 4,900 shares, representing 49% of the outstanding equity share capital of DDC for an aggregated purchase price of Rs.19,208,000 (approximately $255,000).

On February 21, 2020, LTL, DDC and DDC Shareholders entered into a share subscription agreement, pursuant to which LTL has option to subscribe 900,000 shares fully convertible preference shares, representing 100% of the fully convertible preference shares of DDC for an aggregated purchase price of Rs. 90,000,000 (approximately $1,200,000). On February 26, 2020, DDC and DDC Shareholders entered into another share purchase agreement with Mr. Jagjit Singh Kohli, who was appointed as a director of the Company on April 1, 2021, pursuant to which Mr. Kohli acquired 200 shares, representing 2% of the equity share capital of DDC for an aggregated purchase price of Rs.784,000 (approximately $10,400).

On March 20, 2020, LTL and Mr. Kohli respectively entered into an assignment of contract with the Company and transferred all of their respective equity interest in DDC to the Company for no consideration. Such transfer was completed on March 31, 2020, resulting in the Company’s owning of 51% of the equity interest in DDC. The Company has the option to purchase 900,000 fully convertible preference shares of DDC for Rs. 90,000,000, subject to the increase of the authorized share capital of DDC, the approval of the Reserve Bank of India and other Indian company law requirements.

The acquisition of the majority of DDC’s equity involved our CEO, Dharmesh Pandya, who was then also the CEO of LTL, and Jagjit Singh Kohli, who was appointed as our director on April 1, 2020.

Loan From a DDC Director

There is a pre-existing loan of approximately $1.5 million from a director of DDC that was given before the Company acquired a majority interest in DDC. This loan bears no interest is and repayable on demand.

Sale of the unstructured CWIP to the Previous Promoter

During the process of acquiring Lytus India, the unstructured capital work in progress (CWIP) was transferred to an independent company where Mr. Jagjit Singh Kohli (a previous promoter) had control for $3,583 against loan repayable to Lytus India.

PRINCIPAL SHAREHOLDERS

The following tables set forth certain information with respect to the beneficial ownership of our common shares and as adjusted to reflect the sale of the common shares offered by us in our initial public offering, for:

•        each shareholder known by us to be the beneficial owner of more than 5% of our outstanding common shares,

•        each of our directors,

•        each of our named executive officers, and

•        all of our directors and executive officers as a group.

We have determined beneficial ownership in accordance with the rules of the SEC. Under such rules, beneficial ownership includes any common shares over which the individual has sole or shared voting power or investment power as well as any common shares that the individual has the right to subscribe for within 60 days of December 6, 2021, through the exercise of any warrants or other rights. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power or the power to receive the economic benefit with respect to all common shares that they beneficially own, subject to applicable community property laws. None of the shareholders listed in the table are a broker-dealer or an affiliate of a broker dealer.

Applicable percentage ownership prior to the offering is based on 34,154,062 common shares outstanding at December 6, 2021. The table also lists the percentage ownership after this offering based on 36,881,334 common shares outstanding immediately after the completion of this offering, assuming no exercise of the underwriters’ option to purchase additional common shares from us in this offering. Unless otherwise indicated, the address of each beneficial owner listed in the table below is C/O Lytus Technologies Holdings PTV. LTD., 601 Everest Grande, A Wing Mahakali Caves Road, Andheri (East), Mumbai, India, 400 093.

	Beneficial Ownership Prior to Offering		Beneficial Ownership After Offering
Name of Beneficial Owner	Common Shares	Percentage	Percentage
Dharmesh Pandya(1)	28,842,578	84.4%	78.2%
Shreyas Shah	307,691	*	*
Jagjit Singh Kohli	3,076,923	9.0%	8.3%
Robert M. Damante†	—	—%	%
Gurdial Singh Khandpur†	—	—%	%
Dr. Sanjeiiv Geeta Chaudhry†	—	—%	%
All officers and directors as a group	32,227,192	94.4%	87.4%

5% or greater beneficial owners
Lytus Trust(2)	2,621,371	7.7%	7.1%

____________

*        Less than 1%

†        Expected to become a director immediately upon closing of this offering.

(1)      Includes 2,621,371 shares held by Lytus Trust. As reflected in footnote 2, Mr. Dharmesh Pandya may be deemed to be the beneficial owner of these shares.

(2)      Dharmesh Pandya, Manager of Lytus Trust, has discretionary authority to vote and dispose of the shares held by Lytus Trust and may be deemed to be the beneficial owner of these shares. The address of Lytus Trust is 5011 Gate Parkway, Building 100, Suite 100, Jacksonville FL 32256.

As of December 6, 2021, there were 77 holders of record entered in our share register. The number of individual holders of record is based exclusively upon our share register and does not address whether a common share or common shares may be held by the holder of record on behalf of more than one person or institution who may be deemed to be the beneficial owner of a common share or common shares in our company.

To our knowledge, no other shareholder beneficially owns more than 5% of our common shares. Our company is not owned or controlled directly or indirectly by any government or by any corporation or by any other natural or legal person severally or jointly. Our major shareholders do not have any special voting rights.

DESCRIPTION OF SHARE CAPITAL

We were incorporated as a BVI business company under the BVI Business Companies Act, 2004 as amended, in the BVI on March 16, 2020, under the name “Lytus Technologies Holdings PTV. Ltd.” We were originally authorized to issue up to 50,000 common shares of $1.00 par value each and on March 17, 2020, the Board of Directors passed the resolution to change the originally authorized shares from 50,000 common shares to 30,000 common shares, of $0.10 par value each. Effective May 15, 2020, we amended our Memorandum of Association to increase the number of our authorized shares to 230,000,000, with a par value of $0.01 per share. The following are summaries of the material provisions of our Memorandum and Articles of Association; a copy of these documents are filed as exhibits to the registration statement of which this prospectus forms a part of.

Common Shares

General

All of our issued common shares are fully paid and non-assessable. Certificates evidencing the common shares are issued in registered form. Our shareholders who are non-residents of the BVI may freely hold and vote their common shares.

At the completion of this offering, there will be 36,881,334 common shares issued and outstanding. If the underwriters exercise in full their option to purchase additional common shares from us, at the completion of this offering, there would be 37,290,424 common shares issued and outstanding, respectively.

Distributions

The holders of our common shares are entitled to such dividends as may be declared by our Board of Directors subject to the BVI Act.

Voting rights

Any action required or permitted to be taken by the shareholders must be effected at a duly called meeting of the shareholders entitled to vote on such action or may be effected by a resolution in writing. At each meeting of shareholders, each shareholder who is present in person or by proxy (or, in the case of a shareholder being a corporation, by its duly authorized representative) will have one vote for each common share that such shareholder holds.

Election of directors

Delaware law permits cumulative voting for the election of directors only if expressly authorized in the certificate of incorporation. The laws of the BVI, however, do not specifically prohibit or restrict the creation of cumulative voting rights for the election of our directors. Cumulative voting is not a concept that is accepted as a common practice in the BVI, and we have made no provisions in our Memorandum and Articles of Association to allow cumulative voting for elections of directors.

Meetings

We must provide written notice of all meetings of shareholders, stating the time and place at least 7 days before the date of the proposed meeting to those persons whose names appear as shareholders in the register of members on the date of the notice and are entitled to vote at the meeting. Our Board of Directors shall call a meeting of shareholders upon the written request of shareholders holding at least 30% of our outstanding voting common shares. In addition, our Board of Directors may call a meeting of shareholders on its own motion. A meeting of shareholders may be called on short notice if at least 90% of the common shares entitled to vote on the matters to be considered at the meeting have waived notice of the meeting, and presence at the meeting shall be deemed to constitute waiver for this purpose.

At any meeting of shareholders, a quorum will be present if there are shareholders present in person or by proxy representing not less than 50% of the issued common shares entitled to vote on the resolutions to be considered at the meeting. Such quorum may be represented by only a single shareholder or proxy. If no quorum is present within two hours of the start time of the meeting, the meeting shall be dissolved if it was requested by shareholders. In any other case, the meeting shall be adjourned to the next business day, and if shareholders representing not less than one-third of the votes of the common shares or each class of securities entitled to vote on the matters to be considered at the meeting are present within one hour of the start time of the adjourned meeting, a quorum will be present. If not, the meeting will be dissolved. No business may be transacted at any meeting of shareholders unless a quorum is present at the commencement of business. If present, the chair of our Board of Directors shall be the chair presiding at any meeting of the shareholders. If the chair of our board is not present, then the shareholders present shall choose to chair the meeting of the shareholders.

A corporation that is a shareholder shall be deemed for the purpose of our Memorandum and Association to be present in person if represented by its duly authorized representative. This duly authorized representative shall be entitled to exercise the same powers on behalf of the corporation which he represents as that corporation could exercise if it were our individual shareholder.

Protection of minority shareholders

The BVI Act offers some limited protection of minority shareholders. The principal protection under statutory law is that shareholders may apply to the BVI court for an order directing the company or its director(s) to comply with, or restraining the company or a director from engaging in conduct that contravenes, the BVI Act or the company’s Memorandum and Articles of Association. Under the BVI Act, the minority shareholders have a statutory right to bring a derivative action in the name of and on behalf of the company in circumstances where a company has a cause of action against its directors. This remedy is available at the discretion of the BVI court. A shareholder may also bring an action against the company for breach of duty owed to him as a member. A shareholder who considers that the affairs of the company have been, are being or likely to be, conducted in a manner that is, or any act or acts of the company have been, or are, likely to be oppressive, unfairly discriminatory, or unfairly prejudicial to him in that capacity, may apply to the BVI court for an order to remedy the situation.

There are common law rights for the protection of shareholders that may be invoked, largely dependent on English company law. Under the general rule pursuant to English company law known as the rule in Foss v. Harbottle, a court will generally refuse to interfere with the management of a company at the insistence of a minority of its shareholders who express dissatisfaction with the conduct of the company’s affairs by the majority or the Board of Directors. However, every shareholder is entitled to have the affairs of the company conducted properly according to BVI law and the constituent documents of the company. As such, if those who control the company have persistently disregarded the requirements of company law or the provisions of the company’s Memorandum and Articles of Association, then the courts may grant relief. Generally, the areas in which the courts will intervene are the following: (1) an act complained of which is outside the scope of the authorized business or is illegal or not capable of ratification by the majority; (2) acts that constitute fraud on the minority where the wrongdoers control the company; (3) acts that infringe or are about to infringe on the personal rights of the shareholders, such as the right to vote; and (4) where the company has not complied with provisions requiring approval of a special or extraordinary majority of shareholders.

Pre-emptive rights

There are no pre-emptive rights applicable to the issue by us of new common shares under either BVI law or our Memorandum and Articles of Association.

Transfer of common shares

Subject to the restrictions in our Memorandum and Articles of Association, the lock-up agreements with our underwriters described in “Common Shares Eligible for Future Sale — Lock-Up Agreements” and applicable securities laws, any of our shareholders may transfer all or any of his or her common shares by written instrument of transfer signed by the transferor and containing the name and address of the transferee. Our Board of Directors may resolve by resolution to refuse or delay the registration of the transfer of any common share. If our Board of Directors resolves to refuse or delay any transfer, it shall specify the reasons for such refusal in the resolution. Our directors may not resolve or refuse or delay the transfer of a common share unless: (a) the person transferring the common shares has failed to pay any amount due in respect of any of those common shares; or (b) such refusal or delay is deemed necessary or advisable in our view or that of our legal counsel in order to avoid violation of, or in order to ensure compliance with, any applicable, corporate, securities and other laws and regulations.

Liquidation

As permitted by BVI law and our Memorandum and Articles of Association, the company may be voluntarily liquidated by a resolution of members or, if permitted under section 199(2) of the BVI Act, by a resolution of directors if we have no liabilities or we are able to pay our debts as they fall due and the value of our assets equals or exceeds our liabilities by resolution of directors and resolution of shareholders.

Calls on common shares and forfeiture of common shares

Our Board of Directors may, on the terms established at the time of the issuance of such common shares or as otherwise agreed, make calls upon shareholders for any amounts unpaid on their common shares in a notice served to such shareholders at least 14 days prior to the specified time of payment. The common shares that have been called upon and remain unpaid are subject to forfeiture. For the avoidance of doubt, if the issued common shares have been fully paid in accordance with the terms of its issuance and subscription, the Board of Directors shall not have the right to make calls on such fully paid common shares and such fully paid common shares shall not be subject to forfeiture.

Redemption of common shares

Subject to the provisions of the BVI Act, we may issue common shares on terms that are subject to redemption, at our option or at the option of the holders, on such terms and in such manner as may be determined by our Memorandum and Articles of Association and subject to any applicable requirements imposed from time to time by, the BVI Act, the SEC, the NASDAQ Capital Market, or by any recognized stock exchange on which our securities are listed.

Modifications of rights

If at any time, the company is authorized to issue more than one class of common shares, all or any of the rights attached to any class of shares may be amended only with the consent in writing of or by a resolution passed at a meeting of not less than 50 percent of the shares of the class to be affected.

Changes in the number of common shares we are authorized to issue and those in issue

We may from time to time by a resolution of shareholders or resolution of our Board of Directors:

•        amend our Memorandum of Association to increase or decrease the maximum number of common shares we are authorized to issue,

•        subject to our Memorandum of Association, subdivide our authorized and issued common shares into a larger number of common shares then our existing number of common shares, and

•        subject to our Memorandum of Association, consolidate our authorized and issued shares into a smaller number of common shares.

Inspection of books and records

Under BVI Law, holders of our common shares are entitled, upon giving written notice to us, to inspect (i) our Memorandum and Articles of Association, (ii) the register of members, (iii) the register of directors and (iv)minutes of meetings and resolutions of members, and to make copies and take extracts from the documents and records. However, our directors can refuse access if they are satisfied that to allow such access would be contrary to our interests. See “Where You Can Find More Information.”

Rights of non-resident or foreign shareholders

There are no limitations imposed by our Memorandum and Articles of Association on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our common shares. In addition, there are no provisions in our Memorandum and Articles of Association governing the ownership threshold above which shareholder ownership must be disclosed.

Issuance of additional common shares

Our Memorandum and Articles of Association authorizes our Board of Directors to issue additional common shares from authorized but unissued common shares, to the extent available, from time to time as our Board of Directors shall determine.

Differences in Corporate Law

The BVI Act and the laws of the BVI affecting BVI companies like us and our shareholders differ from laws applicable to U.S. corporations and their shareholders. Set forth below is a summary of the significant differences between the provisions of the laws of the BVI applicable to us and the laws applicable to companies incorporated in the United States and their shareholders.

Mergers and similar arrangements

Under the laws of the BVI, two or more companies may merge or consolidate in accordance with Part IX 170 of the BVI Act. A merger means the merging of two or more constituent companies into one of the constituent companies and a consolidation means the uniting of two or more constituent companies into a new company. In order to merge or consolidate, the directors of each constituent company must approve a written plan of merger or consolidation, which must be authorized by a resolution of shareholders. While a director may vote on the plan of merger or consolidation even if he has a financial interest in the plan, the interested director must disclose the interest to all other directors of the company promptly upon becoming aware of the fact that he is interested in a transaction entered into or to be entered into by the company. A transaction entered into by our company in respect of which a director is interested (including a merger or consolidation) is voidable by us unless the director’s interest was (a) disclosed to the board prior to the transaction or (b) the transaction is (i) between the director and the company and (ii) the transaction is in the ordinary course of the company’s business and on usual terms and conditions. Notwithstanding the above, a transaction entered into by the company is not voidable if the material facts of the interest are known to the shareholders and they approve or ratify it or the company received fair value for the transaction. In any event, all shareholders must be given a copy of the plan of merger or consolidation irrespective of whether they are entitled to vote at the meeting to approve the plan of merger or consolidation. The shareholders of the constituent companies are not required to receive shares of the surviving or consolidated company but may receive debt obligations or other securities of the surviving or consolidated company, other assets, or a combination thereof. Further, some or all of the shares of a class or series may be converted into a kind of asset while the other shares of the same class or series may receive a different kind of asset. As such, not all the shares of a class or series must receive the same kind of consideration. After the plan of merger or consolidation has been approved by the directors and authorized by a resolution of the shareholders, articles of merger or consolidation are executed by each company and filed with the Registrar of Corporate Affairs in the BVI. A shareholder may dissent from a mandatory redemption of his shares, pursuant to an arrangement (if permitted by the court), a merger (unless the shareholder was a shareholder of the surviving company prior to the merger and continues to hold the same or similar shares after the merger) or a consolidation. A shareholder properly exercising his dissent rights is entitled to a cash payment equal to the fair value of his shares.

A shareholder dissenting from a merger or consolidation must object in writing to the merger or consolidation before the vote by the shareholders on the merger or consolidation, unless notice of the meeting was not given to the shareholder. If the merger or consolidation is approved by the shareholders, the company must give notice of this fact to each shareholder who gave written objection within 20 days following the date of shareholders’ approval. These shareholders then have 20 days from the date of the notice to give to the company their written election in the form specified by the BVI Act to dissent from the merger or consolidation, provided that in the case of a merger, the 20 days starts when the plan of merger is delivered to the shareholder. Upon giving notice of his election to dissent, a shareholder ceases to have any shareholder rights except the right to be paid the fair value of his shares. As such, the merger or consolidation may proceed in the ordinary course notwithstanding his dissent. Within seven days of the later of the delivery of the notice of election to dissent and the effective date of the merger or consolidation, the company must make a written offer to each dissenting shareholder to purchase his shares at a specified price per share that the company determines to be the fair value of the shares. The company and the shareholder then have 30 days to agree upon the price. If the company and a shareholder fail to agree on the price within the 30 days, then the company and the shareholder shall, within 20 days immediately following the expiration of the 30-day period, each designate an appraiser and these two appraisers shall designate a third appraiser. These three appraisers shall fix the fair value of the shares as of the close of business on the day prior to the shareholders’ approval of the transaction without considering any change in value as a result of the transaction.

Shareholders’ suits

There are both statutory and common law remedies available to our shareholders as a matter of BVI law. These are summarized below.

Prejudiced members

A shareholder who considers that the affairs of the company have been, are being, or are likely to be, conducted in a manner that is, or any act or acts of the company have been, or are, likely to be oppressive, unfairly discriminatory or unfairly prejudicial to him in that capacity, can apply to the court under Section 184I of the BVI Act, inter alia, for an order that his common shares be acquired, that he be provided compensation, that the Court regulate the future conduct of the company, or that any decision of the company which contravenes the BVI Act or our Memorandum and Articles of Association be set aside.

Derivative actions

Section 184C of the BVI Act provides that a shareholder of a company may, with the leave of the Court, bring an action in the name of the company to redress any wrong done to it.

Just and equitable winding up

In addition to the statutory remedies outlined above, shareholders can also petition for the winding up of a company on the grounds that it is just and equitable for the court to so order. Save in exceptional circumstances, this remedy is only available where the company has been operated as a quasi-partnership and trust and confidence between the partners has broken down.

Indemnification of directors and executive officers and limitation of liability

BVI law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any provision providing indemnification may be held by the BVI courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Under our Memorandum and Articles of Association, we indemnify against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with legal, administrative or investigative proceedings for any person who:

•        is or was a party or is threatened to be made a party to any threatened, pending or completed proceedings, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was our director; or

•        is or was, at our request, serving as a director or officer of, or in any other capacity is or was acting for, another body corporate or a partnership, joint venture, trust or other enterprise.

These indemnities only apply if the person acted honestly and in good faith with a view to our best interests and, in the case of criminal proceedings, the person had no reasonable cause to believe that his conduct was unlawful.

This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Anti-takeover provisions in our Memorandum and Articles of Association

Some provisions of our Memorandum and Articles of Association may discourage, delay or prevent a change in control of our company or management that shareholders may consider favorable. However, under BVI law, our directors may only exercise the rights and powers granted to them under our Memorandum and Articles of Association, as amended and restated from time to time, as they believe in good faith to be in the best interests of our company.

Directors’ fiduciary duties

Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction.

The duty of loyalty requires that a director act in a manner he reasonably believes to be in the best interests of the corporation. He must not use his corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, a director must prove the procedural fairness of the transaction and that the transaction was of fair value to the corporation.

Under BVI law, our directors owe the company certain statutory and fiduciary duties including, among others, a duty to act honestly, in good faith, for a proper purpose and with a view to what the directors believe to be in the best interests of the company. Our directors are also required, when exercising powers or performing duties as a director, to exercise the care, diligence and skill that a reasonable director would exercise in comparable circumstances, considering without limitation, the nature of the company, the nature of the decision and the position of the director and the nature of the responsibilities undertaken. In the exercise of their powers, our directors must ensure neither they nor the company acts in a manner which contravenes the BVI Act or our Memorandum and Articles of Association, as amended and restated from time to time. A shareholder has the right to seek damages for breaches of duties owed to us by our directors.

Shareholder action by written consent

Under the Delaware General Corporation Law, a corporation may eliminate the right of shareholders to act by written consent by amendment to its certificate of incorporation. BVI law provides that shareholders may approve corporate matters by way of a written resolution without a meeting signed by or on behalf of shareholders sufficient to constitute the requisite majority of shareholders who would have been entitled to vote on such matter at a general meeting; provided that if the consent is less than unanimous, notice must be given to all non-consenting shareholders.

Shareholder proposals

Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. A special meeting may be called by the Board of Directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings. BVI law and our Memorandum and Articles of Association allow our shareholders holding not less than 30% of the votes of the outstanding voting common shares to requisition a shareholders’ meeting. We are not obliged by law to call shareholders’ annual general meetings, but our Memorandum and Articles of Association do permit the directors to call such a meeting. The location of any shareholders’ meeting can be determined by the Board of Directors and can be held anywhere in the world.

Cumulative voting

Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a Board of Directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. The BVI law does not expressly permit cumulative voting for directors, our Memorandum and Articles of Association do not provide for cumulative voting. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.

Removal of directors

Under the Delaware General Corporation Law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under our Memorandum and Articles of Association, directors can be removed from office, with or without cause, by a resolution of shareholders called for the purpose of removing the director or for purposes including the removal of the director or by written resolution passed by at least 50 % of the votes of the shareholders of the company. Directors can also be removed by a resolution of directors passed at a meeting of directors called for the purpose of removing the director or for purposes including the removal of the director.

Transactions with interested shareholders

The Delaware General Corporation Law contains a business combination statute applicable to Delaware public corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or group who or which owns or owned 15% or more of the target’s outstanding voting shares within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the Board of Directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware public corporation to negotiate the terms of any acquisition transaction with the target’s Board of Directors. BVI law has no comparable statute and our Memorandum and Articles of Association do not expressly provide for the same protection afforded by the Delaware business combination statute.

Dissolution; Winding Up

Under the Delaware General Corporation Law, unless the Board of Directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the Board of Directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board. Under the BVI Act and our Memorandum and Articles of Association, we may appoint a voluntary liquidator by a resolution of the shareholders.

Variation of rights of shares

Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under our Memorandum and Articles of Association, if at any time our shares are divided into different classes of shares, the rights attached to any class may only be varied, whether or not our company is in liquidation, with the consent in writing of or by a resolution passed at a meeting by a majority of the votes cast by those entitled to vote at a meeting of the holders of the issued shares in that class.

Amendment of governing documents

Under the Delaware General Corporation Law, a corporation’s governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. As permitted by BVI law, our Memorandum and Articles of Association may be amended by a resolution of shareholders and, subject to certain exceptions, by a resolution of directors. An amendment is effective from the date it is registered at the Registry of Corporate Affairs in the BVI.

Stock Transfer Agent

VStock Transfer, LLC is our company’s stock transfer agent. Its address is 18 Lafayette Place, Woodmere, New York 11598 and phone number is (212) 828-8436.

COMMON SHARES ELIGIBLE FOR FUTURE SALE

Before our initial public offering, there has not been a public market for our common shares. Future sales of substantial amounts of our common shares in the public market after our initial public offering, or the possibility of these sales occurring, could cause the prevailing market price for our common shares to fall or impair our ability to raise equity capital in the future. We are unable to estimate the number of common shares that may be sold in the future.

Upon the completion of this offering, we will have outstanding 36,881,334 common shares. The amount of shares outstanding upon completion of this offering assumes no exercise of the underwriters’ option to purchase additional common shares. All of the common shares sold in this offering will be freely tradable without restriction under the Securities Act unless purchased by one of our affiliates as that term is defined in Rule 144 under the Securities Act, which generally includes directors, officers or 10% stockholders.

Lock-Up

Our executive officers, directors and certain shareholders of 5% and more of our outstanding common shares have agreed with the underwriters not to offer, sell, dispose of or hedge our common shares, subject to specified limited exceptions and extensions described elsewhere in this prospectus, during the period continuing through the date that is 90 days after the date of this prospectus, except with the prior written consent of Aegis on behalf of the underwriters.

Rule 144

Common shares held by any of our affiliates, as that term is defined in Rule 144 of the Securities Act, as well as common shares held by our current shareholders, may be resold only pursuant to further registration under the Securities Act or in transactions that are exempt from registration under the Securities Act. In general, under Rule 144 as currently in effect, beginning 180 days after our Form F-1 Registration Statement becomes effective, any of our affiliates would be entitled to sell, without further registration, within any three-month period a number of common shares that does not exceed the greater of:

•        1% of the number of common shares then outstanding, which will equal approximately common shares immediately after this offering, or

•        the average weekly trading volume of the common shares during the four calendar weeks preceding the filing of a Form 144 with respect to the sale.

Sales under Rule 144 by our affiliates will also be subject to manner of sale provisions and notice requirements and to the availability of current public information about us.

TAX MATTERS

The following sets forth the material BVI, Indian and U.S. federal income tax matters related to an investment in our common shares. It is based on laws and relevant interpretations thereof in effect as of the date of this prospectus, all of which are subject to change. This description does not address all possible tax consequences relating to an investment in our common shares.

WE URGE POTENTIAL PURCHASERS OF OUR COMMON SHARES TO CONSULT THEIR OWN TAX ADVISORS CONCERNING THE TAX CONSEQUENCES OF PURCHASING, OWNING AND DISPOSING OF OUR COMMON SHARES.

Indian Taxation

The discussion of Indian income tax below is based on the Income Tax Act, 1961 (the “Tax Act”). The profits are taxable at the corporate level and any dividend distribution is taxable at the shareholder level. Further, the arrangement or transactions entered into is subject to the provisions of General Anti-Avoidance Regulation and Specific Anti-Avoidance Regulations, wherever applicable.

There is no specific participation exemption.

Taxable income

Resident companies are subject to income tax on their worldwide income, including capital gains. A non-resident entity can be regarded as a foreign resident company when the place of effective management (“POEM”) is situated in India. The Finance Minister has issued guidelines on the POEM and the tax implications if the POEM is situated in India.

The corporate tax rate is determined under the Tax Act as under:

Corporate Tax Information
Tax rate

30% general corporate tax rate

25% if turnover is less than INR 4 billion in FY2018/19

22% for domestic company, without special deductions and 0% MAT

15% for domestic manufacture/research company, without special deductions

10% if patent is developed and registered in India

15% Minimum Alternate Tax (MAT) for domestic companies

Surtaxes

0% surcharge (SC) where total income does not exceed INR 10 million

7% SC where total income exceeds INR 10 million but is less than INR 100 million

12% SC where total income exceeds INR 100 million

4% health and education cess (HEC) in all cases

Corporate income is divided into the following heads:

•        income from house property;

•        income from a business or profession;

•        capital gains; and

•        income from other sources, e.g. dividends and other passive income.

The heads of income are mutually exclusive; income that is specifically chargeable under one head may not be charged under another head. For filing the income tax return, a taxpayer must quote the Aadhar number (unique identification number) and permanent account number (tax registration number), unless specifically excluded (such as non-residents and other taxpayers not required to file a tax return).

Different deductibility rules apply to each head of income. The net results of each category are aggregated to obtain total income. Certain allowances (such as for losses and donations) are deducted from total income to derive the taxable total income, to which the tax rates in force are applied.

A dividend is then taxable in the hands of the applicable shareholder. The company distributing the dividend will have to deduct withholding tax on such dividend at a 20% rate, plus applicable surcharge and health cess. The Tax Act incentivizes business transactions undertaken through normal banking channels (other than cash) and prohibits cash receipts (income or not) exceeding INR 200,000 in the aggregate (i) from a person in a day, (ii) in respect of a single transaction, or (iii) in respect of transactions relating to one event or occasion from a person.

Under section 115-O of the Indian Income Tax Act, 1961, distributions of dividends paid by Indian company through March 31, 2020, are subject to a dividend distribution tax (DDT) at an effective rate of 20.56% (inclusive of the applicable surcharge of 12% and health and education cess of 4%). Repatriation of a dividend will not require Reserve Bank of India approval, subject to compliance and certain other conditions being met per the Indian Income Tax Act, 1961. The said provisions of Section 115-O shall not be applicable if the dividend is distributed on or after April 1, 2020. From April 1, 2020, the dividend distributed would now be taxable in the hands of the investors, the domestic companies shall not be liable to pay DDT.

Deductible expenses

In general, an expenditure must satisfy the following criteria in order to be deductible:

•        it must be of a revenue nature rather than of a capital nature;

•        it must be laid out or spent “wholly and exclusively” for purposes of the taxpayer’s business;

•        it must be laid out and spent during the relevant previous year;

•        it must not be incurred in respect of private expenses of the taxpayer;

•        it must not be specifically disallowed or restricted by the tax legislation, or covered by provisions relating to specifically permitted deductions; and

•        it must not be incurred for a purpose that is an offence or is prohibited by law.

The tax legislation also provides for specific deductions in respect of specified types of businesses.

Interest and royalties are generally deductible unless specifically disallowed. Dividends are not deductible expenses. The Tax Act restricts the deductibility of interest to 30% of EBITDA payable by the payer to a non-resident associated enterprise of more than Rs.10 million (approximately $132,000). The payer includes an Indian company and a permanent establishment of a non-resident company. Unabsorbed interest (as restricted pursuant to the above limitation) would be eligible to be carried-forward to the subsequent 8 years for set-off subject to an overall limit of 30% EBITDA. This provision is not applicable to banking and insurance businesses.

Capital gains

Broadly, gains from the disposal of capital assets are subject to tax. The tax treatment depends on the type of asset and the period for which the asset was held. A gain is classified as a long-term capital gain if the underlying asset was held for more than 3 years (more than 1 year, for listed shares as well as for certain units and bonds). The cost of assets resulting in long-term capital gains is indexed (increased) in accordance with the official inflation index. However, the Tax Act reduces the period of holding of unlisted shares and land/building from 36 months to 24 months for the purpose of determining a long-term capital asset.

The Tax Act clarifies that, for conversion of preference shares to equity shares, the period of holding of the said equity shares would include the period of holding as preference shares and the cost of acquisition of the said equity shares would be the cost of the preference shares.

Some long-term capital gains are exempt if reinvested in specified assets. A special regime may apply to assets acquired before specific dates.

The tax rate applicable to long-term capital gains derived by domestic companies from the disposal of assets (except for listed securities) is 20% with cost indexation benefit and for listed shares (above Rs.100,000) is 10% without cost indexation benefit.

Short-term capital gains derived by domestic companies from the disposal of assets (other than securities) are taxed at the normal income tax rate of 30% and 15% in case of listed shares.

ITA provides for taxation of gifts in the hands of the recipient if any asset is transferred for inadequate or nil consideration, subject to specified exceptions.

Withholding taxes

Some withholding tax rates are set by the annual Finance Acts, while other rates which apply to specific types of income are set out in the tax legislation.

The surcharge and education cess apply to the withheld taxes described below.

Dividends

On distribution, a dividend is subject to withholding tax at 10% if the payment is to a resident and 20%, if the payment is to a non-resident, unless the benefit of a tax treaty is available to that non-resident.

Buy back distribution tax

Where a shareholder or holder of specified securities in a company receives consideration from the company in respect of a purchase by the company of its own shares or other specified securities held by that person, the difference between the acquisition cost and the consideration received is deemed to be a capital gain of that person in the income year in which the shares are purchased by the company and taxable at 20% tax rate. The shareholders are not exempt from tax.

BVI Taxation

The company and all distributions, interest and other amounts paid by the company in respect of the common shares of the company to persons who are not resident in the BVI are exempt from all provisions of the Income Tax Ordinance in the BVI.

No estate, inheritance, succession or gift tax, rate, duty, levy or other charge is payable by persons who are not resident in the BVI with respect to any common shares, debt obligations or other securities of the company.

All instruments relating to transactions in respect of the common shares, debt obligations or other securities of the company and all instruments relating to other transactions relating to the business of the company are exempt from payment of stamp duty in the BVI provided that they do not relate to real estate in the BVI.

There are currently no withholding taxes or exchange control regulations in the BVI applicable to the company or its shareholders.

United States Federal Income Taxation

The following discussion describes certain U.S. federal income tax consequences of the purchase, ownership and disposition of the common shares as of the date hereof. This discussion applies only to U.S. Holders (as defined below) that hold common shares as capital assets and that have the U.S. dollar as their functional currency. This discussion is based upon provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and regulations, rulings and judicial decisions thereunder as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in U.S. federal income tax consequences different from those summarized below. The discussion below of the U.S. federal income tax consequences to “U.S. Holders” will apply to you if you are a beneficial owner of common shares and you are, for U.S. federal income tax purposes, any of the following:

•        an individual citizen or resident of the United States,

•        a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia,

•        an estate the income of which is subject to U.S. federal income taxation regardless of its source, or

•        a trust if it (1) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

The following does not represent a detailed description of the U.S. federal income tax consequences applicable to any particular investor or to persons subject to special tax treatment under the U.S. federal income tax laws, such as:

•        banks,

•        financial institutions,

•        insurance companies,

•        regulated investment companies,

•        real estate investment trusts,

•        broker-dealers,

•        traders that elect to mark to market,

•        U.S. expatriates,

•        tax-exempt entities,

•        persons liable for alternative minimum tax,

•        persons holding our common shares as part of a straddle, hedging, conversion or integrated transaction or constructive sale,

•        persons that actually or constructively own 10% or more of our stock by vote or value,

•        persons required to accelerate the recognition of any item of gross income with respect to the common shares as a result of such income being recognized on an “applicable financial statement” (as defined by the Code),

•        persons who acquired our common shares pursuant to the exercise of any employee common share option or otherwise as consideration for services, or

•        persons holding our common shares through partnerships or other pass-through entities for U.S. federal income tax purposes.

If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) holds common shares, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. Prospective purchasers that are partners of a partnership holding common shares should consult their tax advisors.

This discussion does not contain a detailed description of all the U.S. federal income tax consequences to a prospective purchaser in light of his, her or its particular circumstances and does not address the Medicare contribution tax on net investment income, U.S. federal estate and gift taxes, or the effects of any state, local or non-U.S. tax laws. Prospective purchasers are urged to consult their tax advisors about the application of the U.S. federal income tax rules to their particular circumstances as well as the state, local, foreign and other tax consequences to them of the purchase, ownership and disposition of our common shares.

Taxation of Dividends and Other Distributions on our Common Shares

Subject to the passive foreign investment company rules discussed below, the gross amount of distributions made by us to you with respect to the common shares (including the amount of any taxes withheld therefrom) will generally be includable in your gross income as dividend income on the date actually or constructively received by you, but only to the extent that the distribution is paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). To the extent that the amount of the distribution exceeds our current and accumulated earnings and profits (as determined under U.S. federal income tax principles), it will be treated first as a tax-free return of your tax basis in your common shares, and to the extent the amount of the distribution exceeds your tax basis, the excess will be taxed as capital gain. However, we do not intend to calculate our earnings and profits in accordance with U.S. federal income tax principles. Therefore, a U.S. Holder should expect that a distribution will generally be treated as a dividend. Such dividends will not be eligible for the dividends-received deduction allowed to corporations under the Code.

With respect to non-corporate U.S. Holders, including individual U.S. Holders, certain dividends received from a qualified foreign corporation may be subject to reduced rates of taxation. A foreign corporation will be treated as a qualified foreign corporation for this purpose if the dividends are paid on shares that are readily tradable on an established securities market in the United States. U.S. Treasury Department guidance indicates that the common shares (which we will apply to list on the NASDAQ Capital Market) will be readily tradable on an established securities market in the United States once they are so listed. Non-corporate holders that do not meet a minimum holding period requirement during which they are not protected from the risk of loss or that elect to treat the dividend income as “investment income” pursuant to Section 163(d)(4) of the Code will not be eligible for the reduced rates of taxation regardless of our status as a qualified foreign corporation. In addition, the rate reduction will not apply to dividends if the recipient of a dividend is obligated to make related payments with respect to positions in substantially similar or related property. This disallowance applies even if the minimum holding period has been met. You are urged to consult your tax advisors regarding the availability of the lower rate for dividends paid with respect to our common shares.

In addition, notwithstanding the foregoing, non-corporate U.S. Holders will not be eligible for reduced rates of taxation on any dividends received from us if we are a passive foreign investment company (a “PFIC”) in the taxable year in which such dividends are paid or in the preceding taxable year. As discussed under “— Passive Foreign Investment Company” below, we do not believe we were a PFIC for our most recent taxable year, and we do not expect to become a PFIC in the current taxable year or in the foreseeable future, although there can be no assurance in this regard.

A U.S. Holder may be subject to withholding taxes on dividends paid on our common shares. Subject to certain conditions and limitations (including a minimum holding period requirement), any withholding taxes on dividends may be treated as foreign taxes eligible for credit against your U.S. federal income tax liability. For purposes of calculating the foreign tax credit, dividends paid on the common shares will be treated as income from sources outside the United States and will generally constitute passive category income. The rules governing the foreign tax credit are complex. You are urged to consult your tax advisors regarding the availability of the foreign tax credit under your particular circumstances.

Taxation of Dispositions of Common Shares

For U.S. federal income tax purposes, you will recognize taxable gain or loss on any sale, exchange or other taxable disposition of common shares in an amount equal to the difference between the amount realized (in U.S. dollars) for the common shares and your tax basis (in U.S. dollars) in the common shares. Subject to the passive foreign investment company rules discussed below, such gain or loss will generally be capital gain or loss. If you are a non-corporate U.S. Holder, including an individual U.S. Holder, who has held the common shares for more than one year, you will be eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations. Any such gain or loss that you recognize will generally be treated as United States source gain or loss for foreign tax credit limitation purposes.

Passive Foreign Investment Company

Based on the past and projected composition of our income and assets, and the valuation of our assets, we do not believe we were a passive foreign investment company, or PFIC, for U.S. federal income tax purposes for our most recent taxable year, and we do not expect to become a PFIC in the current taxable year or in the foreseeable future, although there can be no assurance in this regard. In general, we will be a PFIC for any taxable year in which:

•        at least 75% of our gross income is passive income, or

•        at least 50% of the value of our assets (based on an average of the quarterly values of our assets during a taxable year) is attributable to assets that produce or are held for the production of passive income (the “asset test”).

For this purpose, passive income generally includes dividends, interest, income equivalent to interest, royalties and rents (other than royalties and rents derived in the active conduct of a trade or business and not derived from a related person). Cash is treated as an asset that produces or is held for the production of passive income. We will be treated as owning our proportionate share of the assets and earning our proportionate share of the income of any other corporation in which we own, directly or indirectly, at least 25% (by value) of the stock.

The determination of whether we are a PFIC is made annually after the close of each taxable year. As a result, we may become a PFIC in the current or any future taxable year due to changes in our asset or income composition. In particular, because we have valued our goodwill based on the market price of our common shares, our PFIC status will depend in large part on the market price of our common shares. Accordingly, fluctuations in the market price of the common shares may cause us to become a PFIC. In addition, composition of our income and assets will be affected by how, and how quickly, we spend the cash we raise in this offering. Although the determination of whether we are a PFIC is made annually, if we are a PFIC for any taxable year in which you hold common shares, you will generally continue to be subject to the special rules described below for all succeeding years during which you hold common shares (even if we do not qualify as a PFIC in such subsequent years). However, if we cease to be a PFIC, you may avoid the continuing impact of the PFIC rules by making a special election to recognize gain as if your common shares had been sold on the last day of the last taxable year during which we were a PFIC. You are urged to consult your own tax advisor about this election.

If we are a PFIC for any taxable year during which you hold common shares, you will be subject to special tax rules with respect to any “excess distribution” that you receive and any gain you realize from a sale or other disposition (including a pledge) of the common shares, unless you make a “mark-to-market” election as discussed below. Distributions you receive in a taxable year that are greater than 125% of the average annual distributions you received during the shorter of the three preceding taxable years or your holding period for the common shares will be treated as an excess distribution. Under these special tax rules:

•        the excess distribution or gain will be allocated ratably over your holding period for the common shares,

•        the amount allocated to the current taxable year, and any taxable year prior to the first taxable year in which we were a PFIC, will be treated as ordinary income, and

•        the amount allocated to each other year will be subject to tax at the highest tax rate in effect for that year and the interest charge generally applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year. The tax liability for amounts allocated to such years cannot be offset by any net operating losses for such years, and gains realized on the sale of the common shares cannot be treated as capital, even if you hold the common shares as capital assets.

A U.S. Holder of “marketable stock” (as defined below) in a PFIC may make a mark-to-market election for such stock to elect out of the special tax rules discussed above. If you make an effective mark-to-market election for the common shares, for each taxable year that we are a PFIC you will include in income an amount equal to the excess, if any, of the fair market value of the common shares as of the close of the taxable year over your adjusted basis in such common shares. You are allowed a deduction for the excess, if any, of your adjusted basis in the common shares over their fair market value as of the close of the taxable year. However, deductions are allowable only to the extent of the net amount previously included in income as a result of the mark-to-market election. Amounts included in your income under a mark-to-market election, as well as gain on the actual sale or other disposition of the common shares, are treated as ordinary income. Ordinary loss treatment also applies to the deductible portion of any mark-to-market loss on the common shares, as well as to any loss realized on the actual sale or disposition of the common shares, to the extent that the amount of such loss does not exceed the net amount of previously included income as a result of the mark-to-market election. Your basis in the common shares will be adjusted to reflect any such income or loss amounts. If you make a valid mark-to-market election, the tax rules that apply to distributions by corporations that are not PFICs would apply to distributions by us, except that the lower applicable capital gains rate for qualified dividend income discussed above under “Taxation of Dividends and Other Distributions on our Common Shares” generally would not apply.

The mark-to-market election is available only for “marketable stock”, which is stock that is traded in other than de minimis quantities on at least 15 days during each calendar quarter (“regularly traded”) on a qualified exchange or other market (as defined in applicable U.S. Treasury regulations), which includes the NASDAQ Capital Market. If the common shares are regularly traded on the NASDAQ Capital Market and if you are a holder of common shares, the mark-to-market election would be available to you were we to be or become a PFIC. However, there can be no assurance that the common shares will be traded in sufficient volumes to be considered “regularly traded” for purposes of the mark-to-market election. If you make a mark-to-market election, it will be effective for the taxable year for which the election is made and all subsequent taxable years unless the common shares are no longer regularly traded on a qualified exchange or other market, or the Service consents to the revocation of the election. You are urged to consult your tax advisor about the availability of the mark-to-market election, and whether making the election would be advisable in your particular circumstances.

Alternatively, a U.S. Holder of stock in a PFIC may make a “qualified electing fund” election with respect to such PFIC to avoid the special tax rules discussed above. However, the qualified electing fund election is available only if such PFIC provides such U.S. Holder with certain information regarding its earnings and profits as required under applicable U.S. Treasury regulations. We do not currently intend to prepare or provide the information that would enable you to make a qualified electing fund election.

If we are a PFIC for any taxable year during which you hold common shares and any of our non-U.S. subsidiaries is also a PFIC, you will be treated as owning a proportionate amount (by value) of the shares of the lower-tier PFIC for purposes of the application of the PFIC rules. You will not be able to make the mark-to-market election described above in respect of any lower-tier PFIC. You are urged to consult your tax advisors about the application of the PFIC rules to any of our subsidiaries.

If you hold common shares in any year in which we are a PFIC, you will generally be required to file U.S. Internal Revenue Service Form 8621. You are urged to consult your tax advisors regarding the application of the PFIC rules to your investment in our common shares and the elections discussed above.

Information Reporting and Backup Withholding

Dividend payments with respect to our common shares and proceeds from the sale, exchange or other disposition of our common shares that are paid to you within the United States (and in certain cases, outside the United States) will be subject to information reporting to the U.S. Internal Revenue Service, unless you are an exempt recipient. A backup withholding tax may apply to such payments if you fail to provide a taxpayer identification number or certification of exempt status or fail to report in full dividend or interest income.

Backup withholding is not an additional tax. Amounts withheld under the backup withholding rules may be credited against your U.S. federal income tax liability, and you may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for refund with the U.S. Internal Revenue Service and furnishing any required information.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of the BVI with limited liability. We are incorporated in the BVI because of certain benefits associated with being a BVI company, such as political and economic stability, an effective judicial system, a favorable tax system, the absence of exchange control or currency restrictions and the availability of professional and support services. However, the BVI has a less developed body of securities laws as compared to the United States and provides protections for investors to a significantly lesser extent. In addition, BVI companies may not have standing to sue before the federal courts of the United States.

Substantially all of our assets are located outside the United States. In addition, a majority of our directors and officers are nationals and/or residents of countries other than the United States, and all or a substantial portion of such persons’ assets are located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon us or such persons or to enforce against them or against us, judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state thereof.

We have appointed CCS Global Solutions, Inc. as our agent to receive service of process with respect to any action brought against us in the United States District Court for the Southern District of New York under the federal securities laws of the United States or of any State of the United States or any action brought against us in the Supreme Court of the State of New York in the County of New York under the securities laws of the State of New York.

We have been advised by Pandya Juris LLP, our counsel as to India law, that the United States and the India do not have a treaty providing for reciprocal recognition and enforcement of judgments of courts of the United States in civil and commercial matters and that a final judgment for the payment of money rendered by any general or state court in the United States based on civil liability, whether or not predicated solely upon the U.S. federal securities laws, would not be automatically be enforceable in India, but will have to follow the procedure under the Civil Procedure Code of India.

We have been advised by McW Todman & Co., our counsel as to BVI law, that the United States and the BVI do not have a treaty providing for reciprocal recognition and enforcement of judgments of courts of the United States in civil and commercial matters and that a final judgment for the payment of money rendered by any general or state court in the United States based on civil liability, whether or not predicated solely upon the U.S. federal securities laws, would not be automatically be enforceable in the BVI.

DETERMINATION OF OFFERING PRICE

Prior to this offering, there has not been a public market for our securities in the United States. The public offering price for our common shares will be determined through negotiations between us and the representative. Among the factors to be considered in these negotiations will be prevailing market conditions, our financial information, market valuations of other companies that we and the underwriters believe to be comparable to us, estimates of our business potential, the present state of our development and other factors deemed relevant. We offer no assurances that the initial public offering price will correspond to the price at which our securities will trade in the public market subsequent to this offering or that an active trading market for our securities will develop and continue after this offering.

UNDERWRITING

Aegis Capital Corp is acting as the representative of the underwriters in this offering. We have entered into an underwriting agreement dated            , 2021 with the representative. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters named below and the underwriters named below have agreed severally to purchase, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus, the following respective number of shares of our common stock.

Underwriter	Shares
Aegis Capital Corp.	2,727,272
Total	2,727,272

If the underwriters sell more Common Shares than the total number set forth in the table above, we have granted to the underwriters an option, exercisable for 45 days from the closing of this offering, to purchase up to 409,090 additional Common Shares at the public offering price less the underwriting discount. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, in connection with this offering. Any Common Shares issued or sold under the option will be issued and sold on the same terms and conditions as the other Common Shares that are the subject of this offering.

In connection with the offering, the underwriters may purchase and sell shares in the open market. Purchases and sales in the open market may include short sales, purchases to cover short positions, which may include purchases pursuant to the over-allotment option, and stabilizing purchases.

•        Short sales involve secondary market sales by the underwriters of a greater number of shares than they are required to purchase in the offering.

•        “Covered” short sales are sales of shares in an amount up to the number of shares represented by the Underwriter’s over-allotment option.

•        “Naked” short sales are sales of shares in an amount in excess of the number of shares represented by the Underwriter’s over-allotment option.

•        Covering transactions involve purchases of shares either pursuant to the over-allotment option or in the open market after the distribution has been completed in order to cover short positions.

•        To close a naked short position, the underwriters must purchase shares in the open market after the distribution has been completed. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

•        To close a covered short position, the underwriters must purchase shares in the open market after the distribution has been completed or must exercise the over-allotment option. In determining the source of shares to close the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option.

•        Stabilizing transactions involve bids to purchase shares so long as the stabilizing bids do not exceed a specified maximum.

Purchases to cover short positions and stabilizing purchases, as well as other purchases by the underwriters for its own account, may have the effect of preventing or retarding a decline in the market price of the Common Shares. They may also cause the price of the Common Shares to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

Discounts and Expenses

The following table shows the underwriting discounts payable to the underwriters by us in connection with this offering (assuming both the exercise and non-exercise of the over-allotment option that we have granted to the underwriters):

	Per Share	Total Without Exercise of Over-Allotment Option	Total With Exercise of Over-Allotment Option
Public offering price	$11.00	$29,999,992	$34,499,982
Underwriting discounts(1)	$0.77	$2,099,999	$2,414,999

____________

(1)      Does not include (i) the warrant to purchase Common Shares equal to 5% of the number of shares sold in the offering, or (ii) certain out-of-pocket expenses, each as described below.

We have agreed to issue warrants to the representative to purchase a number of Common Shares equal to 5% of the total number of shares sold in this offering at an exercise price equal to 125% of the public offering price of the shares sold in this offering. These warrants will be exercisable at any time, and from time to time within four (4) years commencing from one (1) year from the closing of the offering, in whole or in part, but may not be transferred nor may the shares underlying the warrants be sold until 180 days from the effective date of the offering. The warrants also provide for customary anti-dilution provisions, one-time demand registration rights and “piggyback” registration rights with respect to the registration of the Common Shares underlying the warrants for a period of five years from the effective date of this Registration Statement.

The representative warrants and the underlying shares may be deemed to be compensation by FINRA, and therefore will be subject to FINRA Rule 5110(g)(1). In accordance with FINRA Rule 5110(g)(1), neither the representative warrants nor any of our shares issued upon exercise of the representative warrants may be sold, transferred, assigned, pledged or hypothecated, or be the subject of any hedging, short sale, derivative, put or call transaction that would result in the effective economic disposition of such securities by any person, for a period of 180 days immediately following the effective date of this Registration Statement pursuant to which the representative warrants are being issued, subject to certain exceptions. The warrants to be received by the representative and related persons in connection with this offering: (i) fully comply with lock-up restrictions pursuant to FINRA Rule 5110(g)(1); and (ii) fully comply with transfer restrictions pursuant to FINRA Rule 5110(g)(2)(A)(ii).

We will pay to the representative a non-accountable expense allowance equal to 1% of the gross proceeds from the offering. We have also agreed to pay the representative a maximum of $125,000 for fees and expenses including “road show,” diligence, and reasonable legal fees and disbursements for the representative’s counsel, of which $50,000 shall be paid in advance of the closing of this offering. Such advance payment will be returned to us to the extent such out-of-pocket expenses are not actually incurred in accordance with FINRA Rule 5110(f)(2)(C).

In addition, the Company agrees that it shall provide the representative the right of first refusal for one (1) year from the closing of this offering to act as lead managing underwriter and sole book runner and/or lead placement agent for any and all future public or private equity, equity-linked or debt (excluding commercial bank debt) offerings during such twelve (12) month period of the Company or any successor to or any subsidiary of the Company; provided, however, that the representative shall not be entitled to have such right of first refusal if this offering is not consummated.

Prior to this offering, there has been no public market for the Common Shares. In determining the initial public offering price, we and the underwriters consider a number of factors, including:

•        the information set forth in this prospectus and otherwise available to the underwriters;

•        our prospects and the history and prospects for the industry in which we compete;

•        an assessment of our management;

•        our prospects for future earnings;

•        the general condition of the securities markets at the time of this offering;

•        the recent market prices of, and demand for, publicly traded securities of generally comparable companies; and

•        other factors deemed relevant by the underwriters and us.

The estimated initial public offering price set forth on the cover page of this preliminary prospectus is subject to change as a result of market conditions and other factors. Neither we nor the underwriters can assure investors that an active trading market will develop for our Common Shares, or that the shares will trade in the public market at or above the initial public offering price.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act. If we are unable to provide this indemnification, we will contribute to payments that the underwriters may be required to make for these liabilities.

Pricing of the Offering

Prior to this offering, there has been no public market for our common shares. The initial public offering price of the common shares has been negotiated between us and the underwriters. Among the factors considered in determining the initial public offering price of the common shares, in addition to the prevailing market conditions, are our historical performance, estimates of our business potential and earnings prospects, an assessment of our management and the consideration of the above factors in relation to market valuation of companies in related businesses.

No Sales of Similar Securities

We have agreed not to offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, any common shares or any securities convertible into or exercisable or exchangeable for common shares or enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of our common shares, whether any such transaction is to be settled by delivery of common shares or such other securities, in cash or otherwise, without the prior written consent of the representative, for a period of 90 days from the effective date of the registration statement of which this prospectus is a part.

In addition, our directors, executive officers and certain holders of more than 5% of our common shares will enter into lock-up agreements with the representative prior to the commencement of this offering pursuant to which each of these persons or entities, for a period of 90 days from the effective date of the registration statement of which this prospectus is a part, agree not to: (1) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, make any short sale or otherwise transfer or dispose of, directly or indirectly, any common shares or any securities convertible into, exercisable or exchangeable for or that represent the right to receive common shares (including common shares which may be deemed to be beneficially owned by such person in accordance with the rules and regulations of the Securities and Exchange Commission and securities which may be issued upon exercise of a stock option or warrant) whether now owned or hereafter acquired; (2) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the foregoing securities, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of common shares or such other securities, in cash or otherwise; (3) make any demand for or exercise any right with respect to, the registration of any common shares or any security convertible into or exercisable or exchangeable for common shares; or (4) publicly disclose the intention to do any of the foregoing.

The lock-up restrictions described in the immediately preceding paragraph do not apply with respect to any transfer:

(i)     as a bona fide gift or gifts,

(ii)    to any trust for the direct or indirect benefit of the holder or the immediate family of the holder,

(iii)   if the holder is a corporation, partnership, limited liability company, trust or other business entity (1) transfers to another corporation, partnership, limited liability company, trust or other business entity that is a direct or indirect affiliate of the holder or (2) distributions of our common shares or any security convertible into or exercisable for our common shares to limited partners, limited liability company members or stockholders of the holder,

(iv)   if the holder is a trust, transfers to the beneficiary of such trust,

(v)    by testate succession or intestate succession; or

(vi)   pursuant to the underwriting agreement;

provided, in the case of clauses (i)-(v), that (x) such transfer will not involve a disposition for value, (y) the transferee agrees in writing with the representative to be bound by the terms of a lock-up agreement, and (z) no filing by any party under Section 16(a) of the Exchange Act will be required or will be made voluntarily in connection with such transfer. Furthermore, notwithstanding the foregoing, the holder may transfer common shares in a transaction not involving a public offering or public resale; provided that (x) the transferee agrees in writing with the representative to be bound by the terms of a lock-up agreement, and (y) no filing by any party under Section 16(a) of the Exchange Act is required or is made voluntarily in connection with such transfer.

Electronic Offer, Sale and Distribution of Securities

A prospectus in electronic format may be made available on the websites maintained by the underwriters or selling group members, if any, participating in this offering and the underwriters may distribute prospectuses electronically. The underwriters may agree to allocate a number of common shares to selling group members for sale to their online brokerage account holders. The common shares to be sold pursuant to Internet distributions will be allocated on the same basis as other allocations. Other than the prospectus in electronic format, the information on these websites is not part of, nor incorporated by reference into, this prospectus or the registration statement of which this prospectus forms a part, has not been approved or endorsed by us or the underwriters, and should not be relied upon by investors.

Price Stabilization, Short Positions and Penalty Bids

In connection with this offering, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of our common shares. Specifically, the underwriters may sell more common shares than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of common shares available for purchase by the underwriters under option to purchase additional common shares. The underwriters can close out a covered short sale by exercising the option to purchase additional common shares or purchasing common shares in the open market. In determining the source of common shares to close out a covered short sale, the underwriters will consider, among other things, the open market price of common shares compared to the price available under the option to purchase additional shares. The underwriters may also sell common shares in excess of the option to purchase additional common shares, creating a naked short position. The underwriters must close out any naked short position by purchasing common shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common shares in the open market after pricing that could adversely affect investors who purchase in the offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter or dealer repays selling concessions allowed to it for distributing our common shares in this offering because the underwriter repurchases those common shares in stabilizing or short covering transactions.

Finally, the underwriters may bid for, and purchase, our common shares in market making transactions, including “passive” market making transactions as described below.

These activities may stabilize or maintain the market price of our common shares at a price that is higher than the price that might otherwise exist in the absence of these activities. The underwriters are not required to engage in these activities, and may discontinue any of these activities at any time without notice. These transactions may be effected on the NASDAQ Capital Market, in the over-the-counter market, or otherwise.

Passive Market Making

In connection with this offering, the underwriters may engage in passive market making transactions in our common shares on the NASDAQ Capital Market in accordance with Rule 103 of Regulation M under the Exchange Act, during a period before the commencement of offers or sales of the common shares and extending through the completion of the distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid, then that bid must then be lowered when specified purchase limits are exceeded.

Potential Conflicts of Interest

The underwriters and their affiliates may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses. In the ordinary course of their various business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own accounts and for the accounts of their customers and such investment and securities activities may involve securities and/or instruments of our Company. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Selling Restrictions

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

The underwriters are expected to make offers and sales both in and outside the United States through their respective selling agents. Any offers and sales in the United States will be conducted by broker-dealers registered with the SEC.

BVI

No invitation has been made or will be made, directly or indirectly, to any person in the BVI or to the public in the BVI to purchase the common shares of the company and the common shares are not being offered or sold and may not be offered or sold, directly or indirectly, in the BVI, except as otherwise permitted by the BVI laws. This prospectus does not constitute, and there will not be, an offering of the common shares to any person in the BVI.

India

This prospectus has not been and will not be circulated or distributed in India, and common shares may not be offered or sold, and will not be offered or sold to any person for re-offering or resale, directly or indirectly, to any resident of India except pursuant to applicable laws and regulations of India.

Item 13.Other Expenses of Issuance and Distribution

The estimated expenses payable by us in connection with the offering described in this registration statement (other than the placement discounts and commissions) will be as follows. With the exception of the filing fees for the U.S. Securities Exchange Commission, FINRA and NASDAQ, all amounts are estimates.

U.S. Securities and Exchange Commission registration fee	$3,969
FINRA filing fee	5,000
NASDAQ listing fee	5,000
Legal fees and expenses	250,000
Accounting fees and expenses	250,000
Transfer agent fees and expenses	25,000
Printing fees and expenses	33,000
Miscellaneous	40,000
Total	$611,969

LEGAL MATTERS

The validity of the common shares and certain legal matters relating to the offering as to BVI law will be passed upon for us by McW Todman & Co. Certain matters as to U.S. federal law in connection with this offering will be passed upon for us by Pryor Cashman LLP, New York, New York. Certain legal matters relating to the offering as to Indian law will be passed upon for us by Pandya Juris LLP. Sichenzia Ross Ference LLP, New York, New York, has acted as counsel for the underwriters with respect to this offering.

EXPERTS

The consolidated financial statements as of March 31, 2020 and 2021, and for the period from March 16, 2020 (date of inception) through March 31, 2020, and for the fiscal year ended March 31, 2021, as set forth in this prospectus and elsewhere in the registration statement have been so included in reliance on the report of Paris, Kreit & Chiu CPA LLP (formerly Benjamin & Ko), an independent registered public accounting firm, given on their authority as experts in accounting and auditing.

The financial statements of Lytus Technologies Private Limited for the period from April 1, 2018 through March 31, 2019 and for the period from April 1, 2019 through March 15, 20201 and the special purpose financial statements of DDC CATV Network Private Limited as of March 31, 2020, 2019 and 2018 have been included as exhibits 99.1 to this registration statement in reliance on the report of Kirtane & Pandit LLP, an independent public accounting firm, given on their authority as experts in accounting and auditing. The consolidated financial statements of Lytus Technologies Holdings PTV. Ltd. and its subsidiaries for the period from March 16, 2020 (date of inception) through March 31, 2020 (Successor) and for the period from April 1, 2018 through March 31, 2019 and April 1, 2019 through March 15, 2020 (Predecessor) as set forth in this prospectus and elsewhere in the registration statement have also been so included in reliance on the report of Kirtane & Pandit LLP. The current address of Kirtane & Pandit LLP is 5th Floor, Gopal House, A Wing, S. No.127/1B/1, Plot A1, Opp. Harshall Hall, Kothrud, Pune, Maharashtra 411029, India.

In connection with the valuation of the acquisition of customers from Reachnet, we have a valuation report to this Registration Statement as Exhibit 99.3. The valuation report was prepared by Niranjan V. Shah & Associates, an independent valuation firm. The current address of Niranjan V. Shah & Associates is 304, Maker Bhavan No. 3, 21 New Marine Lines, Mumbai 400020, India.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form F-1 under the Securities Act with respect to the common shares offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits filed therewith. For further information about us and the common shares offered hereby, reference is made to the registration statement and the exhibits filed therewith. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and in each instance, we refer you to the copy of such contract or other document filed as an exhibit to the registration statement. We currently do not file periodic reports with the SEC. Upon closing of our initial public offering, we will be required to file periodic reports (including an annual report on Form 20-F, which we will be required to file within 120 days from the end of each fiscal year), and other information with the SEC pursuant to the Exchange Act. A copy of the registration statement and the exhibits filed therewith may be inspected without charge at the public reference room maintained by the SEC, located at 100 F Street, NE, Washington, DC 20549, and copies of all or any part of the registration statement may be obtained from that office. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. The SEC also maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the website is www.sec.gov.

____________

1        The Company was inactive from March 16, 2020, to March 18, 2020.

LYTUS TECHNOLOGIES HOLDINGS PTV. LTD.
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of Lytus Technologies Holdings PTV. Ltd.

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated statement of financial position of Lytus Technologies Holdings PTV. Ltd. (the “Company”) as of March 31, 2021, and 2020, the related consolidated statement of profit or loss and other comprehensive income, changes in equity and cash flows, for the year ended March 31, 2021 and for the period from March 16, 2020 (date of inception) through March 31, 2020, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Company as of March 31, 2021, and 2020, and the consolidated results of its operations and its cash flows for the year ended March 31, 2021 and for the period from March 16, 2020 (date of inception) through March 31, 2020, in conformity with International Financial Reporting Standards (IFRS) as issued by the International Accounting Standards Board (IASB).

Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has negative working capital, significant balances due within 12 months, and has been impacted by the COVID-19 crisis. As such there is substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audit provide a reasonable basis for our opinion.

Restatement of previously issued financial statements

As discussed in Note 26 to the financial statements, the Company has restated its financial statements to enhance disclosures relating to other income, cost of revenue, revenue recognition policy on telemedicine services and segment information.

/s/ Paris, Kreit & Chiu CPA LLP

(formerly Benjamin & Ko)

Santa Ana, CA
October 7, 2021, except for those items affected by the restatement discussed in Note 26, which are dated November 1, 2021

We have served as the Company’s auditor since 2021.

LYTUS TECHNOLOGIES HOLDINGS PTV. LTD.
CONSOLIDATED STATEMENT OF FINANCIAL POSITION

	Note No.	As of March 31, 2021	As of March 31, 2020
		(US$)	(US$)
ASSETS
Current assets
Cash and cash equivalents		$26,142	$41,760
Other financial assets		59,801	42,038
Trade receivables	6	395,585	390,151
Other receivables	7	35,572,982	17,550,223
Other current assets	8	265,311	163,847
Total current assets		36,319,821	18,188,019
Non-current assets
Property and equipment, net	9	940,231	1,130,534
Capital work-in-process		25,001	—
Intangible assets and Goodwill	10	47,472,204	59,326,290
Other non-current assets		8,197	16,472
Deferred tax assets	5	447,787	156,020
Total non-current assets		48,893,420	60,629,316
Total assets		$85,213,241	$78,817,335
LIABILITIES AND EQUITY
Current Liabilities
Borrowings from related party	11	$1,456,131	$1,587,216
Trade payables	12	876,154	425,667
Other financial liabilities	13	565,028	345,924
Security deposits payable		36,089	59,807
Other current liabilities	14	5,629,150	2,722,624
Customers acquisition payable	15	30,223,965	29,372,718
Current tax liability	5	2,313,098	2,005,748
Total current liabilities		41,099,615	36,519,704
Non-current liabilities
Customer acquisition payable, net of current portion	15	30,223,965	29,372,718
Deferred tax liability	5	2,137,066	1,907,015
Total non-current liabilities		32,361,031	31,279,733
Total liabilities		73,460,646	67,799,437
Commitments and contingencies	16	1,959,450	1,194,822
EQUITY
Equity share capital	17	341,541	3,000
Other equity	17	11,489,029	11,056,589
Equity attributable to equity holders of the company		11,830,570	11,059,589
Non-controlling interest	17&24	(77,975)	(41,691)
Total equity		11,752,595	11,017,898
Total liabilities and equity		$85,213,241	$78,817,335

The accompanying notes are an integral part of the financial statements

LYTUS TECHNOLOGIES HOLDINGS PTV. LTD.
CONSOLIDATED statement of PROFIT OR LOSS AND
OTHER COMPREHENSIVE INCOME

	Note No.	For the year ended March 31, 2021 (US$)	For the period March 16, 2020 to March 31, 2020 (US$)
Revenues:
Revenue from contracts with customers	3	$1,900,987	$—
Other operating revenue		—	—
Total revenues		1,900,987	—

Other income
Other income	3A	14,648,473	15,759,393
Total income		16,549,460	15,759,393

Expenses:
Cost of revenue	4	924,934	—
Amortization of intangible assets	10	11,931,668	204,086
Depreciation	9	240,164	—
Legal and professional expense	4	392,954	272,894
Staffing expense	4	446,022	15,777
Other operating expenses	4	584,734	8,463
Total expenses		14,520,476	501,220

Finance Income		8,524	—
Finance Cost		270,000	—
Income before income tax		1,767,508	15,258,173
Income tax expense	5	616,893	3,894,674
Net income after tax available to common shareholders		$1,150,615	$11,363,499
Attributable to:
Controlling interest		$1,174,970	$11,363,499
Non-controlling interest		(24,355)	—

Other comprehensive income/(loss)
Items that may be reclassified subsequently to income
Foreign currency translation reserves of subsidiaries, net of tax		(754,959)	(306,910)
Total comprehensive income		$395,656	$11,056,589
Attributable to:
Controlling interest		$432,446	$11,056,589
Non-controlling interest		$(36,790)	$—

Basic income per share of common share	18	$0.05	$37.88
Basic weighted average number of shares outstanding		24,306,528	300,000
Diluted income per share of common share	18	$0.05	$37.88
Diluted weighted average number of shares outstanding		24,306,528	300,000

The accompanying notes are an integral part of the financial statements

LYTUS TECHNOLOGIES HOLDINGS PTV. LTD.
CONSOLIDATED STATEMENT OF CHANGES IN EQUITY

	Shares (Nos.)	Share capital	Accumulated foreign translation adjustment	Retained earnings	Total	Non- controlling interest	Total equity
Balance at March 16, 2020 (date of inception)	—	$—	$—	$—	$—	$—	$—
Net income	—	—	—	11,363,499	11,363,499	(41,691)	11,321,808
Translation adjustment, net of tax	—	—	(306,910)	—	(306,910)	—	(306,910)
Total comprehensive income (loss)	—	—	(306,910)	11,363,499	11,059,589	(41,691)	11,014,898
Issuance of shares (Refer Note 17)	30,000	3,000	—	—	—	—	3,000
Balance at March 31, 2020	30,000	$3,000	$(306,910)	$11,363,499	$11,059,589	$(41,691)	$11,017,898
Balance at March 31, 2020 (After shares split from $0.10 to $0.01 – Refer Note 17)	300,000	$3,000	$(306,910)	$11,363,499	$11,059,589	$(41,691)	$11,017,898
Net income	—	—	—	1,174,970	1,174,970	(24,355)	1,150,615
Translation adjustment, net of tax	—	—	(742,530)	—	(742,530)	(12,429)	(754,959)
Total comprehensive income (loss)	—	3,000	(1,049,440)	12,538,469	11,492,029	(78,475)	11,413,554
Issuance of shares (Refer Note 17)	33,854,062	338,541	—	—	338,541	—	338,541
Business combination	—	—	—	—	—	500	500
Balance at March 31, 2021	34,154,062	$341,541	$(1,049,440)	$12,538,469	$11,830,570	$(77,975)	$11,752,595

The accompanying notes are an integral part of the financial statements

LYTUS TECHNOLOGIES HOLDINGS PTV. LTD.
CONSOLIDATED statement of CASH FLOWS

	For the year ended March 31, 2021 (US$)	For the period March 16, 2020 to March 31, 2020 (US$)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income after tax available to common shareholders	$1,150,615	$11,363,499
Adjustment to reconcile net income to net cash used in operating activities:
Deferred Tax expenses	245,872	1,907,015
Current Tax expenses	371,021	1,987,659
Amortization of intangible assets	11,931,668	204,086
Depreciation	240,164	—
Profit/Loss on sale of property, plant and equipment	6,712	—
Write off of unstructured Capital Work in Progress	—	8,463
Bad-debts write off	61,385	—
Finance costs – interest others	270,000	—
Finance income – interest others	(8,524)	—
Change in operating assets and liabilities:
Trade receivable	(56,703)	—
Other receivable	(17,285,198)	(19,089,070)
Other financial assets	—	(3,682)
Other assets	(87,595)	(4,450,896)
Trade payable	439,654	214,672
Other financial liabilities	(65,000)	79,877
Other current liabilities	2,787,012	7,777,661
Security Deposits	(25,120)	—
Cash flow used in operating activities post working capital changes	(24,037)	(716)
Tax (paid)/refund(net)	(1,456)	—
Net cash used in operating activities	(25,493)	(716)
CASH FLOWS FROM INVESTING ACTIVITIES
Cash acquired in business combination	—	40,760
Purchase of property, plant and equipment	(93,776)	—
Proceeds from sale of capital work in progress	—	3,583
Purchase of shares of Lytus India	—	(2,000)
Proceeds from sale of property, plant and equipment	12,458	—
Interest received	7,497	—
Placement of fixed deposits above there months	(13,482)	—
Purchase of share of GHSI	(70,000)	—
Net cash provided by (used in) investing activities	(157,303)	42,343
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from short term borrowings	376,990	—
Repayment of short term borrowings	(212,719)	(3,583)
Proceeds from issuance of shares	2,000	3,000
Net cash provided by (used in) financing activities	166,271	(583)
Net increase (decrease) in cash and cash equivalents	(16,525)	41,044
CASH AND CASH EQUIVALENTS – beginning of period	41,760	—
Effects of exchange rate changes on cash and cash equivalents	909	716
CASH AND CASH EQUIVALENTS – end of period	$26,142	$41,760

SUPPLEMENTAL SCHEDULE OF NON-CASHINVESTING/FINANCING ACTIVITIES:

Acquisition of customers with customer acquisition payable (Refer to Note 23)	$—	$58,745,436
Acquisition of shares with other financial liabilities. (Refer to Note 24)	—	265,410
Borrowing repayment adjusted against proceeds of issue of shares	(338,541)	—
Proceeds from issue of shares adjusted against borrowings	338,541	—

The accompanying notes are an integral part of the financial statements

LYTUS TECHNOLOGIES HOLDINGS PTV. LTD.
NOTES TO CONSOLIDATED FINANCIAL statementS

NOTE 1 — NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES

Going Concern:

Impact of COVID-19 on operations

The COVID-19 crisis has had a significant impact on the economy of India. While the pandemic, has increased the demand for streaming and telemedicine services globally, there continue to be significant uncertainties associated with the COVID-19 pandemic, including with respect to the ultimate spread of the virus, the severity of the disease, the duration of the lockdowns and further actions that may be taken by governmental authorities around the world to contain the virus or to treat its impact. The pandemic has particularly impacted the working capital, cash flow and the timing of receipt of significant receivables and payment of payables of the Company. These restrictions have also severely impacted the mobility of the Company’s staff and resources and its access to banks and customer worksites, impairing its normal operations. The lockdown in India is strict with limited domestic travel. Local travel within a city is also restricted in few cases. As a result of the lockdown policy in India, we have restricted access to Subscriber Management System (SMS) report, prior to settlement, and service providers certifying the adequacy of the fiber held by Reachnet. The lockdown is extended in specific parts of India to October 31, 2021 and could be potentially further extended

There is significant uncertainty around the breadth and duration of business disruptions related to COVID-19, as well as its impact on the economy of India, U.S. and international markets and, as such, the extent of the business disruption and the related financial impact cannot be reasonably estimated at this time.

Negative working capital and Cash Flow

The Company currently has negative working capital and cash flow aggravated by the COVID-19 lockdown and negative cash flow used in operating activities to the extent of $25,493 for the year ended March 31, 2021 ($716 for the period March 16, 2020 to March 31, 2020). These factors raise substantial doubt about the Company’s ability to continue as a going concern. Upon ending of the COVID-19 lockdown, the Company expects to be able to carry out its operations in the normal course of business and generate a minimum of Rs.130 ($1.8) as streaming subscription fee from its approximately 1.8 million customer connections per month, as prescribed by the Telecom Regulatory Authority of India guidelines. This would enable the Company to improve its cash position significantly.

The Company further believes that in the coming 12 months, upon the ending of COVID-19 lockdown restrictions and successful implementation of the customer acquisition agreement, cash flow from operating activities should improve for the following reasons:

•        Monthly subscription fees paid by our customers will be billed and collected at the beginning of each month in advance;

•        The contracted operating expense for the streaming business is 61%, ensuring a confirmed net surplus of revenue for the Company.

•        Additional product offerings to customers such as our telemedicine business are expected to generate additional cash flow for the Company.

To further mitigate the impact of the current negative working capital and cash flow, the Company has also taken additional precautionary steps by approaching financial institutions and credit partners in India to create and avail credit lines and bridge financing against the company’s future cash flows;

____________

1        https://indianexpress.com/article/cities/chennai/tamil-nadu-lockdown-extended-till-october-31-covid-7500116/, https://www.india.com/karnataka/karnataka-lockdown-latest-news-today-27-september-2021-bengaluru-covid- curfew-extended-till-this-date-check-details-bengaluru-lockdown-update-4985438/

2        https://trai.gov.in/sites/default/files/Consumer_Booklet_30042019.pdf

LYTUS TECHNOLOGIES HOLDINGS PTV. LTD.
NOTES TO CONSOLIDATED FINANCIAL statementS

NOTE 1 — NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES (cont.)

Large Payment Obligation by the Company

On March 31, 2021, under the terms of its Customer Acquisition Agreement with Reachnet, the Company is obligated to make payments to Reachnet. This amount represents the largest payment obligation of the Company and is payable in four equal installments (25% each) on or before July 31, 2020 (or at a mutually agreeable date upon the ending of the COVID-19 lockdown restrictions), March 31, 2021, March 31, 2022 and March 31, 2023, respectively. Per the agreement, dated July 31, 2020, payment has not been paid and will be paid at a mutually agreed date after the COVID-19 restrictions have been lifted and the third party operations review has been completed. Refer to Note 23 on Acquisition of customers.

Under the terms of the agreement with Reachnet, the Company was also scheduled to receive ‘Other Receivables’ due of approximately $ 35.6 million as of March 31, 2021 ($18 million as of March 31, 2020) from Reachnet, as reflected in its books of accounts. The COVID-19 lockdown has delayed the settlement of this accounts receivable under its contract with Reachnet. The Company expects that this settlement will be implemented as soon as possible, upon the relaxation of COVID-19 restrictions in India. Upon such settlement and upon resumption of normal operations, the company expects to have sufficient available cash to be able to meet its current liabilities associated with the business. Refer to Note 3A on Other Income/Application of IFRS 15.

Based on the above, we believe that upon lifting of the COVID-19 lockdown restrictions in India, the Company’s available potential cash balances should be sufficient to meet its requirements to carry out its operations effectively. After this offering, the Company may decide to enhance its liquidity position or increase its cash reserve for future investments through additional capital and finance funding.

Nature of Operations

Lytus Technologies Holdings PTV. Ltd. (Reg. No. 2033207) (“Lytus Tech” or the “Company”) was incorporated on March 16, 2020 (date of inception) under the laws of the British Virgin Islands (BVI). On March 19, 2020, Lytus Tech acquired a wholly owned subsidiary, Lytus Technologies Private Limited (CIN U22100MH2008PTC182085) (“Lytus India”), on March 31, 2020, it acquired a majority shareholding (51%) in DDC CATV Network Private Limited (CIN: U64100DL2013PTC260426) (“DDC India” or “DDC CATV”) and on October 30, 2020, it acquired 75% of voting equity interests of Global Health Sciences, Inc. (“GHSI”). Lytus India was incorporated in India on 10 May 2008 for the purpose of providing telemedicine and online streaming content services to its subscribers, DDC CATV was incorporated in India on November 20, 2013 for the purpose of providing streaming services to its subscribers and GHSI was incorporated in 2020 for the purpose of providing Telemedicine services3.

The Company’s registered office is at 116 Main Street, P.O. Box 3342, Road Town, Tortola British Virgin Islands. The consolidated financial statements comprise financial statements of the Company and its subsidiaries (together referred to as “the Group”).

The Company has received approval for listing our common shares on the NASDAQ Capital Market under the trading symbol “LYT”. It is offering 2,727,272 common shares in our proposed Initial Public Offering (IPO) and we anticipate the price will be between $10 to $12 per share. However, there can be no assurance that the offering will be closed and our common shares will be trading on the NASDAQ Capital Market.

____________

3        “The Company has two Indian subsidiaries: Lytus India and DDC. DDC is an active cable company and has agreements with broadcasters for content delivery and distribution. For revenues, it has entered into customer contracts for cable services. The broadcaster/subscription fees reflected on page F-25 relate to operating activities of DDC only.”

LYTUS TECHNOLOGIES HOLDINGS PTV. LTD.
NOTES TO CONSOLIDATED FINANCIAL statementS

NOTE 1 — NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES (cont.)

Basis of preparation

The accounting policies used for the preparation of these consolidated financial statements are based upon the application of IFRS 1.D17, which results in assets liabilities being measured at the same carrying amount as in the standalone financial statements of subsidiaries for the year ended March 31, 2021 and period ended March 31, 2020 after adjusting for consolidation and equity accounting adjustments and for the effects of the business combination in which the entity acquired the subsidiary.

The consolidated financial statements of the Company have been prepared in accordance with International Financial Reporting Standards (IFRS) and interpretations issued by the IFRS Interpretations Committee (IFRS IC) applicable to companies reporting under IFRS. The financial statements comply with IFRS as issued by the International Accounting Standards Board (IASB).

The functional and reporting currency of the Company and Group is “INR” and “USD”, respectively and all amounts, are rounded with two decimals, unless otherwise stated. The financial statements have been prepared under the historical cost convention.

Basis of Consolidation

The subsidiaries considered in the preparation of these consolidated financial statements are:

		% Shareholding and Voting Power
Name of Subsidiary	Country of Incorporation	As of March 31, 2021	As of March 31, 2020
Lytus Technologies Private Limited	India	100%	100%
DDC CATV Network Private Limited	India	51%	51%
Global Health Sciences, Inc.	United States	75%	—

These consolidated financial statements are prepared in accordance with IFRS 10 “Consolidated Financial Statements”.

Subsidiaries are entities controlled by the Company. Control is achieved where the Company has existing rights that give it the current ability to direct the relevant activities that affect the Company’s returns and exposure or rights to variable returns from the entity. Subsidiaries are consolidated from the date of their acquisition, being the date on which the group obtains control, and continue to be consolidated until the date that such control ceases.

The consolidated financial statements of the Company and its subsidiaries are combined on a line-by-line basis by adding together the book values of like items of assets, liabilities, income and expenses. Intra-group balances and transactions and any unrealized profits or losses arising from intra group transaction, are eliminated. Unrealized losses are eliminated in the same way as unrealized gains, but only to the extent that there is no evidence of impairment.

Non-controlling interests (NCI) in the net assets of consolidated subsidiaries are identified separately from the Group’s equity. Non-controlling interests consist of the amount of those interests at the date of the acquisition and the non-controlling shareholders’ share of changes in equity since the date of the acquisition.

Critical accounting estimates

The preparation of the consolidated financial statements requires the use of certain critical accounting estimates. It also requires management to exercise its judgement in the process of applying the Group’s accounting policies. The areas involving a higher degree of judgement or complexity, or areas where assumptions and estimates are significant to the financial statements, are disclosed in note 2.

LYTUS TECHNOLOGIES HOLDINGS PTV. LTD.
NOTES TO CONSOLIDATED FINANCIAL statementS

NOTE 1 — NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES (cont.)

New, revised or amended Accounting Standards and Interpretations adopted for fiscal year ended March 31, 2021.

Impact of the initial application of Covid-19 Related Rent Concessions Amendment to IFRS 16

In May 2020, the IASB issued Covid-19 Related Rent Concession (Amendment to IFRS 16) that provides practical relief to lessees in accounting for rent concessions occurring as a direct consequence of Covid-19, by introducing a practical expedient to IFRS 16. The practical expedient permits a lessee to elect not to assess whether a Covid-19 related rent concession is a lease modification. A lessee that makes this election shall account for any change in lease payments resulting from the Covid-19 related rent concessions the same way it would account for the change applying IFRS 16 if the change were not a lease modification.

The practical expedient applies only to rent concessions occurring as a direct consequence of Covid-19 and only if certain conditions are met.

The Group had adopted IFRS 16, effective for the annual reporting period beginning 1 April 2019, however there were no lease transactions which required application of IFRS 16 and accordingly there is no impact of amendment.

Impact of the initial application of other new and amended IFRS Standards that are effective for the current period

In the current year, the Group has applied the below amendment to IFRS Standards and Interpretation issued by the Board that are effective for an annual period that begins or after 1 January 2020. Their adoption has not had any material impact on the disclosures or on the amounts reported in these statements.

The IASB has issued ‘Definition of a Business (Amendments to IFRS 3)’ aimed at resolving the difficulties that arise when an entity determines whether it has acquired a business or a group of assets. The amendments are effective for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after 1 January 2020. T There is no impact of amendment on Group consolidated financial statements.

The IASB issued Definition of Material (Amendments to IAS 1 and IAS 8) in October 2018 to clarify and align the definition of material. The amendments are intended to improve the understanding of the existing requirements rather than to significantly impact an entity’s materiality judgements. The amendments must be applied prospectively for annual reporting periods beginning on or after 1 January 2020, with earlier application permitted. There is no impact of amendment on Group consolidated financial statements.

The IASB has issued amendments to IFRS 9, IAS 39 and IFRS 7 that provide certain reliefs in connection with interest rate benchmark reform. The reliefs relate to hedge accounting and have the effect that inter-bank offered rates (“IBOR”) reform should not generally cause hedge accounting to terminate. However, any hedge ineffectiveness should continue to be recorded in the income statement. The amendments must be applied prospectively for annual reporting periods beginning on or after 1 January 2020, with earlier application permitted. There are no hedge transactions, hence, there is no impact of amendment on Group consolidated financial statements.

New, revised or amended Accounting Standards and Interpretations not yet Adopted

In May 2020, the IASB issued Reference to the Conceptual Framework, which made amendments to IFRS 3 Business Combinations. Entities which rely on the Conceptual Framework will need to consider whether their accounting policies are still appropriate under the revised Framework, with effect for annual periods beginning on or after 1 January 2022. The Group does not expect the amendment to have any impact on its consolidated financial statements.

LYTUS TECHNOLOGIES HOLDINGS PTV. LTD.
NOTES TO CONSOLIDATED FINANCIAL statementS

NOTE 1 — NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES (cont.)

The IASB has issued ‘Classification of Liabilities as Current or Non-current (Amendments to IAS 1)’ providing a more general approach to the classification of liabilities under IAS 1 based on the contractual agreements in place at the reporting date. The amendments are effective for annual reporting periods beginning on or after 1 January 2023 and are to be applied retrospectively with application permitted. The Group does not expect the amendments to have any significant impact on its presentation of liabilities in its statement of financial position.

The IASB has issued the amendments to IFRS 10 and IAS 28 deal with situations where there is a sale or contribution of assets between an investor and its associate or joint venture. The effective date of the amendments has yet to be set by the Board. The Group does not expect the amendment to have any impact on its consolidated financial statements.

Amendments to IAS 16 for the proceeds before intended use. The amendments prohibit deducting from the cost of an item of property, plant and equipment any proceeds from selling items produced before that asset is available for use. The amendments are effective for annual periods beginning on or after 1 January 2022. The Group does not expect the amendment to have any impact on its consolidated financial statements.

Amendments to IAS 37 for cost of fulfilling a contract. The amendments specify that the cost of fulfilling a contract comprises the costs that relate directly to the contract. The amendments are effective for annual periods beginning on or after 1 January 2022. The Group does not expect the amendment to have any impact on its consolidated financial statements.

Annual improvement to IFRS Standard 2018-2020 include amendments to four standards:

IFRS 1, the amendments provide additional relief to a subsidiary which becomes a first-time adopter later than its parent in respect of accounting for cumulative translation differences. The amendment is effective for annual periods beginning on or after a January 2022.

IFRS 9, the amendment clarifies that in applying the 10 percent test to assess whether to derecognize a finance liability, an entity includes only fees paid or received or received between the entity and the lender, including fees paid or received by either the entity or the lender on the other behalf. The amendment is effective for annual periods beginning on or after a January 2022.

IFRS 16, the amendment removes the illustration of the reimbursement of leasehold improvements, no effective date is stated.

IAS 41, the amendment removes the requirement in IAS 41for entities to exclude cash flow for taxation when measuring fair value. The amendment is effective for annual periods beginning on or after a January 2022.

There are no other standards that are not yet effective and that would be expected to have a material impact on the entity in future reporting periods and on foreseeable future transactions.

Current and non-current classification

Assets and liabilities are presented in the statement of financial position based on current and non-current classification.

An asset is classified as current when: it is either expected to be realized or intended to be sold or consumed in normal operating cycle; it is held primarily for the purpose of trading; it is expected to be realized within 12 months after the reporting period; or the asset is cash or cash equivalent unless restricted from being exchanged or used to settle a liability for at least 12 months after the reporting period. All other assets are classified as non-current.

LYTUS TECHNOLOGIES HOLDINGS PTV. LTD.
NOTES TO CONSOLIDATED FINANCIAL statementS

NOTE 1 — NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES (cont.)

A liability is classified as current when: it is either expected to be settled in normal operating cycle; it is held primarily for the purpose of trading; it is due to be settled within 12 months after the reporting period; or there is no unconditional right to defer the settlement of the liability for at least 12 months after the reporting period. All other liabilities are classified as non-current.

The operating cycle is the time between the acquisition of assets for processing and their realization in cash and cash equivalents. The Company has identified twelve months as its operating cycle.

Functional and presentation currency

Items included in the financial statements of the Company are measured using the currency of India (INR) which is the primary economic environment in which the Company operates (‘the functional currency’). The financial statements are presented in United States dollars.

Transactions and balances

Foreign currency transactions are translated into the presentation currency using the exchange rates at the dates of the transactions. Foreign exchange gains and losses resulting from the settlement of such transactions and from the translation of monetary assets and liabilities denominated in foreign currencies at year end exchange rates are generally recognized in profit or loss. They are deferred in equity if they relate to qualifying cash flow hedges and qualifying net investment hedges or are attributable to part of the net investment in a foreign operation.

Foreign exchange gains and losses that relate to borrowings are presented in the statement of profit or loss, within finance costs. All other foreign exchange gains and losses are presented in the statement of profit or loss on a net basis within other gains/(losses).

Non-monetary items that are measured at fair value in a foreign currency are translated using the exchange rates at the date when the fair value was determined. Translation differences on assets and liabilities carried at fair value are reported as part of the fair value gain or loss. For example, translation differences on non-monetary assets and liabilities such as equities held at fair value through profit or loss are recognized in profit or loss as part of the fair value gain or loss and translation differences on non-monetary assets such as equities classified as of fair value through other comprehensive income are recognized in other comprehensive income.

Financial Instruments

Financial Assets

Classification

The Group classifies its financial assets in the following measurement categories:

•        those to be measured subsequently at fair value (either through OCI or through profit or loss), and

•        those to be measured at amortized cost.

The classification depends on the entity’s business model for managing the financial assets and the contractual terms of the cash flows. For assets measured at fair value, gains and losses will either be recorded in profit or loss or OCI. For investments in equity instruments that are not held for trading, this will depend on whether the Company has made an irrevocable election at the time of initial recognition to account for the equity investment at fair value through other comprehensive income (FVOCI).

The Group reclassifies debt investments when and only when its business model for managing those assets changes.

LYTUS TECHNOLOGIES HOLDINGS PTV. LTD.
NOTES TO CONSOLIDATED FINANCIAL statementS

NOTE 1 — NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES (cont.)

Recognition and derecognition

Regular way purchases and sales of financial assets are recognized on trade-date, the date on which the Group commits to purchase or sell the asset. Financial assets are derecognized when the rights to receive cash flows from the financial assets have expired or have been transferred and the Group has transferred substantially all the risks and rewards of ownership.

Measurement

At initial recognition, the Group measures a financial asset at its fair value plus, in the case of a financial asset not at fair value through profit or loss (FVPL), transaction costs that are directly attributable to the acquisition of the financial asset. Transaction costs of financial assets carried at FVPL are expensed in profit or loss.

Debt instruments

Subsequent measurement of debt instruments depends on the Group business model for managing the asset and the cash flow characteristics of the asset. There are three measurement categories into which the Company classifies its debt instruments:

Amortized cost: Assets that are held for collection of contractual cash flows where those cash flows represent solely payments of principal and interest are measured at amortized cost. Interest income from these financial assets is included in finance income using the effective interest rate method. Any gain or loss arising on derecognition is recognized directly in profit or loss and presented in other gains/(losses) together with foreign exchange gains and losses. Impairment losses are presented as separate line item in the statement of profit or loss.

FVOCI: Assets that are held for collection of contractual cash flows and for selling the financial assets, where the assets’ cash flows represent solely payments of principal and interest, are measured at FVOCI. Movements in the carrying amount are taken through OCI, except for the recognition of impairment gains or losses, interest income and foreign exchange gains and losses which are recognized in profit or loss. When the financial asset is derecognized, the cumulative gain or loss previously recognized in OCI is reclassified from equity to profit or loss and recognized in other gains/(losses). Interest income from these financial assets is included in finance income using the effective interest rate method. Foreign exchange gains and losses are presented in other gains/(losses) and impairment expenses are presented as separate line item in the statement of profit or loss.

FVPL: Assets that do not meet the criteria for amortized cost or FVOCI are measured at FVPL. A gain or loss on a debt investment that is subsequently measured at FVPL is recognized in profit or loss and presented net within other gains/(losses) in the period in which it arises.

Equity instruments

The Group subsequently measures all equity investments at fair value. Where the Group management has elected to present fair value gains and losses on equity investments in OCI, there is no subsequent reclassification of fair value gains and losses to profit or loss following the derecognition of the investment. Dividends from such investments continue to be recognized in profit or loss as other income when the Group right to receive payments is established.

Changes in the fair value of financial assets at FVPL are recognized in other gains/(losses) in the statement of profit or loss as applicable. Impairment losses (and reversal of impairment losses) on equity investments measured at FVOCI are not reported separately from other changes in fair value.

LYTUS TECHNOLOGIES HOLDINGS PTV. LTD.
NOTES TO CONSOLIDATED FINANCIAL statementS

NOTE 1 — NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES (cont.)

Impairment

The Group assesses on a forward-looking basis the expected credit loss associated with its debt instruments carried at amortized cost and FVOCI. The impairment methodology applied depends on whether there has been a significant increase in credit risk.

For trade receivables only, the Company measures the expected credit loss associated with its trade receivables based on historical trend, industry practices and the business environment in which the entity operates or any other appropriate basis. The impairment methodology applied depends on whether there has been a significant increase in credit risk.

Financial Liabilities

Initial Recognition and Measurement

All financial liabilities are recognized initially at fair value and in the case of loans and borrowings and payables, net of directly attributable transaction costs. The Group financial liabilities include trade and other payables, loans, and borrowings including bank overdrafts and derivative financial instruments.

Subsequent measurement

Financial liabilities at amortized cost:

After initial measurement, such financial liabilities are subsequently measured at amortized cost using the effective interest rate (EIR) method. Amortized cost is calculated by taking into account any discount or premium on acquisition and fees or costs that are an integral part of the EIR. The EIR amortization is included in finance costs in the Statement of Profit and Loss.

Borrowings

Borrowings are initially recognized at fair value, net of transaction costs incurred. Borrowings are subsequently measured at amortized cost. Any difference between the proceeds (net of transaction costs) and the redemption amount is recognized in the Statement of Profit and Loss over the period of the borrowings using the EIR method.

Trade and Other Payables

These amounts represent liabilities for goods and services provided to the Group prior to the end of the period which are unpaid. Trade and other payables are presented as current liabilities unless payment is not due within 12 months after the reporting period. They are recognized initially at their fair value and subsequently measured at amortized cost using the effective interest method.

Financial Guarantee Obligations

The fair value of financial guarantees is determined as the present value of the difference in net cash flows between the contractual payments under the debt instrument and the payments that would be required without the guarantee, or the estimated amount that would be payable to a third party for assuming the obligations. Where guarantees in relation to loans or other payables of subsidiaries, joint ventures or associates are provided for no compensation, the fair values as of the date of transition are accounted for as contributions and recognized as part of the cost of the equity investment.

LYTUS TECHNOLOGIES HOLDINGS PTV. LTD.
NOTES TO CONSOLIDATED FINANCIAL statementS

NOTE 1 — NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES (cont.)

Derecognition

Financial assets

The Group derecognizes a financial asset when the contractual rights to the cash flows from the financial asset expire, or it transfers the rights to receive the contractual cash flows in a transaction in which substantially all of the risks and rewards of ownership of the financial asset are transferred or in which the Group neither transfers nor retains substantially all of the risks and rewards of ownership and it does not retain control of the financial asset.

The Group enters into transactions whereby it transfers assets recognized in its statement of financial position but retains either all or substantially all of the risks and rewards of the transferred assets. In these cases, the transferred assets are not derecognized.

Financial Liability

The Group derecognizes a financial liability when its contractual obligations are discharged or cancelled, or expire. The Group also derecognizes a financial liability when its terms are modified and the cash flows of the modified liability are substantially different, in which case a new financial liability based on the modified terms is recognized at fair value.

On derecognition of a financial liability, the difference between the carrying amount extinguished and the consideration paid (including any non-cash assets transferred or liabilities assumed) is recognized in profit or loss.

Income tax

The income tax expense or benefit for the period is the tax payable on that period’s taxable income based on the applicable income tax rate for each jurisdiction, adjusted by the changes in deferred tax assets and liabilities attributable to temporary differences, unused tax losses and the adjustment recognized for prior periods, where applicable.

Deferred tax assets and liabilities are recognized for temporary differences at the tax rates expected to be applied when the assets are recovered or liabilities are settled, based on those tax rates that are enacted or substantively enacted, except for:

•        When the deferred income tax asset or liability arises from the initial recognition of goodwill or an asset or liability in a transaction that is not a business combination and that, at the time of the transaction, affects neither the accounting nor taxable profits; or

•        When the taxable temporary difference is associated with interests in subsidiaries, associates or joint ventures, and the timing of the reversal can be controlled, and it is probable that the temporary difference will not reverse in the foreseeable future.

Deferred tax assets are recognized for deductible temporary differences and unused tax losses only if it is probable that future taxable amounts will be available to utilize those temporary differences and losses.

The carrying amount of recognized and unrecognized deferred tax assets are reviewed at each reporting date. Deferred tax assets recognized are reduced to the extent that it is no longer probable that future taxable profits will be available for the carrying amount to be recovered. Previously unrecognized deferred tax assets are recognized to the extent that it is probable that there are future taxable profits available to recover the asset.

LYTUS TECHNOLOGIES HOLDINGS PTV. LTD.
NOTES TO CONSOLIDATED FINANCIAL statementS

NOTE 1 — NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES (cont.)

Deferred tax assets and liabilities are offset only where there is a legally enforceable right to offset current tax assets against current tax liabilities and deferred tax assets against deferred tax liabilities; and they relate to the same taxable authority on either the same taxable entity or different taxable entities which intend to settle simultaneously.

As of March 31, 2021 and March 31, 2020, the Group had no significant uncertain tax positions that qualify for either recognition or disclosure in the financial statements. The Group recognizes interest and penalties related to significant uncertain income tax positions in other expense. There were no such interest and penalties incurred for the year ended March 31, 2021 and March 31, 2020.

Under section 115-O of the Indian Income Tax Act, 1961, distribution of dividends, paid by Indian company until March 31, 2020 is subject to dividend distribution tax (DDT) at an effective rate of 20.56% (inclusive of the applicable surcharge of 12% and health and education cess of 4%). Repatriation of dividend will not require Reserve Bank of India approval, subject to compliance and certain other conditions met per the Indian Income Tax Act, 1961. The said provisions of Section 115-O shall not be applicable if the dividend is distributed on or after April 1, 2020. From April 1, 2020, the dividend distributed would now be taxable in the hands of the investors, the domestic companies shall not be liable to pay DDT.

Cash and cash equivalents

Cash and cash equivalents comprise cash on hand and demand deposits and other short-term highly liquid investments that are readily convertible to a known amount of cash and are subject to an insignificant risk of changes in value.

Property and Equipment

Property and Equipment assets are carried at cost less accumulated depreciation and accumulated impairment losses, if any. Cost includes expenditure that is directly attributable to the acquisition of the items.

Subsequent costs are included in the asset’s carrying amount or recognized as a separate asset, as appropriate, only when it is probable that future economic benefits associated with the item will flow to the Group and the cost of the item can be measured reliably. The carrying amount of any component accounted for as a separate asset is derecognized when replaced. All other repairs and maintenance are charged to the Statement of Profit and Loss during the reporting period in which they are incurred.

Capital work in progress (CWIP) includes cost of property and equipment under installation/under development, as of balance sheet date. All project related expenditures related to civil works, machinery under erection, construction and erection materials, preoperative expenditure incidental/attributable to the construction of projects, borrowing cost incurred prior to the date of commercial operations and trial run expenditure are shown under CWIP. Property and Equipment are derecognized from the financial statements, either on disposal or when retired from active use. Gains and losses on disposal or retirement of Property and Equipment are determined by comparing proceeds with carrying amount. These are recognized in the Statement of Profit and Loss.

Depreciation methods, estimated useful lives and residual value

Depreciation is calculated to write off the cost of items of property and equipment less their estimated residual values using the written down method over their estimated useful lives and is generally recognized in profit or loss. Leased assets are depreciated over the shorter of the lease term and their useful lives unless it is reasonably certain that the Group will obtain ownership by the end of the lease term. Land is not depreciated.

LYTUS TECHNOLOGIES HOLDINGS PTV. LTD.
NOTES TO CONSOLIDATED FINANCIAL statementS

NOTE 1 — NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES (cont.)

The estimated useful lives of property and equipment for current and comparative periods are as follows:

Buildings	40 years
Property and equipment	3 – 15 years
Fixtures and fittings	5 – 10 years

Depreciation methods, useful lives and residual values are reviewed at each reporting date and adjusted if appropriate.

Fair value measurement

When an asset or liability, financial or non-financial, is measured at fair value for recognition or disclosure purposes, the fair value is based on the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date; and assumes that the transaction will take place either: in the principal market; or in the absence of a principal market, in the most advantageous market.

Fair value is measured using the assumptions that market participants would use when pricing the asset or liability, assuming they act in their economic best interests. For non-financial assets, the fair value measurement is based on its highest and best use. Valuation techniques that are appropriate in the circumstances and for which sufficient data are available to measure fair value, are used, maximizing the use of relevant observable inputs and minimizing the use of unobservable inputs.

Intangible Assets

Separately purchased intangible assets are initially measured at cost. Intangible assets acquired in a business combination are recognized at fair value at the acquisition date. Subsequently, intangible assets are carried at cost less any accumulated amortization and accumulated impairment losses, if any.

The useful lives of intangible assets are assessed as either finite or indefinite. Finite-life intangible assets are amortized on a written down basis over the period of their expected useful lives. Estimated useful lives by major class of finite-life intangible assets are as follow:

Customers acquisition	5 Years
Trademark/Copy rights	5 Years
Computer Software	5 Years

The amortization period and the amortization method for definite life intangible assets is reviewed annually.

For indefinite life intangible assets, the assessment of indefinite life is reviewed annually to determine whether it continues, if not, it is impaired or changed prospectively basis revised estimates.

Goodwill is initially recognized based on the accounting policy for business combinations. These assets are not amortized but are tested for impairment annually.

IAS 38 requires an entity to recognize an intangible asset, whether purchased or self-created (at cost) if, and only if: [IAS 38.21]

a.      it is probable that the future economic benefits that are attributable to the asset will flow to the entity; and

b.      the cost of the asset can be measured reliably.

LYTUS TECHNOLOGIES HOLDINGS PTV. LTD.
NOTES TO CONSOLIDATED FINANCIAL statementS

NOTE 1 — NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES (cont.)

The probability of future economic benefits must be based on reasonable and supportable assumptions about conditions that will exist over the life of the asset. [IAS 38.22] The probability recognition criterion is always considered to be satisfied for intangible assets that are acquired separately or in a business combination. [IAS 38.33]

Para 25 of IAS 38 provides that the price an entity pays to acquire separately an intangible asset will reflect expectations about the probability that the expected future economic benefits embodied in the asset will flow to the entity. In other words, the entity expects there to be an inflow of economic benefits, even if there is uncertainty about the timing or the amount of the inflow. Therefore, the probability recognition criteria in Para 21(a) is always considered to be satisfied for separately acquired intangible assets. Para 26 of IAS 38 provides that the costs of a separately acquired intangible asset can usually be measured reliably. This is particularly so when the purchase consideration is in the form of cash or other monetary assets.

Revenue

Revenue is recognized based on the transfer of services to a customer for an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. Revenue is measured at the fair value of consideration received or receivable taking into account the amount of discounts, rebates, outgoing taxes on sales.

To determine whether to recognize revenue, the Group follows a 5-step process:

1.      Identifying the contract with a customer

2.      Identifying the performance obligations

3.      Determining the transaction price

4.      Allocating the transaction price to the performance obligations

5.      Recognizing revenue when/as performance obligation(s) are satisfied

Further information about each source of revenue from contracts with customers and the criteria for recognition follows.

Subscription revenues

Subscription income includes subscription from subscribers. Revenue is recognized upon completion of services based on underlying subscription plan or agreements with the subscribers. Invoice for subscription revenue is raised on a monthly basis. These services are consumed by the client and their members in accordance with the service programs selected by the client included in the client services agreements.

Client service agreements are renewed on an annual bass and can be terminated based upon terms specified in the agreements.

Carriage/Placement/Marketing Incentive revenues

Carriage/Placement/Marketing Incentive fees are recognized upon completion of services based on agreements with the broadcasters.

Advertising revenues

Advertisement income is recognized when relevant advertisements are telecasted.

LYTUS TECHNOLOGIES HOLDINGS PTV. LTD.
NOTES TO CONSOLIDATED FINANCIAL statementS

NOTE 1 — NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES (cont.)

Telemedicine revenues

Telemedicine revenue is derived from monthly invoiced services fees that are recognized as services that are rendered and earned under agreements with clients. Clients are business entities, such as physicians offices, medical care groups, hospitals and other healthcare institutions that have contracted with us to offer telemedicine services to their covered lives. Clients are our customers and the patients of these clients who are enrolled in the telemedicine services programs are referred to as members. We provide services to assist care providers to improve member health results and reduce healthcare costs by providing an overall health management solution through the integration of our devices, supplies, access to our web-based platform, electronic data records, and clinical services.

For the most part services costs to the client are primarily fees for services rendered to each member on a per month basis for each eligible and active member based upon accessibility and usage of services by each client and member. These services are consumed by the client and their members in accordance with the service programs selected by the client included in the client services agreements. Client service agreements are renewable on an annual basis and can be terminated based upon terms specified in the agreements.

GST on all income

The Company collects Goods and Service Tax (GST) on behalf of the government and, therefore, it is not an economic benefit flowing to the Company. Hence, it is excluded from revenue.

Cost recognition

Costs and expenses are recognised when incurred and have been classified according to their primary functions in the following categories:

Cost of revenue

Cost of revenue consists primarily of cost of materials consumed, broadcaster/subscription fees and leaseline charges. Costs of revenue are recognised when incurred and have been classified according to their primary function.

Other operating expenses

Other operating consists primarily of general and administrative expenses like electricity, software running expenses, repairs and maintenance, travelling expenses etc.

Borrowing Costs

Borrowing costs directly attributable to the acquisition, construction or production of an asset that necessarily takes a substantial period of time to get ready for its intended use or sale are capitalized as part of the cost of the asset. All other borrowing costs are expensed in the period in which they occur. Borrowing costs consist of interest and other costs that an entity incurs in connection with the borrowing of funds.

Provisions

Provisions are recognized when the Group has a present legal or constructive obligation as a result of past events, it is probable that an outflow of resources will be required to settle the obligation and the amount can be reliably estimated. Provisions are not recognized for future operating losses.

LYTUS TECHNOLOGIES HOLDINGS PTV. LTD.
NOTES TO CONSOLIDATED FINANCIAL statementS

NOTE 1 — NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES (cont.)

Where there are a number of similar obligations, the likelihood that an outflow will be required in settlement is determined by considering the class of obligations as a whole. A provision is recognized even if the likelihood of an outflow with respect to any one item included in the same class of obligations may be small.

Provisions are measured at the present value of management’s best estimate of the expenditure required to settle the present obligation at the end of the reporting period. The discount rate used to determine the present value is a pre-tax rate that reflects current market assessments of the time value of money and the risks specific to the liability. The increase in the provision due to the passage of time is recognized as finance cost.

Deferred Offering Costs

Deferred Offering Costs consists of legal, accounting, underwriter’s fees, and other costs incurred through the balance date that are directly related to the proposed Initial Public Offering (IPO) and that would be charged to stockholder equity upon completion of the proposed IPO. Should the proposed IPO prove unsuccessful, deferred costs and additional expenses to be incurred would be charged to operations.

Issued Capital

Common shares are classified as equity.

Incremental costs directly attributable to the issue of new shares or options are shown in equity as a deduction, net of tax, from the proceeds.

Dividends

Dividend distributions to the Group’s shareholders are recognized as a liability in the financial statements in the period in which the dividends are approved.

Earnings per share

Basic earnings per share

Basic earnings per share is calculated by dividing the profit attributable to the owners of Lytus, excluding any costs of servicing equity other than common shares, by the weighted average number of common shares outstanding during the financial year, adjusted for bonus elements in common shares issued during the financial year.

Diluted earnings per share

Diluted earnings per share adjusts the figures used in the determination of basic earnings per share to take into account the after income tax effect of interest and other financing costs associated with dilutive potential common shares and the weighted average number of shares assumed to have been issued for no consideration in relation to dilutive potential common shares.

Trade Receivable

Assessment as to whether the trade receivables and other receivables from Reachnet are impaired: When measuring Expected Credit Loss (ECL) of receivables and other receivables related to Reachnet the Group uses reasonable and supportable information, which is based on assumptions for the future movement of different economic drivers and how these drivers will affect each other. Probability of default constitutes a key input in measuring ECL. Probability of default is an estimate of the likelihood of default over a given time horizon, the calculation of which includes historical data, assumptions and expectations of future conditions.

LYTUS TECHNOLOGIES HOLDINGS PTV. LTD.
NOTES TO CONSOLIDATED FINANCIAL statementS

NOTE 1 — NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES (cont.)

COVID-19 pandemic and re-lockdown measures taken by the government of Maharashtra, India is of short term nature and ought to have no impact on collectability of the $0.40 million as of March 31, 2021 ($0.39 million as of March 31, 2020) Trade Receivable and $36 million as of March 31, 2021 ($18 million as of March 31, 2020) Other Receivables due from DDC CATV and GHSI and Reachnet respectively.

The payment protocols with respect to the Telecast and OTT services are very closely regulated by the Ministry of Telecommunications along with other departments of the Government of India. The payment gateways reporting protocols for the cable industry are very robust, with most of the transactional interactions with the customers in this industry being subject to independent audits by the government. Payments processed online by customers electronically are reported promptly.

While we acknowledge that the current situation on the ground on account of the COVID-19 pandemic is grim, with the efforts currently implemented by the Indian government in conjunction with the U.S. and other countries, the number of new cases reported is already seeing a steady decline in major metro areas where most of the Company’s customers reside.

The Company’s business continues to be adversely affected by the COVID-19 crisis in India. However, we believe that steps implemented by the Company since the last lockdown in April 2020 and successive lockdowns thereafter, will enable the Company to keep the disruption caused by the COVID-19 pandemic to a minimum.

The Company does not expect the lockdown to cause any asset impairment. While we expect the lockdown to delay the collection processes from various offices in the country temporarily, there should be no impact on collectability of those payments from customers. In response to the current lockdown, the Company’s management has been in close communication with the Reachnet’s operational team to identify and address any impact to the business. Upon the relaxation of the lockdown, the Company will work expeditiously to resume normal functionality.

Given that Reachnet is an ongoing operations partner of Lytus India with respect to the telecasting business, the collectability of the amounts does not pose a significant risk for the following reasons:

1.      Reachnet is a licensed cable company and is regularly audited by the Ministry of Information and Broadcasting. These audits regularly confirm number of subscribers and subscriptions fees reported in the Nationwide SMS platform (Subscriber Management Platform);

2.      The Management of the Company and Reachnet have implemented protocols requiring the finance teams of both companies to closely monitor the amounts receivable and payable providing relevant confirmations periodically;

3.      To the extent that Reachnet is unable to collect or pay the amounts owed to the Company, the Company has the ability to set those amounts off against any future payments to Reachnet in conjunction with the ongoing operations of the Company;

4.      The Company has the ability to take legal action against Reachnet and or its directors for non-payment of dues owed to the Company. Under Indian law, remedies pursued against the management of Reachnet can be both civil remedies as well as remedies under the Indian Penal Code; and

5.      Upon ending of the lockdown and reconciliation of all payments with Reachnet, the Company intends to implement a direct billing system with its customers so that it has better visibility and control over revenue streams from customers.

LYTUS TECHNOLOGIES HOLDINGS PTV. LTD.
NOTES TO CONSOLIDATED FINANCIAL statementS

NOTE 2 — CRITICAL ACCOUNTING JUDGEMENTS, ASSESSMENTS, AND ASSUMPTIONS

Under IFRS 1, the Group is required to make estimates and assumptions in presentation and preparation of the financial statements for the year ended March 31, 2021.

Key estimates considered in preparation of the financial statement that were not required under the previous GAAP are listed below:

•        Fair Valuation of financial instruments carried at Fair Value Through Profit or Loss (“FVTPL”) and/or Fair Value Through Other Comprehensive Income (“FVOCI”). See Note 1 on Financial Instruments on page F-12 – F-14 for additional discussion on FVTPL and FVOCI.

•        Impairment of financial assets based on the expected credit loss model.

•        Determination of the discounted value for financial instruments carried at amortized cost.

•        Assessment as to whether the trade receivables and other receivables from Reachnet are impaired

When measuring Expected Credit Loss (ECL) of receivables and other receivables related to Reachnet the Group uses reasonable and supportable information, which is based on assumptions for the future movement of different economic drivers and how these drivers will affect each other. Probability of default constitutes a key input in measuring ECL. Probability of default is an estimate of the likelihood of default over a given time horizon, the calculation of which includes historical data, assumptions and expectations of future conditions.

COVID-19 pandemic and re-lockdown measures taken by the government of Maharashtra, India is of short term nature and ought to have no impact on collectability of the $0.40 million as of March 31, 2021 ($0.39 million as of March 31, 2020) Trade Receivable and $36 million as of March 31, 2021 ($18 million as of March 31, 2020) Other Receivables due.

A widespread health crisis could adversely affect the global economy, resulting in an economic downturn that could impact demand for our services. The future impact of the outbreak is highly uncertain and cannot be predicted and there is no assurance that the outbreak will not have a material adverse impact on the future results of the Company. The extent of the impact, if any, will depend on future developments, including actions taken to contain the coronavirus.

Effective April 2, 2021, the Indian Government in an effort to control the COVID-19 Pandemic has imposed lockdown in different parts of India, extending until the restriction is relaxed. As of date, the lockdown restriction is not relaxed. With the number of new COVID-19 cases stabilizing in the major metro areas, we expect the lockdown to be relaxed soon. However, future lockdowns cannot be ruled out because of the nature of the pandemic.

•        Impairment of property, plant and equipment and intangible assets excluding goodwill

At each reporting date, the Group reviews the carrying amounts of its property, plant and equipment and intangible assets to determine whether there is any indication that those assets have suffered an impairment loss. If any such indication exists, the recoverable amount of the asset is estimated to determine the extent of the impairment loss (if any). Where the asset does not generate cash flows that are independent from other assets, the Group estimates the recoverable amount of the cash-generating unit to which the asset belongs. When a reasonable and consistent basis of allocation can be identified, corporate assets are also allocated to individual cash-generating units, or otherwise they are allocated to the smallest group of cash-generating units for which a reasonable and consistent allocation basis can be identified.

Intangible assets with an indefinite useful life are tested for impairment at least annually and whenever there is an indication at the end of a reporting period that the asset may be impaired.

LYTUS TECHNOLOGIES HOLDINGS PTV. LTD.
NOTES TO CONSOLIDATED FINANCIAL statementS

NOTE 2 — CRITICAL ACCOUNTING JUDGEMENTS, ASSESSMENTS, AND ASSUMPTIONS (cont.)

Recoverable amount is the higher of fair value less costs of disposal and value in use. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset for which the estimates of future cash flows have not been adjusted.

If the recoverable amount of an asset (or cash-generating unit) is estimated to be less than its carrying amount, the carrying amount of the asset (or cash-generating unit) is reduced to its recoverable amount. An impairment loss is recognized immediately in profit or loss, unless the relevant asset is carried at a revalued amount, in which case the impairment loss is treated as a revaluation decrease and to the extent that the impairment loss is greater than the related revaluation surplus, the excess impairment loss is recognized in profit or loss.

Where an impairment loss subsequently reverses, the carrying amount of the asset (or cash-generating unit) is increased to the revised estimate of its recoverable amount, but so that the increased carrying amount does not exceed the carrying amount that would have been determined had no impairment loss been recognized for the asset (or cash-generating unit) in prior years. A reversal of an impairment loss is recognized immediately in profit or loss to the extent that it eliminates the impairment loss which has been recognized for the asset in prior years. Any increase in excess of this amount is treated as a revaluation increase.

Previous GAAP figures of subsidiaries have been reclassified/regrouped to confirm the presentation requirements under IFRS.

As such there are no material differences or impact due to transition from Indian GAAP to IFRS and hence restated summaries of equity and profit & loss not given for subsidiaries.

NOTE 3 — REVENUE FROM CONTRACT WITH CUSTOMERS

Revenue from contract with customers consist of the following for the year ended March 31, 2021 and for the period March 16, 2020 (date of inception) through March 31, 2020:

Disaggregated revenue information	For the year ended March 31, 2021 (US$)	For the period March 16, 2020 to March 31, 2020 (US$)
Types of services:
Subscription revenues	$1,123,401	$—
Placement fees	89,255	—
Carriage fees	181,554	—
Advertisement income	62,909	—
Fibre lease charges	70,715	—
Telemedicine service charges	341,433	—
Others	31,720	—
Total Revenue from customers	$1,900,987	$—
Timing of revenue recognition
Product transferred at point in time	—	—
Services transferred over time	$1,900,987	$—
Total	$1,900,987	$—

LYTUS TECHNOLOGIES HOLDINGS PTV. LTD.
NOTES TO CONSOLIDATED FINANCIAL statementS

NOTE 3 — REVENUE FROM CONTRACT WITH CUSTOMERS (cont.)

The reconciliation of the revenue from contracts with customers with the amounts disclosed in the segment information (Note 22):

	For the year ended March 31, 2021 (US$)	For the period March 16, 2020 to March 31, 2020 (US$)
Revenue
External customers	$1,900,987	$—
Inter segment	—	—
	1,900,987	—
Less : Inter-segment adjustments and eliminations	—	—
Total Revenue from contract with customers	$1,900,987	$—

Contract balances:

The following table provides information about receivables, contract assets and contract liabilities from contracts with customers:

	As of March 31, 2021 (US$)	As of March 31, 2020 (US$)
Receivables, which are included in ‘trade receivables	$395,585	$—
Receivables, acquired in a business combination	—	390,151

Performance obligations:

Revenue is measured based on the consideration specified in a contract with a customer. The Company recognizes revenue when it transfers control over a good or service to a customer.

NOTE 3A — OTHER INCOME

Other Income — Income on Acquisition of Customer-Contracts

Other Income of $14.65 million for the year ended March 31, 2021 ($ 15.76 million for the period ended March 31, 2020) is presented on the basis that all conditions have been satisfied as of March 26, 2020, to consummate closing of the Group’s acquisition agreement with Reachnet Cable Services Pvt. Ltd. (“Reachnet”) in which the Group acquired the customers and corresponding revenues. (Refer to Note 23 regarding agreement with Reachnet).

The Group has acquired approximately 1.8 million subscriber connections from a licensed streaming company (Reachnet), through the Agreements dated June 21, 2019 and December 6, 2019, and the income entitlement rights from April 1, 2019, for a consideration of $59 million. On March 26, 2020, the arrangement was consummated when pre-conditions were waived by mutual consent. The net surplus remaining with the Company is approximately $14.65 million for the year ended March 31, 2021 and $15.7 million for the period ended March 31, 2020. Based upon the terms of customer acquisition contract for the period ended March 31, 2020 and the management services agreement for the period ended March 31, 2021, the revenue arising there from is recognized as “Other Income”. The income is regarded as “Other Income” in compliance with the AP21B and AP21C of the IFRS 15. The Group has not collected any amount under receivable to date. The Group has not collected any amount under receivable to date since some of the terms under the contract were deferred by mutual agreement between the parties on account COVID-19 related delays. Since there was no change in the status of the agreement, during the year ended March 31, 2021, the Group continued to be subject to the applicability of IFRS 15 and continued to consistently report the income as Other Income.

LYTUS TECHNOLOGIES HOLDINGS PTV. LTD.
NOTES TO CONSOLIDATED FINANCIAL statementS

NOTE 3A — OTHER INCOME (cont.)

The Group is free to appoint any licensed service provider for provision of streaming services. There is no binding or lock-in arrangement for providing streaming services to subscribers through Reachnet. The agreement contemplates only acquisition of subscriber base and is not an agreement to acquire or purchase the business of Reachnet. The Group has ensured adequate safeguard to secure acquired customer contracts through non-compete clause and non-solicitation of subscribers clause. In respect of streaming services, Lytus India has outsourced the provision of streaming services to Reachnet in the capacity of a service provider under the Management Services Agreement. Going forward, with respect of non-streaming services (such as MedTech IOT) these services would be billed directly by the Company and costs and revenue would not be shared with Reachnet.

NOTE 4 — EXPENSES

Expenses consist of the following for the year ended March 31, 2021 and for the period March 16, 2020 to March 31, 2020:

	For the year ended March 31, 2021 (US$)	For the period March 16, 2020 to March 31, 2020 (US$)
Cost of revenue	$924,934	—
Amortization of intangible assets (refer to Note 10)	11,931,668	$204,086
Depreciation (refer to Note 9)	240,164	—
Legal and professional expenses	392,954	272,894
Staffing expense (refer Note below)	446,022	15,777
Other operating expenses (refer Note below)	584,734	8,463
Total expenses	$14,520,476	$501,220

Cost of revenue consists of:
Cost of materials consumed	$147,309	$—
Broadcaster/subscription fees	658,840	—
Lease line charges	118,785	—
Total cost of revenue	$924,934	$—

Broadcaster/subscription fees is channel landing fees paid to the various broadcaster like, STAR TV, SONY TV, ZEE etc per the annual contract entered with them

Legal and professional fees consist of :
Audit fees	$10,382	$79,144
Tax consulting and IFRS and other accounting fees	101,155	49,234
Legal advocate (for IPO) professional fees	273,719	138,889
Others	7,698	5,627
Total expenses	$392,954	$272,894

Staffing expenses consists of :

Salaries, wages and bonus	$411,150	$15,777
Director remuneration	32,357	—
EPF, ESIC and Labour welfare fund	2,515	—
Total expenses	$446,022	$15,777

LYTUS TECHNOLOGIES HOLDINGS PTV. LTD.
NOTES TO CONSOLIDATED FINANCIAL statementS

NOTE 4 — EXPENSES (cont.)

Staff costs includes salary paid to the various operations and administrative persons and director of the subsidiaries. The staff costs for Key Management Personnel of the Company is payable upon confirmation by independent compensation committee upon successful completion of listing.

Details of other operating expenses:

	For the year ended March 31, 2021 (US$)	For the period March 16, 2020 to March 31, 2020 (US$)
Commission charges	$74,324	$—
Repairs and maintenance expenses	69,163	—
Bad-debts written off	61,385	—
Electricity expenses	46,755	—
Software running expenses	28,137	—
Corporate social responsibility (CSR) expense	98,819	—
Business support services	12,134	—
Operating lease rentals	26,604	—
Regulatory expenses	14,019	—
Conveyance and travelling expenses	8,370	—
Copy right charges	8,151	—
Security charges	3,193	—
Others	134,220	8,463
Total other operating expenses	$584,734	$8,463

NOTE 5 — INCOME TAX

Income taxes consist of the following for the year ended March 31, 2021 and for the period March 16, 2020 to March 31, 2020:

	For the year ended March 31, 2021 (US$)	For the period March 16, 2020 to March 31, 2020 (US$)
Current tax expenses	$371,021	$1,987,659
Deferred tax expense	245,872	1,907,015
Income tax expense	$616,893	$3,894,674

Consolidated statement of comprehensive income

	For the year ended March 31, 2021 (US$)	For the period March 16, 2020 to March 31, 2020 (US$)
Deferred tax related to item charged directly to equity:
Net loss on translations of foreign subsidiaries	$253,940	$103,231
Total	$253,940	$103,231

LYTUS TECHNOLOGIES HOLDINGS PTV. LTD.
NOTES TO CONSOLIDATED FINANCIAL statementS

NOTE 5 — INCOME TAX (cont.)

Deferred tax related to the translations of foreign operations consists of Lytus Technologies Private Limited a Wholly owned subsidiary and DDC CATV Network Private Limited a Subsidiary of the Group from INR to USD have been calculated at the rate of the jurisdiction in which a subsidiary situated i.e. in India (at the rate 25.17% as of March 31, 2021) (at the rate 25.17% and 22.88% as of March 31, 2020).

Accounting for Income Taxes

British Virgin Islands

Under the current laws of BVI, Lytus Technology Holdings PTV. Ltd. is not subject to tax on income or capital gains. In addition, payments of dividends by the Company to their shareholders are not subject to withholding tax in the BVI.

GHSI

There are effectively no taxes in BVI, other than payroll tax, stamp duty for real-estate transactions and import duties. In all other respects BVI is either a zero or no tax territory, including no taxes on income, capital gains, sales, profits, inheritances and corporations.

India (subsidiaries in India)

Income tax expense represents the sum of the current tax and deferred tax.

The charge for current tax is based on the result for the period adjusted for items which are non-assessable or disallowed. It is calculated using tax rates that have been enacted or substantively enacted by the reporting date.

Current and deferred tax is recognized in the income statement unless the item to which the tax relates was recognized outside the income statement being other comprehensive income or equity. The tax associated with such an item is also recognized in other comprehensive income or equity respectively.

	For the year ended March 31, 2021 (US$)	For the period March 16, 2020 to March 31, 2020 (US$)
Accounting profit before tax	$1,767,508	$15,258,173
Add: Net loss of the Lytus BVI and non-taxable profit of GHSI	228,548	208,889
Accounting profit for Lytus India and DDC CATV	1,996,056	15,467,062
At Indian statutory income tax rate of 25.17%	502,407	3,893,060
Accelerated tax depreciation and amortization	(274,803)	(1,907,052)
Timing differences – Others	23,415	—
Non-deductible expenses (net)	120,002	1,651
Current Income tax reported on consolidated profit and loss	$371,021	1,987,659

LYTUS TECHNOLOGIES HOLDINGS PTV. LTD.
NOTES TO CONSOLIDATED FINANCIAL statementS

NOTE 5 — INCOME TAX (cont.)

Reflected in the financial statement of financial position as follows:

	As of March 31, 2021 (US$)	As of March 31, 2020 (US$)
Opening balance	$2,005,748	—
Current income tax accrual	371,021	$1,987,659
Exchange rate difference	(52,137)	—
Taxes paid/adjustments	(11,534)	—
Current income tax on business combination	—	18,089
Total accrued income taxes	$2,313,098	$2,005,748

Deferred tax

Deferred tax relates to the following temporary differences:

	As of March 31, 2021 (US$)	As of March 31, 2020 (US$)
Deferred tax assets
Acquired in business combination	$—	$52,789
Accelerated depreciation and amortization on tangible and intangible assets	64,922	—
Temporary timing differences	23,415	—
Foreign currency translations of foreign subsidiary	357,171	103,231
Exchange rate difference	(3,004)	—
On change of rates from 22.88% to 25.17%	5,283
Total deferred tax assets	$447,787	$156,020
Deferred tax liabilities
Accelerated depreciation and amortization on tangible and intangible assets	$2,188,432	$1,907,015
Exchange rate difference	(51,366)	—
Total deferred tax liabilities	$2,137,066	$1,907,015

Reconciliation of deferred tax (liabilities)/asset net:

	As of March 31, 2021 (US$)	As of March 31, 2020 (US$)
Opening balance	$(1,750,995)	—
Tax expense during the period recognized in statement of profit & loss	(245,872)	$(1,907,015)
Exchange rate difference	48,362	—
Tax expenses during the period recognized in other comprehensive income	253,940	103,231
On change of rates from 22.88% to 25.17%	5,283	—
Temporary timing differences – Others	3	—
Acquired in business combination	—	52,789
Total deferred tax liabilities (net)	$(1,689,279)	$(1,750,995)

LYTUS TECHNOLOGIES HOLDINGS PTV. LTD.
NOTES TO CONSOLIDATED FINANCIAL statementS

NOTE 6 — TRADE RECEIVABLES

Trade receivables consist of the following:

	As of March 31, 2021 (US$)	As of March 31, 2020 (US$)
Acquired in business combination of DDC CATV Network Private Limited	$—	$390,151
Others	395,585	—
Total accrued income taxes	$395,585	$390,151

NOTE 7 — OTHER RECEIVABLES

Other receivables consist of the following:

	As of March 31, 2021 (US$)	As of March 31, 2020 (US$)
Net Receivable from Reachnet Cable Service Pvt. Ltd.	$30,146,595	$14,873,070
GST and other taxes on the above	5,426,387	2,677,153
	$35,572,982	$17,550,223

NOTE 8 — OTHER CURRENT ASSETS

Other current assets consist of the following:

	As of March 31, 2021 (US$)	As of March 31, 2020 (US$)
GST receivables and other tax deposits	$35,924	$32,209
Advance to suppliers	59,519	60,007
Withholding tax receivables	61,777	22,386
Income tax receivables	—	38,121
Prepaid expenses	108,091	11,124
	$265,311	$163,847

LYTUS TECHNOLOGIES HOLDINGS PTV. LTD.
NOTES TO CONSOLIDATED FINANCIAL statementS

NOTE 9 — PROPERTY AND EQUIPMENT

Property and equipment consist of the following:

Description	Plant & Equipment	Furniture & Fittings	Vehicles	Office equipment’s	Computer equipment’s	Total
March 16, 2020 (date of inception)	$—	$—	$—	$—	$—	$—
Acquisition through business combination	1,124,326	337	754	4,425	692	1,130,534
As of March 31, 2020	1,124,326	337	754	4,425	692	1,130,534
Additions	37,678	—	—	12,994	421	51,093
Disposals	(1,232)	—	—	—	—	(1,232)
As of March 31, 2021	1,160,772	337	754	17,419	1,113	1,180,395

Accumulated depreciation and impairment loss	—	—	—	—	—	—
March 16, 2020 (date of inception)	—	—	—	—	—	—
Acquisition through business combination	—	—	—	—	—	—
Charge for the period	—	—	—	—	—	—
As of March 31, 2020
Charge for the year	232,822	89	139	6,887	227	240,164
As of March 31, 2021	232,822	89	139	6,887	227	240,164

Net block as of March 31, 2020	1,124,326	337	754	4,425	692	1,130,534
Net block as of March 31, 2021	$972,950	$248	$615	$10,532	$886	$940,231

Depreciation expense for the period March 16, 2020 (date of inception) through March 31, 2020 was $0, as all the above assets were acquired as on March 31, 2020 in the acquisition with DDC CATV (Refer to Note 24 on Business Combination).

NOTE 10 — INTANGIBLE ASSETS AND GOODWILL

Intangible assets and Goodwill consist of the following:

Description	Customer Acquisition List	Goodwill on consolidation	Software	Total (US$)
March 16, 2020 (date of inception)	$—	$—	$—	$—
Additions	59,216,654	313,345	—	59,529,999
Acquisition through business combination	—	—	377	377
As of March 31, 2020	59,216,654	313,345	377	59,530,376
Acquisition through business combination	—	68,500	—	68,500
Exchange difference on translations	—	9,082	—	9,082
As of March 31, 2021	59,216,654	390,927	377	59,607,958
Accumulated amortization
Charge for the period	204,086	—	—	204,086
As of March 31, 2020	204,086	—	—	204,086
Charge for the year	11,931,554	—	114	11,931,668
As of March 31, 2021	12,135,640	—	114	12,135,754
Net block as of March 31, 2020	59,012,568	313,345	377	59,326,290
Net block as of 31 March 2021	$47,081,014	$390,927	$263	$47,472,204

The above intangible assets are other than internally generated. Refer Note 24 for goodwill on consolidation.

LYTUS TECHNOLOGIES HOLDINGS PTV. LTD.
NOTES TO CONSOLIDATED FINANCIAL statementS

NOTE 11 — BORROWINGS

Borrowings consist of the following:

	As of March 31, 2021 (US$)	As of March 31, 2020 (US$)
Loan from directors	$1,454,827	$1,587,216
Loan from a related party	$1,304	$—
	1,456,131	1,587,216

Loan from directors is interest free and is repayable on demand. There is a pre-existing loan of approximately $1.5 million from a director of DDC CATV Network Private Limited that was given prior to the business combination.

NOTE 12 — TRADE PAYABLES

Trade payables consist of the following:

	As of March 31, 2021 (US$)	As of March 31, 2020 (US$)
Trade payables – Others	$647,465	$401,139
Employee related payables	228,689	24,528
	$876,154	$425,667

Changes in trade payables as of and for the year ended March 31, 2021 consist of the following:

March 16, 2020 (date of inception)	$—
Current period expense	425,667
Payments	—
March 31, 2020	425,667
Current year expense	2,178,060
Exchange differences	2,051
Payments	1,725,524
March 31, 2021	$876,154

NOTE 13 — OTHER FINANCIAL LIABILITIES

Other financial liabilities consist of the following:

	As of March 31, 2021 (US$)	As of March 31, 2020 (US$)
Payable in connection with the Acquisition of DDC CATV Network Private Limited (Refer Note 24)	$265,410	$265,410
Interest on tax payable	273,577	—
Professional fees payable	26,041	80,514
	$565,028	$345,924

LYTUS TECHNOLOGIES HOLDINGS PTV. LTD.
NOTES TO CONSOLIDATED FINANCIAL statementS

NOTE 13 — OTHER FINANCIAL LIABILITIES (cont.)

Changes in other financial liabilities as of and for the year ended March 31, 2021 consist of the following:

March 16, 2020 (date of inception)	$—
Current period expense	345,924
Payments	—
March 31, 2020	345,924
Current year expense	280,382
Exchange differences	3,722
Payments	(65,000)
March 31, 2021	$565,028

NOTE 14 — OTHER CURRENT LIABILITIES

Other current liabilities consist of the following:

	As of March 31, 2021 (US$)	As of March 31, 2020 (US$)
GST and other tax liabilities	$5,470,477	$2,721,492
CSR expenses liabilities	100,127	—
Cheques receivables / payables (net)	54,653	—
Advances from customers	3,893	1,132
	$5,629,150	$2,722,624

Changes in other current liabilities as of and for the year ended March 31, 2021 consist of the following:

March 16, 2020 (date of inception)	$—
Current period expense	2,722,624
Payments	—
March 31, 2020	2,722,624
Current year expense	2,906,526
Payments	—
March 31, 2021	$5,629,150

NOTE 15 — CUSTOMER ACQUISITION PAYABLE

Customer Acquisition Payable consist of the following:

	As of March 31, 2021 (US$)	As of March 31, 2020 (US$)
Customer acquisition payable to Reachnet*	$60,447,930	$58,745,436
Customer acquisition payable to Reachnet, current portion	(30,223,965)	(29,372,718)
Customer acquisition payable to Reachnet, non-current portion	$30,223,965	$29,372,718

____________

*        The Group has acquired customers from Reachnet Cable Services Private Limited (“Reachnet”), through an Agreement to Acquire Customers dated June 21, 2019, and the income entitlement rights from April 1, 2019, for a consideration of approximately $59 million. This amount is payable in four equal installments (25% each) on or before July 30, 2020 (or at a mutually agreeable date upon the ending of the COVID-19 lockdown restrictions), March 31, 2021, March 31, 2022 and March 31, 2023, respectively. Per the agreement, dated July 31, 2020, payment has not been paid and will be paid at a mutually agreed date after the COVID-19 restrictions have been lifted and the third party operations review has been completed. Refer to Note 23 on Acquisition of Customers.

LYTUS TECHNOLOGIES HOLDINGS PTV. LTD.
NOTES TO CONSOLIDATED FINANCIAL statementS

NOTE 16 — COMMITMENTS AND CONTINGENCIES

Commitments and contingencies consist of the following:

	As of March 31, 2021 (US$)	As of March 31, 2020 (US$)
Agreement for investment in Preference shares of DDC CATV Network Private Limited	$1,229,450	$1,194,822
Financially support the investment in research organizations – GHSI	$730,000	—

The Company has entered into the Share Subscription Agreement with DDC CATV Network Private Limited and its Promoters under the terms of which it has an option to acquire an additional 49% of the DDC CATV through an issue of 900,000 fully convertible preference shares at INR 100 per share, aggregating to an amount of $1,194,822. The above option is subject to obtaining a necessary regulatory approvals. Refer to Note 24 for further discussion on the business combination.

NOTE 17 — EQUITY

Common shares:

The total number of shares of common shares issued:	As of March 31, 2021 (US$)	As of March 31, 2020 (US$)
Common shares – par value $ 0.01/0.10 each	34,154,062	30,000

Movements in Common Shares:

	Shares	Amount (US$)
Balance as of March 16, 2020	30,000	$3,000
Shares issued	—	—
Balance as of March 31, 2020	30,000	$3,000
Shares split from $ 0.10 to $ 0.01	300,000	3,000
Shares issued	33,854,062	338,541
Balance as of March 31, 2021	34,154,062	$341,541
Weighted average number of shares as of March 31, 2021 and 2020, respectively	24,306,528	300,000

Mr. Dharmesh Pandya, the then sole shareholder of the Company, has subscribed to these shares and held 33,854,062 common shares of the Company. Mr. Pandya has later transferred unconditionally an aggregate of 7,932,855 common shares to various persons (including 2,621,371 shares to Lytus Trust), resulting in his current holding of 28,842,578 common shares of the Company (i.e. 26,221,207 held in his individual capacity and 2,621,371 shares held by Lytus Trust).

Common Stock

Common stock entitles the holder to participate in dividends and the proceeds on the winding up of the Company in proportion to the number of and amounts paid on the shares held. As of March 31, 2020, the Company had an authorized share capital of 50,000 shares of $0.10 par value per share and on March 17, 2020, the Board of Directors passed the resolution to change the originally authorized shares from 50,000 common shares to 30,000 common shares, of $0.10 par value each. On May 15, 2020, the Company passed a resolution to increase the authorized share capital to 230,000,000 shares of $0.01 par value per share.

LYTUS TECHNOLOGIES HOLDINGS PTV. LTD.
NOTES TO CONSOLIDATED FINANCIAL statementS

NOTE 17 — EQUITY (cont.)

Equity consists of the following as of March 31, 2020:

As of March 31, 2020 (US$)
Common stock – par value $0.10, 30,000 shares issued and outstanding	$3,000
Net income available to common shareholders	11,363,499
Foreign currency translation reserves, net of tax	(306,910)
Non-controlling interest	(41,691)
$11,017,898

Equity consists of the following as of March 31, 2021:

As of March 31, 2021 (US$)
Common stock – par value $0.01, 34,154,062 shares issued and outstanding	$341,541
Net income available to common shareholders	12,538,469
Foreign currency translation reserves, net of tax	(1,049,440)
Non-controlling interest	(77,975)
$11,752,595

Capital risk management

The Group’s capital management objectives are to ensure the Group’s ability to continue as a going concern as well as to provide an adequate return to shareholders by pricing products and services commensurately with the level of risk.

The Group monitors capital based on the carrying amount of equity plus its subordinated loan, less cash and cash equivalents as presented on the face of the statement of financial position recognized in other comprehensive income.

The Group manages its capital structure and adjusts it in the light of changes in economic conditions and the risk characteristics of the underlying assets. To maintain or adjust the capital structure, the Group may adjust the amount of dividends paid to shareholders, return capital to shareholders or issue new shares. The amounts managed as capital by the Group are summarized as follows:

	As of March 31, 2021 (US$)	As of March 31, 2020 (US$)
Current borrowings	$(1,456,131)	$(1,587,216)
Cash and cash equivalents	26,142	41,760
Net debt	$(1,429,989)	$(1,545,456)
Total equity	$11,752,595	$11,017,898
Net debt to equity ratio	12.17%	14.03%

LYTUS TECHNOLOGIES HOLDINGS PTV. LTD.
NOTES TO CONSOLIDATED FINANCIAL statementS

NOTE 18 — EARNINGS PER SHARE

Earnings per share consist of the following:

	Year ended March 31, 2021 (US$)	For the period March 16, 2020 to March 31, 2020 (US$)
Net income available to common shareholders	$1,150,615	$11,363,499
Weighted average number of common shares after split	24,306,527	300,000
Par value	$0.01	$0.01
Income per common share:
Basic income per common share	$0.05	$37.88
Diluted income per common share	$0.05	$37.88

NOTE 19 — FINANCIAL RISK MANAGEMENT

Risk management framework

The Group’s activities expose it to market risk, liquidity risk and credit risk. The management has the overall responsibility for the establishment and oversight of the Group’s risk management framework. This note explains the sources of risk which the Group is exposed to and how the Group manages the risk and the related impact in the financial statements.

Credit risk

Credit risk is the risk that a counterparty fails to discharge its obligation to the Group. The Group’s exposure to credit risk is influenced mainly by cash and cash equivalents, trade receivables and financial assets.

Credit risk management

The Group assesses and manages credit risk based on internal credit rating system. Internal credit rating is performed for each class of financial instruments with different characteristics. The Group assigns the following credit ratings to each class of financial assets based on the assumptions, inputs, and factors specific to the class of financial assets.

The Group provides for expected credit loss based on the following:

Credit rating	Basis of categorization	Provision for expected credit loss
Low credit risk	Cash and cash equivalents, trade receivables, and other financial assets	12 month expected credit loss
Moderate credit risk	Trade receivables and other financial assets	Lifetime expected credit loss, or 12 month expected credit loss
High credit risk	Trade receivables and other financial assets	Lifetime expected credit loss, or fully provided for

With respect of trade receivables, the Company recognizes a provision for lifetime expected credit losses.

Based on business environment in which the Group operates, a default on a financial asset is considered when the counterparty fails to make payments within the agreed time period as per the contract. Loss rates reflecting defaults are based on actual credit loss experience and consideration of differences between current and historical economic conditions.

LYTUS TECHNOLOGIES HOLDINGS PTV. LTD.
NOTES TO CONSOLIDATED FINANCIAL statementS

NOTE 19 — FINANCIAL RISK MANAGEMENT (cont.)

Assets are written off when there is no reasonable expectation of recovery, such as a debtor declaring bankruptcy, or a litigation decision against the Group. The Group continues to engage with parties whose balances are written off and attempts to enforce repayment. Recoveries made are recognized in the consolidated statement of profit and loss and other comprehensive income.

Credit rating	Basis of categorization	As of March 31, 2021	As of March 31, 2020
Low credit risk	Cash and cash equivalents	$26,142	$41,760
Low credit risk	Other financial assets	$59,801	$42,038
Moderate credit risk	Trade receivables	$395,585	$390,151
Moderate credit risk	Other receivables	$35,572,982	$17,550,223

Cash & cash equivalents and bank deposits

Credit risk related to cash and cash equivalents and bank deposits is managed by only accepting highly rated banks and diversifying bank deposits and accounts in different banks across the country.

Trade receivables

Credit risk related to trade receivables are mitigated by taking bank guarantees or letters of credit, from customers where credit risk is high. The Group closely monitors the creditworthiness of the debtors through internal systems that are configured to define credit limits of customers, thereby, limiting the credit risk to pre-calculated amounts. The Group assesses increases in credit risk on an ongoing basis for amounts receivable that become past due and default is considered to have occurred when amounts receivable become two year past due.

Other receivables

This is aggregate receivable for the year ended March 31, 2021, pursuant to the Acquisition of Customers from Reachnet. The Group closely monitors the creditworthiness of the debtors. Refer to Note 23 for further discussion on Acquisition of Customers.

Other financial assets measured at amortized cost

Other financial assets measured at amortized cost includes loans and advances to related parties and employees, security deposits and others. Credit risk related to these other financial assets is managed by monitoring the recoverability of such amounts continuously.

Expected credit losses for financial assets other than trade receivables

The Group provides for expected credit losses on loans and advances other than trade receivables by assessing individual financial instruments for expectation of any credit losses. Since the Group deals with only high-rated banks and financial institutions, credit risk in respect of cash and cash equivalents, other bank balances and bank deposits is evaluated as very low. With respect to loans, comprising of security deposits, credit risk is considered low because the Group is in possession of the underlying asset. However, with respect to related parties, credit risk is evaluated based on credit worthiness of those parties and loss allowance is measured as lifetime expected credit losses. With respect to other financial assets, credit risk is evaluated based on the Group’s knowledge of the credit worthiness of those parties

LYTUS TECHNOLOGIES HOLDINGS PTV. LTD.
NOTES TO CONSOLIDATED FINANCIAL statementS

NOTE 19 — FINANCIAL RISK MANAGEMENT (cont.)

and loss allowance is measured as lifetime expected credit losses. The Group does not have any expected loss-based impairment recognized on such assets considering their low credit risk nature, though incurred loss provisions are disclosed under each sub-category of such financial assets.

Asset class	Estimated gross carrying amount at default	Expected probability of default	Expected credit losses	As of March 31, 2021
Cash and cash equivalents	$26,142	0.00%	—	$26,142
Other financial assets	$59,801	0.00%	—	$59,801
Asset class	Estimated gross carrying amount at default	Expected probability of default	Expected credit losses	As of March 31, 2020
Cash and cash equivalents	$41,760	0.00%	—	$41,760
Other financial assets	$42,038	0.00%	—	$42,038

The Company did not have any written off amounts during the year ended March 31, 2021 and period ended March 31, 2020 for financial assets other than trade receivables. Additionally, the Company did not have an allowance for loss at March 31, 2021 and 2020.

Expected credit loss for trade receivables and other receivables under simplified approach

The Group recognizes lifetime expected credit losses on trade and other receivables using a simplified approach, wherein the Group has defined percentage of provision by analyzing historical trend of default relevant to each category of customer based on the criteria defined above and such provision percentage determined have been considered to recognize lifetime expected credit losses on trade receivables and other receivables (other than those where default criteria are met).

Asset class	Current	0-30 days past due	31-90 days past due	91-182 days past due	183-365 days past due	366-730 days past due	More than 730 days past due	As of March 31, 2021
Gross carrying amount trade receivables	$395,585	—	—	—	—	—	—	$3,95,585
Gross carrying amount other receivables	$35,572,982	—	—	—	—	—	—	$35,572,982
Expected loss rate	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	—
Loss allowance provision	—	—	—	—	—	—	—	—
Carrying amount trade and other receivables (net of impairment)	$35,968,567	—	—	—	—	—	—	$35,968,567
Asset class	Current	0-30 days past due	31-90 days past due	91-182 days past due	183-365 days past due	366-730 days past due	More than 730 days past due	As of March 31, 2020
Gross carrying amount trade receivables	$390,151	—	—	—	—	—	—	$3,90,151
Gross carrying amount other receivables	$17,550,223	—	—	—	—	—	—	$17,550,223
Expected loss rate	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	—
Loss allowance provision	—	—	—	—	—	—	—	—
Carrying amount trade and other receivables (net of impairment)	$17,940,374	—	—	—	—	—	—	$17,940,374

LYTUS TECHNOLOGIES HOLDINGS PTV. LTD.
NOTES TO CONSOLIDATED FINANCIAL statementS

NOTE 19 — FINANCIAL RISK MANAGEMENT (cont.)

Liquidity risk

Liquidity risk is the risk that the Group will encounter difficulty in meeting the obligations associated with its financial liabilities that are settled by delivering cash or another financial asset. The Group’s approach to managing liquidity is to ensure as far as possible, that it will have sufficient liquidity to meet its liabilities when they are due. The Group manages its liquidity needs by carefully monitoring scheduled debt servicing payments for long-term financial liabilities as well as cash-outflows due in day-to-day business. Long-term liquidity needs for a 180-day and a 360-day lookout period are identified monthly.

Management monitors rolling forecasts of the liquidity position and cash and cash equivalents based on expected cash flows. The Group considers the liquidity of the market in which the entity operates.

Contractual Maturities of financial liabilities

The tables below analyze the Group’s financial liabilities based on their contractual maturities. The amounts disclosed in the table are the contractual undiscounted cash flows.

Liability class	Less than 1 year	1 – 2 years	2 – 3 years	More than 3 years	Total as of March 31, 2021
Borrowings	$1,456,131	—	—	—	$1,456,131
Trade payables	876,154	—	—	—	876,154
Other financial liabilities	565,028	—	—	—	565,028
Security deposits payable	36,089	—	—	—	36,089
Other current liabilities	5,629,150	—	—	—	5,629,150
Customer Acquisition Payable	30,223,965	15,111,983	15,111,982	—	60,447,930
Total	$38,786,517	$15,111,983	$15,111,982	$—	$69,010,482
Liability class	Less than 1 year	1 – 2 years	2 – 3 years	More than 3 years	Total as of March 31, 2020
Borrowings	$1,587,216	—	—	—	$1,587,216
Trade payables	425,667	—	—	—	425,667
Other financial liabilities	345,924	—	—	—	345,924
Security deposits payable	59,807	—	—	—	59,807
Other current liabilities	2,722,624	—	—	—	2,722,624
Customer Acquisition Payable	29,372,718	14,686,359	14,686,359	—	58,745,436
Total	$34,454,149	$14,686,359	$14,686,359	$—	$63,886,674

Interest rate risk

The Group’s policy is to minimize interest rate cash flow risk exposures on long-term financing. At March 31, 2021, the Group is exposed to changes in market interest rates through bank borrowings at variable interest rates. Other borrowings are at fixed interest rates. As such Group does not has any borrowings from outsiders except overdraft facility which is short term in the nature and repayable on demand, the interest rates on borrowings are around 8.5%. The other borrowings are from Directors who are also and shareholders. The borrowings from them are short term in the nature interest free and repayable on demand.

LYTUS TECHNOLOGIES HOLDINGS PTV. LTD.
NOTES TO CONSOLIDATED FINANCIAL statementS

NOTE 20 — FAIR VALUE MEASUREMENTS

Financial assets and liabilities

The carrying amounts and fair values of financial instruments by class are as on March 31, 2021 is as follows:

Financial assets	Fair value through profit (loss)	Fair value through other comprehensive income	Amortized Cost
Trade receivable	$395,585	—	$—
Other receivables	35,572,982	—	—
Other financial assets	59,801	—	—
Total	$36,028,368	—	$—
Financial liabilities	Fair value through profit (loss)	Fair value through other comprehensive income	Total as of March 31, 2021
Borrowings	$—	—	$1,456,131
Trade payables	876,154	—	—
Other financial liabilities	565,028	—	—
Total	$1,441,182	—	$1,456,131

Financial assets and liabilities

The carrying amounts and fair values of financial instruments by class are as on March 31, 2020 is as follows:

Financial assets	Fair value through profit (loss)	Fair value through other comprehensive income	Amortized Cost
Trade receivable	390,151	—	—
Other receivables	17,550,223	—	—
Other financial assets	42,038	—	—
Total	$17,982,412	—	$—
Financial liabilities	Fair value through profit (loss)	Fair value through other comprehensive income	Total as of March 31, 2020
Borrowings	$—	—	$1,587,216
Trade payables	425,667	—	—
Other financial liabilities	345,924	—	—
Total	$771,591	—	$1,587,216

Fair value hierarchy

Financial assets and financial liabilities measured at fair value on the balance sheet are categorized into the three levels of fair value hierarchy. The three levels are defined based on the observability of significant inputs to the measurement, as follows:

The different levels of fair value have been defined below:

Level 1: Quoted prices for identical instruments in an active market;

LYTUS TECHNOLOGIES HOLDINGS PTV. LTD.
NOTES TO CONSOLIDATED FINANCIAL statementS

NOTE 20 — FAIR VALUE MEASUREMENTS (cont.)

Level 2: Directly (i.e. as prices) or indirectly (i.e. derived from prices) observable market inputs, other than Level 1 inputs; and

Level 3: Inputs which are not based on observable market data (unobservable inputs). Fair values are determined in whole or in part using a net asset value or valuation model based on assumptions that are neither supported by prices from observable current market transactions in the same instrument nor are they based on available market data.

Fair value of instruments measured at amortized cost

Financial liabilities	Carrying value as of March 31, 2021	Fair value as of March 31, 2021
Borrowings	$1,456,131	$1,456,131

Fair value of instruments measured at amortized cost

Financial liabilities	Carrying value as of March 31, 2020	Fair value as of March 31, 2020
Borrowings	$1,587,216	$1,587,216

Management assessed that fair value of cash and cash equivalents, trade receivables, security deposits, loan to related parties, other financial assets, short term borrowings, trade payables and other current financial liabilities approximate their carrying amounts largely due to the short-term maturities of these instruments. The fair value of the financial assets and liabilities is included at the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. The following methods and assumptions were used to estimate the fair values:

Long-term fixed-rate receivables are evaluated by the Group based on parameters such as interest rates, individual creditworthiness of the customer and other market risk factors. Based on this evaluation, allowances are considered for the expected credit losses of these receivables.

The fair values of the Group’s fixed interest-bearing borrowings are determined by applying discounted cash flows (‘DCF’) method, using discount rate that reflects the issuer’s borrowing rate as at the end of the reporting period.

All the other long-term borrowing facilities availed by the Company are variable rate facilities which are subject to changes in underlying Interest rate indices. Further, the credit spread on these facilities are subject to change with changes in Group’s creditworthiness. The management believes that the current rate of interest on these loans are in close approximation from market rates applicable to the Group. Therefore, the management estimates that the fair value of these borrowings are approximate to their respective carrying values.

NOTE 21 — RELATED PARTY TRANSACTIONS

Names of related parties and related party relationships :

Parties where control exists:
Lytus Technologies Private Limited	Wholly owned subsidiary
DDC CATV Network Private Limited	Subsidiary
Global Health Sciences, Inc.	Subsidiary

LYTUS TECHNOLOGIES HOLDINGS PTV. LTD.
NOTES TO CONSOLIDATED FINANCIAL statementS

NOTE 21 — RELATED PARTY TRANSACTIONS (cont.)

Key Management Personnel (KMP):
Dharmesh Pandya	Director
Ravi Gupta	Director
Nirlep Kumar	Director
Jagjit Singh Kohli	Director
Prashant Chotani	Director of subsidiary till June 19, 2019
Yoghesh Shah	Director of subsidiary till June 19, 2019
Shreyas Shah	Group CFO
Robert M. Damante	Independent Director
Gurdial Singh Khandpur	Independent Director
Dr. Sanjeiiv G. Chaudhary	Independent Director

Enterprise over which KMP has significant influences

Digicable Network (India) Limited	Till June 19, 2019
M/s MM Cable Network	Directors are partners in the firm
M/s New City Line Cable Network	Directors are partners in the firm
M/s Explore Cable Network	Director is partner in the firm
M/s Alliance Cable Network	Director is partner in the firm
M/s New Delhi Video Cable	Director is partner in the firm
M/s SMC Infrastructure Pvt Ltd	Director is partner in the firm
M/s Sunrise Communications	Relative of a Partner is proprietor
Relatives of KMP:
Rekha Gupta	Director’s sister
Swaran Lata Gupta	Director’s mother
Meenakshi Saini	Director’s wife
Bhawna Gupta	Director’s wife

Transactions with relative parties:

Sr. No.	Particulars	KMP		Significant Influence Entity		Relatives of KMP
Transactions made during the year:		March 31, 2021	March 31, 2020	March 31, 2021	March 31, 2020	March 31, 2021	March 31, 2020
		US$	US$	US$	US$	US$	US$
1	Sale of capital work in process	—	—	—	3,583	—	—
2	Loan taken	377,550	—	—	—	—	—
3	Loan repayment	551,556	—	—	3,583	—	—
4	Remuneration	32,358	—	—	—	26,017	—
5	Rent paid	16,180	—	—	—	—	—
6	Business support services	—	—	12,134	—	—	—
7	Sale/Outward Supply of Goods or Services or Capital Goods	—	—	96,163	—	—	—
8	Issue of share capital	338,541	—	—	—	—	—
Period end balances:
1	Borrowings	1,456,131	1,587,216	—	—	—	—
2	Other Payables	265,410	265,410	—	—	—	—
3	Trade Payable	—	—	—	6,172	—	—
4	Trade Receivable	—	—	—	3,219	—	—

LYTUS TECHNOLOGIES HOLDINGS PTV. LTD.
NOTES TO CONSOLIDATED FINANCIAL statementS

NOTE 21 — RELATED PARTY TRANSACTIONS (cont.)

There are no material related party transactions, except for the transactions listed above:

Compensation and benefits to Key Management Personnel would commence upon confirmation by independent compensation committee upon successful completion of listing.

On acquisition, the unstructured capital work in progress was sold to the previous promoter for $3,583, against loan repayable to previous promoter’s owned entity.

The Company secured 100% of the equity shares of Lytus India through Nimish Pandya for an aggregate price of $2,000.

NOTE 22 — SEGMENT INFORMATION

Decision Maker, in deciding how to allocate resources and assessing performance. Operating segments are reported in a manner consistent with the internal reporting provided to the chief operating decision maker. Based on the management approach as defined in IFRS 8, the Chief Operating Decision Maker evaluates the Group’s performance based on two segments i.e. Cable Services and Telemedicine Services.

The Group has only two reportable segments:

a.      Cable Business

b.      Telemedicine Services

A.     Information about primary segment:

Particulars	Cable business		Telemedicine services		Total
	March 31, 2021	March 31, 2020	March 31, 2021	March 31, 2020	March 31, 2021	March 31, 2020
Income:
External revenue	1,559,554	—	341,433	—	1,900,987	—
Other Income	14,648,473	15,759,393	—	—	14,648,473	15,759,393
Total	16,208,027	15,759,393	341,433	—	16,549,460	15,759,393
Segment result	2,257,530	15,467,062	57,477	—	2,315,007	15,467,062
Unallocated corporate expenses	—	—	—	—	(286,023)	(208,889)
Less: Interest and finance charges	(270,000)	—	—	—	(270,000)	—
Add : Interest income	8,524	—	—	—	8,524	—
Profit before tax	1,996,054	15,467,062	57,477	—	1,767,508	15,258,173
Other information:	Cable business		Telemedicine services		Total
	March 31, 2021	March 31, 2020	March 31, 2021	March 31, 2020	March 31, 2021	March 31, 2020
Segment assets	84,958,807	78,816,335	253,434	—	85,212,241	78,816,335
Unallocated corporate assets	—	—	—	—	1,000	1,000
Total assets	84,958,807	78,816,335	253,434	—	85,213,241	78,817,335
Segment liabilities	72,843,407	67,325,138	125,458	—	72,968,865	67,325,138
Unallocated corporate liabilities	—	—	—	—	491,781	474,299
Total liabilities	72,843,407	67,325,138	125,458	—	73,460,646	67,799,437
Other information:
Capital expenditure on:
Tangible assets	1,205,396	1,130,534	—	—	1,205,396	1,130,534
Intangible assets	59,539,458	59,530,376	68,500	—	59,607,958	59,530,376
Depreciation expense	240,164	—	—	—	240,164	—
Amortization expense	11,931,668	204,086	—	—	11,931,668	204,086

LYTUS TECHNOLOGIES HOLDINGS PTV. LTD.
NOTES TO CONSOLIDATED FINANCIAL statementS

NOTE 22 — SEGMENT INFORMATION (cont.)

B.     Additional information by geographies:

Segment	Domestic		Overseas
	March 31, 2021	March 31, 2020	March 31, 2021	March 31, 2020
a) Income as per Geographical Markets:
Cable business	16,208,027	15,759,393	—	—
Telemedicine Services	341,433	—	—	—
Total	16,549,460	15,759,393	—	—
b) Long Lived Assets as per geographical markets (excluding deferred tax assets)
Cable business	48,377,133	60,473,296	—	—
Telemedicine Services	68,500	—	—	—
Total	48,445,633	60,473,296	—	—
c) Income as per Customers (more than 10% of Total Income):
Cable business	14,648,473	15,759,393	—	—
Telemedicine Services	—	—	—	—
Total	14,648,473	15,759,393	—	—

NOTE 23 — ACQUISITION OF CUSTOMERS

Agreement with the Reachnet Cable Services Private Limited

The Group has acquired approximately 1.8 million subscriber connections from a licensed streaming company (Reachnet), through the Agreements dated June 21, 2019 and December 6, 2019, and the income entitlement rights from April 1, 2019, for a consideration of approximately $59 million. This amount is payable on mutually agreed dates upon submission of an independent consultant’s report. On March 26, 2020, the arrangement was consummated when pre-conditions were waived by mutual consent. The net surplus remaining with the Company is approximately $36 million as of March 31, 2021 ($ 18 million as of March 31, 2020). Based upon the terms of customer acquisition contract, the revenue arising therefrom is recognized as “Other Income”.

The Group is free to appoint any licensed service provider for provision of streaming services. There is no binding or lock-in arrangement for providing streaming services to subscribers through Reachnet. The agreement contemplates only acquisition of subscriber base and is not an agreement to acquire or purchase the business of Reachnet. The Group has ensured adequate safeguard to secure acquired customer contracts through non-compete clause and non-solicitation of subscribers clause. All non-streaming services offered by the Group will not be on a cost sharing basis with Reachnet and will be dealt with (including issuing invoice) directly by the Group.

NOTE 24 — BUSINESS COMBINATION

Acquisition of Lytus Technologies Private Limited (formerly known as Cabio Entertainment Private Limited)

The Company has purchased 100% equity shares of Lytus Technologies Private Limited (Lytus India) through the Share Purchase Agreement dated March 19, 2020. The Company has acquired 15,000 shares of Lytus India at a face value of INR 10 for a purchase price of INR 150,650 (US$ 2,000). The control of Lytus India is assumed by the Company from March 19, 2020.

Sr. No.	Particulars	Amt (INR)	Amt (INR)	(USD)
1	Amount settled in cash		150,650	$2,000
2	Recognised amounts of identifiable net assets:
	Capital work in progress – trademark	529,143
	Cash and cash equivalent	13,629
	Other current assets	439,454
	Borrowings	(1,112,579)
	Other current liabilities	(61,185)
	Net identifiable assets and liabilities		(191,538)	(2,548)
	Goodwill		342,188	$4,548

LYTUS TECHNOLOGIES HOLDINGS PTV. LTD.
NOTES TO CONSOLIDATED FINANCIAL statementS

NOTE 24 — BUSINESS COMBINATION (cont.)

Goodwill recognized on the acquisition relates to the expected growth, cost synergies and the value of Lytus India’s workforce which cannot be separated is recognized as an intangible asset. This Goodwill is not expected to be deductible for tax purposes.

Changes in Goodwill:

Changes in Goodwill (Gross Carrying Amount)	(USD)
Balance at March 31, 2020	$4,543
Acquired through business combination	—
Net exchange differences	132
Balance at March 31, 2020	$4,675

Acquisition of DDC CATV Network Private Limited

The Company has entered into the Share Subscription Agreement with DDC CATV Network Private Limited and its Promoters under the terms of which it has an option to acquire an additional 49% of the DDC CATV through an issue of 900,000 fully convertible preference shares at INR 100 per share, aggregating to an amount of US$ 1,194,822. The above option is subject to obtaining necessary regulatory approvals.

The Group assumed control in DDC India from March 31, 2020. The purchase costs are payable under the terms of the executed agreements.

Calculation of Goodwill upon Acquisition	(INR)	(US$)
Consideration transferred	19,992,000	$265,410
Add: Non-controlling interest – 49%	(3,140,360)	(41,691)
Less: DDCA TV Net Assets	6,408,897	85,083
Goodwill	23,260,537	$308,802

With this acquisition, the Group expects to increase its market share in India in Media and Internet Services market. Details of the business combination are as follows:

		(INR)	(USD)
Amount settled in cash		19,992,000	$265,410
Proportionate value of Non-controlling interest in DDC CATV		(3,140,360)	(41,691)
Total		16,851,640	223,719

Recognized amounts of identifiable net assets:
Property and equipment	85,157,452
Intangible assets	28,423
Deposits	2,904,765
Non-current loans and advances	4,520,003
Trade and other receivables	29,388,105
Cash and cash equivalents	3,056,613
Deferred tax assets	3,976,181
Other current assets	8,065,917
Borrowings	(123,204,097)
Other liabilities	(765,860)
Trade and other payables	(19,536,399)
Net identifiable assets and liabilities		(6,408,897)	(85,083)
Goodwill		23,260,537	$308,802

LYTUS TECHNOLOGIES HOLDINGS PTV. LTD.
NOTES TO CONSOLIDATED FINANCIAL statementS

NOTE 24 — BUSINESS COMBINATION (cont.)

Non-controlling interest in DDC India

The non-controlling interest in DDC India is measured at the proportionate value of net assets at the acquisition date.

Goodwill

Goodwill recognized on the acquisition relates to the expected growth, cost synergies and the value of DDC CATV’s workforce which cannot be separately recognized as an intangible asset. This goodwill has been allocated to the Group’s wholesale segment and is not expected to be deductible for tax purposes.

Changes in Goodwill (Gross Carrying Amount)	(USD)
Balance at March 31, 2020	$308,802
Acquired through business combination	—
Net exchange differences	8,950
Balance at March 31, 2020	$317,752

Acquisition of Global Health Sciences, Inc.

The Company has purchased 75% equity shares of Global Health Sciences, Inc.(GHSI) a shell Corporation in the United States through the Share Purchase Agreement dated October 30, 2020. The Company has acquired 150 shares of GHSI at a face value of Zero US $ 0.00 each for a purchase price of US $ 70,000.

The control of GHSI is assumed by the Company from October 30, 2020. The purchase costs are payable under the terms of the executed agreements.

Calculation of Goodwill upon Acquisition	(USD)
Consideration transferred	$70,000
Add: Non-controlling interest – 25%	500
Less: GHSI Net Assets	2,000
Goodwill	$68,500

With this acquisition, the Group expects to increase its market share in Telemedicine market. Details of the business combination are as follows:

(USD)
Amount settled in cash	$70,000
Proportionate value of Non-controlling interest in GHSI	500
Total	70,500
Net identifiable assets and liabilities	2,000
Goodwill	$68,500

Non-controlling interest in GHSI

The non-controlling interest in GHSI is measured at the proportionate value of net assets at the acquisition date.

Goodwill

Goodwill recognized on the acquisition relates to the expected growth, cost synergies and the value of GHSI’s workforce which cannot be separately recognized as an intangible asset. This goodwill has been allocated to the Group’s wholesale segment and is not expected to be deductible for tax purposes.

LYTUS TECHNOLOGIES HOLDINGS PTV. LTD.
NOTES TO CONSOLIDATED FINANCIAL statementS

NOTE 25 — SUBSEQUENT EVENTS

Management has evaluated subsequent events to determine if events or transactions occurring through, except for the disclosures related to subsequent events described below, as to which the date is October 6, 2021, December 6, 2021 with respect to restatement, the dates the financial statements were available for issuance, require potential adjustment to or disclosure in the financial statement and has concluded that all such events that would require recognition or disclosure have been recognized or disclosed.

On July 1, 2021, the Company entered into a subscription agreement (the “Subscription Agreement”) with an institutional investor (the “Investor”), pursuant to which it sold to the Investor 100 units (each, a “Unit” and collectively, the “Units”) at a price of $8,800 per Unit, consists of (i) a six-month, 7% Senior Secured Promissory Note in the aggregate principal amount of $10,000 per Unit purchased, reflecting an original issue discount of 12% (the “Note”), and (ii) one half of a three-year warrant (each, a “Warrant” and collectively, the “Warrants”) to purchase 10,000 shares of the Company’s common shares (the transaction, the “Bridge Financing”). The principal and accrued interest of the Note will be due and payable on the date that is the earlier of (i) six (6) months anniversary of the Note, or (ii) a firm commitment underwritten public offering that results in the common shares of the Company being traded on a U.S. national securities exchange (a “Qualified IPO”). On July 1, 2021, the Company and the Investor also entered into a pledge agreement (the “Pledge Agreement”), pursuant to which the Company has agreed to pledge and grant the Investor a security interest in 75% of its equity interest in GHSI and all related Future Rights, and the Proceeds as such terms are defined in the Pledge Agreement. In addition, the Investor and GHSI entered into a Guaranty and Suretyship Agreement, pursuant to which it agrees to jointly and severally guarantees the payment of the Note.

On September 9, 2021, the Board of Directors of Lytus approved the appointment of Paris, Kreit & Chiu CPA LLP (formerly Benjamin & Ko), (PCAOB Number 6651) to act as the Company’s independent auditors to certify the account for the listing. Paris, Kreit & Chiu CPA LLP (formerly Benjamin & Ko), was mandated to audit the accounts for the fiscal period/year 2020 and 2021. This decision was taken on account of the fact that Paris, Kreit & Chiu CPA LLP’s US team would be in a position to coordinate and complete the company’s audit and certify the accounts in a timely and cost-effective manner for the fiscal year ending 2021. This, especially considering the continuing restriction on travel to and from India on account of the COVID-19 lockdown.

NOTE 26 — RESTATEMENT OF PREVIOUSLY ISSUED FINANCIAL STATEMENTS

In connection with the process of filing its Form F-1 Registration Statement, the Company restated the accompanying financial statements and related notes. As a result of this restatement there was no change in the assets, liabilities and equity or net revenues and expenses. Furthermore, there was no change in the net increase in cash and cash equivalents. In addition, the company enhanced its disclosures relating to other income (note 3A), cost of revenue (note 4), revenue recognition policy for telemedicine (refer page F-19) and segment information (note 22).

In relation to the enhanced disclosures for cost of revenue, there was no change in the amount of total expenses. The reclassification from operating expenses to cost of revenue can be summarized as below.

IN CONSOLIDATED STATEMENT OF PROFIT OR LOSS AND OTHER COMPREHENSIVE INCOME :

Expenses for the year ended March 31, 2021:	Previously reported	Adjustments/ Reclassification	Restated
Cost of revenue	$—	924,934	924,934
Operating expense	$1,509,668	(924,934)	584,734

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
of Lytus Technologies Holdings PTV. LTD.:

Opinion on the Standalone Financial Statements

We have audited the accompanying standalone statement of financial position of Lytus Technologies Private Limited (the “Company”) as of March 31, 2019 and as of March 15, 2020, the related standalone statement of profit or loss and other comprehensive income, changes in equity and cash flows, for the period from April 1, 2018 through March 31, 2019 and for the period from April 1, 2019 through March 15, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the standalone financial statements present fairly, in all material respects, the standalone financial position of the Company as of March 31, 2019 and March 15, 2020 and the standalone results of its operations and its cash flows for the period from April 1, 2018 through March 31, 2019 and for the period from April 1, 2019 through March 15, 2020, in conformity with International Financial Reporting Standards (IFRS) as issued by the International Accounting Standards Board (IASB).

Basis for Opinion

These standalone financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s standalone financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the PCAOB Standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the standalone financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the standalone financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the standalone financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the standalone financial statements. We believe that our audit provides a reasonable basis for our opinion.

For Kirtane & Pandit LLP
Chartered Accountants
FRN: 105215W/W100057
PCAOB FIRM ID NO 5686

Milind Bhave

Partner

Membership No. 047973

Place: Mumbai, India

Date: November 24, 2021

LYTUS TECHNOLOGIES HOLDINGS PRIVATE LIMITED
CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

		Successor	Predecessor
	Note No.	March 16, 2020 to March 31, 2020 (US$)	April 1, 2019 to March 15, 2020 (US$)	March 31, 2019 (US$)
ASSETS
Current assets
Cash and cash equivalents		$41,760	$183	$3,412
Other financial assets		42,038	3,506	3,763
Trade receivables	6	390,151	—	—
Other receivables	7	17,550,223	—	—
Other current assets	8	163,847	2,380	2,555
Total current assets		18,188,019	6,069	9,730
Non-current assets
Property and equipment, net	9	1,130,534	—	—
Capital work-in-process		—	—	29,048
Intangible assets and Goodwill	10	59,326,290	—	—
Intangible assets under development		—	8,132	8,132
Other non-current assets		16,472	—	—
Deferred tax assets	5	156,020	338	—
Total non-current assets		60,629,316	8,470	37,180
Total assets		$78,817,335	$14,539	$46,910

LIABILITIES AND EQUITY
Current Liabilities
Borrowings from related party	11	$1,587,216	$11,492	$45,594
Trade payables	12	425,667	719	1,148
Other financial liabilities	13	345,924	—	—
Security deposits payable		59,807	—	—
Other current liabilities	14	2,722,624	101	108
Customers acquisition payable	15	29,372,718	—	—
Current tax liability	5	2,005,748	—	—
Total current liabilities		36,519,704	12,312	46,850

Non-current liabilities
Customer acquisition payable, net of current portion	15	29,372,718	—	—
Deferred tax liability	5	1,907,015	631	631
Total non-current liabilities		31,279,733	631	631
Total liabilities		67,799,437	12,943	47,481

Commitments and contingencies	16	1,194,822	—	—

EQUITY
Equity share capital	17	3,000	2,305	2,305
Other equity	17	11,056,589	—	—
Other equity (deficit)	17	—	(709)	(2,876)
Equity attributable to equity holders of the company		11,059,589	1,596	(571)
Non-controlling interest	17 & 23	(41,691)	—	—
Total equity		11,017,898	1,596	(571)
Total liabilities and equity		$78,817,335	$14,539	$46,910

The accompanying notes are an integral part of these consolidated financial statements.

LYTUS TECHNOLOGIES HOLDINGS PRIVATE LIMITED
CONSOLIDATED statementS of PROFIT OR LOSS AND OTHER COMPREHENSIVE INCOME

		Successor	Predecessor
	Note No.	March 16, 2020 to March 31, 2020 (US$)	April 1, 2019 to March 15, 2020 (US$)	Year ended March 31, 2019 (US$)
Revenues:
Operating revenue		$—	$—	—
Other operating income		—	—	—
Total revenues		—	—	—

Other income
Other income	3	15,759,393	3,585	—
Total income		15,759,393	3,585	—

Expenses:
Amortization	10	204,086	—	—
Legal and professional expense	4	272,894	412	601
Staffing expense	4	15,777	—	—
Other operating expenses	4	8,463	—	—
Total expenses		501,220	412	601
Income before income tax		15,258,173	3,173	(601)
Income tax expense	5	3,894,674	—	—
Net income (Loss) after tax available to common shareholders		$11,363,499	3,173	(601)

Attributable to:
Controlling interest		$11,363,499	3,173	(601)
Non-controlling interest		—	—	—

Other comprehensive loss
Items that may be reclassified subsequently to income
Foreign currency translation reserves of subsidiaries, net of tax		(306,910)	1,006	1,877
Total comprehensive income for the period	1	$11,056,589	$2,167	1,276

Attributable to:
Controlling interest		$11,056,589	$2,167	1,276
Non-controlling interest		$—	$—	—
Basic income per share of common share	18	$38	$0.21	(0.04)
Basic weighted average number of shares outstanding		300,000	15,000	15,000
Diluted income per share of common share	18	$38	0.21	(.04)
Diluted weighted average number of shares outstanding		300,000	15,000	15,000

The accompanying notes are an integral part of these consolidated financial statements.

LYTUS TECHNOLOGIES HOLDINGS PRIVATE LIMITED
CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

		Equity attributable to equity holders of the company
	Shares (Nos.)	Share capital	Accumulated foreign translation adjustment	Retained earnings	Total	Non- controlling interest	Total equity
PREDECESSOR
Balance at April 1, 2018	15,000	$2,305	$—	$(4,153)	$(1,848)	$—	$(1,848)
Net income	—	—	1,878	(601)	1,277	—	1,276
Balance at March 31, 2019	15,000	2,305	1,878	(4,754)	(571)	—	(571)
Net income			(1,006)	3,173	2,167	—	2,167
Balance at March 15, 2020	15,000	$2,305	$872	$(1,581)	$(1,596)	$—	$(1,596)

SUCCESSOR
Balance at March 16, 2020	—	$—	$—	$—	$—	$—	$—
Net income	—	—	—	11,363,499	11,363,499	—	11,363,499
Translation adjustment, net of tax	—	—	(306,910)	—	(306,910)	—	(306,910)
Issuance of shares (Refer Note 17)	30,000	3,000	—	—	3,000	—	3,000
Business combination (Refer Note 23)	—	—	—	—	—	(41,691)	(41,691)
Balance at March 31, 2020	30,000	$3,000	$(306,910)	$11,363,499	$11,059,589	$(41,691)	$11,017,898

The accompanying notes are an integral part of these consolidated financial statements.

LYTUS TECHNOLOGIES HOLDINGS PRIVATE LIMITED
CONSOLIDATED statement of CASH FLOWS

	Successor	Predecessor
	16 March 2020 to 31 March 2020 (US$)	1 April 2019 to 15 March 2020 (US$)	Year ended 31 March 2019 (US$)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss) after tax available to common shareholders	$11,363,499	$3,173	$(601)

Adjustment to reconcile net income to net cash used in operating activities:
Deferred Tax expense	1,907,015	—	—
Current Tax expense	1,987,659
Amortization of intangible assets	204,086	—	—
Write off of unstructured Capital Work in Progress	8,463	—	—
Sundry balance written off/(written back)	—	(3,585)	—

Change in operating assets and liabilities:
Other receivables	(19,089,070)	—	—
Other financial assets	(3,682)	—	259
Other assets	(4,450,896)	—	176
Trade payable	214,672	(31)	13
Other financial liabilities	79,877	(338)	—
Other current liabilities	7,777,661	—	—
Net cash used in operating activities	(718)	(781)	(153)

CASH FLOWS FROM INVESTING ACTIVITIES
Cash acquired in business combination	40,760	—	—
Purchase of shares of Lytus India	(2,000)	—	—
Proceeds from sale of capital work in progress	3,583	25,591	—
Net cash provided by investing activities	42,343	25,591	—

CASH FLOWS FROM FINANCING ACTIVITIES
Repayment of short term borrowings	(3,583)	(28,980)	(7,151)
Proceeds from short term borrowings	—	—	7,380
Proceeds from issuance of shares	3,000	—	—
Net cash used in financing activities	(583)	(28,980)	229
Net increase in cash and cash equivalents	41,042	(4,170)	(286)

CASH AND CASH EQUIVALENTS – beginning of period	—	3,412	3,954
Effects of exchange rate changes on cash and cash equivalents	718	941	(256)
CASH AND CASH EQUIVALENTS – end of period	$41,760	$183	$3,412

SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING/FINANCING ACTIVITIES:
Acquisition of customers with customer acquisition payable. Refer to Note 22	$58,745,436	—	—
Acquisition of shares with other financial liabilities. Refer to Note 23	$265,410	—	—

The accompanying notes are an integral part of these consolidated financial statements.

LYTUS TECHNOLOGIES HOLDINGS PRIVATE LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 — NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES

The consolidated financial statements of the Company have been prepared in accordance with International Financial Reporting Standards (IFRS) and interpretations issued by the IFRS Interpretations Committee (IFRS IC) applicable to companies reporting under IFRS. The financial statements comply with IFRS as issued by the International Accounting Standards Board (IASB). On March 19, 2020, the Company entered into a definitive share purchase agreement with Lytus Technologies Private Limited (“Lytus India”) pursuant to which the Company acquired 15,000 shares (representing all of the equity share capital of Lytus India) for an aggregate purchase price of INR 150,650 (approximately $2,000). The merger with Lytus India established a new basis of accounting for the assets acquired and liabilities assumed by the Company. Such assets and liabilities were recognized at their estimated fair values as of the merger closing date in accordance with the acquisition method and is reflected in the Company’s financial statements after the merger closing date. As such, the fiscal year 2020 financial activity is presented in two periods. Financial activity prior to the merger (April 1, 2019 to March 15, 2020) is presented as “predecessor” using the previous basis of accounting. Financial activity that occurred on or after the merger (March 16, 2020 to March 31, 2020) is presented as “successor” using the new basis of accounting.

Going Concern:

Impact of COVID-19 on operations

The COVID-19 crisis has had a significant impact on the economy of India. While the pandemic, has increased the demand for streaming and telemedicine services globally, there continue to be significant uncertainties associated with the COVID-19 pandemic, including with respect to the ultimate spread of the virus, the severity of the disease, the duration of the lockdowns and further actions that may be taken by governmental authorities around the world to contain the virus or to treat its impact. The pandemic has particularly impacted the working capital, cash flow and the timing of receipt of significant receivables and payment of payables of the Company. These restrictions have also severely impacted the mobility of the Company’s staff and resources and its access to banks and customer worksites, impairing its normal operations. The lockdown in India is strict with limited domestic travel. Local travel within a city is not allowed, either. Therefore we have limited access to various cities, such as Hyderabad, where our customers reside. Many offices are closed and banks are severely affected. As a result of the lockdown policy in India, we have restricted access to banking services, Subscriber Management System (SMS) report, prior to settlement, and service providers certifying the adequacy of the fiber held by Reachnet. Moreover, in India most of the collections by local cable operators are still in cash and these have been affected/delayed due to lockdown. The lockdown is extended to October 31, 20201 and could be potentially further extended. In addition, on September 18, 2020, the restriction under Section 144 of the Code of Criminal Procedure was passed, prohibiting movement and gathering of people, except for listed emergency and non-emergency services.

There is significant uncertainty around the breadth and duration of business disruptions related to COVID-19, as well as its impact on the economy of India, U.S. and international markets and, as such, the extent of the business disruption and the related financial impact cannot be reasonably estimated at this time.

Negative working capital and Cash Flow

The Company currently has negative working capital and cash flow aggravated by the COVID-19 lockdown and negative cash flow used in operating activities to the extent of $700. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Upon ending of the COVID-19 lockdown, the Company expects to be able to carry out its operations in the normal course of business and generate a minimum of INR130 ($1.9) as streaming subscription fee from its approximately 1.8 million customer connections per month, as prescribed by the Telecom Regulatory Authority of India guidelines15. This would enable the Company to improve its cash position significantly.

____________

1        Available on http://bombaychamber.com/admin/uploaded/NEWS%20Block/MHA%20Lock%20Down%20Orders.pdf

15      https://trai.gov.in/sites/default/files/Consumer_Booklet_30042019.pdf

LYTUS TECHNOLOGIES HOLDINGS PRIVATE LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 — NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES (cont.)

The Company further believes that in the coming 12 months, upon the ending of COVID-19 lockdown restrictions, cash flow from operating activities should improve for the following reasons:

•        Monthly subscription fees paid by our customers will be billed and collected at the beginning of each month in advance;

•        The contracted operating expense for the streaming business is 61%, ensuring a confirmed net surplus of revenue for the Company.

•        Additional product offerings to customers such as our telemedicine business are expected to generate additional cash flow for the Company.

To further mitigate the impact of the current negative working capital and cash flow, the Company has also taken additional precautionary steps by approaching financial institutions and credit partners in India to create and avail credit lines and bridge financing against the company’s future cash flows;

Large Payment Obligation by the Company

On March 31, 2020, under the terms of its Customer Acquisition Agreement with Reachnet, the Company is obligated to make payments to Reachnet. This amount represents the largest payment obligation of the Company and is payable in four equal installments (25% each) on or before 31 July 2020 (or at a mutually agreeable date upon the ending of the COVID-19 lockdown restrictions), March 31, 2021, March 31, 2022 and March 31, 2023, respectively. Please refer to Note 23 on Business Combination.

Under the terms of the agreement with Reachnet, the Company was also scheduled to receive ‘Other Receivables’ due of approximately $15 million from Reachnet for the period of April 1, 2019 through March 31, 2020, as reflected in its books of accounts. The COVID-19 lockdown has delayed the settlement of this accounts receivable under its contract with Reachnet. The Company expects that this settlement will be implemented as soon as possible, upon the relaxation of COVID-19 restrictions in India. Upon such settlement and upon resumption of normal operations, the company expects to have sufficient available cash to be able to meet its current liabilities associated with the business. Please refer to the section below in this note on Other Income/Application of IFRS 15.

Furthermore, the Company is contemplating discussions with Reachnet’s Management to consider modifying its agreement with Reachnet by offering Reachnet stock in lieu of its current payment obligations. This modification, if implemented, should help substantially mitigate cash liquidity requirements for the Company.

Based on the above, we believe that upon lifting of the COVID-19 lockdown restrictions in India, the Company’s available potential cash balances should be sufficient to meet its requirements to carry out its operations effectively. After this offering, the Company may decide to enhance its liquidity position or increase its cash reserve for future investments through additional capital and finance funding.

Nature of Operations

Lytus Technologies Holdings Ptv. Ltd. (Reg. No. 2033207) (Lytus Tech or the Company) was incorporated on March 16, 2020 (date of inception) under the laws of the British Virgin Islands (BVI). On March 19, 2020, Lytus Tech acquired a wholly owned subsidiary, Lytus Technologies Private Limited (CIN U22100MH2008PTC182085) (Lytus India) and, on March 31, 2020, it acquired a majority shareholding (51%) in DDC CATV Network Private Limited (CIN: U64100DL2013PTC260426) (DDC India or DDC CATV). Lytus India was incorporated in India on 10 May 2008 for the purpose of providing telemedicine and online streaming content services to its subscribers and DDC CATV was incorporated in India on 20 November 2013 for the purpose of providing streaming services to its subscribers.

The Company’s registered office is at 116 Main Street, P.O. Box 3342, Road Town, Tortola British Virgin Islands. The consolidated financial statements comprise financial statements of the Company and its subsidiaries (together referred to as “the Group”).

LYTUS TECHNOLOGIES HOLDINGS PRIVATE LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 — NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES (cont.)

The Company has applied to list our common shares on the NASDAQ Capital Market under the trading symbol “LYT”. It is offering 2,727,272 common shares in our proposed Initial Public Offering (IPO) and we anticipate the price will be between $10 to $12 per share.

The Group applies judgement to determine whether each product or services promised to a customer are capable of being distinct, and are distinct in the context of the contract, if not, the promised product or services are combined and accounted as a single performance obligation. The Group allocates the arrangement consideration to separately identifiable performance obligation deliverables based on their relative stand-alone selling price.

Basis of preparation

These consolidated financial statements for the period from March 16, 2020 (date of inception) through March 31, 2020, are the Group’s first financial statements prepared in accordance with International Financial Reporting Standards (IFRS).

The accounting policies used for the preparation of these consolidated financial statements are based upon the application of IFRS 1.D17, which results in assets liabilities being measured at the same carrying amount as in the standalone financial statements of subsidiaries for the period ended March 31, 2020 after adjusting for consolidation and equity accounting adjustments and for the effects of the business combination in which the entity acquired the subsidiary.

The consolidated financial statements of the Company have been prepared in accordance with International Financial Reporting Standards (IFRS) and interpretations issued by the IFRS Interpretations Committee (IFRS IC) applicable to companies reporting under IFRS. The financial statements comply with IFRS as issued by the International Accounting Standards Board (IASB).

The functional and reporting currency of the Company and Group is “INR” and “US$”, respectively and all amounts, are rounded with two decimals, unless otherwise stated. The financial statements have been prepared under the historical cost convention.

Basis of Consolidation

The subsidiaries considered in the preparation of these consolidated financial statements are:

		% Shareholding and Voting Power
Name of Subsidiary	Country of Incorporation	As of March 31, 2020	As of March 16, 2020
Lytus Technologies Pvt. Ltd	India	100%	0%
DDC CATV Network Pvt. Ltd.	India	51%	0%

These consolidated financial statements are prepared in accordance with IFRS 10 “Consolidated Financial Statements”.

Subsidiaries are entities controlled by the Company. Control is achieved where the Company has existing rights that give it the current ability to direct the relevant activities that affect the Company’s returns and exposure or rights to variable returns from the entity. Subsidiaries are consolidated from the date of their acquisition, being the date on which the group obtains control, and continue to be consolidated until the date that such control ceases.

The consolidated financial statements of the Company and its subsidiaries are combined on a line-by-line basis by adding together the book values of like items of assets, liabilities, income and expenses. Intra-group balances and transactions and any unrealized profits or losses arising from intra group transaction, are eliminated. Unrealized losses are eliminated in the same way as unrealized gains, but only to the extent that there is no evidence of impairment.

LYTUS TECHNOLOGIES HOLDINGS PRIVATE LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 — NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES (cont.)

Non-controlling interests (NCI) in the net assets of consolidated subsidiaries are identified separately from the Group’s equity. Non-controlling interests consist of the amount of those interests at the date of the acquisition and the non-controlling shareholders’ share of changes in equity since the date of the acquisition.

Critical accounting estimates

The preparation of the consolidated financial statements requires the use of certain critical accounting estimates. It also requires management to exercise its judgement in the process of applying the Group’s accounting policies. The areas involving a higher degree of judgement or complexity, or areas where assumptions and estimates are significant to the financial statements, are disclosed in note 2.

New, revised or amended Accounting Standards and Interpretations adopted for fiscal period ended March 31, 2020

In January 2016, International Accounting Standards Board issued the final version of IFRS 16, Leases, which is effective for annual reporting periods beginning on or after 1 January 2019. IFRS 16 has replaced IAS 17 Leases, and its related interpretations. IFRS 16 sets out the principles for the recognition, measurement, presentation and disclosure of leases for both lessees and lessors. It introduces a single, on-balance sheet lease accounting model for lessees.

The Group has adopted IFRS 16, effective for the annual reporting period beginning April 1, 2019, however there are no lease transactions which required application of IFRS 16 and accordingly there is no impact on retained earnings or any other assets or liabilities.

The Group has also adopted IFRS 15, Revenue from Contracts with Customers and IFRS 9 Financial Instruments (2014), which became mandatorily effective for financial years beginning on or after 1 January 2018.

The nature and effect of the changes arising from these standards are summarized below.

IFRS 15 Revenue from Contracts with Customers

IFRS 15 replaces IAS 18 and covers contracts for goods and services. IFRS 15 is based on the principle that revenue is recognized when control of a good or service transfers to a customer; so the notion of control replaces the existing notion of risks and rewards.

The Group has adopted IFRS 15 from April 1, 2019, using a modified retrospective approach. Under this approach, transitional adjustments are recognized in retained earnings as of April 1, 2019 (the date of initial application), without restating the comparative period.

Under IFRS 15, the Group must evaluate the separability of the promised goods or services based on whether they are ‘distinct’. A promised good or service is ‘distinct’ if both:

•        the customer benefits from the item either on its own or together with other readily available resources: and

•        it is ‘separately identifiable’ form other promise in the contracts (i.e. the Group does not provide significant service integrating, modifying or customizing it).

While this represents significant new guidance, the implementation of this new guidance did not have a significant impact on the timing or amount of revenue recognized during the period. No adjustments were required to account for the impact of IFRS 15 on initial adoption.

LYTUS TECHNOLOGIES HOLDINGS PRIVATE LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 — NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES (cont.)

IFRIC 23 — Uncertainty over Income Tax treatments

The International Accounting Standard Board clarifies the accounting for uncertainties in income taxes. The interpretation is to be applied to the determination of taxable profit (tax loss), tax bases, unused tax losses, unused tax credits and tax rates, when there is uncertainty over income tax treatment under IAS 12. The adoption of IFRIC 23 did not any impact on consolidated financial statement of the Group.

India taxes are based on the Income Tax Act, 1961 (the Act) and the rules under the Income Tax Rules, 1962. The Act also provides for anti-avoidance rules at various places. The taxpayer is required to self-assess his tax position and file his tax return. The filed tax return is then subject to review and examination by the Indian tax authorities.

This requires recognition and measurement of uncertain tax positions using a “more-likely-than-not” approach. The management evaluated the Company’s tax positions and concluded that no provision for uncertainty in income taxes was necessary as of March 31, 2020. We evaluate our uncertain tax positions on a regular basis. Our evaluations are based on a number of factors, including changes in facts and circumstances, changes in tax law, correspondence with tax authorities during the course of audit and effective settlement of audit issues.

Changes in significant accounting policies

The Group’s accounting policies, which have changed as a result of the changes to accounting standards noted above, are summarized below:

Revenue

Revenue is recognized based on the transfer of services to a customer for an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. Revenue is measured at the fair value of consideration received or receivable taking into account the amount of discounts, rebates, outgoing taxes on sales.

To determine whether to recognize revenue, the Group follows a 5-step process:

1.      Identifying the contract with a customer

2.      Identifying the performance obligations

3.      Determining the transaction price

4.      Allocating the transaction price to the performance obligations

5.      Recognizing revenue when/as performance obligation(s) are satisfied

Further information about each source of revenue from contracts with customers and the criteria for recognition follows.

Subscription revenues

Subscription income includes subscription from subscribers. Revenue is recognized upon completion of services based on underlying subscription plan or agreements with the subscribers.

Carriage/Placement/Marketing Incentive revenues

Carriage/Placement/Marketing Incentive fees are recognized upon completion of services based on agreements with the broadcasters.

Advertising revenues

Advertisement income is recognized when relevant advertisements are telecasted.

LYTUS TECHNOLOGIES HOLDINGS PRIVATE LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 — NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES (cont.)

GST on all income

The Company collects Goods and Service Tax (GST) on behalf of the government and, therefore, it is not an economic benefit flowing to the Company. Hence, it is excluded from revenue.

The Company’s disaggregated revenues are disclosed in the consolidated statements of operations.

New, revised or amended Accounting Standards and Interpretations not yet Adopted

In May 2020, the IASB issued Reference to the Conceptual Framework, which made amendments to IFRS 3 Business Combinations. Entities which rely on the Conceptual Framework will need to consider whether their accounting policies are still appropriate under the revised Framework, with effect for annual periods beginning on or after 1 January 2020. The Group does not expect the amendment to have any impact on its consolidated financial statements.

The IASB has issued ‘Definition of a Business (Amendments to IFRS 3)’ aimed at resolving the difficulties that arise when an entity determines whether it has acquired a business or a group of assets. The amendments are effective for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after 1 January 2020. The Group does not expect the amendment to have any impact on its evaluation of whether activities and assets acquired are a business or a group of assets.

The IASB issued Definition of Material (Amendments to IAS 1 and IAS 8) in October 2018 to clarify and align the definition of material. The amendments are intended to improve the understanding of the existing requirements rather than to significantly impact an entity’s materiality judgements. The amendments must be applied prospectively for annual reporting periods beginning on or after 1 January 2020, with earlier application permitted. The Group does not expect the amendment to have any impact on its evaluation of ‘material’ in relation to its consolidated financial statements.

The IASB has issued amendments to IFRS 9, IAS 39 and IFRS 7 that provide certain reliefs in connection with interest rate benchmark reform. The reliefs relate to hedge accounting and have the effect that inter-bank offered rates (“IBOR”) reform should not generally cause hedge accounting to terminate. However, any hedge ineffectiveness should continue to be recorded in the income statement. The amendments must be applied prospectively for annual reporting periods beginning on or after 1 January 2020, with earlier application permitted. The Group does not expect the amendment to have a significant impact on its consolidated financial statements.

The IASB has issued ‘Classification of Liabilities as Current or Non-current (Amendments to IAS 1)’ providing a more general approach to the classification of liabilities under IAS 1 based on the contractual agreements in place at the reporting date. The amendments are effective for annual reporting periods beginning on or after 1 January 2022 and are to be applied retrospectively with application permitted. The Group does not expect the amendments to have any significant impact on its presentation of liabilities in its statement of financial position.

There are no other standards that are not yet effective and that would be expected to have a material impact on the entity in future reporting periods and on foreseeable future transactions.

Current and non-current classification

Assets and liabilities are presented in the statement of financial position based on current and non-current classification.

An asset is classified as current when: it is either expected to be realized or intended to be sold or consumed in normal operating cycle; it is held primarily for the purpose of trading; it is expected to be realized within 12 months after the reporting period; or the asset is cash or cash equivalent unless restricted from being exchanged or used to settle a liability for at least 12 months after the reporting period. All other assets are classified as non-current.

LYTUS TECHNOLOGIES HOLDINGS PRIVATE LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 — NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES (cont.)

A liability is classified as current when: it is either expected to be settled in normal operating cycle; it is held primarily for the purpose of trading; it is due to be settled within 12 months after the reporting period; or there is no unconditional right to defer the settlement of the liability for at least 12 months after the reporting period. All other liabilities are classified as non-current.

The operating cycle is the time between the acquisition of assets for processing and their realization in cash and cash equivalents. The Company has identified twelve months as its operating cycle.

Functional and presentation currency

Items included in the financial statements of the Company are measured using the currency of India (INR) which is the primary economic environment in which the Company operates (‘the functional currency’). The financial statements are presented in United States dollars.

Transactions and balances

Foreign currency transactions are translated into the presentation currency using the exchange rates at the dates of the transactions. Foreign exchange gains and losses resulting from the settlement of such transactions and from the translation of monetary assets and liabilities denominated in foreign currencies at year end exchange rates are generally recognized in profit or loss. They are deferred in equity if they relate to qualifying cash flow hedges and qualifying net investment hedges or are attributable to part of the net investment in a foreign operation.

Foreign exchange gains and losses that relate to borrowings are presented in the statement of profit or loss, within finance costs. All other foreign exchange gains and losses are presented in the statement of profit or loss on a net basis within other gains/(losses).

Non-monetary items that are measured at fair value in a foreign currency are translated using the exchange rates at the date when the fair value was determined. Translation differences on assets and liabilities carried at fair value are reported as part of the fair value gain or loss. For example, translation differences on non-monetary assets and liabilities such as equities held at fair value through profit or loss are recognized in profit or loss as part of the fair value gain or loss and translation differences on non-monetary assets such as equities classified as of fair value through other comprehensive income are recognized in other comprehensive income.

Financial Instruments

Financial Assets

Classification

The Group classifies its financial assets in the following measurement categories:

•        those to be measured subsequently at fair value (either through OCI or through profit or loss), and

•        those to be measured at amortized cost.

The classification depends on the entity’s business model for managing the financial assets and the contractual terms of the cash flows. For assets measured at fair value, gains and losses will either be recorded in profit or loss or OCI. For investments in equity instruments that are not held for trading, this will depend on whether the Company has made an irrevocable election at the time of initial recognition to account for the equity investment at fair value through other comprehensive income (FVOCI).

The Group reclassifies debt investments when and only when its business model for managing those assets changes.

LYTUS TECHNOLOGIES HOLDINGS PRIVATE LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 — NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES (cont.)

Recognition and derecognition

Regular way purchases and sales of financial assets are recognized on trade-date, the date on which the Group commits to purchase or sell the asset. Financial assets are derecognized when the rights to receive cash flows from the financial assets have expired or have been transferred and the Group has transferred substantially all the risks and rewards of ownership.

Measurement

At initial recognition, the Group measures a financial asset at its fair value plus, in the case of a financial asset not at fair value through profit or loss (FVPL), transaction costs that are directly attributable to the acquisition of the financial asset. Transaction costs of financial assets carried at FVPL are expensed in profit or loss.

Debt instruments

Subsequent measurement of debt instruments depends on the Group business model for managing the asset and the cash flow characteristics of the asset. There are three measurement categories into which the Company classifies its debt instruments:

Amortized cost: Assets that are held for collection of contractual cash flows where those cash flows represent solely payments of principal and interest are measured at amortized cost. Interest income from these financial assets is included in finance income using the effective interest rate method. Any gain or loss arising on derecognition is recognized directly in profit or loss and presented in other gains/(losses) together with foreign exchange gains and losses. Impairment losses are presented as separate line item in the statement of profit or loss.

FVOCI: Assets that are held for collection of contractual cash flows and for selling the financial assets, where the assets’ cash flows represent solely payments of principal and interest, are measured at FVOCI. Movements in the carrying amount are taken through OCI, except for the recognition of impairment gains or losses, interest income and foreign exchange gains and losses which are recognized in profit or loss. When the financial asset is derecognized, the cumulative gain or loss previously recognized in OCI is reclassified from equity to profit or loss and recognized in other gains/(losses). Interest income from these financial assets is included in finance income using the effective interest rate method. Foreign exchange gains and losses are presented in other gains/(losses) and impairment expenses are presented as separate line item in the statement of profit or loss.

FVPL: Assets that do not meet the criteria for amortized cost or FVOCI are measured at FVPL. A gain or loss on a debt investment that is subsequently measured at FVPL is recognized in profit or loss and presented net within other gains/(losses) in the period in which it arises.

Equity instruments

The Group subsequently measures all equity investments at fair value. Where the Group management has elected to present fair value gains and losses on equity investments in OCI, there is no subsequent reclassification of fair value gains and losses to profit or loss following the derecognition of the investment. Dividends from such investments continue to be recognized in profit or loss as other income when the Group right to receive payments is established.

Changes in the fair value of financial assets at FVPL are recognized in other gains/(losses) in the statement of profit or loss as applicable. Impairment losses (and reversal of impairment losses) on equity investments measured at FVOCI are not reported separately from other changes in fair value.

Impairment

The Group assesses on a forward-looking basis the expected credit loss associated with its debt instruments carried at amortized cost and FVOCI. The impairment methodology applied depends on whether there has been a significant increase in credit risk.

LYTUS TECHNOLOGIES HOLDINGS PRIVATE LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 — NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES (cont.)

For trade receivables only, the Company measures the expected credit loss associated with its trade receivables based on historical trend, industry practices and the business environment in which the entity operates or any other appropriate basis. The impairment methodology applied depends on whether there has been a significant increase in credit risk.

Financial Liabilities

Initial Recognition and Measurement

All financial liabilities are recognized initially at fair value and in the case of loans and borrowings and payables, net of directly attributable transaction costs. The Group financial liabilities include trade and other payables, loans, and borrowings including bank overdrafts and derivative financial instruments.

Subsequent measurement

Financial liabilities at amortized cost:

After initial measurement, such financial liabilities are subsequently measured at amortized cost using the effective interest rate (EIR) method. Amortized cost is calculated by taking into account any discount or premium on acquisition and fees or costs that are an integral part of the EIR. The EIR amortization is included in finance costs in the Statement of Profit and Loss.

Borrowings

Borrowings are initially recognized at fair value, net of transaction costs incurred. Borrowings are subsequently measured at amortized cost. Any difference between the proceeds (net of transaction costs) and the redemption amount is recognized in the Statement of Profit and Loss over the period of the borrowings using the EIR method.

Trade and Other Payables

These amounts represent liabilities for goods and services provided to the Group prior to the end of the period which are unpaid. Trade and other payables are presented as current liabilities unless payment is not due within 12 months after the reporting period. They are recognized initially at their fair value and subsequently measured at amortized cost using the effective interest method.

Financial Guarantee Obligations

The fair value of financial guarantees is determined as the present value of the difference in net cash flows between the contractual payments under the debt instrument and the payments that would be required without the guarantee, or the estimated amount that would be payable to a third party for assuming the obligations. Where guarantees in relation to loans or other payables of subsidiaries, joint ventures or associates are provided for no compensation, the fair values as of the date of transition are accounted for as contributions and recognized as part of the cost of the equity investment.

Derecognition

Financial assets

The Group derecognizes a financial asset when the contractual rights to the cash flows from the financial asset expire, or it transfers the rights to receive the contractual cash flows in a transaction in which substantially all of the risks and rewards of ownership of the financial asset are transferred or in which the Group neither transfers nor retains substantially all of the risks and rewards of ownership and it does not retain control of the financial asset.

LYTUS TECHNOLOGIES HOLDINGS PRIVATE LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 — NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES (cont.)

The Group enters into transactions whereby it transfers assets recognized in its statement of financial position but retains either all or substantially all of the risks and rewards of the transferred assets. In these cases, the transferred assets are not derecognized.

Financial Liability

The Group derecognizes a financial liability when its contractual obligations are discharged or cancelled, or expire. The Group also derecognizes a financial liability when its terms are modified and the cash flows of the modified liability are substantially different, in which case a new financial liability based on the modified terms is recognized at fair value.

On derecognition of a financial liability, the difference between the carrying amount extinguished and the consideration paid (including any non-cash assets transferred or liabilities assumed) is recognized in profit or loss.

Income tax

The income tax expense or benefit for the period is the tax payable on that period’s taxable income based on the applicable income tax rate for each jurisdiction, adjusted by the changes in deferred tax assets and liabilities attributable to temporary differences, unused tax losses and the adjustment recognized for prior periods, where applicable.

Deferred tax assets and liabilities are recognized for temporary differences at the tax rates expected to be applied when the assets are recovered or liabilities are settled, based on those tax rates that are enacted or substantively enacted, except for:

•        When the deferred income tax asset or liability arises from the initial recognition of goodwill or an asset or liability in a transaction that is not a business combination and that, at the time of the transaction, affects neither the accounting nor taxable profits; or

•        When the taxable temporary difference is associated with interests in subsidiaries, associates or joint ventures, and the timing of the reversal can be controlled, and it is probable that the temporary difference will not reverse in the foreseeable future.

Deferred tax assets are recognized for deductible temporary differences and unused tax losses only if it is probable that future taxable amounts will be available to utilize those temporary differences and losses.

The carrying amount of recognized and unrecognized deferred tax assets are reviewed at each reporting date. Deferred tax assets recognized are reduced to the extent that it is no longer probable that future taxable profits will be available for the carrying amount to be recovered. Previously unrecognized deferred tax assets are recognized to the extent that it is probable that there are future taxable profits available to recover the asset.

Deferred tax assets and liabilities are offset only where there is a legally enforceable right to offset current tax assets against current tax liabilities and deferred tax assets against deferred tax liabilities; and they relate to the same taxable authority on either the same taxable entity or different taxable entities which intend to settle simultaneously.

As of March 31, 2020, the Group had no significant uncertain tax positions that qualify for either recognition or disclosure in the financial statements. The Group recognizes interest and penalties related to significant uncertain income tax positions in other expense. There were no such interest and penalties incurred for the period ended March 31, 2020.

Under section 115-O of the Indian Income Tax Act, 1961, distribution of dividends, paid by Indian company until March 31, 2020 is subject to dividend distribution tax (DDT) at an effective rate of 20.56% (inclusive of the applicable surcharge of 12% and health and education cess of 4%). Repatriation of dividend will not require Reserve Bank of India approval, subject to compliance and certain other conditions met per the Indian Income Tax Act, 1961.

LYTUS TECHNOLOGIES HOLDINGS PRIVATE LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 — NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES (cont.)

Cash and cash equivalents

Cash and cash equivalents comprise cash on hand and demand deposits and other short-term highly liquid investments that are readily convertible to a known amount of cash and are subject to an insignificant risk of changes in value.

Property and Equipment

Property and Equipment assets are carried at cost less accumulated depreciation and accumulated impairment losses, if any. Cost includes expenditure that is directly attributable to the acquisition of the items.

Subsequent costs are included in the asset’s carrying amount or recognized as a separate asset, as appropriate, only when it is probable that future economic benefits associated with the item will flow to the Group and the cost of the item can be measured reliably. The carrying amount of any component accounted for as a separate asset is derecognized when replaced. All other repairs and maintenance are charged to the Statement of Profit and Loss during the reporting period in which they are incurred.

Capital work in progress (CWIP) includes cost of property and equipment under installation/under development, as of balance sheet date. All project related expenditures related to civil works, machinery under erection, construction and erection materials, preoperative expenditure incidental/attributable to the construction of projects, borrowing cost incurred prior to the date of commercial operations and trial run expenditure are shown under CWIP. Property and Equipment are derecognized from the financial statements, either on disposal or when retired from active use. Gains and losses on disposal or retirement of Property and Equipment are determined by comparing proceeds with carrying amount. These are recognized in the Statement of Profit and Loss.

Depreciation methods, estimated useful lives and residual value

Depreciation is calculated to write off the cost of items of property and equipment less their estimated residual values using the written down method over their estimated useful lives and is generally recognized in profit or loss. Leased assets are depreciated over the shorter of the lease term and their useful lives unless it is reasonably certain that the Group will obtain ownership by the end of the lease term. Land is not depreciated.

The estimated useful lives of property and equipment for current and comparative periods are as follows:

Buildings	40 years
Property and equipment	3 – 15 years
Fixtures and fittings	5 – 10 years

Depreciation methods, useful lives and residual values are reviewed at each reporting date and adjusted if appropriate.

Fair value measurement

When an asset or liability, financial or non-financial, is measured at fair value for recognition or disclosure purposes, the fair value is based on the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date; and assumes that the transaction will take place either: in the principal market; or in the absence of a principal market, in the most advantageous market.

Fair value is measured using the assumptions that market participants would use when pricing the asset or liability, assuming they act in their economic best interests. For non-financial assets, the fair value measurement is based on its highest and best use. Valuation techniques that are appropriate in the circumstances and for which sufficient data are available to measure fair value, are used, maximizing the use of relevant observable inputs and minimizing the use of unobservable inputs.

LYTUS TECHNOLOGIES HOLDINGS PRIVATE LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 — NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES (cont.)

Intangible Assets

Separately purchased intangible assets are initially measured at cost. Intangible assets acquired in a business combination are recognized at fair value at the acquisition date. Subsequently, intangible assets are carried at cost less any accumulated amortization and accumulated impairment losses, if any.

The useful lives of intangible assets are assessed as either finite or indefinite. Finite-life intangible assets are amortized on a written down basis over the period of their expected useful lives. Estimated useful lives by major class of finite-life intangible assets are as follow:

Customers acquisition	5 Years
Trademark/Copy rights	5 Years
Computer Software	5 Years

The amortization period and the amortization method for definite life intangible assets is reviewed annually.

For indefinite life intangible assets, the assessment of indefinite life is reviewed annually to determine whether it continues, if not, it is impaired or changed prospectively basis revised estimates.

Goodwill is initially recognized based on the accounting policy for business combinations. These assets are not amortized but are tested for impairment annually.

IAS 38 requires an entity to recognize an intangible asset, whether purchased or self-created (at cost) if, and only if: [IAS 38.21]

a.it is probable that the future economic benefits that are attributable to the asset will flow to the entity; and

b.      the cost of the asset can be measured reliably.

The probability of future economic benefits must be based on reasonable and supportable assumptions about conditions that will exist over the life of the asset. [IAS 38.22] The probability recognition criterion is always considered to be satisfied for intangible assets that are acquired separately or in a business combination. [IAS 38.33]

Para 25 of IAS 38 provides that the price an entity pays to acquire separately an intangible asset will reflect expectations about the probability that the expected future economic benefits embodied in the asset will flow to the entity. In other words, the entity expects there to be an inflow of economic benefits, even if there is uncertainty about the timing or the amount of the inflow. Therefore, the probability recognition criteria in Para 21(a) is always considered to be satisfied for separately acquired intangible assets. Para 26 of IAS 38 provides that the costs of a separately acquired intangible asset can usually be measured reliably. This is particularly so when the purchase consideration is in the form of cash or other monetary assets.

Borrowing Costs

Borrowing costs directly attributable to the acquisition, construction or production of an asset that necessarily takes a substantial period of time to get ready for its intended use or sale are capitalized as part of the cost of the asset. All other borrowing costs are expensed in the period in which they occur. Borrowing costs consist of interest and other costs that an entity incurs in connection with the borrowing of funds.

LYTUS TECHNOLOGIES HOLDINGS PRIVATE LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 — NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES (cont.)

Provisions

Provisions are recognized when the Group has a present legal or constructive obligation as a result of past events, it is probable that an outflow of resources will be required to settle the obligation and the amount can be reliably estimated. Provisions are not recognized for future operating losses.

Where there are a number of similar obligations, the likelihood that an outflow will be required in settlement is determined by considering the class of obligations as a whole. A provision is recognized even if the likelihood of an outflow with respect to any one item included in the same class of obligations may be small.

Provisions are measured at the present value of management’s best estimate of the expenditure required to settle the present obligation at the end of the reporting period. The discount rate used to determine the present value is a pre-tax rate that reflects current market assessments of the time value of money and the risks specific to the liability. The increase in the provision due to the passage of time is recognized as finance cost.

Deferred Offering Costs

Deferred Offering Costs consists of legal, accounting, underwriter’s fees, and other costs incurred through the balance date that are directly related to the proposed Initial Public Offering (IPO) and that would be charged to stockholder equity upon completion of the proposed IPO. Should the proposed IPO prove unsuccessful, deferred costs and additional expenses to be incurred would be charged to operations.

Issued Capital

Common shares are classified as equity.

Incremental costs directly attributable to the issue of new shares or options are shown in equity as a deduction, net of tax, from the proceeds.

Costs related to an initial offering are expensed in the statement of profit or loss and other comprehensive income.

Dividends

Dividend distributions to the Group’s shareholders are recognized as a liability in the financial statements in the period in which the dividends are approved.

Earnings per share

Basic earnings per share

Basic earnings per share is calculated by dividing the profit attributable to the owners of Lytus Technologies Limited, excluding any costs of servicing equity other than common shares, by the weighted average number of common shares outstanding during the financial year, adjusted for bonus elements in common shares issued during the financial year.

Diluted earnings per share

Diluted earnings per share adjusts the figures used in the determination of basic earnings per share to take into account the after income tax effect of interest and other financing costs associated with dilutive potential common shares and the weighted average number of shares assumed to have been issued for no consideration in relation to dilutive potential common shares.

LYTUS TECHNOLOGIES HOLDINGS PRIVATE LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — CRITICAL ACCOUNTING JUDGEMENTS, ASSESSMENTS, AND ASSUMPTIONS

Under IFRS 1, the Group is required to make estimates and assumptions in presentation and preparation of the financial statements for the period March 16, 2020 (date of inception) throughout March 31, 2020.

Key estimates considered in preparation of the financial statement that were not required under the previous GAAP are listed below:

•        Fair Valuation of financial instruments carried at Fair Value Through Profit or Loss (“FVTPL”) and/or Fair Value Through Other Comprehensive Income (“FVOCI”). See Note 1 on Financial Instruments on page F-58 for additional discussion on FVTPL and FVOCI.

•        Impairment of financial assets based on the expected credit loss model.

•        Determination of the discounted value for financial instruments carried at amortized cost.

Previous GAAP figures of subsidiaries have been reclassified/regrouped to confirm the presentation requirements under IFRS.

As such there are no material differences or impact due to transition from Indian GAAP to IFRS and hence restated summaries of equity and profit & loss not given for subsidiaries.

NOTE 3 — OTHER INCOME

SUCCESSOR

Other Income — Income on Acquisition of Customer-Contracts

Other Income of approximately $15 million is presented on the basis that all conditions have been satisfied as of 26 March 2020, to consummate closing of the Group’s acquisition agreement with Reachnet Cable Services Pvt. Ltd. (“Reachnet”) in which the Group acquired the customers and corresponding revenues (refer to Note 22 regarding agreement with Reachnet).

The Group has acquired approximately 1.8 million subscriber connections from a licensed streaming company (Reachnet), through the Agreements dated 21 June 2019 and 6 December 2019, and the income entitlement rights from April 1, 2019, for a consideration of $59 million. On 26 March 2020, the arrangement was consummated when pre-conditions were waived by mutual consent. The net surplus remaining with the Company is approximately $15 million. Considering that the acquired customers were integrated into the Group’s normal course of business on 26 March 2020, the revenue arising therefrom is recognized as “other income”.

The Group is free to appoint any licensed service provider for provision of streaming services. There is no binding or lock-in arrangement for providing streaming services to subscribers through Reachnet. The agreement contemplates only acquisition of subscriber base and is not an agreement to acquire or purchase the business of Reachnet. The Group has ensured adequate safeguard to secure acquired customer contracts through non-compete clause and non-solicitation of subscribers clause. In respect of streaming services, Lytus India has outsourced the provision of streaming services to Reachnet in the capacity of a service provider. Going forward, with respect of non-streaming services (such as MedTech IOT) these services would be billed directly by the Company and costs and revenue would not be shared with Reachnet.

PREDECESSOR

Other Income of $3,585 as of 15 March 2020 represents sundry debit balance written off.

LYTUS TECHNOLOGIES HOLDINGS PRIVATE LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4 — EXPENSES

Expenses consist of the following for the period March 16, 2020 (date of inception) through March 31, 2020, and predecessor periods April 1, 2019 through March 15, 2020 and year ended March 31, 2019:

	SUCCESSOR (US$)	PREDECESSOR
	For the period March 16, 2020 through March 31, 2020	For the period April 1, 2019 through March 15, 2020	Year Ended March 31, 2019
Amortization	$204,086	$—	$—
Legal and professional expenses	272,894	412	601
Staffing expense	15,777	—	—
Other operating expenses	8,463	—	—
Total expenses	$501,220	$412	$601

NOTE 5 — INCOME TAX

Income tax consist of the following as of March 31, 2020, and predecessor periods April 1, 2019 through March 15, 2020 and year ended March 31, 2019:

Consolidated income statement

	SUCCESSOR (US$)	PREDECESSOR
	For the period March 16, 2020 through March 31, 2020	For the period April 1, 2019 through March 15, 2020	Year Ended March 31, 2019
Current tax expense	$1,987,659	$—	$—
Deferred tax expense	1,907,015	—	—
Total expenses	$3,894,674	$—	$—

Consolidated statement of comprehensive income

	SUCCESSOR (US$)	PREDECESSOR
	For the period March 16, 2020 through March 31, 2020	For the period April 1, 2019 through March 15, 2020	Year Ended March 31, 2019
Deferred tax related to item charged directly to equity:	$—	$—	$—
Net loss on translations of foreign subsidiaries	103,233	631	631

Deferred tax related to the translations of foreign operations of Lytus Technologies Private Limited a Wholly owned subsidiary of the Group from INR to USD have been calculated at the rate of the jurisdiction in which a subsidiary situated i.e. in India (at the rate 25.17%).

LYTUS TECHNOLOGIES HOLDINGS PRIVATE LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5 — INCOME TAX (cont.)

Accounting for Income Taxes

British Virgin Islands

Under the current laws of BVI, Lytus Technology Holdings Private Limited is not subject to tax on income or capital gains. In addition, payments of dividends by the Company to their shareholders are not subject to withholding tax in the BVI.

India (subsidiaries in India)

Income tax expense represents the sum of the current tax and deferred tax.

The charge for current tax is based on the result for the period adjusted for items which are non-assessable or disallowed. It is calculated using tax rates that have been enacted or substantively enacted by the reporting date.

Current and deferred tax is recognized in the income statement unless the item to which the tax relates was recognized outside the income statement being other comprehensive income or equity. The tax associated with such an item is also recognized in other comprehensive income or equity respectively.

A reconciliation between tax expense and the product of accounting profit multiplied by Indian domestic tax rate for the period March 16, 2020 (date of inception) through March 31, 2020, and predecessor period year from April 2018 through March 31, 2019 as follows:

	For the period March 16, 2020 to March 31, 2020 (US$)	For the period April 1, 2019 through March 15, 2020	2019 (US$)
Accounting profit before tax	$15,258,173	3,173	(601)
Set off taxable business loss of the earlier year		(3,173)
Add: Net loss of the Lytus BVI	208,889	—	—
Accounting profit of Lytus India and DDC CATV	15,467,062	—	(601)
At Indian statutory income tax rate of 25.17%	3,893,059	—	—
Accelerated tax depreciation and amortization	(1,907,015)	—	—
Non-deductible expenses (net)	(1,615)	—	—
Income tax reported on consolidated profit and loss	$1,987,659	—	—

Reflected in the financial statement of financial position as follows:

2020 (US$)
Current income tax accrual	$1,987,659
Current income tax on business combination	18,089
Total accrued income taxes	$2,005,748

LYTUS TECHNOLOGIES HOLDINGS PRIVATE LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5 — INCOME TAX (cont.)

Deferred tax

Deferred tax relates to the following temporary differences:

	Successor	Predecessor
	For the period 16 March 2020 (date of inception) through 31 March 2020	For the period 1 April 2019 through 15 March 2020	March 31, 2019 (US$)
	Consolidated Statement of financial Position	Consolidated Statement of financial Position	Consolidated Statement of financial Position
Deferred tax assets
Acquired in business combination	$52,787	—	—
Foreign currency translations of foreign subsidiary	103,233	338	—
Total deferred tax assets	$156,020	338	—
Deferred tax liabilities
Accelerated depreciation and amortization on tangible and intangible assets	$1,907,015	—	—

Reconciliation of deferred tax (liabilities)/asset net:

As of March 31, 2020 (US$)
Opening balance	—
Tax expense during the period recognized in statement of profit & loss	$(1,907,015)
Exchange rate difference	—
Tax expenses during the period recognized in other comprehensive income	103,233
On change of rates from 22.88% to 25.17%	—
Temporary timing differences – Others	—
Acquired in business combination	52,787
Total deferred tax liabilities (net)	$(1,750,995)

NOTE 6 — TRADE RECEIVABLES

Trade receivables consist of the following as of March 31, 2020 and predecessor periods April 1, 2019 through March 15, 2020 and year ended March 31, 2019:

	2020 (US$)	PREDECESSOR for the period April 1, 2019 through March 15, 2020	PREDECESSOR 2019 (US$)
Acquired in business combination of DDC CATV Network Private Limited	$390,151	—	$—

LYTUS TECHNOLOGIES HOLDINGS PRIVATE LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7 — OTHER RECEIVABLES

Other receivables consist of the following as of March 31, 2020 and predecessor periods April 1, 2019 through March 15, 2020 and year ended March 31, 2019:

	2020 (US$)	PREDECESSOR for the period April 1, 2019 through March 15, 2020	PREDECESSOR 2019 (US$)
Net Receivable from Reachnet Cable Service Pvt. Ltd.	$14,873,070	—	$—
GST and other taxes on the above	2,677,153	—	—
	$17,550,223	—	$—

NOTE 8 — OTHER CURRENT ASSETS

Other current assets consist of the following as of March 31, 2020 and predecessor periods April 1, 2019 through March 15, 2020 and year ended March 31, 2019:

	2020 (US$)	PREDECESSOR for the period April 1, 2019 through March 15, 2020	PREDECESSOR 2019 (US$)
GST receivables and other tax deposits	$32,209	$2,380	$2,555
Advance to suppliers	60,007	—	—
Income tax receivables	22,386	—	—
Withholding tax receivables	38,121	—	—
Prepaid expenses	11,124	—	—
	$163,847	$2,380	$2,555

NOTE 9 — PROPERTY AND EQUIPMENT

Property and equipment consist of the following as of March 31, 2020 and predecessor periods April 1, 2019 through March 15, 2020 and year ended March 31, 2019:

	2020 (US$)	PREDECESSOR for the period April 1, 2019 through March 15, 2020 (US$)	PREDECESSOR 2019 (US$)
Equipment (customer devices and other equipment) – at cost	$1,124,326	$—	$—
Less: Accumulated depreciation	—	—	—
	1,124,326	—	—
Office equipment, furniture, and vehicles – at cost	6,208	—	—
Less: Accumulated depreciation	—	—	—
	6,208	—	—
Total Property and Equipment	$1,130,534	$—	$—

LYTUS TECHNOLOGIES HOLDINGS PRIVATE LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9 — PROPERTY AND EQUIPMENT (cont.)

Depreciation expense for the period March 16, 2020 through March 31, 2020, was $0, as all the above assets were acquired as of March 31, 2020 in the acquisition with DDC CATV (Refer to Note 23 on Business Combination). Property and equipment consist of the following:

Description	Plant & Equipment	Furniture & Fittings	Vehicles	Office equipment’s	Computer equipment’s	Total
March 16, 2020 (date of inception)	$—	$—	$—	$—	$—	$—
Acquisition through business combination	1,124,326	337	754	4,425	692	1,130,534
As of March 31, 2020	1,124,326	337	754	4,425	692	1,130,534

Accumulated depreciation and impairment loss	—	—	—	—	—	—
March 16, 2020 (date of inception)	—	—	—	—	—	—
Acquisition through business combination	—	—	—	—	—	—
Charge for the period	—	—	—	—	—	—
As of March 31, 2020
Net block as of March 31, 2020	1,124,326	337	754	4,425	692	1,130,534

There is no fixed asset in the predecessor period.

NOTE 10 — INTANGIBLE ASSETS AND GOODWILL

Intangible assets and Goodwill consist of the following as of March 31, 2020 and predecessor periods April 1, 2019 through March 15, 2020 and year ended March 31, 2019:

	2020 (US$)	PREDECESSOR 2019 (US$)
Customer Acquisition (purchased during the period)	$59,216,654	—	—
Less: Accumulated amortization for the period	(204,086)	—	—
	59,012,568	—	—
Goodwill (Refer Note 23)	313,345	—	—
Software (acquired in business combination with DDC CATV)	377	—	—
Total Intangible Assets and Goodwill	$59,326,290	—	—

Amortization expense for the period March 16, 2020 (date of inception) through March 31, 2020 was $204,086.

LYTUS TECHNOLOGIES HOLDINGS PRIVATE LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10 — INTANGIBLE ASSETS AND GOODWILL (cont.)

On acquiring Lytus India, the group has acquired unstructured capital work in progress (trademark of $7,443) as referred in Note 22 — Acquisition of Customers. The same has been written off as not usable and was disclosed in ‘other operating expenses’.

Description	Customer Acquisition	Goodwill on consolidation	Software	Total
March 16, 2020 (the date of inception)	$—	$—	$—	$—
Additions (Refer Notes below)	59,216,654	313,345		59,529,999
Acquisition through business combination			377	377
As of March 31, 2020	59,216,654	313,345	377	59,530,376

Accumulated amortization
March 16, 2020 (the date of inception)	—	—	—	—
Charge for the year	204,086	—	—	204,086
Acquisition through business combination	—	—	—	—
Disposals	—	—	—	—
As of March 31, 2020	204,086	—	—	204,086
Net Intangible Assets and Goodwill As of March 31, 2020	$59,012,568	$313,345	$377	$59,326,290

Note: The above intangible assets are other than internally generated. Refer Note 23 for goodwill on consolidation

There is no intangible asset in the predecessor period.

NOTE 11 — BORROWINGS

Borrowings consist of the following as of March 31, 2020 and predecessor periods April 1, 2019 through March 15, 2020 and year ended March 31, 2019:

	SUCCESSOR FOR THE PERIOD MARCH 16, 2020 THROUGH MARCH 31, 2020 (US$)	PREDECESSOR FOR THE PERIOD APRIL 1, 2019 THROUGH MARCH 15, 2020	PREDECESSOR March 31, 2019 (US$)
Loan from related party	$—	$—	$30,841
Loan from directors	1,587,216	11,492	14,753
	$1,587,216	$11,492	$45,594

Loan from directors is interest free and is repayable on demand. There is a pre-existing loan of approximately $1.5 million from a director of DDC CATV Network Private Limited that was given prior to the business combination.

LYTUS TECHNOLOGIES HOLDINGS PRIVATE LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12 — TRADE PAYABLES

Trade payables consist of the following as of March 31, 2020 and predecessor periods April 1, 2019 through March 15, 2020 and year ended March 31, 2019:

	SUCCESSOR FOR THE PERIOD MARCH 16, 2020 THROUGH MARCH 31, 2020 (US$)	PREDECESSOR FOR THE PERIOD APRIL 1, 2019 THROUGH MARCH 15, 2020	PREDECESSOR FOR THE PERIOD APRIL 1, 2018 THROUGH MARCH 31, 2019 (US$)
Trade payables	$401,139	719	$1,148
Employee related payables	24,528	—	—
	$425,667	719	$1,148

Changes in trade payables as of and for the period ended March 31, 2020 consist of the following:

March 16, 2020 (date of inception)	$—
Current period expense	425,667
Payments	—
March 31, 2020	$425,667

NOTE 13 — OTHER FINANCIAL LIABILITIES

Other financial liabilities consist of the following as of March 31, 2020 and predecessor periods April 1, 2019 through March 15, 2020 and year ended March 31, 2019:

	2020 (US$)	PREDECESSOR 2019 (US$)
Payable in connection with the Acquisition of DDC CATV Network Private Limited (Refer Note 23)	$265,410	—	$—
Professional fees payable	80,514	—	—
	$345,924	—	$—

Changes in other financial liabilities as of and for the period ended March 31, 2020 consist of the following:

March 16, 2020 (date of inception)	$—
Current period expense	345,924
Payments	—
March 31, 2020	$345,924

LYTUS TECHNOLOGIES HOLDINGS PRIVATE LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14 — OTHER CURRENT LIABILITIES

Other current liabilities consist of the following as of March 31, 2020 and predecessor periods April 1, 2019 through March 15, 2020 and year ended March 31, 2019:

	SUCCESSOR FOR THE PERIOD MARCH 16, 2020 THROUGH MARCH 31, 2020 (US$)	PREDECESSOR FOR THE PERIOD APRIL 1, 2019 THROUGH MARCH 15, 2020	PREDECESSOR FOR THE PERIOD APRIL 1, 2018 THROUGH MARCH 31, 2019 (US$)
GST and other tax liabilities	$2,721,492	101	$108
Advances from customers	1,132	—	—
	$2,722,624	101	$108

Changes in other current liabilities as of and for the period ended March 31, 2020 consist of the following:

March 16, 2020 (date of inception)	$—
Current period expense	2,722,624
Payments	—
March 31, 2020	$2,722,624

NOTE 15 — CUSTOMER ACQUISITION PAYABLE

Customer Acquisition Payable consist of the following as of March 31, 2020 and predecessor periods April 1, 2019 through March 15, 2020 and year ended March 31, 2019:

	2020 (US$)	PREDECESSOR FOR THE PERIOD APRIL 1, 2019 THROUGH MARCH 15, 2020	PREDECESSOR 2019 (US$)
Customer acquisition payable to Reachnet*	$58,745,436	—	$—
Customer acquisition payable to Reachnet, current portion	(29,372,718)	—	—
Customer acquisition payable to Reachnet, non-current portion	$29,372,718	—	$—

____________

*        The Group has acquired customers from Reachnet Cable Services Private Limited (“Reachnet”), through an Agreement to Acquire Customers dated June 21, 2019, and the income entitlement rights from April 1, 2019, for a consideration of approximately $59 million. This amount is payable in four equal installments (25% each) on or before 31 July 2020 (or at a mutually agreeable date upon the ending of the COVID-19 lockdown restrictions), March 31, 2021, March 31, 2022 and March 31, 2023, respectively. Refer to Note 22 on Acquisition of Customers. Per the agreement, dated July 31, 2020, payment has not been paid and will be paid at a mutually agreed date after the COVID-19 restrictions have been lifted and the third party operations review has been completed. Refer to Note 23 on Acquisition of Customers.

LYTUS TECHNOLOGIES HOLDINGS PRIVATE LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 16 — COMMITMENTS AND CONTINGENCIES

Commitments and contingencies consist of the following as of March 31, 2020 and predecessor periods April 1, 2019 through March 15, 2020 and year ended March 31, 2019:

	2020 (US$)	PREDECESSOR FOR THE PERIOD APRIL 1, 2019 THROUGH MARCH 15, 2020	PREDECESSOR 2019 (US$)
Agreement for investment in Preference shares of DDC CATV Network Pvt. Ltd	$1,194,822	—	—

The Company has entered into the Share Subscription Agreement with DDC CATV Network Private Limited and its Promoters under the terms of which it has an option to acquire an additional 49% of the DDC CATV through an issue of 900,000 fully convertible preference shares at INR 100 per share, aggregating to an amount of $1,194,822. The above option is subject to obtaining a necessary regulatory approvals. Refer to Note 23 for further discussion on the business combination.

NOTE 17 — EQUITY

Common shares:

The total number of shares of common shares issued as of March 31, 2020:

Common shares – par value $0.10 each	30,000

Movements in Common Shares:

	Shares	Amount (US$)
Equity as of March 16, 2020	—	$—
Shares issued	30,000	3,000
Balance as of March 31, 2020	30,000	$3,000
Weighted average number of shares on issue during the period ended March 31, 2020, was:	30,000

Common shares

Common stock entitles the holder to participate in dividends and the proceeds on the winding up of the Company in proportion to the number of and amounts paid on the shares held. As of March 31, 2020, the Company had an authorized share capital of 50,000 shares of $0.10 par value per share and on March 17, 2020, the Board of Directors passed the resolution to change the originally authorized shares from 50,000 common shares to 30,000 common shares, of $0.10 par value each. On May 15, 2020, the Company passed a resolution to increase the authorized share capital to 230,000,000 shares of $0.01 par value per share.

LYTUS TECHNOLOGIES HOLDINGS PRIVATE LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 17 — EQUITY (cont.)

Equity consists of the following as of March 31, 2020 and predecessor periods April 1, 2019 through March 15, 2020 and year ended March 31, 2019:

	SUCCESSOR FOR THE PERIOD MARCH 16, 2020 THROUGH MARCH 31, 2020 (US$)	PREDECESSOR FOR THE PERIOD APRIL 1, 2019 THROUGH MARCH 15, 2020	PREDECESSOR FOR THE PERIOD APRIL 1, 2018 THROUGH MARCH 31, 2019 (US$)
Common shares – par value $0.10, 30,000 shares issued and outstanding	$3,000	2,305	$2,305
Net income available to common shareholders	11,363,499	(1,581)	(4,754)
Foreign currency translation reserves, net of tax	(306,910)	872	1,878
Non-controlling interest	(41,691)	—	—
	$11,017,898	1,596	$(571)

Capital risk management

The Group’s capital management objectives are to ensure the Group’s ability to continue as a going concern as well as to provide an adequate return to shareholders by pricing products and services commensurately with the level of risk.

The Group monitors capital based on the carrying amount of equity plus its subordinated loan, less cash and cash equivalents as presented on the face of the statement of financial position recognized in other comprehensive income.

The Group manages its capital structure and adjusts it in the light of changes in economic conditions and the risk characteristics of the underlying assets. To maintain or adjust the capital structure, the Group may adjust the amount of dividends paid to shareholders, return capital to shareholders or issue new shares. The amounts managed as capital by the Group are summarized as follows:

2020 (US$)
Current borrowings	$(1,587,215)
Cash and cash equivalents	41,760
Net debt	$(1,545,455)
Total equity	$11,017,898
Net debt to equity ratio	14.03%

NOTE 18 — EARNINGS PER SHARE

Earnings per share consist of the following as of March 31, 2020:

(US$)
Net income available to common shareholders	$11,363,499
Weighted average number of common shares	300,000
Par value	$0.01
Income per common share:
Basic income per common share	$37.88
Diluted income per common share	$37.88

LYTUS TECHNOLOGIES HOLDINGS PRIVATE LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 19 — FINANCIAL RISK MANAGEMENT

Risk management framework

The Group’s activities expose it to market risk, liquidity risk and credit risk. The management has the overall responsibility for the establishment and oversight of the Group’s risk management framework. This note explains the sources of risk which the Group is exposed to and how the Group manages the risk and the related impact in the financial statements.

Credit risk

Credit risk is the risk that a counterparty fails to discharge its obligation to the Group. The Group’s exposure to credit risk is influenced mainly by cash and cash equivalents, trade receivables and financial assets.

Credit risk management

The Group assesses and manages credit risk based on internal credit rating system. Internal credit rating is performed for each class of financial instruments with different characteristics. The Group assigns the following credit ratings to each class of financial assets based on the assumptions, inputs, and factors specific to the class of financial assets.

The Group provides for expected credit loss based on the following:

Credit rating	Basis of categorization	Provision for expected credit loss
Low credit risk	Cash and cash equivalents, trade receivables, and other financial assets	12 month expected credit loss
Moderate credit risk	Trade receivables and other financial assets	Lifetime expected credit loss, or 12 month expected credit loss
High credit risk	Trade receivables and other financial assets	Lifetime expected credit loss, or fully provided for

With respect of trade receivables, the Company recognizes a provision for lifetime expected credit losses.

Based on business environment in which the Group operates, a default on a financial asset is considered when the counterparty fails to make payments within the agreed time period as per the contract. Loss rates reflecting defaults are based on actual credit loss experience and consideration of differences between current and historical economic conditions.

Assets are written off when there is no reasonable expectation of recovery, such as a debtor declaring bankruptcy, or a litigation decision against the Group. The Group continues to engage with parties whose balances are written off and attempts to enforce repayment. Recoveries made are recognized in the consolidated statement of profit and loss and other comprehensive income.

Credit rating	Basis of categorization	As of March 31, 2020
Low credit risk	Cash and cash equivalents	$41,760
Low credit risk	Other financial assets	$42,038
Moderate credit risk	Trade receivables	$390,151
Moderate credit risk	Other receivables	$17,550,223

LYTUS TECHNOLOGIES HOLDINGS PRIVATE LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 19 — FINANCIAL RISK MANAGEMENT (cont.)

Cash & cash equivalents and bank deposits

Credit risk related to cash and cash equivalents and bank deposits is managed by only accepting highly rated banks and diversifying bank deposits and accounts in different banks across the country.

Trade receivables

Credit risk related to trade receivables are mitigated by taking bank guarantees or letters of credit, from customers where credit risk is high. The Group closely monitors the creditworthiness of the debtors through internal systems that are configured to define credit limits of customers, thereby, limiting the credit risk to pre-calculated amounts. The Group assesses increases in credit risk on an ongoing basis for amounts receivable that become past due and default is considered to have occurred when amounts receivable become two year past due.

Other receivables

This is aggregate receivable for the period ended March 31, 2020, pursuant to the Acquisition of Customers from Reachnet. The Group closely monitors the creditworthiness of the debtors. Refer to Note 22 for further discussion on Acquisition of Customers.

Other financial assets measured at amortized cost

Other financial assets measured at amortized cost includes loans and advances to related parties and employees, security deposits and others. Credit risk related to these other financial assets is managed by monitoring the recoverability of such amounts continuously.

Expected credit losses for financial assets other than trade receivables

The Group provides for expected credit losses on loans and advances other than trade receivables by assessing individual financial instruments for expectation of any credit losses. Since the Group deals with only high-rated banks and financial institutions, credit risk in respect of cash and cash equivalents, other bank balances and bank deposits is evaluated as very low. With respect to loans, comprising of security deposits, credit risk is considered low because the Group is in possession of the underlying asset. However, with respect to related parties, credit risk is evaluated based on credit worthiness of those parties and loss allowance is measured as lifetime expected credit losses. With respect to other financial assets, credit risk is evaluated based on the Group’s knowledge of the credit worthiness of those parties and loss allowance is measured as lifetime expected credit losses. The Group does not have any expected loss-based impairment recognized on such assets considering their low credit risk nature, though incurred loss provisions are disclosed under each sub-category of such financial assets.

Asset class	Estimated gross carrying amount at default	Expected probability of default	Expected credit losses	As of March 31, 2020
Cash and cash equivalents	$41,760	0.00%	—	$41,760
Other financial assets	$42,038	0.00%	—	$42,038

The Company did not have any written off amounts during the period ended March 31, 2020. Additionally, the Company did not have an allowance for loss at March 31, 2020.

Expected credit loss for trade receivables under simplified approach

The Group recognizes lifetime expected credit losses on trade receivables using a simplified approach, wherein the Group has defined percentage of provision by analyzing historical trend of default relevant to each category of customer based on the criteria defined above and such provision percentage determined have been considered to recognize lifetime expected credit losses on trade receivables (other than those where default criteria are met).

LYTUS TECHNOLOGIES HOLDINGS PRIVATE LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 19 — FINANCIAL RISK MANAGEMENT (cont.)

Asset class	Current	0-30 days past due	31-90 days past due	91-182 days past due	183-365 days past due	366-730 days past due	More than 730 days past due	As of March 31, 2020
Gross carrying amount trade receivables	$390,151	—	—	—	—	—	—	$3,90,151
Gross carrying amount other receivables	$17,550,223	—	—	—	—	—	—	$17,550,223
Expected loss rate	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	—
Loss allowance provision	—	—	—	—	—	—	—	—
Carrying amount trade and other receivables (net of impairment)	$17,940,374	—	—	—	—	—	—	$17,940,374

Liquidity risk

Liquidity risk is the risk that the Group will encounter difficulty in meeting the obligations associated with its financial liabilities that are settled by delivering cash or another financial asset. The Group’s approach to managing liquidity is to ensure as far as possible, that it will have sufficient liquidity to meet its liabilities when they are due. The Group manages its liquidity needs by carefully monitoring scheduled debt servicing payments for long-term financial liabilities as well as cash-outflows due in day-to-day business. Long-term liquidity needs for a 180-day and a 360-day lookout period are identified monthly.

Management monitors rolling forecasts of the liquidity position and cash and cash equivalents based on expected cash flows. The Group considers the liquidity of the market in which the entity operates.

Contractual Maturities of financial liabilities

The tables below analyze the Group’s financial liabilities based on their contractual maturities. The amounts disclosed in the table are the contractual undiscounted cash flows.

Liability class	Less than 1 year	1 – 2 years	2 – 3 years	More than 3 years	Total as of March 31, 2020
Borrowings	$1,587,216	—	—	—	$1,587,216
Trade payables	425,667	—	—	—	425,667
Other financial liabilities	345,924	—	—	—	345,924
Security deposits payable	59,807	—	—	—	59,807
Other current liabilities	2,722,624	—	—	—	2,722,624
Customer Acquisition Payable	29,372,718	14,686,359	14,686,359	—	58,745,436
Total	$34,454,149	$14,686,359	$14,686,359	$—	$63,886,674

Interest rate risk

The Group’s policy is to minimize interest rate cash flow risk exposures on long-term financing. At March 31, 2020, the Group is exposed to changes in market interest rates through bank borrowings at variable interest rates. Other borrowings are at fixed interest rates. As such Group does not has any borrowings from outsiders except overdraft facility which is short term in the nature and repayable on demand, the interest rates on borrowings is around 8.5%. The other borrowings are from Directors who are also and shareholders. The borrowings from them is short term in the nature interest free and repayable on demand.

LYTUS TECHNOLOGIES HOLDINGS PRIVATE LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 20 — FAIR VALUE MEASUREMENTS

Financial assets and liabilities

Financial assets	Fair value through profit (loss)	Fair value through other comprehensive income	Amortized Cost
Trade receivable	390,151	—	—
Other receivables	17,550,223	—	—
Other financial assets	42,038	—	—
Total	$17,982,412	—	$—
Financial liabilities	Fair value through profit (loss)	Fair value through other comprehensive income	Total as of 31 March 2020
Borrowings	$—	—	$1,587,215
Trade payables	425,667	—	—
Other financial liabilities	345,924	—	—
Total	$771,591	—	$1,587,215

Fair value hierarchy

Financial assets and financial liabilities measured at fair value on the balance sheet are categorized into the three levels of fair value hierarchy. The three levels are defined based on the observability of significant inputs to the measurement, as follows:

The different levels of fair value have been defined below:

Level 1:    Quoted prices for identical instruments in an active market;

Level 2:    Directly (i.e. as prices) or indirectly (i.e. derived from prices) observable market inputs, other than Level 1 inputs; and

Level 3:    Inputs which are not based on observable market data (unobservable inputs). Fair values are determined in whole or in part using a net asset value or valuation model based on assumptions that are neither supported by prices from observable current market transactions in the same instrument nor are they based on available market data.

Fair value of instruments measured at amortized cost

Financial liabilities	Carrying value as of 31 March 2020	Fair value as of 31 March 2020
Borrowings	$1,587,215	$1,587,215

Management assessed that fair value of cash and cash equivalents, trade receivables, security deposits, loan to related parties, other financial assets, short term borrowings, trade payables and other current financial liabilities approximate their carrying amounts largely due to the short-term maturities of these instruments. The fair value of the financial assets and liabilities is included at the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. The following methods and assumptions were used to estimate the fair values:

Long-term fixed-rate receivables are evaluated by the Group based on parameters such as interest rates, individual creditworthiness of the customer and other market risk factors. Based on this evaluation, allowances are considered for the expected credit losses of these receivables.

LYTUS TECHNOLOGIES HOLDINGS PRIVATE LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 20 — FAIR VALUE MEASUREMENTS (cont.)

The fair values of the Group’s fixed interest-bearing borrowings are determined by applying discounted cash flows (‘DCF’) method, using discount rate that reflects the issuer’s borrowing rate as of the end of the reporting period.

All the other long-term borrowing facilities availed by the Company are variable rate facilities which are subject to changes in underlying Interest rate indices. Further, the credit spread on these facilities are subject to change with changes in Group’s creditworthiness. The management believes that the current rate of interest on these loans are in close approximation from market rates applicable to the Group. Therefore, the management estimates that the fair value of these borrowings are approximate to their respective carrying values.

NOTE 21 — RELATED PARTY TRANSACTIONS

Names of related parties and related party relationships:

Parties where control exists:

Lytus Technologies Private Limited Wholly owned subsidiary

DDC CATV Network Private Limited Subsidiary

Global Health Sciences, Inc. Subsidiary

Key Management Personnel (KMP):

Dharmesh Pandya Director

Ravi Gupta Director

Nirlep Kumar Director

Jagjit Singh Kohli Director

Prashant Chotani Director of subsidiary till June 19, 2019

Yoghesh Shah Director of subsidiary till June 19, 2019

Shreyas Shah Group CFO

Robert M. Damante Independent Director

Gurdial Singh Khandpur Independent Director

Dr. Sanjeiiv G. Chaudhary Independent Director

Enterprise over which KMP has significant influences:

Digicable Network (India) Limited Till June 19, 2019

M/s MM Cable Network Directors are partners in the firm

M/s New City Line Cable Network Directors are partners in the firm

M/s Explore Cable Network Director is partner in the firm

M/s Alliance Cable Network Director is partner in the firm

M/s New Delhi Video Cable Director is partner in the firm

M/s SMC Infrastructure Pvt Ltd Director is partner in the firm

M/s Sunrise Communications Relative of a Partner is proprietor

Relatives of KMP:

Rekha Gupta Director’s sister

Swaran Lata Gupta Director’s mother

Meenakshi Saini Director’s wife

Bhawna Gupta Director’s wife

Transactions with relative parties:

LYTUS TECHNOLOGIES HOLDINGS PRIVATE LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 21 — RELATED PARTY TRANSACTIONS (cont.)

Sr. No.	Particulars	KMP	Significant Influence Entity	Relatives of KMP
		March 31, 2020	March 31, 2020	March 31, 2020
Transactions made during the year:		US$	US$	US$
1	Sale of capital work in process	—	3,583	—
2	Loan taken	—	—	—
3	Loan repayment	—	3,583	—
4	Remuneration	—	—	—
5	Rent paid	—	—	—
6	Business support services	—	—	—
7	Sale/Outward Supply of Goods or Services or Capital Goods	—	—	—
8	Issue of share capital	—	—	—
Prior end balances
1	Borrowings	1,587,216	—	—
2	Other Payables	265,410	—	—
3	Trade Payable	—	6,172	—
4	Trade Receivable	—	3,219	—

There are no material related party transactions, except for the transactions listed above:

Compensation and benefits to Key Management Personnel would commence upon confirmation by independent compensation committee upon successful completion of listing.

On acquisition, the unstructured capital work in progress was sold to the previous promoter for $3,583, against loan repayable to previous promoter’s owned entity.

The Company secured 100% of the equity shares of Lytus India through Nimish Pandya for an aggregate price of $2,000.

There is a pre-existing loan of approximately $1.5 million from director of DDC CATV Network Private Limited (Ravi Gupta, Director of DDC) that was given prior to the business combination. Refer to Note 11 for details.

NOTE 22 — ACQUISITION OF CUSTOMERS

Agreement with the Reachnet Cable Services Private Limited

The Group has acquired approximately 1.8 million subscriber connections from a licensed streaming company (Reachnet), through the Agreements dated June 21, 2019 and December 6, 2019, and the income entitlement rights from April 1, 2019, for a consideration of approximately $59 million. This amount is payable on mutually agreed dates upon submission of an independent consultant’s report. On March 26, 2020, the arrangement was consummated when pre-conditions were waived by mutual consent. The net surplus remaining with the Company is approximately $36 million as of March 31, 2021 ($18 million as of March 31, 2020). Based upon the terms of customer acquisition contract, the revenue arising therefrom is recognized as “Other Income”.

The Group is free to appoint any licensed service provider for provision of streaming services. There is no binding or lock-in arrangement for providing streaming services to subscribers through Reachnet. The agreement contemplates only acquisition of subscriber base and is not an agreement to acquire or purchase the business of Reachnet. The Group has ensured adequate safeguard to secure acquired customer contracts through non-compete clause and non-solicitation of subscribers clause. All non-streaming services offered by the Group will not be on a cost sharing basis with Reachnet and will be dealt with (including issuing invoice) directly by the Group.

LYTUS TECHNOLOGIES HOLDINGS PRIVATE LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 23 — BUSINESS COMBINATION

Acquisition of Lytus Technologies Private Limited (formerly known as Cabio Entertainment Private Limited)

The Company has purchased 100% equity shares of Lytus Technologies Private Limited (Lytus India) through the Share Purchase Agreement dated March 19, 2020. The Company has acquired 15,000 shares of Lytus India at a face value of INR 10 for a purchase price of INR 150,650 (US$2,000). The control of Lytus India is assumed by the Company from March 19, 2020.

Sr. No.	Particulars	Amt (INR)	Amt (INR)	(USD)
1	Amount settled in cash		150,650	$2,000
2	Recognised amounts of identifiable net assets:
	Capital work in progress – trademark	529,143
	Cash and cash equivalent	13,629
	Other current assets	439,454
	Borrowings	(1,112,579)
	Other current liabilities	(61,185)
	Net identifiable assets and liabilities		(191,538)	(2,548)
	Goodwill		342,188	$4,548

Goodwill recognized on the acquisition relates to the expected growth, cost synergies and the value of Lytus India’s workforce which cannot be separated is recognized as an intangible asset. This Goodwill is not expected to be deductible for tax purposes.

Changes in Goodwill:

Changes in Goodwill (Gross Carrying Amount)	(USD)
Balance at March 16, 2020	$—
Acquired through business combination	4,548
Net exchange differences	(5)
Balance at March 31, 2020	$4,543

Acquisition of DDC CATV Network Private Limited

The Company has entered into the Share Subscription Agreement with DDC CATV Network Private Limited and its Promoters under the terms of which it has an option to acquire an additional 49% of the DDC CATV through an issue of 900,000 fully convertible preference shares at INR 100 per share, aggregating to an amount of $1,194,822. The above option is subject to obtaining necessary regulatory approvals.

The Group assumed control in DDC India from March 31, 2020. The purchase costs are payable under the terms of the executed agreements.

Calculation of Goodwill upon Acquisition	(INR)	(USD)
Consideration transferred	19,992,000	$265,410
Add: Non-controlling interest – 49%	(3,140,360)	(41,691)
Less: DDCA TV Net Assets	6,408,897	85,083
Goodwill	23,260,537	$308,802

LYTUS TECHNOLOGIES HOLDINGS PRIVATE LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 23 — BUSINESS COMBINATION (cont.)

With this acquisition, the Group expects to increase its market share in India in Media and Internet Services market. Details of the business combination are as follows:

		(INR)	(USD)
Amount settled in cash (refer to note below)		19,992,000	$265,410
Proportionate value of Non-controlling interest in DDC CATV		(3,140,360)	(41,691)
Total		16,851,640	223,719

Recognized amounts of identifiable net assets:
Property and equipment	85,157,452
Intangible assets	28,423
Deposits	2,904,765
Non-current loans and advances	4,520,003
Trade and other receivables	29,388,105
Cash and cash equivalents	3,056,613
Deferred tax assets	3,976,181
Other current assets	8,065,917
Borrowings	(123,204,097)
Other liabilities	(765,860)
Trade and other payables	(19,536,399)
Net identifiable assets and liabilities		(6,408,897)	(85,083)
Goodwill		23,260,537	$308,802

Note: The cash payment for acquisition of DDC is not yet paid and the delay is on account of COVID-19 restrictions. The Company is obliged to make payment for acquisition of shares of DDC when the restriction is lifted.

Non-controlling interest in DDC India

The non-controlling interest in DDC India is measured at the proportionate value of net assets at the acquisition date.

Goodwill

Goodwill recognized on the acquisition relates to the expected growth, cost synergies and the value of DDC CATV’s workforce which cannot be separately recognized as an intangible asset. This goodwill has been allocated to the Group’s wholesale segment and is not expected to be deductible for tax purposes.

Changes in Goodwill (Gross Carrying Amount)	(USD)
Balance at March 16, 2020	$—
Acquired through business combination	308,802
Net exchange differences	—
Balance at March 31, 2020	$308,802

NOTE 24 — SUBSEQUENT EVENTS

Management has evaluated subsequent events to determine if events or transactions occurring through, except for the disclosures related to subsequent events described below, as to which the date is October 6, 2021, the dates the financial statements were available for issuance, require potential adjustment to or disclosure in the financial statement and has concluded that all such events that would require recognition or disclosure have been recognized or disclosed.

LYTUS TECHNOLOGIES HOLDINGS PRIVATE LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 24 — SUBSEQUENT EVENTS (cont.)

On May 15, 2020, the authorized share capital of the Company was increased to 230,000,000 shares at $0.01 per share. Further, subsequent to year end the current liability has been paid off by $72,700 from unsecured interest free borrowing received from a director of the Company.

On February 5, 2021, Lytus India and Reachnet entered into the Third Supplemental Agreement to the original subscriber acquisition agreement dated 20 June 2019, pursuant to which the parties have agreed to, on a good faith basis, settle payments before March 31, 2021 upon completion of the third party’s systems and operational review of Reachnet and its subscribers. The commercial terms to the agreement remain intact and are not subject to any contingency. Given the uncertainty with respect to another potential lockdown caused by a recent COVID-19 resurgence in India, the parties have also agreed that setting off the amounts due, can be an option, if required. On March 29, 2021, the third party’s review of Reachnet and its subscribers was further extended for two months due to the ongoing COVID-19 pandemic and re-lockdown measures taken by the government of Maharashtra, India.

On October 30, 2020, the Company acquired 75% of voting equity interests of Global Health Sciences, Inc. (“GHSI”), a shell corporation with no active business operations or significant assets, in an effort to expand the Company’s telemedicine business into the United States. As consideration, the Company committed to invest an aggregate of $800,000 to GHSI, of which $70,000 was paid upon execution of the share purchase agreement. The remaining balance shall be payable when and if needed to fund the operations of the business.

Since our inception, we have issued an aggregate of 34,154,062 common shares to our Chief Executive Officer, Dharmesh Pandya. Mr. Pandya has later transferred unconditionally an aggregate of 7,932,855 common shares to various persons (including 2,621,371 shares to Lytus Trust), resulting in his current holding of 28,842,578 common shares of the Company (i.e. 26,221,207 held in his individual capacity and 2,621,371 shares held by Lytus Trust).

On July 1, 2021, the Company entered into a subscription agreement (the “Subscription Agreement”) with an institutional investor (the “Investor”), pursuant to which it sold to the Investor 100 units (each, a “Unit” and collectively, the “Units”) at a price of $8,800 per Unit, consists of (i) a six-month, 7% Senior Secured Promissory Note in the aggregate principal amount of $10,000 per Unit purchased, reflecting an original issue discount of 12% (the “Note”), and (ii) one half of a three-year warrant (each, a “Warrant” and collectively, the “Warrants”) to purchase 10,000 shares of the Company’s common shares (the transaction, the “Bridge Financing”). The principal and accrued interest of the Note will be due and payable on the date that is the earlier of (i) six (6) months anniversary of the Note, or (ii) a firm commitment underwritten public offering that results in the common shares of the Company being traded on a U.S. national securities exchange (a “Qualified IPO”). On July 1, 2021, the Company and the Investor also entered into a pledge agreement (the “Pledge Agreement”), pursuant to which the Company has agreed to pledge and grant the Investor a security interest in 75% of its equity interest in GHSI and all related Future Rights, and the Proceeds as such terms are defined in the Pledge Agreement. In addition, the Investor and GHSI entered into a Guaranty and Suretyship Agreement, pursuant to which it agrees to jointly and severally guarantees the payment of the Note.

On September 9, 2021, the Board of Directors of Lytus approved the appointment of Paris, Kreit & Chiu CPA LLP (formerly Benjamin & Ko), (PCAOB Number 6651) to act as the Company’s independent auditors to certify the account for the listing. Paris, Kreit & Chiu CPA LLP (formerly Benjamin & Ko), was mandated to audit the accounts for the fiscal period/year 2020. This decision was taken on account of the fact that Paris, Kreit & Chiu CPA LLP’s US team would be in a position to coordinate and complete the company’s audit and certify the accounts in a timely and cost-effective manner for the fiscal year ending 2021. This, especially considering the continuing restriction on travel to and from India on account of the COVID-19 lockdown.

Subject To Completion, Date DECEMBER 6, 2021

2,727,272 Shares

_______________________

PROSPECTUS

_______________________

Lytus Technologies Holdings Ptv. Ltd.

Until [_], (25 days after commencement of our initial public offering), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6. Indemnification of Directors and Officers

British Virgin Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the British Virgin Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Under our Memorandum and Articles of Association, we may indemnify its directors, officers and liquidators against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with civil, criminal, administrative or investigative proceedings to which they are party or are threatened to be made a party by reason of their acting as our director, officer or liquidator. To be entitled to indemnification, these persons must have acted honestly and in good faith with a view to the best interest of the registrant and, in the case of criminal proceedings, they must have had no reasonable cause to believe their conduct was unlawful.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Recent Sales of Unregistered Securities

Mr. Dharmesh Pandya, the then sole shareholder of the Company, has subscribed to these shares and held 33,854,062 common shares of the Company. Mr. Pandya has later transferred unconditionally an aggregate of 7,932,855 common shares to various persons (including 2,621,371 shares to Lytus Trust, resulting in his current holding of 28,842,578 common shares of the Company (i.e. 26,221,207 held in his individual capacity and 2,621,371 shares held by Lytus Trust).

The share issuances to Mr. Pandya were deemed to be exempt under the Securities Act by virtue of Section 4(2) thereof as transactions not involving any public offering. In addition, certain share issuances were deemed not to fall within Section 5 under the Securities Act and to be further exempt under Rule 901 and 903 of Regulation S promulgated thereunder by virtue of being issuances of securities by non-U.S. companies to non-U.S. citizens or residents, conducted outside the United States and not using any element of interstate commerce.

On July 1, 2021, the Company entered into a subscription agreement (the “Subscription Agreement”) with an institutional investor (the “Investor”), pursuant to which it sold to the Investor 100 units (each, a “Unit” and collectively, the “Units”) at a price of $8,800 per Unit, consists of (i) a six-month, 7% Senior Secured Promissory Note in the aggregate principal amount of $10,000 per Unit purchased, reflecting an original issue discount of 12% (the “Note”), and (ii) one half of a three-year warrant (each, a “Warrant” and collectively, the “Warrants”) to purchase 10,000 shares of the Company’s common shares (the transaction, the “Bridge Financing”). The principal and accrued interest of the Note will be due and payable on the date that is the earlier of (i) six (6) months anniversary of the Note, or (ii) a firm commitment underwritten public offering that results in the common shares being traded on a U.S. national securities exchange (a “Qualified IPO”). On July 1, 2021, the Company and the Investor also entered into a pledge agreement (the “Pledge Agreement”), pursuant to which the Company has agreed to pledge and grant the Investor a security interest in 75% of its equity interest in GHSI and all related Future Rights, and the Proceeds as such terms are defined in the Pledge Agreement. In addition, the Investor and GHSI entered into a Guaranty and Suretyship Agreement, pursuant to which it agrees to jointly and severally guarantees the payment of the Note.

The Warrants issued in this Bridge Financing will be exercisable six months after the Qualified IPO and allow the Investor to purchase up to 500,000 common shares (the “Warrant Shares”) of the Company at a price of (i) the lesser of 110% of the of the price of the Qualified IPO and the lowest daily volume weighted average price during the ten trading days prior to exercise of the Warrant, if six months have elapsed since a Qualified IPO has occurred, or (ii) 110% of the price of the Qualified IPO if six months have not elapsed since a Qualified IPO; or (iii) $10.00 if a Qualified IPO has not occurred. The holder of the Warrants shall also have the purchase rights to acquire securities that the Company issues which the Holder would have acquired if the Holder had held the number of Warrant Shares acquirable upon complete exercise of this Warrant immediately before the date on which a record is taken for the issuances. The Warrants Sharers shall be registered by the Company on a resale registration statement on Form F-1 promptly following the Qualified IPO. The Bridge Financing was closed on July 15, 2021, and the Company received proceeds of $880,000. The Company has issued the Units in reliance upon the exemption from registration contained in Section 4(2) and Rule 506 under the Securities Act.

Item 8. Exhibits and Financial Statement Schedules

(a) Exhibits

The following exhibits are filed herewith or incorporated by reference in this prospectus:

Exhibit	Exhibit title
1.1	Form of Underwriting Agreement†
3.1	Memorandum and Articles of Association†
3.2	Extract of the Memorandum of Resolutions by the Directors†
4.1	Specimen Share Certificate†
5.1	Opinion of McW Todman & Co.†
5.2	Opinion of Pandya Juris LLP†
8.1	Opinion of Pryor Cashman LLP†
10.1	Employment Agreement between the Registrant and its CEO†
10.2	Employment Agreement between the Registrant and its CFO†
10.3	Agreement to Acquire Customer List, dated June 20, 2019, by and between Lytus Technologies Private Limited and Reachnet Cable Services Private Limited†
10.4	Supplemental Agreement, dated December 6, 2019, to the Agreement to Acquire Customer List by and between Lytus Technologies Private Limited and Reachnet Cable Services Private Limited
10.5	Secondary Supplemental Agreement, dated June 30, 2020, to the Agreement to Acquire Customer List by and between Lytus Technologies Private Limited and Reachnet Cable Services Private Limited†
10.6	Share Purchase Agreement, dated March 19, 2020, by and among Lytus Technologies Holdings PTV. Ltd., Lytus Technologies Private Limited and the shareholders of Lytus Technologies Private Limited†
10.7	Share Purchase Agreement, dated February 21, 2020, by and among Lituus Technologies Limited, DDC CATV Network Private Limited, and all of the shareholders of DDC CATV Network Private Limited†
10.8	Assignment of Contract dated March 20, 2020, by and between Lituus Technologies Limited and Lytus Technologies Holdings PTV. Ltd.†
10.9	Assignment of Contract dated March 20, 2020, by and between Jagjit Singh Kohli and Lytus Technologies Holdings PTV. Ltd.†
10.10	Share Purchase Agreement, dated October 30, 2020, by and between Lytus Technologies Holdings PTV. Ltd., Global Health Sciences, Inc. and its shareholder†
10.11	Agreement for Subscription of Debentures, dated December 30, 2020, by and between Lytus Technologies Private Limited and Veeta Legal Services Private Limited†
10.12	Third Supplemental Agreement, dated February 5, 2021, to the Agreement to Acquire Customer List by and between Lytus Technologies Private Limited and Reachnet Cable Services Private Limited†
10.13	Form of the underwriter’s warrant†
10.14	Form of lockup agreement†
10.15	Form of the subscription agreement in connection with the Bridge Financing†
10.16	Form of the investor warrant in connection with the Bridge Financing†
10.17	Form of the secured promissory note in connection with the Bridge Financing†
10.18	Form of the pledge agreement in connection with the Bridge Financing†
10.19	Form of the Guaranty and Suretyship Agreement in connection with the Bridge Financing†
10.20	Management Service Agreement, dated March 1, 2020, by and between Lytus Technologies Private Limited and Reachnet Cable Services Private Limited
10.21	Deed of Confirmation, dated November 19, 2021, by and between Lytus Technologies Private Limited and Reachnet Cable Services Private Limited

Exhibit	Exhibit title
21.1	List of Subsidiaries of the Registrant†
23.1	Consent of Paris, Kreit & Chiu CPA LLP (formerly Benjamin & Ko)
23.2	Consent of McW Todman & Co. (included in Exhibit 5.1)†
23.3	Consent of Pandya Juris LLP (included in Exhibit 5.2)†
23.4	Consent of Pryor Cashman LLP (included in Exhibit 8.1)†
23.5	Consent of Kirtane & Pandit LLP
23.6	Consent of Niranjan V. Shah & Associates†
24.1	Power of Attorney (included on signature page)†
99.1	Audited Financial Statements DDC CATV Network Private Limited†
99.2	Unaudited Pro Forma Condensed Combined Statements of Operations of Lytus Technologies Holdings Private Limited for the Year Ended March 31, 2020†
99.3	Valuation Report of Customer Acquisitions†
99.4	Unaudited Pro Forma Financial Statements of DDC CATV Networks Private Limited for the Period Ended March 15, 2020†

____________

†        Previously filed

(b) Financial Statement Schedules

None.

Item 9. Undertakings

The undersigned registrant hereby undertakes:

To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)     To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)   To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

To provide to the underwriters at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)     Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§230.424 of this chapter);

(ii)    Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)   The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)   Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

That, insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.”

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the State of Florida, United States on December 6, 2021.

Lytus Technologies Holdings PTV. Ltd.
By:	/s/ Dharmesh Pandya
Name:	Dharmesh Pandya
Title:	Chief Executive Officer (Principal Executive Officer)
Dated:	December 6, 2021

Power of Attorney

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date
/s/ Dharmesh Pandya	Director and Chief Executive Officer	December 6, 2021
Dharmesh Pandya	(Principal Executive Officer)
/s/ Shreyas Shah	Chief Financial Officer	December 6, 2021
Shreyas Shah	(Principal Accounting and Financial Officer)
*	Director	December 6, 2021
Jagjit Singh Kohli
*By:	/s/ Dharmesh Pandya
Dharmesh Pandya
Attorney-in-fact
By:	/s/ Shreyas Shah
Shreyas Shah
Attorney-in-fact

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of the Company has signed this registration statement or amendment thereto in the State of Florida, United States on December 6, 2021.

Authorized U.S. Representative
Dharmesh Pandya
By:	/s/ Dharmesh Pandya
Name: Dharmesh Pandya
Title: Chief Executive Officer